Filed Pursuant to Rule 424(b)(3)
Registration No. 333-231212

&

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

Each of the boards of directors of Centene Corporation, which is referred to as Centene, and WellCare Health Plans, Inc., which is referred to as WellCare, has unanimously approved an Agreement and Plan of Merger, dated as of March 26, 2019, which is referred to as the merger agreement, by and among Centene, Wellington Merger Sub I, Inc., a direct wholly owned subsidiary of Centene, which is referred to as Merger Sub I, Wellington Merger Sub II, Inc., a direct wholly owned subsidiary of Centene, which is referred to as Merger Sub II, and WellCare. Subject to the terms and conditions of the merger agreement, which are more fully described in the accompanying joint proxy statement/prospectus, Centene will acquire WellCare through the merger of Merger Sub I with and into WellCare, which transaction is referred to as the merger. WellCare will survive the merger and become a direct wholly owned subsidiary of Centene. In addition, as more fully described in the accompanying joint proxy statement/prospectus, immediately following the completion of the merger, WellCare will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Centene, which transaction is referred to as the subsequent merger and, together with the merger, the mergers.

If the merger is completed, WellCare stockholders (other than (i) Centene, Merger Sub I, Merger Sub II and WellCare and (ii) any stockholder holding shares of WellCare common stock for which appraisal rights have been properly demanded and not withdrawn under the General Corporation Law of the State of Delaware) will receive $120.00 in cash, without interest, which is referred to as the per-share cash consideration, and 3.38 validly issued, fully paid and non-assessable shares of Centene common stock for each share of WellCare common stock that they own. The per-share cash consideration and the exchange ratio are collectively referred to as the merger consideration. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or any stock dividend declared thereon, with respect to the shares of either Centene common stock or WellCare common stock with a record date prior to completion of the merger. No fractional shares of Centene common stock will be issued in the merger, and in lieu thereof, WellCare stockholders will be entitled to receive a certain amount of cash, as more fully described in the accompanying joint proxy statement/prospectus. Centene stockholders will continue to own their existing shares of common stock of Centene, the form of which will not be changed by the transaction.

Upon completion of the merger, former WellCare stockholders will own approximately 29% of the then outstanding Centene common stock, based on the number of shares and stock-based awards of Centene and WellCare outstanding as of March 26, 2019. The value of the merger consideration to be received in exchange for each share of WellCare common stock will fluctuate with the market value of Centene common stock until the merger is completed. Based on Centene’s closing stock price on May 22, 2019, the last trading day before the date of this joint proxy statement/prospectus, the implied merger consideration was $311.92, which represents a premium of approximately 34.9% over WellCare’s closing stock price on March 26, 2019, the last trading day before the public announcement of the merger agreement. The common stock of each of Centene and WellCare is listed on the New York Stock Exchange under the symbol “CNC” and “WCG,” respectively. We urge you to obtain current market quotations for the shares of common stock of Centene and WellCare.

Each of Centene and WellCare will hold a special meeting of its stockholders in connection with the merger agreement.

Centene’s special meeting of stockholders will be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, on June 24, 2019 at 10:00 a.m., Central Time. At the Centene special meeting, Centene stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of Centene common stock pursuant to the merger agreement and (ii) a proposal to adjourn the Centene special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Centene special meeting to approve the issuance of Centene common stock pursuant to the merger agreement. The Centene board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, and unanimously recommends that Centene stockholders vote “FOR” each proposal.

WellCare’s special meeting of stockholders will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, on June 24, 2019 at 11 a.m., Eastern Time. At the WellCare special meeting, WellCare stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a non-binding advisory vote on compensation payable to executive officers of WellCare in connection with the transactions contemplated by the merger agreement and (iii) a proposal to adjourn the WellCare special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the WellCare special meeting to adopt the merger agreement. The WellCare board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that WellCare stockholders vote “FOR” each proposal.

The accompanying joint proxy statement/prospectus contains detailed information about Centene, WellCare, the merger agreement, the transactions contemplated by the merger agreement and certain compensation that will or may become payable by WellCare to its named executive officers in connection with the merger. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus and is incorporated by reference herein. We encourage you to read the accompanying joint proxy statement/prospectus and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain information about Centene and WellCare from the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of Centene common stock or WellCare common stock that you own. The merger cannot be completed unless Centene stockholders approve the issuance of shares of Centene common stock pursuant to the merger agreement and WellCare stockholders adopt the merger agreement.

Whether or not you plan to attend your company’s special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

Michael F. Neidorff Chairman, President and Chief Executive Officer Centene Corporation	Kenneth A. Burdick Chief Executive Officer WellCare Health Plans, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the subsequent merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated May 23, 2019 and is first being mailed to stockholders of Centene and WellCare on or about May 24, 2019.

Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 24, 2019

To the Stockholders of Centene Corporation:

A special meeting of stockholders of Centene Corporation, which is referred to as the Centene special meeting, will be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, on June 24, 2019 at 10:00 a.m., Central Time, for the following purposes:

1.	to consider and vote on a proposal to approve the issuance of Centene common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger, dated as of March 26, 2019, which is referred to as the merger agreement, by and among Centene Corporation, which is referred to as Centene, Wellington Merger Sub I, Inc., Wellington Merger Sub II, Inc. and WellCare Health Plans, Inc., which is referred to as WellCare, as may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, which proposal is referred to as the Share Issuance Proposal; and
2.	to consider and vote on a proposal to adjourn the Centene special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Centene special meeting to approve the Share Issuance Proposal, which proposal is referred to as the Centene Adjournment Proposal.

Approval of the Share Issuance Proposal is required to complete the transactions contemplated by the merger agreement.

Centene will transact no other business at the Centene special meeting, except for business properly brought before the Centene special meeting or any adjournment or postponement thereof by or at the direction of the Centene board of directors.

The accompanying joint proxy statement/prospectus describes the matters to be considered at the Centene special meeting in more detail.

The Centene board of directors has set May 8, 2019 as the record date for the Centene special meeting for determining the Centene stockholders entitled to notice of and to vote at the Centene special meeting and any adjournment or postponement thereof. Any stockholder entitled to attend and vote at the Centene special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Centene common stock.

Your vote is very important regardless of the number of shares of Centene common stock that you own. The transactions contemplated by the merger agreement cannot be completed without approval of the Share Issuance Proposal by the affirmative vote of the holders of a majority of the votes cast by the shares of Centene common stock represented (in person or by proxy) at the Centene special meeting that are entitled to vote on the proposal. To ensure you are represented at the Centene special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please vote promptly whether or not you expect to attend the Centene special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Centene special meeting.

The Centene board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, and unanimously recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal.

By Order of the Centene Board of Directors,

Keith H. Williamson
Executive Vice President, General Counsel and Secretary

St. Louis, Missouri
May 23, 2019

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER, THE SHARE ISSUANCE PROPOSAL, THE CENTENE ADJOURNMENT PROPOSAL OR VOTING YOUR SHARES, PLEASE CONTACT:

Morrow Sodali, LLC
470 West Avenue
Stamford, CT 06902
(800) 662-5200 (toll-free)
(203) 658-9400 (collect)
Email: cnc@morrowsodali.com

or

Saratoga Proxy Consulting LLC
520 8th Avenue, Floor 14L
New York, NY 10018
(888) 368-0379 (toll-free)
(212) 257-1311 (collect)
Email: info@saratogaproxy.com

WellCare Health Plans, Inc.
8735 Henderson Road, Renaissance One
Tampa, Florida 33634

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 24, 2019

To the Stockholders of WellCare Health Plans, Inc.:

A special meeting of stockholders of WellCare Health Plans, Inc., which is referred to as the WellCare special meeting, will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, on June 24, 2019 at 11:00 a.m., Eastern Time, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 26, 2019, which is referred to as the merger agreement, by and among Centene Corporation, which is referred to as Centene, Wellington Merger Sub I, Inc., Wellington Merger Sub II, Inc. and WellCare Health Plans, Inc., which is referred to as WellCare, as may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, which proposal is referred to as the Merger Agreement Proposal;
2.	to consider and vote on a non-binding advisory vote on compensation payable to executive officers of WellCare in connection with the transactions contemplated by the merger agreement, which proposal is referred to as the Merger-Related Compensation Proposal; and
3.	to consider and vote on a proposal to adjourn the WellCare special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the WellCare special meeting to approve the Merger Agreement Proposal, which proposal is referred to as the WellCare Adjournment Proposal.

Approval of the Merger Agreement Proposal is required to complete the transactions contemplated by the merger agreement.

WellCare will transact no other business at the WellCare special meeting, except for business properly brought before the WellCare special meeting or any adjournment or postponement thereof by or at the direction of the WellCare board of directors.

The accompanying joint proxy statement/prospectus describes the matters to be considered at the WellCare special meeting in more detail.

The WellCare board of directors has set May 22, 2019 as the record date for the WellCare special meeting for determining the WellCare stockholders entitled to notice of and to vote at the WellCare special meeting and any adjournment or postponement thereof. Any stockholder entitled to attend and vote at the WellCare special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of WellCare common stock.

Your vote is very important regardless of the number of shares of WellCare common stock that you own. The transactions contemplated by the merger agreement cannot be completed without approval of the Merger Agreement Proposal by the affirmative vote of the holders of a majority of the outstanding shares of WellCare common stock entitled to vote at the WellCare special meeting. To ensure you are represented at the WellCare special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please vote promptly whether or not you expect to attend the WellCare special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the WellCare special meeting.

The WellCare board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal.

By Order of the WellCare Board of Directors,

Anat Hakim
Executive Vice President, General Counsel and Secretary

Tampa, Florida
May 23, 2019

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER, THE MERGER AGREEMENT PROPOSAL, THE MERGER-RELATED COMPENSATION PROPOSAL, THE WELLCARE ADJOURNMENT PROPOSAL OR VOTING YOUR SHARES, PLEASE CONTACT:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: +1 (888) 750-5834
Banks and Brokers may call collect: +1 (212) 750-5833

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Centene and WellCare from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information.”

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Morrow Sodali, LLC or Saratoga Proxy Consulting LLC, Centene’s proxy solicitors, or Innisfree M&A Incorporated, WellCare’s proxy solicitor, at the following addresses and telephone numbers:

For Centene Stockholders:	For WellCare Stockholders:
Morrow Sodali, LLC	Innisfree M&A Incorporated
470 West Avenue	501 Madison Avenue, 20th Floor
Stamford, CT 06902	New York, NY 10022
(800) 662-5200 (toll-free)	+1 (888) 750-5834 (toll-free)
(203) 658-9400 (collect)	+1 (212) 750-5833 (collect)
Email: cnc@morrowsodali.com

or

Saratoga Proxy Consulting LLC
520 8th Avenue, Floor 14L
New York, NY 10018
(888) 368-0379 (toll-free)
(212) 257-1311 (collect)
Email: info@saratogaproxy.com

To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than June 17, 2019, which is five business days before the special meetings.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the Securities and Exchange Commission, which is referred to as the SEC, website at www.sec.gov. In addition, you may obtain copies of documents filed by Centene with the SEC by accessing Centene’s website at www.centene.com under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by WellCare with the SEC by accessing WellCare’s website at www.ir.wellcare.com under the tab “SEC Filings & Annual Reports.”

We are not incorporating the contents of the websites of the SEC, Centene, WellCare or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

i

ii

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DEFINED TERMS

Unless stated otherwise, when the following bolded terms and abbreviations appear in this joint proxy statement/prospectus, they have the meanings indicated below:

Centene	Centene Corporation, a Delaware corporation

Centene Adjournment Proposal
the proposal to adjourn the Centene special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Centene special meeting to approve the Share Issuance Proposal

Centene Board	the board of directors of Centene

Centene common stock	the common stock, par value $0.001 per share, of Centene

Code	the Internal Revenue Code of 1986, as amended

DGCL	General Corporation Law of the State of Delaware

Exchange Act	Securities Exchange Act of 1934, as amended

exchange ratio	3.38 validly issued, fully paid and non-assessable shares of Centene common stock per share of WellCare common stock

GAAP	generally accepted accounting principles in the United States

HSR Act	Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

merger	the merger of Merger Sub I with and into WellCare pursuant to the merger agreement, with WellCare continuing as the surviving corporation in such merger and a wholly owned subsidiary of Centene merger agreement
the Agreement and Plan of Merger, dated as of March 26, 2019, by and among Centene, Merger Sub I, Merger Sub II and WellCare, as may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus

merger consideration	the per-share cash consideration and the exchange ratio

Merger Agreement Proposal	the proposal to adopt the merger agreement

Merger Sub I	Wellington Merger Sub I, Inc., a Delaware corporation

Merger Sub II	Wellington Merger Sub II, Inc., a Delaware corporation

Merger-Related Compensation Proposal	a non-binding advisory vote on compensation payable to executive officers of WellCare in connection with the transactions contemplated by the merger agreement
mergers	the merger and the subsequent merger

NYSE	New York Stock Exchange

per-share cash consideration	$120.00 in cash, without interest

SEC	U.S. Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

share issuance	the issuance of shares of Centene common stock pursuant to the merger agreement

Share Issuance Proposal	the proposal to approve the share issuance

subsequent merger
the merger of WellCare with and into Merger Sub II pursuant to the merger agreement, with Merger Sub II continuing as the surviving corporation in such merger and as a wholly owned subsidiary of Centene, which merger shall occur immediately after completion of the merger

WellCare	WellCare Health Plans, Inc., a Delaware corporation

WellCare Adjournment Proposal
the proposal to adjourn the WellCare special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the WellCare special meeting to approve the Merger Agreement Proposal

WellCare Board	the board of directors of WellCare

WellCare common stock	the common stock, par value $0.01 per share, of WellCare

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement, the mergers, the share issuance and the other transactions contemplated by the merger agreement. Centene and WellCare urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you.

About the Merger Agreement and the Mergers

Q:	What is the merger agreement and what are the mergers?
A:	On March 26, 2019, Centene, WellCare, Merger Sub I and Merger Sub II entered into the merger agreement. Subject to the terms and conditions of the merger agreement, the parties will consummate the merger, with Merger Sub I merging with and into WellCare and WellCare continuing as the surviving corporation and a direct wholly owned subsidiary of Centene. In addition, immediately following the completion of the merger, the parties will consummate the subsequent merger, with WellCare, as the surviving corporation in the merger, merging with and into Merger Sub II and Merger Sub II continuing as the final surviving corporation and a direct wholly owned subsidiary of Centene.
Q:	What will WellCare stockholders receive in the merger?
A:	Under the merger agreement, WellCare stockholders will receive the merger consideration, which is the per-share cash consideration of $120.00 in cash, without interest, and the exchange ratio of 3.38 validly issued, fully paid and non-assessable shares of Centene common stock, for each share of WellCare common stock that they own.
Q:	What happens if the market price of Centene common stock or WellCare common stock changes before the closing of the merger and what is the value of the merger consideration?
A:	Changes in the market price of Centene common stock or the market price of WellCare common stock at or prior to the effective time of the merger will not change the number of shares of Centene common stock that holders of WellCare common stock will receive because the exchange ratio is fixed at 3.38 validly issued, fully paid and non-assessable shares of Centene common stock. The value of the merger consideration to be received in exchange for each share of WellCare common stock will fluctuate with the market value of Centene common stock until the merger is completed. Based on Centene’s closing stock price on May 22, 2019, the last trading day before the date of this joint proxy statement/prospectus, the implied merger consideration was $311.92.
Q:	Are there any conditions to completion of the merger?
A:	Yes. Completion of the merger is conditioned on Centene stockholders approving the Share Issuance Proposal and the WellCare stockholders approving the Merger Agreement Proposal. There are a number of other conditions that must be satisfied or waived for the merger to be consummated. For a description of all of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”

For Centene Stockholders

Q:	When and where is the Centene special meeting?
A:	The special meeting of Centene stockholders, which is referred to as the Centene special meeting, will be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105 on June 24, 2019, starting at 10:00 a.m., Central Time.
Q:	What matters will be voted on at the Centene special meeting?
A:	Centene stockholders will be asked to consider and vote on the following proposals:
•	the Share Issuance Proposal; and
•	the Centene Adjournment Proposal.

Q:	Who is entitled to vote at the Centene special meeting?
A:	The record date for the Centene special meeting is May 8, 2019, which is referred to as the Centene record date. Only holders of shares of Centene common stock as of the close of business on the Centene record date are entitled to notice of, and to vote at, the Centene special meeting, unless a new record date is set in connection with any adjournment or postponement of the Centene special meeting. As of the Centene record date, there were 413,366,930 issued and outstanding shares of Centene common stock. Each Centene stockholder entitled to vote at the Centene special meeting is entitled to one vote per share of Centene common stock at the Centene special meeting.
Q:	How does the Centene Board recommend that I vote on the proposals?
A:	After careful consideration, the Centene Board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, and (ii) directed that the Share Issuance Proposal and the Centene Adjournment Proposal be submitted to the Centene stockholders for approval at the Centene special meeting. The Centene Board recommends that Centene stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal. For a summary of the factors considered by the Centene Board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, see “The Mergers—Centene Board’s Recommendations and Its Reasons for the Transaction.”
Q:	What will happen to my shares of Centene common stock?
A:	Nothing. You will continue to own the same shares of Centene common stock that you owned prior to the effective time of the merger. As a result of the share issuance, however, the overall ownership percentage of the current Centene stockholders in the combined company will be diluted.
Q:	Do the Centene directors and executive officers have any interests in the merger?
A:	Yes. In connection with the consummation of the merger, Centene’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of the stockholders of Centene generally. The Centene Board was aware of these interests and considered them, among other things, in reaching its decision to approve the merger agreement, the mergers, the share issuance and the other transactions contemplated by the merger agreement. These interests are described in more detail in “The Mergers—Interests of Directors and Executive Officers in the Merger.”
Q:	What constitutes a quorum at the Centene special meeting?
A:	Centene’s By-Laws provide that a quorum at the Centene special meeting is the presence, in person or represented by proxy, of a majority of the shares of Centene common stock issued and outstanding as of the Centene record date.
Q:	What vote is required for Centene stockholders to approve the Share Issuance Proposal?
A:	Assuming a quorum is present at the Centene special meeting, approval of the Share Issuance Proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Centene special meeting.
Q:	What vote is required for Centene stockholders to approve the Centene Adjournment Proposal?
A:	Whether or not a quorum is present, approval of the Centene Adjournment Proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Centene special meeting.
Q:	Is my vote important and how are votes counted?
A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the Centene special meeting. For the Share Issuance Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Share Issuance Proposal, under the current rules and interpretive guidance of the NYSE, an abstention from voting on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance

Proposal. Assuming a quorum is present, the failure of a Centene stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee, or any other failure of a Centene stockholder to vote, will have no effect on the outcome of the Share Issuance Proposal.

For the Centene Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Centene Adjournment Proposal, whether or not a quorum is present, abstention from voting, the failure of a Centene stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a Centene stockholder to vote will have no effect on the outcome of the Centene Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal.

Q:	What happens if I sell my Centene common stock before the Centene special meeting?
A:	The record date for the Centene special meeting is earlier than the date of the Centene special meeting. If you sell your shares of Centene common stock after Centene’s record date but before the date of the Centene special meeting, you will retain any right to vote at the Centene special meeting.
Q:	How do I submit a proxy or vote my shares?
A:	You may submit your proxy either by telephone, through the internet or by mailing the enclosed proxy card, or you may vote in person at the Centene special meeting. If you hold your shares in more than one account, please be sure to submit a proxy with respect to each proxy card you receive.

To submit your proxy by telephone, dial 1-800-690-6903. In order to vote your shares by telephone, you will need the control number on your enclosed proxy card.

To submit your proxy through the internet, visit www.proxyvote.com. In order to vote your shares through the internet, you will need the control number on your enclosed proxy card.

If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. (Eastern Time) on June 23, 2019 in order to be counted at the Centene special meeting.

If you hold shares of Centene common stock directly in your name as a stockholder of record, you may submit your proxy by mail by completing, signing and dating the enclosed proxy card and returning it using the postage-paid envelope provided or returning it to Vote Processing, c/o Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on June 21, 2019 in order for your vote to be counted at the Centene special meeting. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal.

If you hold your shares of Centene common stock in “street name” through a bank, broker or other nominee, you may vote by mail by completing, signing and dating the voting instruction form provided by your bank, broker or other nominee and returning it in the postage-paid return envelope provided. Your bank, broker or other nominee must receive your voting instruction form in sufficient time to vote your shares at the Centene special meeting.

To vote in person, you must attend the Centene special meeting and complete and submit the ballot provided at the Centene special meeting. If you hold shares of Centene common stock directly in your name as a stockholder of record, you must bring evidence to the Centene special meeting that you own Centene common stock directly in your name as a stockholder of record, such as a stock certificate. If you hold shares of Centene common stock in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee explaining how you may vote your shares. In each case, you must also bring a form of personal identification to the Centene special meeting in order to be able to vote your shares in person. For more information, please read the question and answer referencing “street name” shares below.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?
A:	No. Unless you instruct your bank, broker or other nominee to vote your shares held in “street name,” your shares will NOT be voted. If you hold your shares of Centene common stock in “street name” through a bank, broker or other nominee, you must instruct your bank, broker or other nominee on how to vote your shares. Your bank, broker or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your bank, broker or other nominee holder of record with this joint proxy statement/prospectus.
Q:	How can I revoke or change my vote?
A:	You may revoke your proxy at any time before the vote is taken at the Centene special meeting by taking one of the following actions:
•	sending written notice of such revocation to Broadridge Financial Solutions, Inc. by mail at Vote Processing, c/o Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717 that bears a date later than the date of the proxy you want to revoke and that is received prior to the Centene special meeting;
•	submitting a valid later-date proxy through the internet or by telephone by 11:59 p.m. (Eastern Time) on June 23, 2019 or by mail that is received no later than the close of business on June 21, 2019; or
•	attending the Centene special meeting (or any adjournment or postponement thereof) and voting in person.

Your attendance at the Centene special meeting does not automatically revoke your previously submitted proxy. If you hold your shares in “street name” through a bank, broker or other nominee, you must contact your bank, broker or other nominee holder to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the Centene special meeting.

Q:	Will a proxy solicitor be used?
A:	Yes. Centene has engaged Morrow Sodali, LLC and Saratoga Proxy Consulting LLC to assist in the solicitation of proxies for the Centene special meeting, and Centene has agreed to pay them an estimated fee of $19,000 and $19,000, respectively, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.
Q:	Am I entitled to exercise appraisal rights?
A:	No. Centene stockholders are not entitled to any appraisal rights in connection with the merger, the subsequent merger or any other transactions described in this joint proxy statement/prospectus.
Q:	What else do I need to do now?
A:	You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the merger may affect you. Even if you plan to attend the Centene special meeting, please vote promptly.

For WellCare Stockholders

Q:	How will I receive the merger consideration if the merger is completed?
A:	If you are a stockholder of record, you will receive a letter of transmittal with detailed written instructions for exchanging shares for the merger consideration. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.
Q:	When and where is the WellCare special meeting?
A:	The special meeting of WellCare stockholders, which is referred to as the WellCare special meeting, will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 on June 24, 2019, starting at 11:00 a.m., Eastern Time.

Q:	What matters will be voted on at the WellCare special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	the Merger Agreement Proposal;
•	the Merger-Related Compensation Proposal; and
•	the WellCare Adjournment Proposal.
Q:	Who is entitled to vote at the WellCare special meeting?
A:	The record date for the WellCare special meeting is May 22, 2019, which is referred to as the WellCare record date. Only holders of shares of WellCare common stock as of the close of business on the WellCare record date are entitled to notice of, and to vote at, the WellCare special meeting, unless a new record date is set in connection with any adjournment or postponement of the WellCare special meeting. As of the WellCare record date, there were 50,311,854 issued and outstanding shares of WellCare common stock. Each WellCare stockholder entitled to vote at the WellCare special meeting is entitled to one vote per share of WellCare common stock at the WellCare special meeting.
Q:	How does the WellCare Board recommend that I vote on the proposals?
A:	The WellCare Board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, (ii) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, WellCare and the WellCare stockholders and (iii) directed that the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the WellCare Adjournment Proposal be submitted to the WellCare stockholders for approval at the WellCare special meeting. The WellCare Board recommends that WellCare stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal. For a summary of the factors considered by the WellCare Board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, see “The Mergers—WellCare Board’s Recommendations and Its Reasons for the Transaction.”
Q:	Do the WellCare directors and executive officers have any interests in the merger?
A:	Yes. In connection with the consummation of the merger, WellCare’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of the stockholders of WellCare generally. The WellCare Board was aware of these interests and considered them, among other things, in reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement. These interests are described in more detail in “The Mergers—Interests of Directors and Executive Officers in the Merger.”
Q:	What constitutes a quorum at the WellCare special meeting?
A:	WellCare’s Bylaws provide that a quorum at the WellCare special meeting is the presence, in person or represented by proxy, of a majority of the shares of WellCare common stock issued and outstanding as of the WellCare record date.
Q:	What vote is required for WellCare stockholders to approve the Merger Agreement Proposal?
A:	Assuming a quorum is present at the WellCare special meeting, approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of WellCare common stock outstanding and entitled to vote thereon at the WellCare special meeting. Only holders of WellCare common stock at the close of business on the record date will be entitled to vote on the Merger Agreement Proposal.

Q:	What vote is required for WellCare stockholders to approve the Merger-Related Compensation Proposal?
A:	Assuming a quorum is present at the WellCare special meeting, approval of the Merger-Related Compensation Proposal, which is a non-binding, advisory vote, requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the WellCare special meeting. Only holders of WellCare common stock at the close of business on the record date will be entitled to vote on the Merger-Related Compensation Proposal.
Q:	What vote is required for WellCare stockholders to approve the WellCare Adjournment Proposal?
A:	Whether or not a quorum is present, approval of the WellCare Adjournment Proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the WellCare special meeting. Only holders of WellCare common stock at the close of business on the record date will be entitled to vote on the WellCare Adjournment Proposal.
Q:	Is my vote important and how are votes counted?
A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the WellCare special meeting. For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstention from voting on the Merger Agreement Proposal, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

For the Merger-Related Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Merger-Related Compensation Proposal, whether or not a quorum is present, abstention from voting, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have no effect on the outcome of the Merger-Related Compensation Proposal.

For the WellCare Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the WellCare Adjournment Proposal, whether or not a quorum is present, abstention from voting, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have no effect on the outcome of the WellCare Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal.

Q:	What happens if I sell my WellCare common stock before the WellCare special meeting?
A:	The record date for the WellCare special meeting is earlier than the date of the WellCare special meeting and the date that the merger is expected to be completed. If you sell your WellCare common stock after WellCare’s record date but before the date of the WellCare special meeting, you will retain any right to vote at the WellCare special meeting, but you will have transferred your right to receive the merger consideration. For WellCare stockholders, in order to receive the merger consideration, you must hold your WellCare common stock through completion of the merger.
Q:	How do I submit a proxy or vote my shares?
A:	You may submit your proxy either by telephone, through the internet or by mailing the enclosed proxy card, or you may vote in person at the WellCare special meeting. If you hold your shares in more than one account, please be sure to submit a proxy with respect to each proxy card you receive.

To submit your proxy by telephone, dial 1-800-690-6903. In order to vote your shares by telephone, you will need the control number on your enclosed proxy card.

To submit your proxy through the internet, visit www.proxyvote.com. In order to vote your shares through the internet, you will need the control number on your enclosed proxy card.

If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. (Eastern Time) on June 23, 2019 in order to be counted at the WellCare special meeting.

If you hold shares of WellCare common stock directly in your name as a stockholder of record, you may submit your proxy by mail by completing, signing and dating the enclosed proxy card and returning it using the postage-paid envelope provided or returning it to Vote Processing, c/o Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on June 21, 2019 in order for your vote to be counted at the WellCare special meeting. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal.

If you hold your shares of WellCare common stock in “street name” through a bank, broker or other nominee, you may vote by mail by completing, signing and dating the voting instruction form provided by your bank, broker or other nominee and returning it in the postage-paid return envelope provided. Your bank, broker or other nominee must receive your voting instruction form in sufficient time to vote your shares at the WellCare special meeting.

To vote in person, you must attend the WellCare special meeting and complete and submit the ballot provided at the WellCare special meeting. If you hold shares of WellCare common stock directly in your name as a stockholder of record, you must bring evidence to the WellCare special meeting that you own WellCare common stock directly in your name as a stockholder of record, such as a stock certificate. If you hold shares of WellCare common stock in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee explaining how you may vote your shares. In each case, you must also bring a form of personal identification to the WellCare special meeting in order to be able to vote your shares in person. For more information, please read the question and answer referencing “street name” shares below.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?
A:	No. Unless you instruct your bank, broker or other nominee to vote your shares held in “street name,” your shares will NOT be voted. If you hold your shares of WellCare common stock in “street name” through a bank, broker or other nominee, you must instruct your bank, broker or other nominee on how to vote your shares. Your bank, broker or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your bank, broker or other nominee holder of record with this joint proxy statement/prospectus.
Q:	How can I revoke or change my vote?
A:	You may revoke your proxy at any time before the vote is taken at the WellCare special meeting by taking one of the following actions:
•	sending written notice of such revocation to Broadridge Financial Solutions, Inc. by mail at Vote Processing, c/o Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717 that bears a date later than the date of the proxy you want to revoke and that is received prior to the WellCare special meeting;
•	submitting a valid later-date proxy through the internet or by telephone by 11:59 p.m. (Eastern Time) on June 23, 2019 or by mail that is received no later than the close of business on June 21, 2019; or
•	attending the WellCare special meeting (or any adjournment or postponement thereof) and voting in person.

Your attendance at the WellCare special meeting does not automatically revoke your previously submitted proxy. If you hold your shares in “street name” through a bank, broker or other nominee, you must contact your bank, broker or other nominee holder to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the WellCare special meeting.

Q:	Will a proxy solicitor be used?
A:	Yes. WellCare has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the WellCare special meeting, and WellCare has agreed to pay them an estimated fee of $60,000, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.
Q:	Am I entitled to exercise appraisal rights?
A:	Yes. As a holder of WellCare common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote, in person or by proxy, or otherwise consent thereto in writing, in favor of approving the Merger Agreement Proposal. See “The Mergers—Appraisal Rights.” For the full text of Section 262 of the DGCL, please see Annex E to this joint proxy statement/prospectus.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the merger.

Q:	What else do I need to do now?
A:	You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the merger affects you. Even if you plan to attend the WellCare special meeting, please vote promptly.

For Both Centene Stockholders and WellCare Stockholders

Q:	When is the merger expected to be completed?
A:	Centene and WellCare expect to complete the merger in the first half of 2020, although Centene and WellCare cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including regulatory approvals, the approval of the Share Issuance Proposal by Centene stockholders and the approval of the Merger Agreement Proposal by the WellCare stockholders, the exact timing of the merger cannot be determined at this time and Centene and WellCare cannot guarantee that the merger will be completed at all. For a description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”
Q:	Following the merger, what percentage of Centene common stock will the continuing Centene stockholders and former WellCare stockholders own?
A:	Following the completion of the merger:
•	continuing Centene stockholders will own approximately 71% of the then outstanding Centene common stock, based on the number of shares and stock-based awards of Centene and WellCare outstanding as of March 26, 2019; and
•	former WellCare stockholders will own approximately 29% of the then outstanding Centene common stock, based on the number of shares and stock-based awards of Centene and WellCare outstanding as of March 26, 2019.
Q:	What happens if the merger is not completed?
A:	If the Share Issuance Proposal is not approved by Centene stockholders, if the Merger Agreement Proposal is not approved by WellCare stockholders or if the merger is not completed for any other reason, WellCare stockholders will not have their shares of WellCare common stock converted into the right to receive the merger consideration. Instead, each of Centene and WellCare would remain a separate company. Under certain circumstances, Centene may be required to pay WellCare a termination fee and/or an expense amount or WellCare may be required to pay Centene a termination fee and/or expense amount, as described under “The Merger Agreement—Termination; Termination Fees and Other Fees.”
Q:	Are there any risks associated with the merger that I should consider in deciding how to vote?
A:	Yes. A number of risks related to the merger are discussed in this joint proxy statement/prospectus and described in the section entitled “Risk Factors” beginning on page 53.

Q:	What are the material U.S. federal income tax consequences of the mergers to U.S. holders of WellCare Common Stock?
A:	Centene and WellCare intend for the mergers, taken together, to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to WellCare’s obligation or Centene’s obligation to complete the transactions that the mergers, taken together, constitute a single integrated transaction that qualifies as a “reorganization.”

WellCare and Centene have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the transactions and, as a result, there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein.

For a more complete description of the U.S. federal income tax consequences of the mergers, see “The Mergers—U.S. Federal Income Tax Consequences.”

Q:	How can I obtain additional information about Centene and WellCare?
A:	Centene and WellCare each files annual, quarterly and current reports, proxy statements and other information with the SEC. Each company’s filings with the SEC may be accessed on the internet at http://www.sec.gov. Copies of the documents filed by Centene with the SEC will be available free of charge on Centene’s website at www.centene.com. Copies of the documents filed by WellCare with the SEC will be available free of charge on WellCare’s website at www.wellcare.com. The information provided on each company’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information” on page 182.
Q:	Who can answer my questions?
A:	If you have any questions about the merger, the share issuance or the other matters to be voted on at the Centene special meeting or the WellCare special meeting, or questions about how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact Centene’s and WellCare’s respective proxy solicitors, as follows:
For Centene Stockholders: Morrow Sodali, LLC 470 West Avenue Stamford, CT 06902 (800) 662-5200 (toll-free) (203) 658-9400 (collect) Email: cnc@morrowsodali.com	For WellCare Stockholders: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 +1 (888) 750-5834 (toll-free) +1 (212) 750-5833 (collect)

or

Saratoga Proxy Consulting LLC 520 8th Avenue, Floor 14L New York, NY 10018 (888) 368-0379 (toll-free) (212) 257-1311 (collect) Email: info@saratogaproxy.com

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Centene and WellCare urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Centene and WellCare also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Information about the Parties to the Transaction (page 62)

Centene

Centene is a diversified, multi-national health care enterprise that provides a portfolio of services to government sponsored and commercial health care programs, focusing on under-insured and uninsured individuals. Centene provides member-focused services through locally based staff by assisting in accessing care, coordinating referrals to related health and social services and addressing member concerns and questions. Centene also provides education and outreach programs to inform and assist members in accessing quality, appropriate health care services. Centene believes its local approach, including member and provider services, enables it to provide accessible, quality, culturally-sensitive health care coverage to its communities. Centene’s health management, educational and other initiatives are designed to help members best utilize the health care system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. Centene combines its decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.

Centene’s corporate office is located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and its telephone number is (314) 725-4477. Centene’s website address is www.centene.com. Information contained on Centene’s website does not constitute part of this joint proxy statement/prospectus. Centene’s stock is publicly traded on the NYSE under the ticker symbol “CNC.”

WellCare

WellCare is a leading managed care company, headquartered in Tampa, Florida, that focuses primarily on providing government-sponsored managed care services to families, children, seniors and individuals with complex medical needs primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, as well as to individuals in the Health Insurance Marketplace. As of March 31, 2019, WellCare served approximately 6.3 million members nationwide. WellCare estimates that it is among the largest managed care organizations providing Medicaid managed care services plans, Medicare Advantage Plans and Medicare Prescription Drug Plans, as measured by membership. WellCare’s broad range of experience and government focus allows it to effectively serve its members, partner with its providers, government clients and communities it serves, and efficiently manage its ongoing operations.

WellCare’s corporate office is located at 8735 Henderson Road, Renaissance One, Tampa, Florida 33634, and its telephone number is (813) 290-6200. WellCare’s website address is www.wellcare.com. Information contained on WellCare’s website does not constitute part of this joint proxy statement/prospectus. WellCare’s stock is publicly traded on the NYSE under the ticker symbol “WCG.”

Merger Sub I

Wellington Merger Sub I, Inc., a direct wholly owned subsidiary of Centene, is a Delaware corporation incorporated for the purpose of effecting the merger. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Sub I are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

Merger Sub II

Wellington Merger Sub II, Inc., a direct wholly owned subsidiary of Centene, is a Delaware corporation incorporated for the purpose of effecting the subsequent merger. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the mergers. The principal executive offices of Merger Sub II are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

The Mergers; Merger Consideration; Treatment of Stock-Based Awards (page 71)

The Mergers

On March 26, 2019, Centene, WellCare, Merger Sub I and Merger Sub II entered into the merger agreement. Subject to the terms and conditions of the merger agreement, the parties will consummate the merger, with Merger Sub I merging with and into WellCare and WellCare continuing as the surviving corporation and a direct wholly owned subsidiary of Centene. In addition, immediately following the completion of the merger, the parties will consummate the subsequent merger, with WellCare, as the surviving corporation in the merger, merging with and into Merger Sub II and Merger Sub II continuing as the final surviving corporation and a direct wholly owned subsidiary of Centene.

Merger Consideration

At the effective time of the merger, each outstanding share of WellCare common stock (other than (i) shares of common stock that are owned, directly or indirectly, by Centene, WellCare (including as treasury stock or otherwise), Merger Sub I or Merger Sub II (which will be cancelled upon completion of the merger) and (ii) shares with respect to which appraisal rights are properly exercised and not withdrawn) will be converted into the merger consideration, which is the per-share cash consideration of $120.00 in cash, without interest, and the exchange ratio of 3.38 validly issued, fully paid and non-assessable shares of Centene common stock. WellCare stockholders will not receive any fractional shares of Centene common stock pursuant to the merger agreement. Instead of receiving any fractional shares, the exchange agent will aggregate all fractional shares of Centene common stock that would otherwise be issued in the merger and cause them to be sold on the NYSE at then-prevailing prices, and each WellCare stockholder that would otherwise be entitled to a fractional share of Centene common stock will, in lieu thereof, receive such WellCare stockholder’s proportionate interest in the proceeds from such sales by the exchange agent, rounded to the nearest whole cent and without interest. Centene stockholders will continue to own their existing shares of Centene common stock, the form of which will not be changed by the transaction.

Treatment of Stock-Based Awards

Centene Stock-Based Awards

The mergers will not affect Centene’s stock options or other stock-based awards. All such awards will remain outstanding subject to the same terms and conditions that are applicable to such stock options or other stock-based awards prior to the mergers.

WellCare Stock-Based Awards

Pre-2018 RSUs

At the effective time of the merger, each WellCare time-based restricted stock unit that is not a director RSU but that is outstanding prior to the effective time of the merger and was granted during or prior to the 2017 calendar year (which are collectively referred to as the pre-2018 RSUs), whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such pre-2018 RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

2018 RSUs

At the effective time of the merger, each WellCare time-based restricted stock unit that is not a director RSU or pre-2018 RSU and that is outstanding immediately prior to the effective time of the merger (which are collectively referred to as the 2018 RSUs) will be converted into a restricted stock unit (which is referred to as an Adjusted RSU) with the same terms and conditions as were applicable to such 2018 RSU immediately prior to the effective time of the merger (including with respect to vesting and termination-related vesting provisions). The number of shares of Centene common stock subject to each Adjusted RSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 RSU immediately prior to the effective time of the merger, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

The stock award exchange ratio is the sum of (x) the exchange ratio and (y) the quotient obtained by dividing the per-share cash amount by the volume weighted average of the sale prices per share of Centene common stock for the 10 full consecutive trading days ending on and including the business day prior to the consummation of the merger, which is referred to as the closing date.

2017 PSUs

At the effective time of the merger, each WellCare performance-based stock unit that was granted during or prior to the 2017 calendar year and that is outstanding immediately prior to the effective time of the merger (which are collectively referred to as the 2017 PSUs), whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. The achievement of the performance-based vesting metrics applicable to each 2017 PSU will be determined based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination). Consideration in respect of each 2017 PSU will be paid to the holders of such 2017 PSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

2018 PSUs

At the effective time of the merger, each WellCare performance-based stock unit that was granted during the 2018 calendar year and that is outstanding immediately prior to the effective time of the merger (which are collectively referred to as the 2018 PSUs) will be converted into a restricted stock unit (which are collectively referred to as the 2018 Adjusted PSUs) with the same terms and conditions as were applicable to such 2018 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2018 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2018 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

2019 PSUs

At the effective time of the merger, each WellCare performance-based stock unit that was granted during the 2019 calendar year or thereafter that is not a 2019 shareholder return PSU (as described below) and that is outstanding immediately prior to the effective time of the merger, which are collectively referred to as the 2019 PSUs, will be converted into a restricted stock unit (which are collectively referred to as the 2019 Adjusted PSUs) with the same terms and conditions as were applicable to such 2019 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 PSU immediately prior to the effective time of the merger with the achievement of the applicable performance metrics deemed achieved at the target level of performance, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

2019 Shareholder Return PSUs

At the effective time of the merger, each WellCare performance-based stock unit that was granted during the 2019 calendar year or thereafter that vests in part based on the attainment of total shareholder return performance metrics (which are collectively referred to as the 2019 shareholder return PSUs) will be converted into a restricted stock unit (which are collectively referred to as the 2019 Adjusted PSUs) with the same terms and conditions as were applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 shareholder return PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

Adjusted RSUs, 2018 Adjusted PSUs, and 2019 Adjusted PSUs will otherwise remain subject to the same terms and conditions in effect prior to the merger, including with respect to accelerated vesting upon the occurrence of an involuntary termination of service or employment without “cause” or by the holder for “good reason”, in each case, within two years following the first effective time of the merger.

Director RSUs

At the effective time of the merger, each WellCare time-based restricted stock unit that is outstanding prior to the effective time of the merger and that is held by a non-employee member of the WellCare Board (which are collectively referred to as the director RSUs), whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such director RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

The Centene Special Meeting (page 63)

Meeting. The Centene special meeting will be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, on June 24, 2019 at 10:00 a.m., Central Time, or any adjournment or postponement thereof, for the following purposes:

•	to consider and vote on the Share Issuance Proposal; and
•	to consider and vote on the Centene Adjournment Proposal.

Centene Record Date; Outstanding Shares; Stockholders Entitled to Vote. The Centene record date is May 8, 2019. Only holders of Centene common stock as of the close of business on the Centene record date are entitled to notice of, and to vote at, the Centene special meeting, unless a new record date is set in connection with any adjournment or postponement of the Centene special meeting. As of the Centene record date, there were 413,366,930 issued and outstanding shares of Centene common stock. Each Centene stockholder entitled to vote at the Centene special meeting is entitled to one vote per share at the Centene special meeting. As of the Centene record date, the issued and outstanding Centene common stock was held by approximately 1,158 stockholders of record.

Quorum. Centene’s By-Laws require that there be a quorum at the Centene special meeting in order for Centene to hold a vote on the Share Issuance Proposal. A quorum at the Centene special meeting is the presence, in person or represented by proxy, of a majority of the shares of Centene common stock issued and outstanding as of the Centene record date. An abstention from voting will be deemed present at the Centene special meeting for the purpose of determining the presence of a quorum. Shares of Centene common stock held in “street name” through a bank, broker or other nominee with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and shares of Centene common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Centene special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the Centene special meeting may result in an adjournment of the Centene special meeting and may subject Centene to additional costs and expenses.

Required Vote. Assuming a quorum is present at the Centene special meeting, approval of the Share Issuance Proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Centene special meeting. Centene cannot complete the share issuance or the merger unless the Share Issuance Proposal is approved at the Centene special meeting (or at any adjournment or postponement thereof). Under the current rules and interpretive guidance of the NYSE, “votes cast” on the Share Issuance Proposal consist of votes “FOR” or “AGAINST,” as well as abstentions from voting. As a result, an abstention from voting on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal. Assuming a quorum is present, the failure of a Centene stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee, or any other failure of a Centene stockholder to vote, will have no effect on the outcome of the Share Issuance Proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the Centene Adjournment Proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Centene special meeting. For purposes of the Centene Adjournment Proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Centene Adjournment Proposal, the failure of a Centene stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a Centene stockholder to vote will have no effect on the outcome of the Centene Adjournment Proposal.

Stock Ownership of and Voting by Centene Directors and Executive Officers. As of the Centene record date, Centene’s directors and executive officers and their affiliates beneficially owned in the aggregate 5,260,140 shares of Centene common stock entitled to vote at the Centene special meeting, which represents approximately 1.3% of the shares of Centene common stock entitled to vote at the Centene special meeting.

Each of Centene’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Centene common stock “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal, although none of Centene’s directors and executive officers has entered into any agreement requiring them to do so.

The WellCare Special Meeting (page 67)

Meeting. The WellCare special meeting will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, on June 24, 2019 at 11:00 a.m., Eastern Time, or any adjournment or postponement thereof, for the following purposes:

•	to consider and vote on the Merger Agreement Proposal;
•	to consider and vote on the Merger-Related Compensation Proposal; and
•	to consider and vote on the WellCare Adjournment Proposal.

WellCare Record Date; Outstanding Shares; Stockholders Entitled to Vote. The WellCare record date is May 22, 2019. Only holders of WellCare common stock as of the close of business on the WellCare record date are entitled to notice of, and to vote at, the WellCare special meeting, unless a new record date is set in connection with any adjournment or postponement of the WellCare special meeting. As of the WellCare record date, there were 50,311,854 issued and outstanding shares of WellCare common stock. Each WellCare stockholder entitled to vote at the WellCare special meeting is entitled to one vote per share at the WellCare special meeting. As of the WellCare record date, the issued and outstanding WellCare common stock was held by approximately 16 stockholders of record.

Quorum. WellCare’s Bylaws require that there be a quorum at the WellCare special meeting in order for WellCare to hold a vote on the Merger Agreement Proposal or the Merger-Related Compensation Proposal. A quorum at the WellCare special meeting is the presence, in person or represented by proxy, of a majority of the shares of WellCare common stock issued and outstanding as of the WellCare record date. An abstention from voting will be deemed present at the WellCare special meeting for the purpose of determining the presence of a quorum. Shares of WellCare common stock held in “street name” through a bank, broker or other nominee with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and shares of WellCare common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the WellCare special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the WellCare special meeting may result in an adjournment of the WellCare special meeting and may subject WellCare to additional costs and expenses.

Required Vote. Assuming a quorum is present at the WellCare special meeting, approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of WellCare common stock outstanding and entitled to vote thereon at the WellCare special meeting. WellCare cannot complete the merger unless the Merger Agreement Proposal is approved at the WellCare special meeting (or at any adjournment or postponement thereof). Because approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of WellCare common stock outstanding and entitled to vote thereon at the WellCare special meeting, abstention from voting on the Merger Agreement Proposal, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Assuming a quorum is present at the WellCare special meeting, approval of the Merger-Related Compensation Proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the WellCare special meeting. For purposes of the Merger-Related Compensation Proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Merger-Related Compensation Proposal, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have no effect on the outcome of the Merger-Related Compensation Proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the WellCare Adjournment Proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the WellCare special meeting. For purposes of the WellCare Adjournment Proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the WellCare Adjournment Proposal, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have no effect on the outcome of the WellCare Adjournment Proposal.

Stock Ownership of and Voting by WellCare Directors and Executive Officers. As of the WellCare record date, WellCare’s directors and executive officers and their affiliates beneficially owned in the aggregate 339,085 shares of WellCare common stock entitled to vote at the WellCare special meeting, which represents less than 1% of the shares of WellCare common stock entitled to vote at the WellCare special meeting.

Each of WellCare’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of WellCare common stock “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal, although none of WellCare’s directors and executive officers has entered into any agreement requiring them to do so.

Centene Board’s Recommendations and Its Reasons for the Transaction (page 82)

After careful consideration, on March 26, 2019, the Centene Board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, and (ii) directed that the Share Issuance Proposal and the Centene Adjournment Proposal be submitted to the Centene stockholders for approval at the Centene special meeting. The Centene Board recommends that Centene stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal. For a summary of the factors considered by the Centene Board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, see “The Mergers—Centene Board’s Recommendations and Its Reasons for the Transaction.”

WellCare Board’s Recommendations and Its Reasons for the Transaction (page 88)

After careful consideration, on March 26, 2019, the WellCare Board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, (ii) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, WellCare and the WellCare stockholders and (iii) directed that the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the WellCare Adjournment Proposal be submitted to the WellCare stockholders for approval at the WellCare special meeting. The WellCare Board recommends that WellCare stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal.

For a summary of the factors considered by the WellCare Board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, see “The Merger—WellCare Board’s Recommendations and Its Reasons for the Transaction” beginning on pages 71 and 88, respectively.

Opinions of Financial Advisors

Opinions of Centene’s Financial Advisors (page 99)

Opinion of Allen & Company LLC

Centene has engaged Allen & Company LLC, which is referred to as Allen & Company, as a financial advisor to Centene in connection with the mergers. In connection with the mergers, Allen & Company delivered a written opinion, dated March 26, 2019, to the Centene Board as to the fairness, from a financial point of view and as of the date of such opinion, to Centene of the merger consideration to be paid by Centene pursuant to the merger agreement. The full text of Allen & Company’s written opinion, dated March 26, 2019, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Centene Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view to Centene and did not address any other terms, aspects or implications of the mergers. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Centene (or the Centene Board) should pursue in connection with the mergers or otherwise address the merits of the underlying decision by Centene to engage in the mergers, including in comparison to other strategies or transactions that might be available to Centene or which Centene might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the mergers or otherwise.

Opinion of Barclays Capital Inc.

Centene has also engaged Barclays Capital Inc., which is referred to as Barclays, to act as its financial advisor with respect to the mergers pursuant to an engagement letter dated March 23, 2019. On March 26, 2019, Barclays delivered to the Centene Board its opinion that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be paid by Centene in the mergers is fair, from a financial point of view, to Centene.

The full text of Barclays’ written opinion, dated as of March 26, 2019, is attached as Annex C to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. The summary of Barclays’ opinion and the methodology that Barclays used to render its opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion is addressed to the Centene Board, addresses only the fairness, from a financial point of view, of the merger consideration to be paid by Centene in the mergers and does not constitute a recommendation to any stockholder of Centene as to how such stockholder should vote with respect to the mergers or any other matter.

Opinion of WellCare’s Financial Advisor (page 116)

At a meeting of the WellCare Board, Goldman Sachs & Co. LLC, which is referred to as Goldman Sachs, rendered to the WellCare Board its oral opinion, subsequently confirmed in writing, to the effect that, as of March 26, 2019 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Centene and its affiliates) of the outstanding shares of common stock of WellCare pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 26, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the WellCare Board in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of WellCare common stock should vote with respect to the mergers or any other matter.

Governance of Centene Following Completion of the Mergers (page 122)

Board of Directors. Prior to the completion of the merger, the Centene Board will increase its size from nine to 11 directors and appoint two individuals who serve on the WellCare Board immediately prior to the completion of the merger, jointly selected by Centene and WellCare, as members of the Centene Board to fill the two new vacancies. In addition, one such individual will be appointed to the nominating and governance committee of the Centene Board as of immediately after the effective time of the merger. Such individuals must be willing to serve on the Centene Board and must satisfy applicable NYSE independence requirements and comply with Centene’s corporate governance guidelines.

Interests of Directors and Executive Officers in the Merger (page 122)

Interests of Centene Directors and Executive Officers in the Merger

Centene stockholders should be aware that Centene’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Centene stockholders generally. The Centene Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Centene stockholders vote “FOR” the Share Issuance Proposal.

For more information regarding the interests of Centene directors and executive officers in the merger, see “The Mergers—Interests of Directors and Executive Officers in the Merger—Interests of Centene Directors and Executive Officers in the Merger.”

Interests of WellCare Directors and Executive Officers in the Merger

WellCare stockholders should be aware that WellCare’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of WellCare stockholders generally. The WellCare Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the WellCare stockholders vote “FOR” the Merger Agreement Proposal and “FOR” the Merger-Related Compensation Proposal.

For more information regarding the interests of WellCare directors and executive officers in the merger, see “The Mergers—Interests of Directors and Executive Officers in the Merger—Interests of WellCare Directors and Executive Officers in the Merger.”

Accounting Treatment (page 131)

The merger and the subsequent merger, if they occur, will be accounted for as an acquisition of WellCare by Centene under the acquisition method of accounting in accordance with GAAP.

Regulatory Approvals Required for the Mergers (page 131)

Under the merger agreement, completion of the merger is conditioned on the expiration or termination of the waiting period under the HSR Act, and the expiration or termination of any time period specified in an agreement between all of the parties to the merger agreement, on the one hand, and the Federal Trade Commission, which is referred to as the FTC, or the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, on the other hand, during which the parties have agreed not to consummate the merger (together, such expiration or termination is referred to as the HSR Act Clearance).

Each of Centene and WellCare filed its respective HSR Act notification and report with respect to the merger on April 22, 2019. The Antitrust Division is reviewing the merger. On May 22, 2019, Centene and WellCare each received a Request for Additional Information and Documentary Material from the Antitrust Division in connection with the Antitrust Division’s review of the transactions contemplated by the merger agreement. Issuance of the Request for Additional Information and Documentary Material extends the waiting period under the HSR Act until 30 days after both Centene and WellCare have substantially complied with the Request for Additional Information and Documentary Material or such later time as the parties may agree with the Antitrust Division, unless the waiting period is terminated earlier by the Antitrust Division.

In addition, under the merger agreement, completion of the merger is conditioned on the parties obtaining the approval of certain state government insurance and health authorities for Centene’s acquisition of control of WellCare’s health maintenance organizations, insurance companies and other regulated businesses and entities, which approvals are referred to as the required state regulatory approvals.

Treatment of WellCare’s Existing Debt; Financing (page 132)

There is no financing condition to the merger and the merger is not conditioned upon the funding of the transaction financing, as described herein.

In connection with the merger, the parties intend to repay in full and terminate WellCare’s existing revolving credit facility.

In addition, if requested by Centene, WellCare has agreed to cause its controlled affiliates and representatives to use its and their reasonable best efforts to reasonably cooperate with Centene to, with respect to WellCare’s 5.25% Senior Notes due 2025 and WellCare’s 5.375% Senior Notes due 2026 and the related indentures, (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of such notes for cash or (2) one or more offers to exchange any or all of the outstanding notes for securities issued by Centene or any of its subsidiaries and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to such indentures. We refer to such consent solicitation as the consent solicitation.

Centene has agreed to pay the costs of any such offers to purchase, offers to exchange or consent solicitations.

Centene has obtained a commitment letter from Barclays Bank PLC, JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Fifth Third Bank, MUFG, U.S. Bank National Association, Regions Bank, PNC Bank, National Association, Bank of Montreal, Stifel Bank & Trust, and Canadian Imperial Bank of Commerce, New York Branch, which is referred to as the financing commitment, to fund up to $8.35 billion under a senior bridge facility to consummate the merger. We refer to the financing contemplated by the financing commitment as the transaction financing. The transaction financing is subject to customary conditions and will be unsecured. The financing commitment will terminate on the date that is the earliest of (a) consummation of the merger, (b) the termination of the merger agreement and (c) one business day after the outside date under the merger agreement, which is March 26, 2020 or as such date may be extended pursuant to the merger agreement.

For further information regarding the transaction financing, see “The Mergers—Treatment of WellCare’s Existing Debt; Financing” and “The Merger Agreement—Covenants and Agreements—Financing.”

Appraisal Rights (page 133)

Under Delaware law, Centene stockholders will not be entitled to any appraisal rights in connection with the merger, the subsequent merger or any other transactions described in this joint proxy statement/prospectus.

Under Delaware law, if the merger is completed, record holders of WellCare common stock who do not vote in favor of the adoption of the merger agreement and who otherwise properly exercise their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of WellCare common stock, in lieu of receiving the merger consideration. The “fair value” could be higher or lower than, or the same as, the merger consideration. The relevant provisions of the General Corporation Law of the State of Delaware are included as Annex E to this proxy statement/prospectus. WellCare stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, WellCare stockholders who are considering exercising that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in the loss of the right of appraisal. For a more detailed description of WellCare stockholder’s appraisal rights, see “The Mergers—Appraisal Rights.”

NYSE Listing of Centene Common Stock; Delisting and Deregistration of WellCare Common Stock (page 136)

Prior to the completion of the merger, Centene has agreed to use its reasonable best efforts to cause the shares of Centene common stock to be issued in the merger to be approved for listing on the NYSE subject to official notice of issuance. The listing of the shares of Centene common stock is also a condition to completion of the merger.

If the merger is completed, WellCare common stock will cease to be listed on the NYSE and WellCare common stock will be deregistered under the Exchange Act.

U.S. Federal Income Tax Consequences of the Mergers (page 136)

Centene and WellCare intend for the mergers, taken together, to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to WellCare’s obligation or Centene’s obligation to complete the transactions that the mergers, taken together, constitute a single integrated transaction that qualifies as a “reorganization.”

WellCare and Centene have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the transactions and, as a result, there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein.

For a more complete description of the U.S. federal income tax consequences of the mergers, see “The Mergers—U.S. Federal Income Tax Consequences.”

Restrictions on Sales of Shares of Centene Common Stock Received in the Merger (page 139)

All shares of Centene common stock received by WellCare stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Centene common stock received by any WellCare stockholder who becomes an “affiliate” of Centene after completion of the merger (such as WellCare directors or executive officers who become directors or executive officers of Centene after the merger). This joint proxy statement/prospectus does not cover resales of shares of Centene common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Litigation Related to the Merger (page 140)

Between May 7 and May 9, 2019, three putative class action lawsuits were filed by purported stockholders of WellCare against WellCare and members of the WellCare Board in the United States District Court for the District of Delaware (Stein v. WellCare Health Plans, Inc., et al., Case No. 1:19-cv-00855-LPS; Kent v. WellCare Health Plans, Inc., et al., Case No. 1:19-cv-00865-LPS; and Clarke v. WellCare Health Plans, Inc., et al., Case No. 1:19-cv-00873-LPS). The complaint in Kent v. WellCare Health Plans, Inc., et al. also names Centene, Merger Sub 1 and Merger Sub 2 as defendants. The complaints in these three cases purport to assert claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and allege that the preliminary joint proxy statement/prospectus filed with the SEC on May 3, 2019 contains certain material omissions. The complaints seek to enjoin the mergers pending the disclosure of additional information and request an award of attorneys’ fees and damages in an unspecified amount.

On May 10, 2019, a putative class action lawsuit was filed by a purported stockholder of WellCare against WellCare, members of the WellCare Board, Centene, Merger Sub 1 and Merger Sub 2 in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida (Seabaugh v. WellCare Health Plans, Inc., et al., Case No. 2019CA004942). The complaint in this case alleges that members of the WellCare Board breached their fiduciary duties by, among other things, agreeing to an allegedly unfair and inadequate price, agreeing to deal protection devices that allegedly impede their ability to investigate or obtain higher offers, allegedly failing to protect against certain purported conflicts of interest, and allegedly failing to disclose material information in the preliminary joint proxy statement/prospectus. The complaint further alleges that WellCare, Centene, Merger Sub 1 and Merger Sub 2 aided and abetted these alleged breaches of fiduciary duties. The complaint seeks to enjoin or rescind the mergers and requests an award of attorneys’ fees and damages in an unspecified amount.

The Merger Agreement (page 141)

Conditions to the Merger (page 146)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligations of each of Centene, Merger Sub I, Merger Sub II, on the one hand, and WellCare, on the other hand, to complete the merger are subject to the satisfaction (or waiver by Centene and WellCare, as applicable) of various conditions, including the following conditions:

•	Centene stockholders approving the Share Issuance Proposal and WellCare stockholders approving the Merger Agreement Proposal;
•	the shares of Centene common stock to be issued in the merger having been approved for listing on the NYSE;
•	no law or order being in effect that prohibits the merger or the issuance of Centene common stock to WellCare stockholders in connection with the merger;
•	effectiveness of, and absence of any stop order with respect to, the registration statement of which this joint proxy statement/prospectus forms a part;
•	the HSR Act Clearance, the required filings and the required state regulatory approvals having been made or obtained;
•	accuracy of the representations and warranties made in the merger agreement by the other party as set forth in the merger agreement, subject to certain materiality thresholds;
•	performance in all material respects by the other party of all of the covenants and agreements required by the merger agreement to be performed or complied with by it prior to the closing; and
•	the absence of a material adverse effect on the other party (see “The Merger Agreement—Material Adverse Effect” of this joint proxy statement/prospectus for the definition of material adverse effect).

In addition, as more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligations of Centene and Merger Sub I to complete the merger are subject to the satisfaction (or waiver to the extent legally permissible) on or prior to the closing date of the following additional conditions:

•	Centene’s receipt of a certificate, dated as of the closing date and duly executed by an executive officer of WellCare, certifying the satisfaction of certain conditions; and
•	no burdensome condition (as defined in “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts”) being a condition to the receipt of the HSR Act Clearance or the required state regulatory approvals and none of the HSR Act Clearance, the required filings or the required state regulatory approvals containing, including or imposing any burdensome condition.

In addition, as more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligation of WellCare to complete the merger is subject to the satisfaction (or waiver to the extent legally permissible) on or prior to the closing date of the following additional condition:

•	WellCare’s receipt of a certificate, dated as of the closing date and duly executed by an executive officer of Centene, certifying the satisfaction of certain conditions.

For a more complete description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”

No Solicitation (page 156)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, each of Centene and WellCare has agreed to immediately cease any discussions or negotiations with any person that may have been ongoing prior to the date of the merger agreement with respect to an alternative acquisition proposal, as described hereinafter, and to terminate all physical and electronic data room access previously granted to any such person or its representatives.

In addition, each of Centene and WellCare has agreed that it will not, and will cause each of its controlled affiliates and representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any person of an alternative acquisition proposal;
•	engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any alternative acquisition proposal or provide any information to any person in connection with, or related to, any alternative acquisition proposal;
•	approve, endorse or recommend any alternative acquisition proposal;
•	enter into any contract or similar document or commitment related to an alternative acquisition proposal; or
•	release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision to which Centene, WellCare or their respective subsidiaries is a party, as applicable (except if such party’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with such board of directors’ fiduciary duties under applicable law, in which case such party may waive any such provision solely to the extent necessary to permit the person bound by such provision to make a nonpublic alternative acquisition proposal to the board of directors).

However, prior to obtaining the WellCare stockholder approval of the Merger Agreement Proposal, in the case of WellCare, or prior to obtaining the Centene stockholder approval of the Share Issuance Proposal, in the case of Centene, if WellCare or Centene receives a bona fide written alternative acquisition proposal made after the date of the merger agreement that does not result from a breach of such party’s no-solicitation obligations under the merger agreement, and if the WellCare Board or the Centene Board, as applicable, determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such alternative acquisition proposal is, or could reasonably be expected to lead to, a superior acquisition proposal, each of WellCare and Centene, as applicable, is permitted to:

•	enter into a confidentiality agreement with the person making such alternative acquisition proposal that contains provisions not less favorable in the aggregate to Centene or WellCare, as applicable, than those contained in the confidentiality agreement entered into by Centene and WellCare, dated February 20, 2019, including standstill provisions no less favorable in any material respect to WellCare or Centene, as applicable, than those under such confidentiality agreement;
•	provide information (including nonpublic information) in response to a request therefor by such person, subject to the confidentiality agreement described in the immediately preceding bullet point; and
•	engage in discussion or negotiations for such alternative acquisition proposal with such person and its representatives.

For a more complete description of the no solicitation provisions of the merger agreement, see “The Merger Agreement—Covenants and Agreements—No Solicitation.”

Termination (page 148)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of Centene and WellCare; or
•	by either Centene or WellCare:
•	if the closing has not occurred prior to 5:00 p.m., New York City time, on March 26, 2020 (which is referred to as the outside date), except that, if, as of 5:00 p.m., New York City time, on the outside date, all of the closing conditions described below under “The Merger Agreement—Conditions to the Merger” have been satisfied or duly waived by all parties entitled to the benefit thereof (except for (i) closing conditions regarding (a) the existence of a legal restraint that relates to antitrust laws or a required state regulatory approval, or (b) the HSR Act Clearance, required filings or the required state regulatory approvals having been made or obtained and (ii) any other condition that by its nature is to be satisfied at the closing, the outside date will automatically be extended to August 26, 2020);

•	if a legal restraint is in effect that has become final and nonappealable, except that a party may not terminate the merger agreement as described in this bullet point if the existence of such legal restraint was primarily caused by, or resulted from, such party’s breach of, or failure to perform or comply with, any of its covenants or agreements under the merger agreement;
•	if approval of the Share Issuance Proposal is not obtained at the Centene stockholders meeting or at any adjournment or postponement thereof at which a vote on the Share Issuance Proposal was taken;
•	if approval of the Merger Agreement Proposal is not obtained at the WellCare stockholders meeting or at any adjournment or postponement thereof at which a vote on the Merger Agreement Proposal was taken; or
•	if the other party breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, or any of such other party’s representations or warranties fails to be accurate, which failure (i) would give rise to the failure of a closing condition regarding the accuracy of such other party’s representations and warranties or such other party’s compliance with its covenants and agreements and (ii) cannot be cured by such other party by the outside date (as it may be extended) or, if capable of being cured by such other party by the outside date (as it may be extended), is not cured by such other party within 30 days after the terminating party delivers written notice of such failure to such other party; or
•	by Centene:
•	prior to receipt of the WellCare stockholder approval, if the WellCare Board or a committee thereof makes a change of recommendation;
•	if WellCare has committed a willful breach of its no-solicitation obligations and such willful breach cannot be cured by the date of the WellCare stockholders meeting or, if capable of being cured, is not cured within 10 business days after Centene delivers written notice of such breach to WellCare; or
•	if (i) the Centene Board has authorized Centene to terminate the merger agreement in response to a superior acquisition proposal (as defined below under “The Merger Agreement—Covenants and Agreements—Change of Recommendation and Termination”) in accordance with, and subject to the terms and conditions of, the provisions described under “The Merger Agreement—Covenants and Agreements—No Solicitation; —Change of Recommendation and Termination” and (ii) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such superior acquisition proposal is duly executed and delivered by Centene, the person making such superior acquisition proposal and all other parties thereto; or
•	by WellCare:
•	prior to receipt of the Centene stockholder approval, if the Centene Board or a committee thereof makes a change of recommendation;
•	if Centene has committed a willful breach of its no-solicitation obligations and such willful breach cannot be cured by the date of the Centene stockholders meeting or, if capable of being cured, is not cured within 10 business days after WellCare delivers written notice of such breach to Centene; or
•	if (i) the WellCare Board has authorized WellCare to terminate the merger agreement in response to a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “The Merger Agreement—Covenants and Agreements—No Solicitation; —Change of Recommendation and Termination” and (ii) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such superior acquisition proposal is duly executed and delivered by WellCare, the person making such superior acquisition proposal and all other parties thereto.

For a more complete description of the termination provisions of the merger agreement, see “The Merger Agreement—Termination.”

Termination Fees (page 150)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, Centene will pay WellCare a termination fee in connection with a termination of the merger agreement under the following circumstances:

•	if WellCare terminates the merger agreement in response to Centene’s change of recommendation related to a Centene intervening event or Centene or WellCare terminates the merger agreement because the Centene stockholder approval is not obtained and, at the time of such termination, WellCare would have been entitled to terminate the merger agreement in response to Centene’s change of recommendation related to a Centene intervening event, Centene will pay to WellCare a fee of $954,766,149;
•	if, prior to 5:00 p.m., New York City time, on May 10, 2019, (i) WellCare terminates the merger agreement in response to Centene’s change of recommendation related to an alternative acquisition proposal or (ii) Centene terminates the merger agreement to enter into a superior acquisition proposal that did not result from a breach of its no-solicitation obligations, Centene will pay to WellCare a fee of $756,826,826;
•	if (i) after 5:00 p.m., New York City time, on May 10, 2019, (a) WellCare terminates the merger agreement in response to Centene’s change of recommendation related to an alternative acquisition proposal or (b) Centene terminates the merger agreement to enter into a superior acquisition proposal that did not result from a breach of its no-solicitation obligations, (ii) either Centene or WellCare terminates the merger agreement because the Centene stockholder approval is not obtained and, at the time of such termination, WellCare would have been entitled to terminate the merger agreement in response to Centene’s change of recommendation related to an alternative acquisition proposal or Centene’s uncured willful breach of its no-solicitation obligations or (iii) WellCare terminates the merger agreement due to Centene’s uncured willful breach of its no-solicitation obligations, Centene will pay to WellCare a fee of $908,192,191;
•	if Centene or WellCare terminates the merger agreement because the Centene stockholder approval is not obtained and, at the time of such termination, WellCare would not have been entitled to terminate the merger agreement due to Centene’s change of recommendation (such termination is referred to as a Centene no-vote termination), Centene will pay to WellCare a fee of $256,156,772 (such fee is referred to as the Centene no-vote fee);
•	if (i) a Centene no-vote termination occurs or the merger agreement is terminated because the closing has not occurred prior to the outside date or because Centene or Merger Sub I or Merger Sub II have breached any of their respective covenants, agreements, representations or warranties under the merger agreement, (ii) prior to such termination, any alternative acquisition proposal is made known to Centene or the Centene Board or publicly announced by any person and (iii) within 12 months after the date of such termination, Centene enters into an alternative acquisition agreement for any alternative acquisition proposal, except that, for purposes of this provision, the references to “25%” in the definition of alternative acquisition proposal will be deemed to be references to “50%,” Centene will pay to WellCare, prior to or concurrently with the execution of such alternative acquisition agreement, an amount in cash equal to $908,192,191 minus the amount of any Centene no-vote fee previously paid as described in the immediately preceding bullet point; and
•	if either Centene or WellCare terminates the merger agreement because the closing has not occurred prior to the outside date or because a legal restraint is in effect that has become final and nonappealable (but only if the applicable legal restraint relates to antitrust laws or a required state regulatory approval) and, at the time of any such termination, all of the closing conditions described below under “The Merger Agreement—Conditions to the Merger” have been satisfied or duly waived by all parties entitled to the benefit thereof, except for the closing conditions regarding (i) the existence of a legal restraint (but only if the applicable legal restraint relates to antitrust laws or a required state regulatory approval), (ii) obtainment of the HSR Act Clearance or the making of the required filings or obtainment of the required state regulatory approvals or (iii) the existence of a burdensome condition (as defined in “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts”), and (iv) any other condition that by its nature is to be satisfied at the closing (provided that such condition would be capable of being satisfied if the closing date were the date of such termination), Centene will pay WellCare $546,709,595.

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, WellCare will pay Centene a termination fee in connection with a termination of the merger agreement under the following circumstances:

•	if Centene terminates the merger agreement in response to WellCare’s change of recommendation related to a WellCare intervening event or Centene or WellCare terminates the merger agreement because the WellCare stockholder approval is not obtained and, at the time of such termination, Centene would have been entitled to terminate the merger agreement in response to WellCare’s change of recommendation related to a WellCare intervening event, WellCare will pay to Centene a fee of $640,431,240;
•	if, prior to 5:00 p.m., New York City time, on May 10, 2019, (i) Centene terminates the merger agreement in response to WellCare’s change of recommendation related to an alternative acquisition proposal or (ii) WellCare terminates the merger agreement to enter into a superior acquisition proposal that did not result from a breach of its no-solicitation obligations, WellCare will pay to Centene a fee of $507,658,910;
•	if (i) after 5:00 p.m., New York City time, on May 10, 2019, (a) Centene terminates the merger agreement in response to WellCare’s change of recommendation related to an alternative acquisition proposal or (b) WellCare terminates the merger agreement to enter into a superior acquisition proposal that did not result from a breach of its no-solicitation obligations, (ii) either Centene or WellCare terminates the merger agreement because the WellCare stockholder approval is not obtained and, at the time of such termination, Centene would have been entitled to terminate the merger agreement in response to WellCare’s change of recommendation related to an alternative acquisition proposal or WellCare’s uncured willful breach of its no-solicitation obligations or (iii) Centene terminates the merger agreement due to WellCare’s uncured willful breach of its no-solicitation obligations, WellCare will pay to Centene a fee of $609,190,692;
•	if Centene or WellCare terminates the merger agreement because the WellCare stockholder approval is not obtained and, at the time of such termination, Centene would not have been entitled to terminate the merger agreement due to WellCare’s change of recommendation (such termination is referred to as a WellCare no-vote termination), WellCare will pay to Centene a fee of $171,823,016 (such fee is referred to as the WellCare no-vote fee); and
•	if (i) a WellCare no-vote termination occurs or the merger agreement is terminated because the closing has not occurred prior to the outside date or because WellCare has breached any of its covenants or agreements and representations or warranties under the merger agreement, (ii) prior to such termination, any alternative acquisition proposal is made known to WellCare or the WellCare Board or publicly announced by any person and (iii) within 12 months after the date of such termination, WellCare enters into an alternative acquisition agreement for any alternative acquisition proposal, except that, for purposes of this provision, the references to “25%” in the definition of alternative acquisition proposal will be deemed to be references to “50%,” WellCare will pay to Centene, prior to or concurrently with the execution of such alternative acquisition agreement, an amount in cash equal to $609,190,692 minus the amount of any WellCare no-vote fee previously paid as described in the immediately preceding bullet point.

For a more complete description of the circumstances under which Centene or WellCare will be required to pay a termination fee, see “The Merger Agreement—Termination Fees and Other Fees.”

Risk Factors (page 53)

You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 53.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial information is being provided to assist you in your analysis of the financial aspects of the transaction.

The Centene annual historical information is derived from, and is qualified in its entirety by, the audited consolidated financial statements of Centene as of and for each of the years in the five-year period ended December 31, 2018. The WellCare annual historical information is derived from, and is qualified in its entirety by, the audited consolidated financial statements of WellCare as of and for each of the years in the five-year period ended December 31, 2018.

The data as of and for the three months ended March 31, 2019 has been derived from the unaudited interim financial statements of each of Centene and WellCare and, respectively, in the opinion of each company’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period.

The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in the Centene and WellCare respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the period ended March 31, 2019, which are incorporated by reference into this joint proxy statement/prospectus, as well as other information that has been filed with the SEC. See “Where You Can Find More Information” for information on where you can obtain copies of this information. The historical results included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of Centene, WellCare or the combined company.

Centene

	As of and for the
	Three Months Ended March 31,		Year Ended December 31,
(in millions, except per share data in dollars)	2019	2018	2018	2017	2016	2015	2014
Income Statement Data:
Total Revenues	$18,444	$13,194	$60,116	$48,382	$40,607	$22,760	$16,560
Net earnings attributable to Centene Corporation	$522	$340	$900	$828	$562	$355	$271

Per Share Data:
Net income attributable to Centene Corporation:
Basic	$1.26	$0.98	$2.31	$2.40	$1.76	$1.49	$1.16
Diluted	$1.24	$0.96	$2.26	$2.34	$1.71	$1.44	$1.12

Consolidated Balance Sheet Data:
Cash and cash equivalents, Investments and Restricted deposits	$14,810	$11,850	$13,480	$10,050	$9,118	$3,978	$3,167
Total assets	33,569	25,170	30,901	21,855	20,197	7,339	5,824
Medical claims liability	7,381	4,771	6,831	4,286	3,929	2,298	1,723
Long-term debt	6,775	5,172	6,648	4,695	4,651	1,216	874
Total stockholders’ equity	11,634	7,580	11,013	6,864	5,909	2,168	1,743

WellCare

	As of and for the
	Three Months Ended March 31,		Year Ended December 31,
(in millions, except per share data in dollars)	2019	2018	2018	2017	2016	2015	2014
Consolidated operating results:
Total Revenues	$6,762.2	$4,646.2	$20,414.1	$17,007.2	$14,237.1	$13,890.2	$12,959.9
Net income	$151.4	$101.7	$439.8	$373.7	$242.1	$118.6	$63.7

Per Share Data:
Earnings per common share:
Basic	$3.02	$2.28	$9.40	$8.40	$5.47	$2.69	$1.45
Diluted	$2.98	$2.25	$9.29	$8.31	$5.43	$2.67	$1.44

Balance Sheet Data:
Cash and cash equivalents	$3,235.3	$4,824.1	$3,653.9	$4,198.6	$3,961.4	$2,407.0	$1,313.5
Total assets	13,205.9	9,671.4	11,764.7	8,364.6	6,152.8	5,145.8	4,446.5
Long-term debt, including current maturities	2,127.3	1,183.0	2,126.4	1,182.4	997.6	1,199.1	888.6
Total liabilities	8,814.7	7,169.0	7,524.7	5,947.9	4,152.7	3,417.5	2,850.6
Total stockholders’ equity	4,391.2	2,502.4	4,240.0	2,416.7	2,000.1	1,728.3	1,595.9

SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The transaction will be accounted for under the acquisition method of accounting, which means the assets and liabilities of WellCare will be recorded, as of the completion of the transaction, at their respective fair values and added to those of Centene. For a more detailed description of the acquisition method of accounting, see “The Mergers—Accounting Treatment.”

The below selected unaudited pro forma combined consolidated financial information, which is referred to as Selected Pro Forma Financial Information, reflects the acquisition method of accounting and gives effect to the transaction, in the case of the statement of operations information, as though the transaction had occurred as of January 1, 2018 and, in the case of the balance sheet information, as though the transaction had occurred as of March 31, 2019.

The unaudited pro forma combined consolidated financial information, which is referred to as Unaudited Pro Forma Financial Information, has been prepared giving effect to the payment of the merger consideration in exchange for each share of WellCare common stock outstanding as of the close of business on May 17, 2019, the most recent practicable date for which such information was available. The number of shares of WellCare common stock outstanding as of the record date is not expected to be meaningfully different from the number as of May 17, 2019.

The Unaudited Pro Forma Financial Information would have been different had the companies actually been combined as of January 1, 2018 or March 31, 2019. For example, the Selected Pro Forma Financial Information does not reflect net cost savings that may result from the transaction. The combined pro forma financial information has been presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by Centene’s management; however, it is not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. The following Selected Pro Forma Financial Information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and related notes beginning on page 31 of this joint proxy statement/prospectus.

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
	(in millions, except per share data in dollars and shares in thousands)
Combined Consolidated Statement of Operations Information:
Total Revenues	$25,169	$88,842
Earnings from operations	805	2,393
Net earnings attributable to common stockholders	559	1,221

Net earnings per common share:
Basic	$0.96	$2.11
Diluted	$0.95	$2.08
Weighted average shares outstanding
Basic	584,642	579,896
Diluted	591,470	588,154
As of March 31, 2019
(in millions)
Combined Consolidated Balance Sheet Information
Cash and cash equivalents	$9,609
Investments and restricted deposits	10,766
Goodwill and Intangible assets, net	25,129
Total assets	59,449
Medical claims liability	10,593
Long term debt	15,112
Total stockholders’ equity	21,031

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE INFORMATION

The following table sets forth selected historical per share information of Centene and WellCare and unaudited pro forma combined consolidated per share information reflecting the transaction between Centene and WellCare, under the acquisition method of accounting, and the issuance of 3.38 validly issued, fully paid and non-assessable shares of Centene common stock in exchange for each share of WellCare common stock. You should read this information in conjunction with the selected historical financial information, included elsewhere in this joint proxy statement/prospectus, and the historical financial statements of Centene and WellCare and related notes contained in the Centene and WellCare annual reports on Form 10-K for the year ended December 31, 2018 and the quarterly reports on Form 10-Q for the period ended March 31, 2019, which are incorporated by reference into this joint proxy statement/prospectus. The unaudited Centene pro forma combined consolidated per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and related notes beginning on page 31. The historical per share information is derived from audited financial statements of Centene and WellCare as of and for the year ended December 31, 2018 and the unaudited financial statements for the Three Months ended March 31, 2019.

The unaudited pro forma combined consolidated per share information would have been different had the companies actually been combined as of the beginning of the periods presented. For example, the unaudited pro forma combined consolidated per share information does not reflect cost savings that may result from the transaction. The unaudited pro forma combined consolidated per share information has been presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by Centene’s management; however, it is not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company.

	As of/For the Three Months Ended March 31, 2019	As of/For the Year Ended December 31, 2018
Centene Historical per Common Share Data:
Net income-basic	$1.26	$2.31
Net income-diluted	$1.24	$2.26
Book value(1)	$28.15	$26.70
WellCare Historical per Common Share Data:
Net income-basic	$3.02	$9.40
Net income-diluted	$2.98	$9.29
Book value(1)	$87.30	$84.81
Unaudited Pro Forma Combined per Centene Common Share Data:
Net income-basic	$0.96	$2.11
Net income-diluted	$0.95	$2.08
Book value(1)	$35.95	N/A
Unaudited Pro Forma Combined per WellCare Equivalent Share Data:
Net income-basic(2)	$3.24	$7.13
Net income-diluted(2)	$3.21	$7.03
Book value(1)(2)	$121.51	N/A
(1)	Amount is calculated by dividing shareholders’ equity by common shares or shares of common stock, as applicable, outstanding. Pro forma book value per share as of December 31, 2018, is not meaningful as the estimated pro forma adjustments were calculated as of March 31, 2019.
(2)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio in the merger (3.38 Centene common shares for each share of WellCare common stock).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations and related notes present the pro forma condensed combined statements of operations of Centene Corporation (“Centene”) for the year ended December 31, 2018 and for the three months ended March 31, 2019, after giving effect to the completion of the following:

•	Centene’s acquisition of New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York) (“Fidelis Care” or “Fidelis”) (as described in Note 1), and the financing of the Fidelis Acquisition (the “Fidelis Financing”);
•	WellCare Health Plans, Inc.’s (“WellCare”) acquisition of Caidan Management Company, LLC, MeridianRx, LLC and Caidan Holding Company (collectively “Meridian”) (as described in Note 1), and the financing of the Meridian acquisition (the “Meridian Financing”); and
•	Centene’s proposed acquisition of WellCare (as described in Note 1), and the financing of the proposed acquisition of WellCare (the “WellCare Financing”).

The acquisition of Fidelis Care by Centene and the acquisition of Meridian by WellCare both occurred in 2018. The proposed acquisition of WellCare by Centene was announced in March 2019 and is expected to close in the first half of 2020. The pro forma condensed combined statements of operations give effect to all three acquisitions and the related financing as if they occurred on January 1, 2018.

The unaudited pro forma condensed combined balance sheet as of March 31, 2019, combines the historical consolidated balance sheets of Centene and WellCare, giving effect to the acquisition as if it had occurred on March 31, 2019.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

•	separate historical audited financial statements of Centene as of and for the year ended, December 31, 2018, and the related notes included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2018;
•	separate historical audited financial statements of WellCare as of and for the year ended, December 31, 2018, and the related notes included in WellCare’s Annual Report on Form 10-K for the year ended December 31, 2018;
•	separate historical unaudited interim financial statements of Centene as of and for the three months ended, March 31, 2019, and the related notes included in Centene’s Quarterly Report on Form 10-Q for the period ended March 31, 2019;
•	separate historical unaudited interim financial statements of WellCare as of and for the three months ended, March 31, 2019, and the related notes included in WellCare’s Quarterly Report on Form 10-Q for the period ended March 31, 2019;
•	separate historical unaudited interim financial statements of Caidan Enterprises, Inc. as of and for the six months ended, June 30, 2018, and the related notes, included in WellCare’s Current Report on Form 8-K/A filed on October 30, 2018; and
•	separate historical unaudited interim financial statements of Fidelis Care as of and for the six months ended, June 30, 2018, and the related notes, included in Centene’s Current Report on Form 8-K filed on May 3, 2019.

The unaudited pro forma condensed combined financial information has been prepared by Centene using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (which is referred to in this proxy statement/prospectus as GAAP). Centene has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The proposed acquisition has not yet received the necessary approvals from stockholders, governmental authorities, and under the HSR Act and other relevant laws and regulations, before completion of the merger, there are significant limitations regarding what Centene can learn about WellCare. The assets and liabilities of WellCare have been measured based on various preliminary estimates using assumptions that Centene believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

Centene intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Centene and WellCare would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following completion of the WellCare Transaction and does not reflect any related restructuring and integration charges to achieve those cost savings.

Centene management expects that the strategic and financial benefits of the WellCare Transaction will result in certain cost savings opportunities. These cost savings have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Factors that may affect Future Results and the Trading Price of Our Common Stock—The combined company may be unable to successfully integrate our business with WellCare and realize the anticipated benefits of the WellCare Transaction” in Item 1A. of Part II of our Quarterly Report on Form 10-Q for the three months ended March 31, 2019.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In millions, except per share data in dollars and shares in thousands)

	Centene	Fidelis(1)(2)	Pro Forma Adjustments (Note 6)		Centene and Fidelis Pro Forma Combined
Revenues:
Premium	$53,629	$5,348	$11	(1a)	$58,988
Service	2,806	—	—		2,806
Premium and service revenues	56,435	5,348	11		61,794
Premium tax and health insurer fee	3,681	—	82	(1a)	3,763
Total revenues	60,116	5,348	93		65,557
Expenses:
Medical costs	46,057	4,768	—		50,825
Cost of services	2,386	—	—		2,386
Selling, general and administrative expenses	6,043	335	(402)	(1b)	5,976
Amortization of acquired intangible assets	211	—	37	(1c)	248
Premium tax expense	3,252	—	93	(1a)	3,345
Health insurer fee expense	709	—	—		709
Total operating expenses	58,658	5,103	(272)		63,489
Earnings from operations	1,458	245	365		2,068
Other income (expense):
Investment and other income	253	11	—		264
Interest expense	(343)	(3)	(39)	(1d)	(385)
Earnings from operations before income tax expense	1,368	253	326		1,947
Income tax expense	474	—	137	(1e)	611
Net earnings	894	253	189		1,336
Loss attributable to noncontrolling interests	6	—	—		6
Net earnings attributable to common stockholders	$900	$253	$189		$1,342

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$2.31				$3.29
Diluted earnings per common share	$2.26				$3.22

Weighted average number of common shares outstanding:
Basic	390,248		17,930	(1f)	408,178
Diluted	398,506		17,930	(1f)	416,436

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page 43.

(1)	Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining other revenue with premium revenue; and combining depreciation and amortization and charitable donations and grants with selling, general and administrative expenses.
(2)	Information included herein for Fidelis Care is for the six months ended June 30, 2018. The Fidelis Care acquisition closed July 1, 2018.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In millions, except per share data in dollars and shares in thousands)

	WellCare(1)	Meridian(1)(2)	Pro Forma Adjustments (Note 6)		WellCare and Meridian Pro Forma Combined
Revenues:
Premium	$20,146	$2,985	$(741)	(2g)	$22,390
Service	154	—	235	(2g)	389
Premium and service revenues	20,300	2,985	(506)		22,779
Premium tax and health insurer fee	—	—	506	(2g)	506
Total revenues	20,300	2,985	—		23,285
Expenses:
Medical costs	17,128	2,689	(167)	(2g)	19,650
Cost of services	149	—	167	(2g)	316
Selling, general and administrative expenses	1,880	370	(256)	(2a),(2b),(2g)	1,994
Amortization of acquired intangible assets	—	—	130	(2c),(2g)	130
Premium tax expense	127	—	23	(2g)	150
Health insurer fee expense	344	44	—		388
Total operating expenses	19,628	3,103	(103)		22,628
Earnings from operations	672	(118)	(103)		657
Other income (expense):
Investment and other income	108	11	(2)	(2a)	117
Interest expense	(87)	(9)	(22)	(2a),(2d)	(118)
Earnings from operations before income tax expense	693	(116)	79		656
Income tax expense (benefit)	253	(41)	28	(2a),(2e)	240
Net earnings	440	(75)	51		416
Loss attributable to noncontrolling interests	—	—	—		—
Net earnings attributable to common stockholders	$440	$(75)	$51		$416

Net earnings per common share:
Basic earnings per common share	$9.40				$8.33
Diluted earnings per common share	$9.29				$8.23

Weighted average number of common shares outstanding:
Basic	46,768		3,196	(2f)	49,964
Diluted	47,355		3,196	(2f)	50,551

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page 43.

(1)	Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining depreciation and amortization with selling, general and administrative expenses, reclassifying investment and other income from revenues to other income (expense), and combining equity in (losses) of unconsolidated subsidiaries with investment and other income.
(2)	Information included herein for Meridian is for the eight months ended August 31, 2018. WellCare’s acquisition of Meridian closed September 1, 2018.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In millions, except per share data in dollars and shares in thousands)

	Centene and Fidelis Pro Forma Combined	WellCare and Meridian Pro Forma Combined	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$58,988	$22,390	$—		$81,378
Service	2,806	389	—		3,195
Premium and service revenues	61,794	22,779	—		84,573
Premium tax and health insurer fee	3,763	506	—		4,269
Total revenues	65,557	23,285	—		88,842
Expenses:
Medical costs	50,825	19,650	—		70,475
Cost of services	2,386	316	—		2,702
Selling, general and administrative expenses	5,976	1,994	—		7,970
Amortization of acquired intangible assets	248	130	332	(3b)	710
Premium tax expense	3,345	150	—		3,495
Health insurer fee expense	709	388	—		1,097
Total operating expenses	63,489	22,628	332		86,449
Earnings from operations	2,068	657	(332)		2,393
Other income (expense):
Investment and other income	264	117	—		381
Interest expense	(385)	(118)	(364)	(3c)	(867)
Earnings from operations before income tax expense	1,947	656	(696)		1,907
Income tax expense (benefit)	611	240	(159)	(3d)	692
Net earnings	1,336	416	(537)		1,215
Loss attributable to noncontrolling interests	6	—	—		6
Net earnings attributable to common stockholders	$1,342	$416	$(537)		$1,221

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$3.29				$2.11
Diluted earnings per common share	$3.22				$2.08

Weighted average number of common shares outstanding:
Basic	408,178		171,718	(3e)	579,896
Diluted	416,436		171,718	(3e)	588,154

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page 43.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2019
(In millions, except per share data in dollars and shares in thousands)

	Centene	WellCare(1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$16,203	$6,609	$(32)	(3f)	$22,780
Service	635	116	—		751
Premium and service revenues	16,838	6,725	(32)		23,531
Premium tax	1,606	—	32	(3f)	1,638
Total revenues	18,444	6,725	—		25,169
Expenses:
Medical costs	13,882	5,832	—		19,714
Cost of services	544	112	—		656
Selling, general and administrative expenses	1,609	573	(60)	(3a),(3f)	2,122
Amortization of acquired intangible assets	65	—	116	(3b),(3f)	181
Premium tax expense	1,659	32	—		1,691
Total operating expenses	17,759	6,549	56		24,364
Earnings from operations	685	176	(56)		805
Other income (expense):
Investment and other income	99	39	—		138
Interest expense	(99)	(30)	(91)	(3c)	(220)
Earnings from operations, before income tax expense	685	185	(147)		723
Income tax expense (benefit)	166	34	(33)	(3d)	167
Net earnings	519	151	(114)		556
Loss attributable to noncontrolling interests	3	—	—		3
Net earnings attributable to common stockholders	$522	$151	$(114)		$559

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.26				$0.96
Diluted earnings per common share	$1.24				$0.95

Weighted average number of common shares outstanding:
Basic	412,924		171,718	(3e)	584,642
Diluted	419,752		171,718	(3e)	591,470

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page 43.

(1)	Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining depreciation and amortization with selling, general and administrative expenses, reclassifying investment and other income from revenues to other income (expense), and combining equity in earnings of unconsolidated subsidiaries with investment and other income.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2019
(In millions, except shares in thousands)

	Centene	WellCare(2)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,345	$3,235	$29	(a)	$9,609
Premium and trade receivables	5,819	2,449	—		8,268
Short-term investments	697	969	—		1,666
Other current assets	755	1,128	64	(d)	1,947
Total current assets	13,616	7,781	93		21,490
Long-term investments	7,186	1,058	—		8,244
Restricted deposits	582	274	—		856
Property, software and equipment, net	1,800	425	(167)	(h)	2,058
Goodwill	6,981	2,206	7,734	(b)	16,921
Intangible assets, net	2,208	986	5,014	(c)	8,208
Other long-term assets	1,196	476	—		1,672
Total assets	$33,569	$13,206	$12,674		$59,449

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, STOCKHOLDERS’ EQUITY AND NET ASSETS
Current liabilities:
Medical claims liability	$7,381	$3,212	$—		$10,593
Accounts payable and accrued expenses	4,641	2,848	290	(d)	7,779
Return of premium payable	718	—	—		718
Unearned revenue	363	17	—		380
Current portion of long-term debt	40	—	—		40
Total current liabilities	13,143	6,077	290		19,510
Long-term debt	6,775	2,127	6,210	(e)	15,112
Other long-term liabilities	2,007	611	1,168	(f)	3,786
Total liabilities	21,925	8,815	7,668		38,408
Commitments and contingencies
Redeemable noncontrolling interests	10	—	—		10
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock(1)	—	—	—		—
Additional paid-in capital	7,491	1,967	7,656	(g)	17,114
Accumulated other comprehensive income	38	5	(5)	(i)	38
Retained earnings	4,185	2,419	(2,645)	(j),(d)	3,959
Treasury stock, at cost	(174)	—	—		(174)
Total stockholders’ equity attributable to common stockholders	11,540	4,391	5,006		20,937
Noncontrolling interest	94	—	—		94
Total stockholders’ equity	11,634	4,391	5,006		21,031
Total liabilities and stockholders’ equity	$33,569	$13,206	$12,674		$59,449

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7. Balance Sheet Pro Forma Adjustments, beginning on page 46.

(1)	On a historical basis, share information of the Company is as follows: 800,000 shares authorized; 419,058 shares issued and 413,305 outstanding. On a pro forma combined basis, share information is as follows: 800,000 shares authorized; 590,776 shares issued and 585,023 outstanding.
(2)	Certain reclassifications have been made to conform to Centene’s financial statement presentation including combining various receivables into premium and trade receivables, combining various liabilities into accounts payable and accrued expenses, and including assets and liabilities of discontinued operations in the other assets and other liabilities categories.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
(UNAUDITED)

1.	Description of Transactions

On March 26, 2019, Centene, Merger Sub I and Merger Sub II and WellCare entered into the merger agreement.

The merger agreement provides, upon the terms and subject to the conditions thereof, for two mergers involving WellCare. First, Merger Sub I will merge with and into WellCare, with WellCare surviving the merger as the surviving corporation and as a direct wholly owned subsidiary of Centene. Immediately following the completion of the merger, WellCare, as the surviving corporation, will merge with and into Merger Sub II, with Merger Sub II surviving the subsequent merger as the surviving corporation.

In the merger, each share of common stock, par value $0.01 per share, of WellCare issued and outstanding immediately prior to the effective time of the merger (other than any shares of WellCare Common Stock owned by WellCare, any shares of WellCare Common Stock owned by Centene, and any shares of WellCare Common Stock as to which appraisal rights have been properly exercised) will be automatically canceled and converted into the right to receive (i) 3.38 (such ratio, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of the common stock, par value $0.001 per share, of Centene and (ii) $120.00 in cash (collectively, the “Merger Consideration”).

At the effective time of the merger, each pre-2018 RSU, whether vested or unvested, will be canceled and converted into the right to receive the Merger Consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such pre-2018 RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

At the effective time of the merger, each 2018 and 2019 RSU will be converted into an adjusted RSU with the same terms and conditions as were applicable to such 2018 and 2019 RSU immediately prior to the effective time of the merger (including with respect to vesting and termination-related vesting provisions). The number of shares of Centene common stock subject to each adjusted RSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 and 2019 RSU immediately prior to the effective time of the merger, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

The stock award exchange ratio is the sum of (x) the Exchange Ratio and (y) the quotient obtained by dividing the per-share cash amount by the volume weighted average of the sale prices per share of Centene common stock for the 10 full consecutive trading days ending on and including the business day prior to the closing date.

At the effective time of the merger, each 2017 PSU, whether vested or unvested, will be canceled and converted into the right to receive the Merger Consideration on the same terms and conditions as outstanding shares of WellCare common stock. The achievement of the performance-based vesting metrics applicable to each 2017 PSU will be determined based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination). Consideration in respect of each 2017 PSU will be paid to the holders of such 2017 PSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

At the effective time of the merger, each 2018 PSU will be converted into a 2018 Adjusted PSU with the same terms and conditions as were applicable to such 2018 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2018 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2018 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

At the effective time of the merger, each 2019 PSU will be converted into a 2019 Adjusted PSU with the same terms and conditions as were applicable to such 2019 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 PSU immediately prior to the effective time of the merger with the achievement of the applicable performance metrics deemed achieved at the target level of performance, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

At the effective time of the merger, each 2019 shareholder return PSU will be converted into a 2019 Adjusted PSU with the same terms and conditions as were applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 shareholder return PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

At the effective time of the merger, each director RSU, whether vested or unvested, will be canceled and converted into the right to receive the Merger Consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such director RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

Effective on July 1, 2018, pursuant to the Asset Purchase Agreement, between Centene and Fidelis Care, dated as of September 12, 2017, Centene acquired substantially all of the assets and assumed certain liabilities of Fidelis Care for $3.75 billion in cash, reduced by a $375.0 million escrow which may be used to satisfy any post-closing indemnification claims and working capital adjustment (the “Fidelis Acquisition”).

Effective September 1, 2018, The WellCare Management Group, Inc., a wholly-owned subsidiary of WellCare, completed its previously announced acquisition of Meridian for an aggregate purchase price of approximately $2.5 billion, subject to certain purchase price adjustments, as described in the Meridian transaction agreement.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Centene and WellCare. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Centene may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Centene’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of Centene. Financial statements and reported results of operations of Centene issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of WellCare.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Centene and WellCare are estimated to be approximately $305 million, of which $15 million had been incurred as of March 31, 2019. Acquisition-related transaction costs expected to be incurred by Centene include estimated fees related to a bridge financing commitment agreement. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies. Although Centene projects that annual net cost savings of approximately $500 million will result by the second year following the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings. Such restructuring and integration charges will be expensed in the appropriate accounting periods after completion of the merger.

On December 12, 2018, the Board of Director’s declared a two-for-one split of Centene’s common stock in the form of a 100% stock dividend distributed on February 6, 2019 to stockholders of record as of December 24, 2018. All share, per share and stock price information presented has been adjusted for the two-for-one stock split.

3.	Accounting Policies

Centene is in the process of reviewing WellCare’s accounting policies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Centene’s accounting policies and classifications. As a result of that review, Centene may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Centene is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of WellCare:

	Conversion Calculation	Estimated Fair Value (in millions)	Form of Consideration
Consideration Transferred:
Number of shares of WellCare common stock outstanding at May 17, 2019 (in millions)	50.3
Multiplied by Centene’s share price at May 17, 2019 multiplied by the Exchange Ratio ($56.04*3.38)	$189.42	$9,528	Centene Common Shares
Multiplied by the per common share cash consideration	$120.00	$6,036	Cash

Number of WellCare performance share units and restricted stock units outstanding at May 17, 2019 and expected to be canceled (in millions)	0.5
Multiplied by Centene’s share price at May 17, 2019 multiplied by the Exchange Ratio ($56.04*3.38)	$189.42	$95	Centene Common Shares
Multiplied by the per common share cash consideration	$120.00	$60	Cash
Estimate of Total Consideration Expected to be Transferred(a)		$15,719

Certain amounts in the above table may reflect rounding adjustments.

(a)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value of the common share component of the purchase consideration and a per share equity component different from the $189.42 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the price of Centene’s common shares on the date the merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $962 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.
5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Centene in the merger, reconciled to the estimate of total consideration expected to be transferred ($ in millions):

As of March 31, 2019
Assets to be Acquired and Liabilities to be Assumed:
Net book value of net assets acquired	$4,391
Less historical:
Goodwill	(2,206)
Intangible assets	(986)
Capitalized internal-use software	(167)
Deferred tax assets on outstanding equity awards and other deferred tax adustments	(16)
Deferred tax liabilities on historical internal-use software	50
Deferred tax liabilities on historical intangible assets	241
Adjusted book value of net assets to be acquired	$1,307
Goodwill(a)	9,940
Identified intangible assets(b)	6,000
Deferred tax liabilities(c)	(1,443)
Fair value adjustment to debt(d)	(85)
Property, software and equipment(e)	—
Consideration transferred	$15,719
(a)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)	As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there were significant limitations on Centene’s ability to obtain specific information about the WellCare intangible assets prior to completion of the merger.

At this time, Centene does not have sufficient information as to the amount, timing and risk of cash flows of all of WellCare’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, WellCare’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of WellCare’s identifiable intangible assets and their weighted-average useful lives have been estimated as follows ($ in millions):

	Estimated Fair Value	Estimated Useful Life (Years)
Purchased contract rights	$4,500
Trade names	700
Provider contracts	600
Technology	200
Total	$6,000	13

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Centene has sufficiently reviewed information about WellCare’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Centene only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable WellCare intangible assets and/or to the estimated weighted-average useful lives from what Centene has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Centene’s estimate of associated amortization expense.

(c)	As of the completion of the merger, Centene will establish deferred taxes and make other tax adjustments as part of the accounting for the acquisition, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see (b) and (d)). The pro forma adjustment to record the effect of deferred taxes was computed as follows ($ in millions):
Estimated fair value of identifiable intangible assets to be acquired	$6,000
Estimated fair value adjustment of debt to be assumed	(85)
Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$5,915
Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 24.4% (*)	$1,443
(*)	Centene assumed a 24.4% tax rate when estimating the deferred tax aspects of the acquisition.
(d)	As of completion of the merger, debt is required to be measured at fair value. Centene has calculated the pro forma adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable.
(e)	As of completion of the merger, property, software, and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Centene does not have sufficient information at this time as to the specific nature, age, condition or location of WellCare’s property, software, and equipment, and Centene does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Centene has assumed that the current WellCare book values represent the best estimate of fair value except for capitalized internal-use software for which the historical book value was eliminated as the fair value was estimated in (b) above. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the merger is completed.

6.	Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transactions; Note 2. Basis of Presentation; and Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following ($ in millions):

Centene and Fidelis Care Pro Forma Adjustments:

(1a)	Prior to the Fidelis Acquisition, Fidelis Care was a not-for-profit entity, not subject to premium tax expense. Centene’s estimates of additional premium revenue, premium tax revenue and premium tax expense for the period January 1, 2018 through June 30, 2018 are as follows:
Year Ended December 31, 2018
Premium revenue	$11
Premium tax revenue	82
Premium tax expense	93
(1b)	To eliminate $402 million of Centene and Fidelis Care acquisition-related transaction costs recognized that are non-recurring in nature and directly attributable to the Fidelis Acquisition.
(1c)	To record additional intangible amortization expense for the period January 1, 2018 through June 30, 2018, as follows:
Year Ended December 31, 2018
Estimated intangible asset amortization expense(*)	$37
(*)	Based on $956 million of finite-lived intangibles acquired with a weighted average amortization period of 13 years.
(1d)	In May 2018, Centene issued $1.8 billion in aggregate principal amount of 5.375% senior notes due 2026 at par in connection with the Fidelis Financing. Centene estimates the following adjustments to interest expense to reflect the impacts of the Fidelis Financing as if it occurred on January 1, 2018:
•	Additional interest expense of approximately $38 million for the period January 1, 2018 through May 22, 2018, based on $1.8 billion of long-term fixed rate indebtedness at an annual interest rate of 5.375% that Centene incurred to finance a portion of the cash consideration payable in connection with the Fidelis Acquisition and to pay related fees and expenses.
•	Additional interest expense of approximately $1 million for the period January 1, 2018 through May 22, 2018, related to the amortization of debt issuance costs associated with the Fidelis Financing.
(1e)	Centene assumed a tax rate of 23.7%, when estimating the tax impact of the acquisition, including Fidelis Care becoming subject to income tax, representing the federal and state tax rates.
(1f)	In May 2018, Centene completed a public offering of common stock to partially finance the Fidelis Acquisition. The weighted average basic and diluted common shares have been adjusted by an incremental 17,930 thousand shares to reflect the shares to be outstanding as of January 1, 2018.

WellCare and Meridian Pro Forma Adjustments:

(2a)	To eliminate the results of Meridian operations not acquired:
Year Ended December 31, 2018
Selling, general and administrative expenses	$(133)
Investment and other income	(2)
Interest expense	9
Earnings from operations before income tax expense	140
Income tax expense	49
Net earnings	$91

(2b)	To eliminate $25 million of incurred acquisition-related transaction costs recognized that are non-recurring in nature and directly attributable to the Meridian acquisition for the year ended December 31, 2018.
(2c)	To eliminate Meridian’s historical intangible amortization expense and record additional intangible amortization expense for the period January 1, 2018 through August 31, 2018:
Year Ended December 31, 2018
Eliminate Meridian’s historical intangible asset amortization	$(2)
Estimated intangible asset amortization expense(*)	57
Total adjustment to intangible asset amortization	$55
(*)	Based on $622 million of finite-lived intangibles acquired with a weighted average amortization period of 7 years.
(2d)	In August 2018, WellCare completed the offering and sale of $750 million of 5.375% unsecured senior notes due 2026 to partially fund the Meridian acquisition. In July 2018, WellCare entered into an amended and restated credit agreement which increased the aggregate principle amount available under their existing revolving credit facility from $1.0 billion to $1.3 billion and extended the maturity date under the revolving credit facility. The following adjustments to interest expense reflect the estimated impacts of the Meridian Financing as if it occurred on January 1, 2018:
•	Additional interest expense of approximately $30 million for the period January 1, 2018 through August 12, 2018, based on $750 million of long-term fixed-rate indebtedness and $225 million of borrowings under the new revolving credit facility incurred to finance a portion of the Meridian acquisition and to pay related fees and expenses. The calculation of interest expense on the long-term indebtedness is based on the eight-year maturity and an interest rate of 5.375%. Additionally, the calculation of interest expense on the new revolving credit facility assumes an estimated weighted average annual interest expense of approximately 3.5%.
•	Additional interest expense of approximately $1 million for the period January 1, 2018 through August 12, 2018, related to the amortization of debt issuance costs associated with the Meridian Financing.
(2e)	WellCare assumed a tax rate of 35.0% for the pro forma adjustments, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.
(2f)	In August 2018, WellCare completed a public offering of common stock and issued 5,208 thousand shares of common stock to partially fund the Meridian acquisition. The weighted average basic and diluted common shares have been adjusted by an incremental 3,196 thousand shares to reflect the shares to be outstanding as of January 1, 2018.
(2g)	The following reclassification adjustments have been made to conform WellCare and Meridian’s pro forma combined statement of operations to Centene’s presentation and have no effect on net earnings:
•	Reclassification of $506 million of premium tax and health insurer fee revenue from premium revenue.
•	Reclassification of $235 million of service revenue from premium revenue.
•	Reclassification of $167 million of cost of service expense from medical costs.
•	Reclassification of $23 million of premium tax expense from selling, general and administrative expenses.
•	Reclassification of $75 million of amortization of acquired intangible assets from selling, general and administrative expenses.

Centene and WellCare Pro Forma Adjustments:

(3a)	To eliminate Centene and WellCare acquisition-related transaction costs recognized that are non-recurring in nature and directly attributable to the acquisitions, as follows:
Three Months Ended March 31, 2019
Eliminate WellCare’s incurred transaction costs related to the Meridian acquisition	$(7)
Eliminate WellCare’s incurred transaction costs	—
Eliminate Centene’s incurred transaction costs	(15)
Total	$(22)
(3b)	To adjust intangible amortization expense, as follows:
	Year Ended December 31, 2018	Three Months Ended March 31, 2019
Eliminate WellCare’s historical intangible asset amortization	$(130)	$(38)
Estimated intangible asset amortization*	462	116
Total adjustment to intangible asset amortization	$332	$78
(*)	Assumes an estimated $6 billion of finite-lived intangibles and a weighted average amortization period of 13 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).
(3c)	Centene estimates interest expense of approximately $364 million for the year ended December 31, 2018 and $91 million for the three months ended March 31, 2019, associated with debt to be issued to finance the proposed acquisition, the amortization of debt issuance costs, and the amortization of the estimated fair value adjustment to WellCare’s debt:
•	Additional interest expense of approximately $367 million for the year ended December 31, 2018 and $92 million for the three months ended March 31, 2019, based on approximately $6.4 billion of long-term fixed-rate debt Centene expects to issue to partially fund the proposed acquisition. The calculation of interest expense on the long-term debt assumes maturity tranches between eight and 10 years and an estimated weighted average annual interest expense of 5.73%. If interest rates were to increase or decrease by 0.5% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by approximately $32 million in 2018 and $8 million for the three months ended March 31, 2019.
•	Additional interest expense of $8 million for the year ended December 31, 2018 and $2 million for the three months ended March 31, 2019 associated with the amortization of an estimated $75 million of debt issuance costs related to the issuance of $6.4 billion Centene expects to issue to partially fund the proposed acquisition.
•	Additional interest expense is offset by the reduction of WellCare’s interest expense by $11 million for the year ended December 31, 2018 and $3 million for the three months ended March 31, 2019. These reductions are from the amortization of the estimated fair value adjustment to WellCare’s debt over the remaining weighted-average life of its outstanding debt. Debt is required to be measured at fair value under the acquisition method of accounting.
(3d)	Centene assumed a tax rate of 24.4% for the pro forma adjustments for the year ended December 31, 2018 and the three months ended March 31, 2019, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

In addition, Centene assumed WellCare would become subject to IRS Regulation 162(m)(6) beginning in 2018, with estimated increased income tax expense of $11 million and $3 million for the year ended December 31, 2018 and the three months ended March 31, 2019, respectively.

(3e)	The combined basic and diluted earnings per share for the periods presented are based on the combined weighted average basic and diluted common shares of Centene and WellCare. The historical weighted average basic and diluted shares of WellCare were assumed to be replaced by the shares expected to be issued by Centene to effect the proposed acquisition.

The following table summarizes the computation of the unaudited pro forma combined weighed average basic and diluted shares outstanding (shares in thousands):

	Year Ended December 31, 2018	Three Months Ended March 31, 2019
Centene weighted average shares used to compute basic earnings per share	408,178	412,924
WellCare’s shares outstanding at May 17, 2019 multiplied by the exchange ratio (3.38 per share)	170,028	170,028
Number of WellCare RSUs and PSUs expected to vest at closing converted at the exchange ratio (3.38 per share)	1,690	1,690
Pro Forma weighted average basic shares outstanding	579,896	584,642
Diluted effective of Centene’s outstanding stock-based awards	8,258	6,828
Pro forma weighted average shares dilutive shares outstanding	588,154	591,470
(3f)	The following reclassification adjustments have been made to conform WellCare’s statement of operations to Centene’s presentation and have no effect on net earnings:
•	Reclassification of $32 million of premium tax revenue from premium revenue for the three months ended March 31, 2019.
•	Reclassification of $38 million of amortization of acquired intangible assets from selling, general and administrative expenses for the three months ended March 31, 2019.
7.	Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transactions; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following ($ in millions):

(a)	To reflect the remaining cash available for use immediately subsequent to the anticipated financing and funding of the proposed acquisition calculated, as follows:
Record issuance of long-term debt	$6,400
Estimated debt issuance costs incurred	(75)
Record funding of the cash portion of the merger consideration	(6,096)
Record payoff of WellCare’s existing revolving credit facility	(200)
Total	$29
(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:
Eliminate WellCare’s historical goodwill	$(2,206)
Estimated transaction goodwill	9,940
Total	$7,734

(c)	To adjust intangible assets to an estimate of fair value, as follows:
Eliminate WellCare’s historical intangible assets	$(986)
Estimated fair value of intangible assets acquired	6,000
Total	$5,014
(d)	To record estimated acquisition-related transaction costs:
•	To record estimated current tax asset of $64 million for acquisition-related transaction costs.
•	To accrue remaining acquisition-related transaction costs estimated to be incurred for Centene and WellCare of $290 million. Total acquisition-related transaction costs estimated to be incurred are approximately $305 million, of which $15 million has been incurred as of March 31, 2019. Pursuant to requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related transaction costs are not included in the pro forma condensed combined income statements.
•	Retained earnings adjustment for the after-tax transaction costs incurred of $226 million
(e)	To record issuance of long-term debt to partially fund the proposed acquisition and related debt issuance costs and to adjust WellCare’s debt to fair value, as follows:
Record debt issued to partially fund the merger	$6,400
Record debt issuance costs	(75)
Record payoff of WellCare’s existing revolving credit facility	(200)
Estimated fair value increase to WellCare’s debt assumed	85
Total	$6,210
(f)	To adjust tax assets and liabilities, as follows:
Eliminate WellCare’s deferred tax liability on intangible assets	$(241)
Eliminate WellCare’s deferred tax liability on internal-use software	(50)
Eliminate WellCare’s deferred tax asset on outstanding equity awards and other deferred tax adjustments	16

Estimated transaction deferred tax liability on identifiable intangible assets	1,464
Estimated transaction deferred tax asset for fair value increase to assumed debt	(21)
Total	$1,168
(g)	To eliminate WellCare’s historical common stock and additional paid-in capital and record the stock portion of the merger consideration, as follows:
Eliminate WellCare’s historical common stock and additional paid-in capital	$(1,967)
Issuance of estimated Centene common stock	9,623
Total	$7,656
(h)	To eliminate WellCare’s historical capitalized internal-use software of $167 million.
(i)	To eliminate WellCare’s historical accumulated other comprehensive income of $5 million.
(j)	To eliminate WellCare’s historical retained earnings of $2,419 million.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of Centene common stock and WellCare common stock, each of which trade on the NYSE under the symbols “CNC” and “WCG,” respectively.

	Centene Common Stock		WellCare Common Stock
	High	Low	High	Low
2017:
First Calendar Quarter	$36.62	$28.00	$151.93	$133.21
Second Calendar Quarter	42.90	34.60	184.88	139.13
Third Calendar Quarter	49.36	39.53	184.88	162.34
Fourth Calendar Quarter	52.33	41.78	213.97	162.25

2018:
First Calendar Quarter	$56.21	$48.81	$221.75	$187.06
Second Calendar Quarter	63.15	52.14	247.94	188.32
Third Calendar Quarter	74.12	60.51	323.50	245.01
Fourth Calendar Quarter	74.49	54.25	324.99	220.63

2019:
First Calendar Quarter	$69.25	$49.56	$288.61	$225.82
Second Calendar Quarter (through May 22, 2019)	$58.25	$45.44	$289.00	$243.39

On December 12, 2018, the Centene Board declared a two-for-one split of Centene common stock, which is referred to as the Centene stock split, in the form of a 100% stock dividend distributed February 6, 2019 to stockholders of record on December 24, 2018. All share and per share information presented in this filing has been adjusted for the two-for-one stock split.

On March 26, 2019, the last trading day before the public announcement of the merger agreement, the closing sale price per share of Centene common stock was $54.85 and the closing sale price per share of WellCare common stock was $231.27, in each case on the NYSE. On May 22, 2019, the latest practicable date before the date of this joint proxy statement/prospectus, the closing sale price per share of Centene common stock was $56.78 and the closing sale price per share of WellCare common stock was $278.03, in each case on the NYSE. The table below sets forth the equivalent market value per share of WellCare common stock on March 26, 2019 and May 22, 2019, as determined by multiplying the closing prices of shares of Centene common stock on those dates by the exchange ratio of 3.38 and adding the cash portion of the merger consideration of $120.00 per share, without interest. Although the exchange ratio is fixed, the market prices of Centene common stock and WellCare common stock will fluctuate before the special meetings and before the merger is completed. The market value of the merger consideration ultimately received by WellCare stockholders will depend on the closing price of Centene common stock on the day such stockholders receive their shares of Centene common stock pursuant to the merger agreement.

	Centene Common Stock	WellCare Common Stock	Implied Per Share Value of Merger Consideration
March 26, 2019	$54.85	$231.27	$305.39
May 22, 2019	$56.78	$278.03	$311.92

The market prices of Centene common stock and WellCare common stock have fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this proxy statement/prospectus to the date of the WellCare special meeting and the date the merger is completed. No assurance can be given concerning the market prices of Centene common stock or WellCare common stock before completion of the merger or Centene common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Centene common stock (and therefore the value of the merger consideration) when received by WellCare stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, WellCare stockholders are advised to obtain current market quotations for Centene common stock and WellCare common stock in deciding whether to vote for adoption of the merger agreement.

Dividends

Centene has never declared any cash dividends on its capital stock and currently anticipates retaining any future earnings for the development, operation, and expansion of its business. WellCare has not paid any dividends on its common stock during fiscal years 2017, 2018 and year-to-date fiscal 2019 and has no present intention of paying any dividends on its common stock. However, the board of directors of each of Centene and WellCare retains its right to review the dividend policy periodically subject to, among other things, the limitations set forth in the merger agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of current or historical fact, contained in this joint proxy statement/prospectus are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Such forward-looking statements are intended to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe-harbor provisions.

In particular, these statements include, without limitation, statements about Centene’s and WellCare’s respective future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions (including statements about the impact of the merger, Centene’s recent acquisition, which is referred to as the Fidelis Care Transaction, of substantially all the assets of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York, which is referred to as Fidelis Care, and WellCare’s recent acquisition, which is referred to as the Meridian Transaction, of Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and MeridianRx, a pharmacy benefit manager, which are collectively referred to as Meridian), and investments and the adequacy of available cash resources.

These forward-looking statements reflect Centene’s and WellCare’s respective current views with respect to future events and are based on numerous assumptions and assessments made by Centene and WellCare, respectively, in light of their experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors Centene and WellCare respectively believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause Centene or WellCare or their industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

All forward-looking statements included in this filing are based on information available to Centene and WellCare on the date of this joint proxy statement/prospectus. Except as may be otherwise required by law, neither Centene nor WellCare undertakes any obligation to update or revise the forward-looking statements included in this joint proxy statement/prospectus, whether as a result of new information, future events or otherwise, after the date of this filing. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to, the following: (i) the risk that regulatory or other approvals required for the merger may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of Centene management’s and WellCare management’s respective time and Centene’s and WellCare’s respective resources or otherwise have an adverse effect on Centene or WellCare; (ii) the risk that Centene’s stockholders do not approve the Share Issuance Proposal; (iii) the risk that WellCare’s stockholders do not approve the Merger Agreement Proposal; (iv) the possibility that certain conditions to the consummation of the merger will not be satisfied or completed on a timely basis and, accordingly, the merger may not be consummated on a timely basis or at all; (v) uncertainty as to the expected financial performance of the combined company following completion of the merger; (vi) the possibility that the expected synergies and value creation from the merger will not be realized, or will not be realized within the expected time period; (vii) the exertion of Centene management’s and WellCare management’s respective time and Centene’s and WellCare’s respective resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with any regulatory or third party consents or approvals for the merger; (viii) the risk that unexpected costs will be incurred in connection with the completion and/or integration of the merger or that the integration of WellCare will be more difficult or time consuming than expected; (ix) the risk that potential litigation in connection with the merger may affect the timing or occurrence of the merger or result in significant costs of defense, indemnification and liability; (x) a downgrade of the credit rating of Centene’s or WellCare’s indebtedness, which could give rise to an obligation to redeem existing indebtedness; (xi) unexpected costs, charges or expenses resulting from the merger; (xii) the possibility that competing offers will be made to acquire Centene; (xiii) the inability to retain key personnel; (xiv) disruption from the announcement, pendency and/or completion of the merger, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; (xv) the risk that, following the merger, the combined company may not be able to effectively manage its expanded operations and (xvi) risks and uncertainties set forth in or incorporated by reference into this joint proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 53.

Additional factors that may cause Centene’s actual results to differ materially from projections, estimates or other forward-looking statements include, but are not limited to, the following: (i) Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; (ii) competition; (iii) membership and revenue declines or unexpected trends; (iv) changes in healthcare practices, new technologies and advances in medicine; (v) increased healthcare costs, (vi) changes in economic, political or market conditions; (vii) changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the Affordable Care Act, which is referred to as the ACA, and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome of the District Court decision in Texas v. United States of America regarding the constitutionality of the ACA; (viii) rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene’s government businesses; (ix) Centene’s ability to adequately price products on federally facilitated and state-based Health Insurance Marketplaces; (x) tax matters; (xi) disasters or major epidemics; (xii) the outcome of legal and regulatory proceedings; (xiii) changes in expected contract start dates; (xiv) provider, state, federal and other contract changes and timing of regulatory approval of contracts; (xv) the expiration, suspension, or termination of Centene’s contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); (xvi) the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; (xvii) challenges to Centene’s contract awards; (xviii) cyber-attacks or other privacy or data security incidents; (xix) the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Fidelis Care Transaction, will not be realized, or will not be realized within the expected time period; (xx) the exertion of Centene management’s time and Centene’s resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions, including the Fidelis Care Transaction; (xxi) disruption caused by significant completed and pending acquisitions, including, among others, the Fidelis Care Transaction, making it more difficult to maintain business and operational relationships; (xxii) the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including, among others, the Fidelis Care Transaction; (xxiii) changes in expected closing dates, estimated purchase price and accretion for acquisitions; (xxiv) the risk that acquired businesses, including Fidelis Care, will not be integrated successfully; (xxv) the risk that, following the Fidelis Care Transaction, Centene may not be able to effectively manage its expanded operations; (xxvi) restrictions and limitations in connection with Centene’s indebtedness; (xxvii) Centene’s ability to maintain the Centers for Medicare and Medicaid Services star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; (xxviii) availability of debt and equity financing on terms that are favorable to Centene; (xxix) inflation; and (xxx) foreign currency fluctuations.

Additional factors that may cause WellCare’s actual results to differ materially from projections, estimates, or other forward-looking statements include, but are not limited to, the following: (i) WellCare’s progress on top priorities such as integrating care management, advocating for WellCare’s members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth; (ii) WellCare’s ability to effectively identify, estimate and manage growth; (iii) the ability to achieve accretion to WellCare’s earnings, revenues or other benefits expected; (iv) disruption to business relationships, operating results, and business generally of WellCare; (v) potential reductions in Medicaid and Medicare revenue; (vi) WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors; (vii) WellCare’s ability to negotiate actuarially sound rates, especially in new programs with limited experience, (viii) WellCare’s ability to improve healthcare quality and access; (ix) the appropriation and payment by state governments of Medicaid premiums receivable; (x) the outcome of any protests and litigation related to Medicaid awards; (xi) the approval of Medicaid contracts by the Centers for Medicare & Medicaid Services; (xii) any changes to the programs or contracts; (xiii) WellCare’s ability to address operational challenges related to new business; and (xiv) WellCare’s ability to meet the requirements of readiness reviews.

This list of important factors is not intended to be exhaustive. Each of Centene and WellCare discusses certain of these matters more fully, as well as certain other factors that may affect their respective business operations, financial condition and results of operations, in their respective filings with the SEC, including their respective Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Due to these important factors and risks, neither Centene nor WellCare can give assurances with respect to their future performance, including, without limitation, their respective ability to maintain adequate premium levels or their ability to control their future medical and selling, general and administrative costs.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including, among others, the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 50, you should carefully consider the following risk factors before deciding whether to vote for the Merger Agreement Proposal, in the case of WellCare stockholders, or for the Share Issuance Proposal, in the case of Centene stockholders. In addition, you should read and consider the risks associated with each of the businesses of WellCare and Centene because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of Centene and WellCare on Form 10-K for the fiscal year ended December 31, 2018, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page 182.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on Centene and WellCare.

The completion of the merger is subject to a number of conditions, including, among others, the approval of the Share Issuance Proposal by the Centene stockholders, the approval of the Merger Agreement Proposal by the WellCare stockholders and the receipt of the HSR Act Clearance and the required state regulatory approvals, which make the completion of the merger and timing thereof uncertain. See the section entitled “The Merger Agreement—Conditions to the Merger” for a more detailed description. Also, either Centene or WellCare may terminate the merger agreement if the merger has not been consummated by March 26, 2020 (subject to an automatic extension to August 26, 2020 in certain circumstances), except that this right to terminate the merger agreement will not be available to any party whose failure to perform any obligation under the merger agreement has been the cause of, or the primary factor that resulted in, the failure of the merger to be consummated on or before that date.

If the merger is not completed, Centene’s and WellCare’s respective ongoing businesses may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Centene and WellCare will be subject to a number of risks, including the following:

•	the market price of Centene common stock or WellCare common stock could decline;
•	Centene or WellCare could owe substantial termination fees to the other party under certain circumstances (see the section entitled “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees and Other Fees”);
•	if the merger agreement is terminated and the Centene Board or the WellCare Board seeks another business combination, Centene stockholders and WellCare stockholders cannot be certain that Centene or WellCare will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;
•	time and resources committed by Centene’s and WellCare’s respective management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;
•	Centene or WellCare may experience negative reactions from the financial markets or from their respective customers or employees; and
•	Centene and WellCare will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed.

In addition, if the merger is not completed, Centene or WellCare could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Centene or WellCare to perform their respective obligations under the merger agreement. The materialization of any of these risks could adversely impact Centene and WellCare’s respective ongoing businesses.

Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, which could discourage a potential competing acquiror of either Centene or WellCare from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay substantial termination fees to the other party.

The merger agreement contains certain provisions that restrict each of Centene’s and WellCare’s ability to initiate, solicit, knowingly encourage or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party proposal for an alternative acquisition transaction. Further, even if the Centene Board withdraws or qualifies its recommendation with respect to the issuance of the shares of Centene common stock forming part of the merger consideration or if the WellCare Board withdraws or qualifies its recommendation with respect to the adoption of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, Centene or WellCare, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their respective special meeting of stockholders. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative acquisition proposal before the board of directors of the company that has received a third-party alternative acquisition proposal may withdraw or qualify its recommendation with respect to the applicable merger-related proposal.

In some circumstances, upon termination of the merger agreement in connection with an alternative acquisition proposal, Centene may be required to pay a termination fee of between $756,826,826 and $908,192,191 to WellCare, and WellCare may be required to pay a termination fee of between $507,658,910 and $609,190,692 to Centene. See the sections entitled “Summary—The Merger Agreement—No Solicitation,” and “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees and Other Fees.”

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Centene or WellCare or pursuing an alternative acquisition transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per-share value than the per-share value proposed to be received or realized in the merger. In particular, a termination fee, if applicable, may be substantial, and could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Centene stockholders or WellCare stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated and either Centene or WellCare determines to seek another business combination, Centene or WellCare, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger is subject to the expiration or termination of applicable waiting periods and the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on WellCare, Centene or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, any waiting period (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the merger must have been obtained, in each case, under the HSR Act, as amended, and other applicable law. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental authorities may, among other factors, consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Under the merger agreement, Centene and WellCare have agreed to use their reasonable best efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except that Centene and its subsidiaries are not required to take actions that, individually or in the aggregate, would result in or would reasonably be expected to result in a burdensome condition (as further described in “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts”).

In addition, regulators may impose conditions, terms, obligations or restrictions in connection with their approval of or consent to the merger, and such conditions, terms, obligations or restrictions may delay completion of the merger or impose additional material costs on or materially limit the revenues of the combined company following the completion of the merger. There can be no assurance that regulators will choose not to impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Mergers—Regulatory Approvals Required for the Merger.”

The exchange ratio is fixed and will not be adjusted in the event of any change in either Centene’s or WellCare’s stock price. As a result, the merger consideration payable to WellCare’s stockholders may be subject to change if Centene’s stock price fluctuates.

Upon completion of the merger, each share of WellCare common stock will be converted into the right to receive $120.00 in cash and 3.38 validly issued, fully paid and non-assessable shares of Centene common stock. This exchange ratio will not be adjusted for changes in the market price of either Centene common stock or WellCare common stock between the date the merger agreement was signed and completion of the merger. Due to the fixed exchange ratio, fluctuations in the price of Centene common stock will drive corresponding changes in the value of the merger consideration payable to each WellCare stockholder. As a result, changes in the price of Centene common stock prior to the completion of the merger will affect the value of Centene common stock that WellCare common stockholders will receive on the closing date.

The price of Centene common stock has fluctuated during the period between the date the merger agreement was executed and the date of this joint proxy statement/prospectus, and may continue to change through the date of each of Centene and WellCare’s stockholder meetings and the date the merger is completed. For example, based on the range of closing prices of Centene common stock during the period from March 26, 2019, the last full trading day before the public announcement of the merger, through May 22, 2019, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio resulted in an implied value of the merger consideration ranging from a high of approximately $315.63 to a low of approximately $278.89 for each share of WellCare common stock. The actual market value of the Centene common stock received by holders of WellCare common stockholders upon completion of the merger may result in an implied value of the merger consideration outside this range.

These variations could result from changes in the business, operations or prospects of Centene or WellCare prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Centene or WellCare. At the time of the WellCare special meeting, WellCare stockholders will not know with certainty the value of the shares of Centene common stock that they will receive upon completion of the merger.

Members of the management and boards of directors of WellCare and Centene have interests in the merger that may be different from, or in addition to, those of other stockholders.

In considering whether to approve the Merger Agreement Proposal, the Merger-Related Compensation Proposal, the WellCare Adjournment Proposal, the Share Issuance Proposal and the Centene Adjournment Proposal, WellCare and Centene stockholders should recognize that members of management and the WellCare and Centene Board have interests in the merger that may be different from, or in addition to, their interests as stockholders of WellCare or Centene.

The executive officers and directors of WellCare have arrangements with WellCare that provide for severance, accelerated vesting of certain rights and other benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger. Executive officers and directors of WellCare also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger. Prior to the completion of the merger, the Centene Board will increase its size from nine to 11 directors and cause two individuals who serve on the WellCare Board immediately prior to the completion of the merger, jointly selected by Centene and WellCare, to be appointed as members of the Centene Board to fill the two new vacancies. Further, one such member of the WellCare Board will be appointed to the nominating and governance committee of the Centene Board as of immediately after the completion of the merger. Such individuals must be willing to serve on the Centene Board and must satisfy applicable NYSE independence requirements and comply with Centene’s corporate governance guidelines. The WellCare Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the WellCare stockholders vote “FOR” the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the WellCare Adjournment Proposal.

With respect to Centene, these interests include that all nine members of the Centene Board, including Mr. Neidorff, will remain on the Centene Board, and Mr. Neidorff, the Chairman of the Centene Board and Centene’s President and Chief Executive Officer, will remain as the Chairman of the Centene Board and Centene’s President and Chief Executive Officer. The executive officers of Centene will remain the executive officers of the combined company. The Centene Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Centene stockholders vote “FOR” the Share Issuance Proposal and the Centene Adjournment Proposal.

These and other such interests are further described in “The Mergers—Interests of Centene Directors and Executive Officers in the Merger” and “The Mergers—Interests of WellCare Directors and Executive Officers in the Merger.”

If the mergers do not qualify as a “reorganization” under Section 368(a) of the Code, the U.S. holders of WellCare common stock may be required to pay additional U.S. federal income taxes.

Centene and WellCare intend for the mergers, taken together, to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to WellCare’s obligation or Centene’s obligation to complete the transactions that the mergers, taken together, constitute a single integrated transaction that qualifies as a “reorganization,” and it is possible that the mergers may not so qualify.

WellCare and Centene have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the mergers and the other transactions contemplated by the merger agreement and, as a result, there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. If the Internal Revenue Service or a court determines that the mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of WellCare common stock would recognize taxable gain or loss upon the exchange of WellCare common stock for Centene common stock pursuant to the merger.

For a more detailed description of the U.S. federal income tax consequences of the mergers, see “The Mergers—U.S. Federal Income Tax Consequences.”

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom Centene or WellCare has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Centene or WellCare, as the case may be, as a result of the merger, which could negatively affect Centene’s or WellCare’s respective revenues, earnings and cash flows, as well as the market price of Centene common stock or WellCare common stock, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Centene or WellCare is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the merger.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, and Centene and WellCare may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Centene and WellCare are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. The combined company’s success after the completion of the merger will depend in part upon the ability of Centene and WellCare to attract, motivate and retain key management personnel and other key employees. Prior to completion of the merger, current and prospective employees of Centene and WellCare may experience uncertainty about their roles within the combined company following the completion of the merger, which may have an adverse effect on the ability of each of Centene and WellCare to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that the combined company will be able to attract, motivate or retain management personnel and other key employees of Centene and WellCare to the same extent that Centene and WellCare have previously been able to attract or retain their own employees.

Centene and WellCare may be targets of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Centene’s and WellCare’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed, or from being completed within the expected timeframe, which may adversely affect Centene’s and WellCare’s respective business, financial position and results of operation. Currently, neither Centene nor WellCare is aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. Further, the combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this joint proxy statement/prospectus, that Centene will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of the party that is determined to be the acquiree under GAAP as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Completion of the merger may trigger change in control or other provisions in certain agreements to which WellCare or its subsidiaries are a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the merger may trigger change in control and other provisions in certain agreements to which WellCare or its subsidiaries are a party. If Centene and WellCare are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Centene and WellCare are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to WellCare or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

The shares of Centene common stock to be received by WellCare stockholders upon completion of the merger will have different rights from shares of WellCare common stock.

Upon completion of the merger, WellCare stockholders will no longer be stockholders of WellCare, but will instead become stockholders of Centene and their rights as Centene stockholders will be governed by the terms of the Centene certificate of incorporation, as amended, and the Centene amended and restated by-laws. The terms of the Centene certificate of incorporation, as amended, and the Centene amended and restated by-laws are in some respects materially different than the terms of the WellCare certificate of incorporation, as amended, and the WellCare amended and restated by-laws, which currently govern the rights of WellCare stockholders. For a discussion of the different rights associated with shares of WellCare common stock and shares of Centene common stock, see “Comparison of Rights of Stockholders of Centene and WellCare.”

Risks Relating to the Combined Company after Completion of the Merger

The combined company may be unable to successfully integrate the businesses of Centene and WellCare and realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the combined company’s ability to successfully combine the businesses of Centene and WellCare, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected and the value of its common stock may be harmed. Additionally, as a result of the merger, rating agencies may take negative actions against the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with the financing of the merger.

The merger involves the integration of WellCare’s business with Centene’s existing business, which is a complex, costly and time-consuming process. Centene and WellCare have not previously completed a transaction comparable in size or scope to the merger. The integration of the two companies may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;
•	managing a larger combined company;
•	maintaining employee morale and attracting and motivating and retaining management personnel and other key employees;
•	the possibility of faulty assumptions underlying expectations regarding the integration process;
•	retaining existing business and operational relationships and attracting new business and operational relationships;
•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;
•	coordinating geographically separate organizations;
•	unanticipated issues in integrating information technology, communications and other systems;
•	unanticipated changes in federal or state laws or regulations, including the ACA and any regulations enacted thereunder; and
•	unforeseen expenses or delays associated with the merger.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows.

Centene and WellCare have operated, and until completion of the merger will continue to operate, independently. Centene and WellCare are currently permitted to conduct only limited planning for the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

Centene stockholders and WellCare stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of the combined company than they now have on the policies of Centene and WellCare, respectively.

Centene stockholders presently have the right to vote in the election of the Centene Board and on other matters affecting Centene. WellCare stockholders presently have the right to vote in the election of the WellCare Board and on other matters affecting WellCare. Immediately after the merger is completed, it is expected that current Centene stockholders will own approximately 71% of the combined company’s common stock outstanding and current WellCare stockholders will own approximately 29% of the combined company’s common stock outstanding, respectively.

As a result, current Centene stockholders and current WellCare stockholders will have less influence on the policies of the combined company than they now have on the policies of Centene and WellCare, respectively.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the combined company’s business will be significantly larger than the current size of either Centene’s or WellCare’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two independent stand-alone companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Centene and WellCare.

The combined company is expected to incur substantial expenses in connection with the completion of the merger and the integration of Centene and WellCare. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. In addition, the businesses of Centene and WellCare will continue to maintain a presence in St. Louis, Missouri and Tampa, Florida, respectively. The substantial majority of these costs will be non-recurring expenses related to the merger (including financing of the merger), facilities and systems consolidation costs. The combined company may incur additional costs to maintain employee morale and to attract, motivate or retain management personnel and other key employees. Centene and WellCare will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the merger, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with the financing of the merger. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs.

The combined company will be significantly more leveraged than Centene is currently.

Upon completion of the merger, the combined company expects to incur approximately $6.4 billion in additional indebtedness. The combined company will have consolidated indebtedness of approximately $15.3 billion, which is greater than the current indebtedness of Centene prior to the merger. The increased indebtedness and higher debt-to-equity ratio of the combined company in comparison to that of Centene on a historical basis will have the effect, among other things, of reducing the flexibility of Centene to respond to changing business and economic conditions and increasing borrowing costs. For more information on the financial impact of the merger on the combined company’s indebtedness, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The financing arrangements that the combined company will enter into in connection with the merger may, under certain circumstances, contain restrictions and limitations that could significantly impact the combined company’s ability to operate its business.

Centene is incurring significant new indebtedness in connection with the merger. Centene and WellCare expect that the agreements governing the indebtedness that the combined company will incur in connection with the merger will contain covenants that, among other things, may, under certain circumstances, place limitations on the dollar amounts paid or other actions relating to:

•	payments in respect of, or redemptions or acquisitions of, debt or equity issued by the combined company or its subsidiaries, including the payment of dividends on Centene common stock;
•	incurring additional indebtedness;
•	incurring guarantee obligations;
•	paying dividends;
•	creating liens on assets;
•	entering into sale and leaseback transactions;
•	making investments, loans or advances;
•	entering into hedging transactions;
•	engaging in mergers, consolidations or sales of all or substantially all of their respective assets; and
•	engaging in certain transactions with affiliates.

In addition, the combined company will be required to maintain a minimum amount of excess availability as set forth in these agreements.

The combined company’s ability to maintain minimum excess availability in future periods will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond the combined company’s control. The ability to comply with this covenant in future periods will also depend on the combined company’s ability to successfully implement its overall business strategy and realize the anticipated benefits of the merger, including synergies, cost savings, innovation and operational efficiencies.

Various risks, uncertainties and events beyond the combined company’s control could affect its ability to comply with the covenants contained in its financing agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, the combined company might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on the combined company’s ability to incur additional debt and to take other actions might significantly impair its ability to obtain other financing.

Centene has obtained a commitment letter from Barclays Bank PLC, JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Fifth Third Bank, MUFG, U.S. Bank National Association, Regions Bank, PNC Bank, National Association, Bank of Montreal, Stifel Bank & Trust, and Canadian Imperial Bank of Commerce, New York Branch. However, the definitive loan documents have not been finalized. For additional information regarding the financing of the mergers, see “The Merger Agreement—Financing.”

The market price of the combined company’s common stock may be affected by factors different from those that are currently affecting or have historically affected the price of Centene or WellCare common stock.

Upon completion of the merger, holders of Centene common stock and WellCare common stock will be holders of common stock of Centene. As the businesses of Centene and WellCare are different, the results of operations as well as the price of the combined company’s common stock may in the future be affected by factors different from those factors affecting Centene and WellCare as independent stand-alone companies. The combined company will face additional risks and uncertainties that Centene or WellCare may not currently be exposed to as independent companies.

The market price of Centene’s common stock may decline as a result of the merger.

The market price of Centene common stock may decline as a result of the merger, and holders of Centene common stock could lose the value of their investment in Centene common stock, if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the merger are not realized, or if the transaction costs related to the merger are greater than expected, or if the financing related to the transaction is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. The issuance of shares of Centene common stock in the merger could on its own have the effect of depressing the market price for Centene common stock. In addition, many WellCare stockholders may decide not to hold the shares of Centene common stock they receive as a result of the merger. Other WellCare stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Centene common stock they receive as a result of the merger. Any such sales of Centene common stock could have the effect of depressing the market price for Centene common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Centene common stock, regardless of the actual operating performance of the combined company.

Other Risk Factors of Centene and WellCare

Centene’s and WellCare’s businesses are and will be subject to the risks described above. In addition, Centene and WellCare are, and will continue to be subject to the risks described in Centene’s and WellCare’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT THE PARTIES TO THE TRANSACTION

Centene

Centene is a diversified, multi-national health care enterprise that provides a portfolio of services to government sponsored and commercial health care programs, focusing on under-insured and uninsured individuals. Centene provides member-focused services through locally based staff by assisting in accessing care, coordinating referrals to related health and social services and addressing member concerns and questions. Centene also provides education and outreach programs to inform and assist members in accessing quality, appropriate health care services. Centene believes its local approach, including member and provider services, enables it to provide accessible, quality, culturally-sensitive health care coverage to its communities. Centene’s health management, educational and other initiatives are designed to help members best utilize the health care system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. Centene combines its decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.

Centene’s corporate office is located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and its telephone number is (314) 725-4477. Centene’s website address is www.centene.com. Information contained on Centene’s website does not constitute part of this joint proxy statement/prospectus. Centene’s stock is publicly traded on the NYSE under the ticker symbol “CNC.”

WellCare

WellCare is a leading managed care company, headquartered in Tampa, Florida, that focuses primarily on providing government-sponsored managed care services to families, children, seniors and individuals with complex medical needs primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, as well as to individuals in the Health Insurance Marketplace. As of March 31, 2019, WellCare served approximately 6.3 million members nationwide. WellCare estimates that it is among the largest managed care organizations providing Medicaid managed care services plans, Medicare Advantage Plans and Medicare Prescription Drug Plans, as measured by membership. WellCare’s broad range of experience and government focus allows it to effectively serve its members, partner with its providers, government clients and communities it serves, and efficiently manage its ongoing operations.

WellCare’s corporate office is located at 8735 Henderson Road, Renaissance One, Tampa, Florida 33634, and its telephone number is (813) 290-6200. WellCare’s website address is www.wellcare.com. Information contained on WellCare’s website does not constitute part of this joint proxy statement/prospectus. WellCare’s stock is publicly traded on the NYSE under the ticker symbol “WCG.”

Merger Sub I

Merger Sub I, a direct wholly owned subsidiary of Centene, is a Delaware corporation incorporated for the purpose of effecting the merger. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Sub I are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

Merger Sub II

Merger Sub II, a direct wholly owned subsidiary of Centene, is a Delaware corporation incorporated for the purpose of effecting the subsequent merger. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the mergers. The principal executive offices of Merger Sub II are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

THE CENTENE SPECIAL MEETING

Centene is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Centene special meeting (or any adjournment or postponement thereof) that Centene has called to consider and vote on the Share Issuance Proposal and the Centene Adjournment Proposal.

Date, Time, Place and Purpose of the Centene special meeting

Together with this joint proxy statement/prospectus, Centene is also sending Centene stockholders a notice of the Centene special meeting and a form of proxy card that is solicited by the Centene Board for use at the Centene special meeting to be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, on June 24, 2019 at 10:00 a.m., Central Time, or any adjournment or postponement thereof.

Centene is holding the Centene special meeting for the following purposes:

•	to consider and vote on the Share Issuance Proposal; and
•	to consider and vote on the Centene Adjournment Proposal.

The business to be conducted at the Centene special meeting, or any adjournment or postponement thereof, will be limited to the proposals set forth in the notice of the Centene special meeting provided to Centene stockholders with this joint proxy statement/prospectus.

Recommendation of the Centene Board

After careful consideration, on March 26, 2019, the Centene Board unanimously (i) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, and (ii) directed that the Share Issuance Proposal and the Centene Adjournment Proposal be submitted to the Centene stockholders for approval at the Centene special meeting. The Centene Board recommends that Centene stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal. For a summary of the factors considered by the Centene Board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, see “The Mergers—Centene Board’s Recommendations and Its Reasons for the Transaction.”

Centene Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Centene record date is May 8, 2019. Only holders of Centene common stock as of the close of business on the Centene record date are entitled to notice of, and to vote at, the Centene special meeting, unless a new record date is set in connection with any adjournment or postponement of the Centene special meeting. As of the Centene record date, there were 413,366,930 issued and outstanding shares of Centene common stock. Each Centene stockholder entitled to vote at the Centene special meeting is entitled to one vote per share at the Centene special meeting. As of the Centene record date, the issued and outstanding Centene common stock was held by approximately 1,158 stockholders of record.

Quorum

Centene’s By-Laws require that there be a quorum at the Centene special meeting in order for Centene to hold a vote on the Share Issuance Proposal. A quorum at the Centene special meeting is the presence, in person or represented by proxy, of a majority of the shares of Centene common stock issued and outstanding as of the Centene record date. An abstention from voting will be deemed present at the Centene special meeting for the purpose of determining the presence of a quorum. Shares of Centene common stock held in “street name” through a bank, broker or other nominee with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and shares of Centene common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Centene special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the Centene special meeting may result in an adjournment of the Centene special meeting and may subject Centene to additional costs and expenses.

Required Vote

Assuming a quorum is present at the Centene special meeting, approval of the Share Issuance Proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Centene special meeting. Centene cannot complete the share issuance or the merger unless the Share Issuance Proposal is approved at the Centene special meeting (or at any adjournment or postponement thereof). Under the current rules and interpretive guidance of the NYSE, “votes cast” on the Share Issuance Proposal consist of votes “FOR” or “AGAINST,” as well as abstentions from voting. As a result, an abstention from voting on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal. Assuming a quorum is present, the failure of a Centene stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee, or any other failure of a Centene stockholder to vote, will have no effect on the outcome of the Share Issuance Proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the Centene Adjournment Proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Centene special meeting. For purposes of the Centene Adjournment Proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Centene Adjournment Proposal, the failure of a Centene stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a Centene stockholder to vote will have no effect on the outcome of the Centene Adjournment Proposal.

Voting Rights; Proxies; Revocation

Centene stockholders may vote their shares at the Centene special meeting in person or represented by proxy.

Voting in Person

To vote in person, you must attend the Centene special meeting and complete and submit the ballot provided at the Centene special meeting. If you hold shares of Centene common stock directly in your name as a stockholder of record, you must bring evidence to the Centene special meeting that you own Centene common stock directly in your name as a stockholder of record, such as a stock certificate. If you hold shares of Centene common stock in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee explaining how you may vote your shares. In each case, you must also bring a form of personal identification to the Centene special meeting in order to be able to vote your shares in person.

Voting By Proxy

To vote by proxy, a Centene stockholder may vote through the internet or by telephone or mail as follows:

•	TO VOTE THROUGH THE INTERNET OR BY TELEPHONE.
○	If you hold shares of Centene common stock directly in your name as a stockholder of record, you may vote through the internet at www.proxyvote.com or by telephone by calling 1-800-690-6903. In order to vote your shares through the internet or by telephone, you will need the control number on your enclosed proxy card (which is unique to each Centene stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). You may vote through the internet or by telephone, 24 hours a day, seven days a week. If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. (Eastern Time) on June 23, 2019 in order to be counted at the Centene special meeting.
○	If you hold your shares of Centene common stock in “street name” through a bank, broker or other nominee, you may provide voting instructions through the internet or by telephone only if internet or telephone voting is made available by your bank, broker or other nominee. Please follow the voting instructions provided by your bank, broker or other nominee holder of record with these materials.

•	TO VOTE BY MAIL.
○	If you hold shares of Centene common stock directly in your name as a stockholder of record, you may vote by mail by completing, signing and dating your enclosed proxy card and returning it using the postage-paid envelope provided or returning it to Vote Processing, c/o Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on June 21, 2019 in order for your vote to be counted at the Centene special meeting.
○	If you hold your shares of Centene common stock in “street name” through a bank, broker or other nominee, you may vote by mail by completing, signing and dating the voting instruction form provided by your bank, broker or other nominee and returning it in the postage-paid return envelope provided. Your broker, bank or other nominee must receive your voting instruction form in sufficient time to vote your shares at the Centene special meeting.

Revoking Your Vote

Even if you vote through the internet or by telephone, or you complete and return a proxy card, if you hold shares of Centene common stock directly in your name as a stockholder of record, you may revoke your vote at any time before the closing of the polls at the Centene special meeting by taking one of the following actions:

•	sending written notice of such revocation to Broadridge Financial Solutions, Inc. by mail at Vote Processing, c/o Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717 that bears a date later than the date of the proxy you want to revoke and that is received prior to the Centene special meeting;
•	submitting a valid later-date proxy through the internet or by telephone by 11:59 p.m. (Eastern Time) on June 23, 2019 or by mail that is received no later than the close of business on June 21, 2019; or
•	attending the Centene special meeting (or any adjournment or postponement thereof) and voting in person.

If you hold your shares in “street name” through a bank, broker or other nominee, you must contact your bank, broker or other nominee holder to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the Centene special meeting.

Generally

If you hold your shares of Centene common stock in “street name” through a bank, broker or other nominee, you must instruct your bank, broker or other nominee on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your bank, broker or other nominee holder of record with this joint proxy statement/prospectus. Banks, brokers and other nominees who hold shares of Centene common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, banks, brokers and other nominees typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, the Share Issuance Proposal and the Centene Adjournment Proposal are non-routine. Therefore, banks, brokers and other nominees do not have discretionary authority to vote on the Share Issuance Proposal or the Centene Adjournment Proposal.

A broker nonvote with respect to Centene common stock occurs when (i) a share of Centene common stock held by a bank, broker or other nominee is present, in person or represented by proxy, at a meeting of Centene stockholders, (ii) the beneficial owner of that share has not instructed his, her or its bank, broker or other nominee on how to vote on a particular proposal and (iii) the bank, broker or other nominee does not have discretionary voting power on such proposal. Banks, brokers and other nominees do not have discretionary voting authority with respect to the Share Issuance Proposal or the Centene Adjournment Proposal; therefore, if a beneficial owner of shares of Centene common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be present in person or represented by proxy at the Centene special meeting. As a result, there will not be any broker nonvotes at the Centene special meeting.

All shares of Centene common stock that are entitled to vote at the Centene special meeting and are represented by properly completed and valid proxy received by the deadlines set forth above and not revoked will be voted at the Centene special meeting in accordance with the instructions indicated in such proxy. If a Centene stockholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of Centene common stock represented by that proxy card will be voted “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal.

Your vote is important, regardless of the number of Centene common stock you own. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone.

Stock Ownership of and Voting by Centene Directors and Executive Officers

As of the Centene record date, Centene’s directors and executive officers and their affiliates beneficially owned in the aggregate 5,260,140 shares of Centene common stock entitled to vote at the Centene special meeting, which represents approximately 1.3% of the shares of Centene common stock entitled to vote at the Centene special meeting.

Each of Centene’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Centene common stock “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal, although none of Centene’s directors and executive officers has entered into any agreement requiring them to do so.

Solicitation of Proxies; Expenses of Solicitation

The Centene Board is soliciting proxies with respect to the Share Issuance Proposal and the Centene Adjournment Proposal, and Centene will bear the costs and expenses of that solicitation, including the costs of filing, printing and mailing this joint proxy statement/prospectus. Centene has engaged Morrow Sodali, LLC and Saratoga Proxy Consulting LLC to assist in the solicitation of proxies for the Centene special meeting, and Centene has agreed to pay them an estimated fee of $19,000 and $19,000, respectively, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

In addition to solicitation by mail, directors, officers and employees of Centene or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. Centene currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with approval of any issuance of shares of Centene common stock. Directors, officers and employees of Centene will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

THE WELLCARE SPECIAL MEETING

WellCare is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the WellCare special meeting (or any adjournment or postponement thereof) that WellCare has called to consider and vote on the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the WellCare Adjournment Proposal.

Date, Time, Place and Purpose of the WellCare special meeting

Together with this joint proxy statement/prospectus, WellCare is also sending WellCare stockholders a notice of the WellCare special meeting and a form of proxy card that is solicited by the WellCare Board for use at the WellCare special meeting to be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, on June 24, 2019 at 11:00 a.m., Eastern Time, or any adjournment or postponement thereof.

WellCare is holding the WellCare special meeting for the following purposes:

•	to consider and vote on the Merger Agreement Proposal;
•	to consider and vote on the Merger-Related Compensation Proposal; and
•	to consider and vote on the WellCare Adjournment Proposal.

The business to be conducted at the WellCare special meeting, or any adjournment or postponement thereof, will be limited to the proposals set forth in the notice of the WellCare special meeting provided to WellCare stockholders with this joint proxy statement/prospectus.

Recommendation of the WellCare Board

After careful consideration, on March 26, 2019, the WellCare Board unanimously (i) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (ii) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, WellCare and the WellCare stockholders and (iii) directed that the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the WellCare Adjournment Proposal be submitted to the WellCare stockholders for approval at the WellCare special meeting. The WellCare Board recommends that WellCare stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal. For a summary of the factors considered by the WellCare Board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, see “The Mergers—WellCare Board’s Recommendations and Its Reasons for the Transaction.”

WellCare Record Date; Outstanding Shares; Stockholders Entitled to Vote

The WellCare record date is May 22, 2019. Only holders of WellCare common stock as of the close of business on the WellCare record date are entitled to notice of, and to vote at, the WellCare special meeting, unless a new record date is set in connection with any adjournment or postponement of the WellCare special meeting. As of the WellCare record date, there were 50,311,854 issued and outstanding shares of WellCare common stock. Each WellCare stockholder entitled to vote at the WellCare special meeting is entitled to one vote per share at the WellCare special meeting. As of the WellCare record date, the issued and outstanding WellCare common stock was held by approximately 16 stockholders of record.

Quorum

WellCare’s Bylaws require that there be a quorum at the WellCare special meeting in order for WellCare to hold a vote on the Merger Agreement Proposal or the Merger-Related Compensation Proposal. A quorum at the WellCare special meeting is the presence, in person or represented by proxy, of a majority of the shares of WellCare common stock issued and outstanding as of the WellCare record date. An abstention from voting will be deemed present at the WellCare special meeting for the purpose of determining the presence of a quorum. Shares of WellCare common stock held in “street name” through a bank, broker or other nominee with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and shares of WellCare common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the WellCare special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the WellCare special meeting may result in an adjournment of the WellCare special meeting and may subject WellCare to additional costs and expenses.

Required Vote

Assuming a quorum is present at the WellCare special meeting, approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of WellCare common stock outstanding and entitled to vote thereon at the WellCare special meeting. WellCare cannot complete the merger unless the Merger Agreement Proposal is approved at the WellCare special meeting (or at any adjournment or postponement thereof). Because approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of WellCare common stock outstanding and entitled to vote thereon at the WellCare special meeting, abstention from voting on the Merger Agreement Proposal, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have the same effect as a vote “AGAINST” the Merger Agreement Proposal

Assuming a quorum is present at the WellCare special meeting, approval of the Merger-Related Compensation Proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the WellCare special meeting. For purposes of the Merger-Related Compensation Proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Merger-Related Compensation Proposal, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have no effect on the outcome of the Merger-Related Compensation Proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the WellCare Adjournment Proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the WellCare special meeting. For purposes of the WellCare Adjournment Proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the WellCare Adjournment Proposal, the failure of a WellCare stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee or any other failure of a WellCare stockholder to vote will have no effect on the outcome of the WellCare Adjournment Proposal.

Voting Rights; Proxies; Revocation

WellCare stockholders may vote their shares at the WellCare special meeting in person or represented by proxy.

Voting in Person

To vote in person, you must attend the WellCare special meeting and complete and submit the ballot provided at the WellCare special meeting. If you hold shares of WellCare common stock directly in your name as a stockholder of record, you must bring evidence to the WellCare special meeting that you own WellCare common stock directly in your name as a stockholder of record, such as a stock certificate. If you hold shares of WellCare common stock in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee explaining how you may vote your shares. In each case, you must also bring a form of personal identification to the WellCare special meeting in order to be able to vote your shares in person.

Voting By Proxy

To vote by proxy, a WellCare stockholder may vote through the internet or by telephone or mail as follows:

•	TO VOTE THROUGH THE INTERNET OR BY TELEPHONE.
○	If you hold shares of WellCare common stock directly in your name as a stockholder of record, you may vote through the internet at www.proxyvote.com or by telephone by calling 1-800-690-6903. In order to vote your shares through the internet or by telephone, you will need the control number on your enclosed proxy card (which is unique to each WellCare stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). You may vote through the internet or by telephone, 24 hours a day, seven days a week. If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. (Eastern Time) on June 23, 2019 in order to be counted at the WellCare special meeting.

○	If you hold your shares of WellCare common stock in “street name” through a bank, broker or other nominee, you may provide voting instructions through the internet or by telephone only if internet or telephone voting is made available by your bank, broker or other nominee. Please follow the voting instructions provided by your bank, broker or other nominee holder of record with these materials.
•	TO VOTE BY MAIL.
○	If you hold shares of WellCare common stock directly in your name as a stockholder of record, you may vote by mail by completing, signing and dating your enclosed proxy card and returning it using the postage-paid envelope provided or returning it to Vote Processing, c/o Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on June 21, 2019 in order for your vote to be counted at the WellCare special meeting.
○	If you hold your shares of WellCare common stock in “street name” through a bank, broker or other nominee, you may vote by mail by completing, signing and dating the voting instruction form provided by your bank, broker or other nominee and returning it in the postage-paid return envelope provided. Your broker, bank or other nominee must receive your voting instruction form in sufficient time to vote your shares at the WellCare special meeting.

Revoking Your Vote

Even if you vote through the internet or by telephone, or you complete and return a proxy card, if you hold shares of WellCare common stock directly in your name as a stockholder of record, you may revoke your vote at any time before the closing of the polls at the WellCare special meeting by taking one of the following actions:

•	sending written notice of such revocation to Broadridge Financial Solutions, Inc. by mail at Vote Processing, c/o Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717 that bears a date later than the date of the proxy you want to revoke and that is received prior to the WellCare special meeting;
•	submitting a valid later-date proxy through the internet or by telephone by 11:59 p.m. (Eastern Time) on June 23, 2019 or by mail that is received no later than the close of business on June 21, 2019; or
•	attending the WellCare special meeting (or any adjournment or postponement thereof) and voting in person.

If you hold your shares in “street name” through a bank, broker or other nominee, you must contact your bank, broker or other nominee holder to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the WellCare special meeting.

Generally

If you hold your shares of WellCare common stock in “street name” through a bank, broker or other nominee, you must instruct your bank, broker or other nominee on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your bank, broker or other nominee holder of record with this joint proxy statement/prospectus. Banks, brokers and other nominees who hold shares of WellCare common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, banks, brokers and other nominees typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the WellCare Adjournment Proposal are non-routine. Therefore, banks, brokers and other nominees do not have discretionary authority to vote on the Merger Agreement Proposal, the Merger-Related Compensation Proposal or the WellCare Adjournment Proposal.

A broker nonvote with respect to WellCare common stock occurs when (i) a share of WellCare common stock held by a bank, broker or other nominee is present, in person or represented by proxy, at a meeting of WellCare stockholders, (ii) the beneficial owner of that share has not instructed his, her or its bank, broker or other nominee on how to vote on a particular proposal and (iii) the bank, broker or other nominee does not have discretionary voting power on such proposal. Banks, brokers and other nominees do not have discretionary voting authority with respect to the Merger Agreement Proposal, the Merger-Related Compensation Proposal or the WellCare Adjournment Proposal; therefore, if a beneficial owner of shares of WellCare common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be present in person or represented by proxy at the WellCare special meeting. As a result, there will not be any broker nonvotes at the WellCare special meeting.

All shares of WellCare common stock that are entitled to vote at the WellCare special meeting and are represented by properly completed and valid proxy received by the deadlines set forth above and not revoked will be voted at the WellCare special meeting in accordance with the instructions indicated in such proxy. If a WellCare stockholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of WellCare common stock represented by that proxy card will be voted “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal.

Your vote is important, regardless of the number of WellCare common stock you own. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone.

Stock Ownership of and Voting by WellCare Directors and Executive Officers

As of the WellCare record date, WellCare’s directors and executive officers and their affiliates beneficially owned in the aggregate 339,085 shares of WellCare common stock entitled to vote at the WellCare special meeting, which represents less than 1% of the shares of WellCare common stock entitled to vote at the WellCare special meeting.

Each of WellCare’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of WellCare common stock “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal, although none of WellCare’s directors and executive officers has entered into any agreement requiring them to do so.

Solicitation of Proxies; Expenses of Solicitation

The WellCare Board is soliciting proxies with respect to the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the WellCare Adjournment Proposal, and WellCare will bear the costs and expenses of that solicitation, including the costs of filing, printing and mailing this joint proxy statement/prospectus. WellCare has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the WellCare special meeting, and WellCare has agreed to pay them an estimated fee of $60,000 plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

In addition to solicitation by mail, directors, officers and employees of WellCare or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. WellCare currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with approval of any issuance of shares of WellCare common stock. Directors, officers and employees of WellCare will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

THE MERGERS

Background of the Mergers

As part of the ongoing review of their respective companies’ businesses, the WellCare Board, the Centene Board and management of each of WellCare and Centene regularly evaluate their respective companies’ historical performance, future growth prospects and overall strategic objectives and consider potential opportunities to enhance stockholder value. For each company, these reviews have included consideration of various potential strategic alternatives, partnerships, investments and other strategic transactions and opportunities and the potential benefits and risks of such transactions in light of, among other things, developments in the managed care industry.

In addition, from time to time in the past two years, representatives of WellCare have had various preliminary conversations with representatives of other companies in, or potentially interested in, the managed care industry. The topics of these conversations have included, among other things, developments in the health care industry generally, potential consolidation of the managed care industry and the potential for WellCare to engage in business combinations, strategic partnerships or other transactions. During the course of the evaluations by the WellCare Board described in the previous paragraph, representatives of WellCare informed the WellCare directors of these discussions. In the course of these discussions, no party had made a proposal for a potential acquisition of WellCare.

From time to time in the past two years, representatives of Centene also have had various preliminary conversations with representatives of other companies in the managed care industry. The topics of these conversations have included, among other things, developments in the health care industry generally, potential consolidation of the managed care industry and the potential for Centene to engage in business combinations, strategic partnerships or other transactions. During the course of the evaluations by the Centene Board described in the first paragraph of this section, representatives of Centene informed the Centene directors of these discussions.

On September 4, 2018, Christian Michalik, the Chairman of the WellCare Board, and Mr. Neidorff met in person and discussed recent events involving both companies and developments and trends in the managed care industry. During this meeting, Mr. Neidorff indicated that Centene may be interested in exploring a possible acquisition of WellCare but did not make a proposal. Mr. Michalik informed Mr. Neidorff that, if Centene were to make a proposal to acquire WellCare, such proposal would be reviewed by the WellCare Board. Following the meeting, Mr. Michalik informed Kenneth Burdick, the Chief Executive Officer of WellCare, and other senior members of WellCare management of the discussion with Mr. Neidorff.

On September 8, 2018, the Centene Board held a telephonic special board meeting, which was attended by Centene senior management. Mr. Neidorff provided the Centene Board with background regarding a potential transaction with WellCare. After discussion, the Centene Board authorized Centene senior management to explore preliminarily a potential transaction with WellCare.

On September 14, 2018, WellCare and Centene entered into a limited mutual confidentiality agreement in order to keep the parties’ discussions and the terms of a potential transaction confidential. This confidentiality agreement did not include any standstill provisions.

On September 15, 2018, Centene sent a letter, based on publicly available information, to WellCare setting forth a non-binding indication of interest to acquire WellCare, which is referred to as the September 15 Proposal, for an implied price of $350 per share, comprised of approximately 50% in cash and 50% in shares of Centene common stock. Based on the closing price on September 14, 2018, the last trading day prior to the September 15 Proposal, of WellCare common stock of $301.41 per share and Centene common stock of $72.62 per share (applying the Centene stock split), Centene’s proposal reflected a premium of approximately 16% to WellCare’s closing price on that date and approximately 18% to WellCare’s 30-day volume weighted average price as of that date. The September 15 Proposal also implied a pro forma ownership for WellCare’s stockholders in the combined company of approximately 23%. In addition, the September 15 Proposal indicated that Centene had initiated a review of the required regulatory approvals in connection with the potential transaction and that Centene contemplated discussing representation for WellCare’s directors on the board of directors of the combined company.

Following receipt of the letter, Mr. Michalik contacted Mr. Neidorff and informed him that the WellCare Board would review the September 15 Proposal.

On September 19, 2018, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland & Ellis LLP, which is referred to as Kirkland, counsel to WellCare, and Goldman Sachs, WellCare’s financial advisor in connection with the proposed transaction. Mr. Michalik informed the WellCare Board of his interactions with Mr. Neidorff, and members of WellCare senior management described the September 15 Proposal, including the proposed mix of cash and stock consideration, and the federal and state regulatory approval process for the potential transaction. Representatives of Kirkland reviewed certain terms and legal aspects of the September 15 Proposal and discussed with the WellCare Board various legal matters, including the directors’ fiduciary duties and process considerations. Representatives of Goldman Sachs also presented to the WellCare Board preliminary financial analysis related to a potential acquisition of WellCare based on publicly available information. The WellCare Board considered the potential benefits and risks of exploring a potential transaction with Centene, as well as remaining as an independent company, and possible responses to Centene. The WellCare Board authorized Mr. Michalik to inform Mr. Neidorff that the September 15 Proposal was not sufficiently attractive but that the WellCare Board was open to reviewing an improved proposal.

On September 20, 2018, Mr. Michalik called Mr. Neidorff and informed him of the WellCare Board’s position on the September 15 Proposal, and later that day, WellCare sent a letter to Centene reflecting that position.

On September 21, 2018, Centene sent a letter to WellCare, which is referred to as the September Response Letter, stating that, in Centene’s view, the price and consideration mix in the September 15 Proposal were within the range of comparable precedent transactions in the managed care industry over the past several years and that, in addition to immediate and meaningful cash proceeds, WellCare’s stockholders would have a substantial interest in the combined company, which would create long-term value for WellCare’s stockholders. In the September Response Letter, Centene proposed that the companies’ respective management teams meet in person to discuss whether there was a transaction opportunity that would be beneficial to the companies’ respective stockholders.

On September 26 and 27, 2018, the WellCare Board held a regularly scheduled in-person meeting, which was attended by WellCare senior management. Mr. Michalik reviewed with the WellCare Board the September Response Letter and discussed potential opportunities for a strategic transaction with Centene. It was the consensus of the WellCare Board that Mr. Michalik and Mr. Burdick should meet with Mr. Neidorff and a small group of Centene senior management to seek to provide a basis for Centene to improve its proposal.

On October 9, 2018, Mr. Michalik and Mr. Burdick met with Mr. Neidorff, Jeffrey Schwaneke, Executive Vice President, Chief Financial Officer and Treasurer of Centene, and Jesse Hunter, Executive Vice President and Chief Strategy Officer of Centene, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden, counsel to Centene, in New York City. The parties discussed the strategic rationale for combining the two companies, synergy opportunities and regulatory considerations.

Later in the afternoon on October 9, 2018, the WellCare Board held a special telephonic meeting to discuss the meeting held earlier in the day with Centene senior management. It was the consensus of the WellCare Board that it would be open to evaluating an improved proposal if and when made by Centene.

The next day, on October 10, 2018, Mr. Neidorff called Mr. Michalik and indicated that Centene would be submitting an improved indication of interest to acquire WellCare.

On October 12, 2018, Centene sent WellCare a letter setting forth a non-binding indication of interest to acquire WellCare, which is referred to as the October 12 Proposal, at an implied price of $370 per share, comprised of approximately 50% in cash and 50% in shares of Centene common stock. Based on the closing price on October 11, 2018, the last trading day prior to the October 12 Proposal, of WellCare common stock of $302.10 per share and Centene common stock of $69.47 per share (applying the Centene stock split), the October 12 Proposal reflected a premium of approximately 23% to WellCare’s closing price on that date and approximately 21% to WellCare’s 30-day volume weighted average price as of that date and pro forma ownership for WellCare’s stockholders in the combined company of approximately 24%.

On October 15, 2018, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. Representatives of Kirkland

reviewed with the WellCare Board the key terms and legal aspects of the October 12 Proposal, as well as the directors’ fiduciary duties and process considerations. WellCare senior management also delivered a presentation regarding WellCare’s standalone financial plan, including key drivers and assumptions, views on achievability and the impact of recent acquisitions on such standalone financial plan. Representatives of Goldman Sachs also presented a preliminary financial analysis based on WellCare’s standalone financial plan and publicly available information related to a potential transaction. The WellCare Board discussed the federal and state regulatory approval process for the potential transaction and considered that the October 12 Proposal represented an attractive premium and multiple particularly in light of WellCare’s trading price recently having increased substantially and the potential uncertainties in the managed care industry and the financial markets, but also that the significant stock component of the proposal would require stockholder approval by Centene’s stockholders. The WellCare Board considered whether to contact additional parties to determine whether they might be interested in exploring other potential strategic transactions. After considering prior discussions with multiple parties and the fact that no other parties had expressed more than preliminary interest in a potential strategic transaction with WellCare, the fact that the WellCare Board would have the ability under the merger agreement to consider unsolicited proposals received following the execution of a definitive agreement and the potential management distraction and leak risk of pursuing an alternative transaction, the WellCare Board decided it would not be in the best interest of WellCare to contact additional parties at that time. In light of the foregoing, the WellCare Board authorized Mr. Michalik to meet with Centene to seek to improve Centene’s proposal and propose an implied price of $380 per share and an increase in the percentage of the cash portion of the consideration with a view toward eliminating the need for a vote of Centene’s stockholders.

On October 18, 2018, Messrs. Michalik, Neidorff, Schwaneke and Hunter met in St. Louis, Missouri to further discuss the potential transaction. During the meeting, as directed by the WellCare Board, Mr. Michalik proposed an implied price of $380 per share and an increase in the cash portion of the consideration. Mr. Neidorff responded that, subject to the Centene Board’s approval, Centene could proceed with transaction discussions based on an implied price of $380 per share, which is referred to as the October 18 Proposal, but that Centene would further consider the mix of cash and stock consideration. Based on the closing price on October 17, 2018, the last trading day prior to the October 18 Proposal, of WellCare common stock of $316.22 per share and Centene common stock of $72.68 per share (applying the Centene stock split), the October 18 Proposal reflected a premium of approximately 20% to WellCare’s closing price on that date and approximately 24% to WellCare’s 30-day volume weighted average price as of that date.

On October 19, 2018, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. Mr. Michalik provided the WellCare Board with an update on the meeting in St. Louis, Missouri with Centene and the October 18 Proposal. The WellCare Board authorized Mr. Michalik and WellCare senior management to continue to engage with Centene to determine whether the parties could agree on the mix of the cash and stock portions of the consideration.

From October 20, 2018 to October 22, 2018, Mr. Michalik and Mr. Neidorff had multiple calls to discuss the proposed mix of the cash and stock portions of the consideration. Mr. Neidorff stated that, in order for the combined company to maintain appropriate leverage and flexibility to pursue other strategic opportunities, Centene would be willing to increase the cash component of Centene’s proposal only to 55% of the total consideration and accordingly Centene was not in a position to increase the percentage of the cash portion of the consideration such that it would eliminate the need for a vote of Centene’s stockholders. Mr. Neidorff also proposed that WellCare have the right to designate two members to the combined company’s board of directors. Mr. Michalik and Mr. Neidorff also discussed termination fees, and Mr. Neidorff indicated the possibility that Centene would be open to a two-tiered termination fee construct in the event either party’s board of directors exercised its “fiduciary out” to terminate the merger agreement in response to an alternative transaction, with the tiers based on the timing of the exercise of such fiduciary out.

On October 23, 2018, the Centene Board held a regularly scheduled in-person meeting, which was attended by Centene senior management and representatives of Skadden and Allen & Company and Barclays, Centene’s financial advisors in connection with the potential transaction. Representatives of Skadden discussed with the Centene Board various legal matters, including the directors’ fiduciary duties relating to a potential transaction with WellCare and the federal and state regulatory approval process for the potential transaction. Centene senior management and Centene’s financial advisors discussed with the Centene Board certain financial considerations relating to a potential transaction with WellCare. After discussion, the Centene Board authorized Centene senior management to proceed with negotiations with WellCare and due diligence on a potential transaction.

Also on October 23, 2018, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs and discussed Centene’s proposal, related business, financial, regulatory and strategic considerations and recent market volatility. It was the consensus of the WellCare Board that a transaction with Centene at an implied price of $380 per share and a consideration mix consisting of 55% in cash and 45% in shares of Centene common stock would be an attractive basis on which to commence due diligence and merger agreement negotiations, as the consideration mix would provide the combined company flexibility to pursue other strategic opportunities (without overleveraging the combined company). The WellCare Board also determined that it would be acceptable for WellCare to designate two directors on the combined company’s board of directors to ensure a successful integration of the companies but authorized Mr. Michalik to seek to increase the number of WellCare board seats to three seats if Centene was agreeable.

After the WellCare Board meeting, Mr. Michalik called Mr. Neidorff and informed him that WellCare would be willing to commence due diligence and merger agreement negotiations at an implied price of $380 per share, with a consideration mix of 55% in cash and 45% in shares of Centene common stock and proposed that Centene appoint three of WellCare’s directors to the combined company’s board of directors, which Mr. Neidorff indicated Centene would consider.

Later in the evening on October 23, 2018, representatives of Kirkland sent representatives of Skadden a draft of a mutual non-disclosure agreement, which is referred to as the Confidentiality Agreement, and on October 24, 2018, representatives of Skadden sent representatives of Kirkland a revised draft of the Confidentiality Agreement, requesting that WellCare enter into exclusive negotiations with Centene.

From October 24, 2018 through October 29, 2018, representatives of Kirkland and Skadden had multiple conversations regarding the proposed Confidentiality Agreement, including Centene’s request for exclusivity, which it had indicated was a condition to exploring a potential transaction.

On October 31, 2018, Mr. Neidorff called Mr. Michalik to discuss the significant decline in the market and the stock prices of both Centene and WellCare since the October 18 Proposal (with WellCare’s trading price having declined by approximately 10% and Centene’s trading price having declined by approximately 7%). They agreed that continued discussions would be unlikely to lead to a mutually agreeable transaction at current trading prices, although Mr. Neidorff indicated that Centene may be interested in revisiting a potential transaction in the future. Accordingly, the parties ceased discussions.

On November 2, 2018, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management, at which WellCare senior management provided the WellCare Board with an update on discussions with Centene since the October 23 meeting of the WellCare Board and that the parties had ceased discussions.

In early January 2019, Mr. Michalik and Mr. Neidorff met at the J.P. Morgan Healthcare Conference in San Francisco, California. During the meeting, Mr. Neidorff expressed that, notwithstanding the recent volatility in the stock market, Centene remained interested in exploring a potential transaction with WellCare.

During the third week of January 2019, Mr. Neidorff separately called both Mr. Burdick and Mr. Michalik and reiterated to each of them Centene’s continued interest in exploring a transaction with WellCare. On January 17, 2019, Mr. Neidorff emailed Mr. Michalik a preliminary summary of certain financial metrics related to the acquisition of WellCare based on publicly available information, including, among other things, illustrative premiums at a range of implied per share prices (from $300 to $315 per share) and consideration mixes (from 25% to 35% in cash). Following further discussions between the parties, on January 18, 2019, Mr. Neidorff informed Mr. Michalik that Centene expected to present a new proposal, and Mr. Michalik indicated that, if Centene were to make a new proposal to acquire WellCare, it would be reviewed by the WellCare Board.

On January 19, 2019, Centene sent WellCare a letter setting forth a non-binding indication of interest to acquire WellCare, which is referred to as the January 19 Proposal, for an implied price of $315 per share, comprised of $110.25 per share in cash and the remainder payable in shares of Centene common stock based on a fixed exchange ratio that was not specified. The January 19 Proposal provided for a consideration mix of approximately 35% in cash and 65% in shares of Centene common stock, and based on the closing price on January 18, 2019, the last trading day prior to the January 19 Proposal, of WellCare common stock of $264.36 per share and Centene common stock of $63.31 per share (applying the Centene stock split), Centene’s proposal reflected a premium of approximately 19% to WellCare’s closing stock price on that date and approximately 32% to WellCare’s 30-day volume weighted average price as of that date and pro forma ownership for WellCare’s stockholders in the combined company of approximately 28%. The January 19 Proposal also stated that Centene’s proposal was conditioned on a period of exclusivity.

On January 22, 2019, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. Messrs. Michalik and Burdick informed the WellCare Board of recent discussions with Mr. Neidorff. Representatives of Goldman Sachs then reviewed with the WellCare Board the January 19 Proposal and a summary of market conditions since October and certain financial metrics related to a potential acquisition of WellCare. Representatives of Kirkland also reviewed certain legal and process considerations. The WellCare Board, with the input of WellCare senior management and WellCare’s advisors, discussed the benefits and risks of reengaging with Centene. regulatory matters and compared the January 19 Proposal with Centene’s earlier proposals, including with regard to the consideration mix and leverage of the combined company, and considered WellCare’s standalone prospects and potential value creation for WellCare stockholders in a transaction with Centene. The WellCare Board discussed that, while the January 19 Proposal provided for less cash than the October 18 Proposal (35% cash in the January 19 Proposal as compared to 55% cash in the October 18 Proposal), because it would provide for an increase in the pro forma ownership in the combined company, WellCare stockholders would be able to participate more meaningfully in the anticipated earnings and growth of the combined company. The WellCare Board authorized Mr. Michalik to communicate to Centene that while the January 19 Proposal was not sufficiently attractive for WellCare to commence due diligence and merger agreement negotiations, the WellCare Board continued to believe in the merits of the potential transaction and that the parties should continue a dialogue to determine whether improved terms could be obtained from Centene. The WellCare Board also discussed whether to reach out to third parties that could potentially be interested in a strategic transaction with WellCare, and certain opportunities and risks of doing so, and determined to make a decision once it had received additional information from its advisors.

On January 23, 2019, Mr. Michalik contacted Mr. Neidorff to convey that the WellCare Board had determined that the January 19 Proposal was not sufficiently attractive for WellCare to commence due diligence and merger agreement negotiations but that WellCare would be open to considering an improved proposal. The WellCare Board also determined it would be open to a higher portion of stock consideration than the parties had discussed the prior year. Mr. Michalik indicated that the premium ranges of 25% to 31% in the summary previously provided by Centene on January 17, 2019 were in line with premiums that could warrant further exploration by the WellCare Board if WellCare stockholders were to obtain an acceptable percentage of the combined company’s stock.

At the end of January 2019, Centene informed WellCare that it would contact WellCare regarding a potential transaction following the announcement of the North Carolina RFP results and earnings announcements for both companies.

In early February 2019, Mr. Neidorff proposed to Mr. Michalik that the parties have an in-person meeting with members of management of both companies on February 12, 2019 to further discuss a potential transaction.

On February 6, 2019, Goldman Sachs delivered to the WellCare Board an executed disclosure letter regarding certain of Goldman Sachs’ relationships with Centene. For a summary of those relationships, see “—Opinion of WellCare’s Financial Advisor.”

On February 11, 2019, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. Messrs. Michalik and Burdick updated the members of the WellCare Board on discussions with Centene since the last meeting of the WellCare Board and Centene’s request for an in-person meeting. Representatives of Kirkland then reviewed with the WellCare Board the directors’ fiduciary duties and various other legal matters, including process considerations and regulatory matters. WellCare senior management also presented WellCare’s standalone financial plan that had been updated by management since the October 15, 2018 WellCare Board meeting to reflect certain adjustments and certain refinements with respect to medical benefits ratios and SG&A expenses, including key drivers and assumptions and views on achievability. With input from WellCare’s management and advisors, the WellCare Board discussed whether to contact other parties that could potentially be interested in a strategic transaction with WellCare and considered various other related factors, including the risks posed by outreach to multiple parties, the fact that the WellCare Board would have the ability under the merger agreement to consider unsolicited proposals received following the execution of a definitive agreement, potential for strategic fit, such parties’ other strategic priorities, the regulatory profile of a potential transaction with such parties, and ability to consummate, and likely interest in, a transaction with WellCare. In light of the foregoing and the possibility that the opportunity to engage in a transaction with Centene could be lost if WellCare pursued other options because Centene had communicated it required exclusivity in order to proceed with due diligence and merger agreement negotiations, the WellCare Board determined not to contact third parties at that time. Representatives of Goldman Sachs then presented a preliminary financial analysis regarding a potential transaction with Centene based on WellCare’s standalone financial plan and publicly available information. The WellCare Board considered that, taking into account WellCare’s recent performance and its standalone prospects, the transaction could help mitigate the potential impact of negative events that may affect the managed health care industry, such as a change in the regulatory environment. The WellCare Board authorized Mr. Michalik and members of WellCare senior management to meet with Centene as requested by Centene.

Also on February 11, 2019, representatives of Skadden sent representatives of Kirkland a revised draft of the Confidentiality Agreement, which included a 30-day mutual exclusivity period.

On February 12, 2019, Mr. Michalik, Mr. Neidorff and members of senior management of both companies met in Naples, Florida to further discuss the strategic rationale for the potential combination of the two companies, synergies, regulatory considerations and the potential due diligence process. Centene also proposed that WellCare directors have two seats on the combined company’s board of directors and indicated an interest in Messrs. Burdick and Asher continuing to serve in management roles with the combined company, which would be different from their current roles at WellCare and in which they would be reporting to Mr. Neidorff, but compensation terms were not discussed or proposed. During the meeting, Mr. Neidorff also reiterated that exclusivity was a condition for Centene to proceed with commencing due diligence and merger agreement negotiations and requested that WellCare make a proposal to Centene on price.

On February 14, 2019, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. Mr. Michalik and WellCare senior management provided the WellCare Board with an update on discussions with Centene from the February 12 meeting, including Centene’s request for exclusivity. With input from WellCare senior management and WellCare’s advisors, the WellCare Board considered potential responses to Centene. It was the consensus of the WellCare Board that Mr. Michalik should propose to Mr. Neidorff an implied price of $345 per share, comprised of $120 per share in cash and the remainder payable in shares of Centene common stock based on a fixed exchange ratio that was not specified, which would provide for a consideration mix of approximately 35% in cash and 65% in shares of Centene common stock and reflect a premium of approximately 28% to WellCare’s closing price on February 13, 2019 and approximately 33% to WellCare’s 30-day volume weighted average price as of that date.

On February 15, 2019, Mr. Michalik called Mr. Neidorff and conveyed the WellCare Board’s proposal.

Also on February 15, 2019, Centene sent WellCare a letter setting forth a non-binding indication of interest to acquire WellCare, which is referred to as the February 15 Proposal, for an implied price of $343 per share comprised of $120.05 per share in cash and the remainder payable in shares of Centene common stock based on a fixed exchange ratio that was not specified, which would provide for a consideration mix of approximately 35% in cash and 65% in shares of Centene common stock. Based on the closing price on February 14, 2019, the last trading day prior to the February 15 Proposal, of WellCare common stock of $273.69 per share and Centene common stock of $63.96 per share, Centene’s proposal reflected a premium of approximately 25% to WellCare’s closing price on that date and approximately 32% to WellCare’s 30-day volume weighted average price as of that date and pro forma ownership for WellCare’s stockholders in the combined company of approximately 29%. The letter stated that Centene’s proposal was conditioned on WellCare agreeing to a 30-day exclusivity period and that Centene proposed two mutually agreed directors of WellCare would serve on the combined company’s board of directors. Over the weekend, following the delivery of the letter, Mr. Neidorff and Mr. Michalik exchanged communications regarding the proposal and Mr. Michalik indicated that the WellCare Board would review the February 15 Proposal.

On February 19, 2019, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. Mr. Michalik and WellCare’s management provided the WellCare Board with an update on recent discussions with Centene, and the WellCare Board discussed, with input from WellCare senior management and WellCare’s advisors, various aspects of the February 15 Proposal and the strategic benefits and related considerations with respect to a transaction with Centene. The WellCare Board also considered Centene’s requirement that the parties enter into exclusivity prior to commencing due diligence and merger agreement negotiations. Following the discussion, it was the consensus of the WellCare Board that it would be in the best interests of WellCare’s stockholders to commence due diligence and merger agreement negotiations on the basis of the February 15 Proposal and that, in light of the decision not to contact third parties that could potentially be interested in a strategic transaction with WellCare based on discussion at numerous meetings of the WellCare Board regarding potential outreach to other parties, and the fact that Mr. Neidorff had indicated an ability to quickly enter into a definitive transaction agreement, WellCare should agree to mutual exclusivity.

On February 20, 2019, the parties executed the Confidentiality Agreement, which included a 30-day mutual exclusivity provision that would be automatically extended unless terminated by either party and mutual standstill provisions that would terminate with respect to either party if such party were to enter into a definitive acquisition agreement with a third party or a third-party offer to acquire such party were to be made public.

Thereafter, until the execution of the merger agreement, representatives of Centene and WellCare engaged in due diligence of the other party and various discussions regarding synergies.

On February 22, 2019, representatives of WellCare’s and Centene’s management and each companies’ respective advisors met at Kirkland’s offices in New York City to discuss next steps with respect to the potential transaction, including due diligence and regulatory matters, and the construct of the parties’ regulatory approval covenant to be included in the merger agreement, which is referred to as the regulatory approval covenant.

On February 24, 2019, Skadden circulated to Kirkland a draft of the regulatory approval covenant, which set forth the parties’ proposed obligations to obtain the HSR Act Clearance and the required state regulatory approvals and subjected those obligations to a “burdensome condition” standard.

On February 26, 2019, Kirkland circulated to Skadden a revised draft of the regulatory approval covenant, which revised the burdensome condition standard and proposed that, in the event the merger agreement is terminated in certain instances because of the failure to obtain HSR Act Clearance or the required state regulatory approvals, Centene would be required to pay WellCare a termination fee equal to 6% of WellCare’s equity value based on the merger consideration, which termination fee is referred to as the regulatory termination fee.

From February 27, 2019 through March 14, 2019, representatives of WellCare and Centene (including Kirkland and Skadden) had multiple conversations regarding the regulatory approval covenant and the regulatory termination fee, and Kirkland and Skadden exchanged multiple drafts of the regulatory approval covenant.

On March 3, 2019, Skadden distributed the first draft of the merger agreement to Kirkland, which included the two-tiered termination fee construct that Mr. Neidorff had mentioned to Mr. Michalik in October 2018. On March 6, 2019, Skadden circulated to Kirkland a revised draft of the regulatory approval covenant, which revised the burdensome condition standard and proposed a regulatory termination fee equal to 2.75% of WellCare’s equity value based on the merger consideration. Thereafter, until execution of the merger agreement on March 26, 2019, Kirkland and Skadden exchanged multiple drafts of the merger agreement.

On March 8, 2019, WellCare senior management made a presentation to Centene’s senior management and financial advisors regarding WellCare’s business, operations, strategy and other financial matters at Skadden’s offices in New York City, which Mr. Michalik also attended. Kirkland and Skadden also attended a portion of the meeting and engaged in further discussions regarding the regulatory approval covenant.

On March 11, 2019, the Centene Board held an in-person special board meeting, which was attended by Centene senior management and representatives of Skadden, Allen & Company and Barclays. Mr. Neidorff and Centene senior management provided the Centene Board with an update on discussions with WellCare, including the status of due diligence and negotiations regarding the terms of the merger agreement. Representatives of Skadden discussed with the Centene Board various legal matters, including the directors’ fiduciary duties generally and in the context of the potential transaction, a preliminary regulatory analysis of the proposed transaction and the status of negotiations regarding the regulatory approval covenant and the regulatory termination fee.

Representatives of Skadden also reviewed with the Centene Board certain material investment banking relationship disclosures provided in writing by each of Allen & Company and Barclays in advance of the meeting (for a summary of those relationships, see “—Opinions of Centene’s Financial Advisors”). At the meeting, Centene senior management provided the Centene Board with an update on progress that had been made on due diligence and discussed with the Centene Board estimated amounts of net synergies to be generated from the proposed transaction. Allen & Company and Barclays also discussed certain financial aspects of the proposed transaction. Representatives of Barclays also reviewed preliminary proposed debt financing arrangements for the proposed transaction.

On March 14, 2019, Mr. Neidorff and Mr. Michalik met to discuss the status of the potential transaction and the two discussed various issues that were unresolved in the current draft of the merger agreement, including the regulatory approval covenant and the amount of the regulatory termination fee.

Also on March 14, 2019, Centene senior management made a presentation to WellCare’s management regarding Centene’s business, operations, strategy and other financial matters at Kirkland’s New York City offices and the parties discussed potential synergies expected to be realized from the potential transaction.

On March 15, 2019, the companies had a second day of meetings at Kirkland’s New York City offices, which Mr. Michalik and Mr. Neidorff also attended, at which the parties discussed the regulatory approval covenant, including the burdensome condition standard and the amount of the regulatory termination fee. During the meetings, the parties tentatively agreed on the burdensome condition standard. For a further description of the burdensome condition standard, see “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts.” The parties also tentatively agreed on a regulatory termination fee of 3.5% of the equity value of WellCare based on the merger consideration. The parties and their respective representatives also discussed other matters related to the merger agreement, including treatment of incentive equity and interim operating covenants.

Later on March 15, 2019, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. Mr. Michalik and Mr. Burdick provided the WellCare Board with an update on discussions with Centene, including progress that had been made on due diligence and synergies, the status of negotiations regarding the merger agreement and the terms of the regulatory approval covenant and regulatory termination fee that were tentatively agreed to by the parties. Mr. Michalik also noted during the discussion that Mr. Neidorff had recently indicated to Mr. Michalik that, due to market conditions and specifically changes in WellCare’s and Centene’s stock prices since the parties had decided to commence due diligence and merger agreement negotiations based on an implied price of $343 per share, which had been set forth in the February 15 Proposal, he intended to discuss, at the appropriate time, the impact of such conditions and changes on the proposed transaction. On February 14, 2019, the last trading day prior to the February 15 Proposal, the closing price of WellCare common stock was $273.69 per share, and the closing price of Centene common stock was $63.96 per share. On March 14, 2019, the last trading day prior to the meeting, the closing price of WellCare common stock was $241.41 per share, and the closing price of Centene common stock was $59.38 per share. The WellCare Board discussed the market conditions and stock prices changes and determined to consider a revised proposal from Centene if received and authorized Mr. Michalik and WellCare senior management to continue to engage with Centene to determine if a transaction could be finalized on acceptable terms.

On March 18, 2019, Kirkland sent to Skadden a draft of WellCare’s disclosure schedules to the merger agreement, and on March 22, 2019, Skadden sent to Kirkland a draft of Centene’s disclosure schedules to the merger agreement. Though March 26, 2019, Kirkland and Skadden exchanged multiple drafts of the disclosure schedules to the merger agreement.

On March 19, 2019, Kirkland and Skadden had a call to discuss certain provisions in the merger agreement, including the regulatory approval covenant generally, documenting the parties’ tentative agreement on the burdensome condition standard and certain termination rights in the merger agreement.

Also on March 19, 2019, the Centene Board held a telephonic special board meeting, which was attended by Centene senior management and representatives of Skadden, Allen & Company and Barclays. Mr. Neidorff discussed with the Centene Board market conditions and changes, including the recent decline in the stock prices of companies in the managed care industry, including both WellCare and Centene, and it was the consensus of the Centene Board that a transaction with an implied price of $343 per share was no longer attractive to Centene in light of the resulting pro forma ownership for WellCare’s stockholders in the combined company based on the contemplated fixed exchange ratio structure. Mr. Neidorff then provided the Centene Board with an update on the status of negotiations between Centene and WellCare and informed the Centene Board that he was scheduled to meet with Mr. Michalik on March 21, 2019. It was the consensus of the Centene Board that Mr. Neidorff should discuss the consideration to be paid in the proposed transaction with Mr. Michalik during this meeting. Representatives of Skadden discussed with the Centene Board various legal matters, including that the parties had tentatively agreed on certain key terms in the merger agreement, including the burdensome condition standard and the regulatory termination fee. Representatives of Skadden also reviewed certain key open issues related to the merger agreement, including the terms and amounts of each party’s “fiduciary out” termination fees. Representatives of Skadden then discussed with the Centene Board updates on the analysis of obtaining HSR Act Clearance and an overview of the required state regulatory approvals. Also at the meeting, representatives of Centene’s senior management discussed with the Centene Board estimated amounts of net synergies to be generated from the proposed transaction and Allen & Company and Barclays discussed with the Centene Board the recent relative stock price performance of Centene and WellCare and Barclays reviewed the proposed financing for the potential transaction.

On March 21, 2019, Mr. Michalik and Mr. Neidorff met in New York City, and the two discussed market conditions and changes, including the recent decline in the stock prices of companies in the managed care industry, including both WellCare and Centene. Mr. Neidorff conveyed to Mr. Michalik that the cash portion of Centene’s proposal would remain substantially the same at $120 per share, but that the parties would need to determine how to calculate an exchange ratio for the stock component of the consideration (which had not previously been specified). Mr. Michalik and Mr. Neidorff then discussed potential exchange ratio ranges, but neither made a specific proposal during the meeting.

On March 22, 2019, Centene sent a letter to WellCare, which is referred to as the March 22 Proposal, setting forth a non-binding indication of interest to acquire WellCare for an implied price of $312.50 per share comprised of $120 per share in cash and 3.2677 shares of Centene common stock. Based on the closing price on March 21, 2019, the last trading day prior to the March 22 Proposal, of WellCare common stock of $250.02 per share and Centene common stock of $58.91 per share, Centene’s proposal reflected a premium of approximately 25% to WellCare’s closing price on the date and approximately 22% to WellCare’s 30-day volume weighted average price as of that date and pro forma ownership for WellCare’s stockholders in the combined company of approximately 29%. Mr. Michalik and WellCare senior management discussed the March 22 Proposal and determined that the proposal was not sufficiently attractive because the exchange ratio was too low and that Mr. Michalik should contact Mr. Neidorff to seek to improve the proposed exchange ratio.

Later on March 22, 2019, Mr. Michalik called Mr. Neidorff to indicate that the terms in the letter were not sufficiently attractive, and Mr. Neidorff made a verbal proposal for Centene to acquire WellCare for $120.00 per share in cash and 3.38 shares of Centene common stock for each share of WellCare common stock. Mr. Michalik indicated he would take such proposal to the WellCare Board.

Later that day, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. During the meeting, WellCare senior management provided the WellCare Board with an update on discussions with Centene, including the March 22 Proposal and the subsequent verbal proposal from Mr. Neidorff for Centene to acquire WellCare for $120.00 per share in cash and 3.38 shares of Centene common stock for each share of WellCare common stock. The WellCare Board, with input from WellCare senior management and WellCare’s advisors, discussed market volatility, political and regulatory considerations, the strategic benefits of a transaction with Centene and potential value creation for WellCare’s stockholders and how this revised proposal compared to prior Centene proposals (including the higher premium represented by this revised proposal). In particular, they discussed that the revised proposal, when compared to the February 15 Proposal, included substantially the same cash consideration (from $120.05 per share in cash to $120 per share in cash) and provided for substantially the same pro forma ownership in the combined company of approximately 29% based on the exchange ratio of 3.38 shares of Centene common stock for each share of WellCare common stock. Also at the meeting, representatives of Goldman Sachs presented a preliminary financial analysis regarding WellCare, the potential transaction and comparison of Centene’s prior proposals.

Representatives of Kirkland then reviewed the directors’ fiduciary duties, including in the M&A context, and updated the WellCare Board on negotiations with Centene. Representatives of Kirkland then reviewed a summary of the terms of the draft merger agreement, which had previously been circulated to the WellCare Board, and discussed, among other things, the regulatory approval covenant, financing matters, the reciprocal non-solicitation obligations and exceptions, closing conditions, termination fee triggers, equity award treatment and other employee matters, other covenants and representations and warranties, noting certain open points in the merger agreement. It was the consensus of the WellCare Board that a transaction with Centene with consideration of $120 per share in cash and 3.38 shares of Centene common stock for each share of WellCare common stock would be in the best interests of WellCare’s stockholders, subject to achieving an acceptable outcome on the terms of the merger agreement and the transactions contemplated by the merger agreement, and authorized WellCare senior management and WellCare’s advisors to seek to finalize and resolve the open points in the merger agreement.

Also on March 22, 2019, WellCare entered into a definitive engagement letter with Goldman Sachs, effective March 22, 2019, for Goldman Sachs to serve as financial advisor to WellCare in connection with the potential transaction.

On March 23, 2019, Centene formally entered into a definitive engagement letter with Barclays relating to Barclays’ financial advisory services to Centene in connection with the proposed transaction.

Also on March 23, 2019, representatives of Kirkland circulated a revised draft of the merger agreement to Skadden, proposing mutual “fiduciary out” termination fee percentages in line with such termination fee percentages in similar managed care transactions.

Also on March 23, 2019, Kirkland sent to Skadden a draft of disclosure schedule exceptions to the interim operating covenants in the merger agreement (including WellCare’s proposal for certain exceptions to the employee compensation-related covenants consistent with WellCare’s objective of facilitating the retention of employees needed through closing and for the post-closing success of the combined company, which are referred to as the employee retention provisions).

Negotiations continued from March 23 through March 24, 2019, with the parties focused on the material open issues in the merger agreement and the disclosure schedules, including the amount of the “fiduciary out” termination fee percentages, interim operating covenants (including the employee retention provisions) and other matters in the disclosure schedules. During these negotiations, the parties tentatively agreed to the amounts of their respective “fiduciary out” termination fee percentages.

On March 24, 2019, the Centene Board held an in-person special board meeting, which was attended by Centene senior management and representatives of Skadden, Allen & Company and Barclays. During the meeting, Mr. Neidorff provided the Centene Board with an update on discussions with WellCare, and discussed with the Centene Board that the parties had tentatively agreed to a per-share merger consideration of $120.00 in cash and 3.38 shares of Centene common stock. The Centene Board discussed that the consideration represented an implied price of approximately $313.13 per share, based on the closing price on March 22, 2019, the last trading day prior to the meeting, of WellCare common stock of $241.84 per share and of Centene common stock of $57.14 per share, and compared this proposal to Centene’s prior proposals, including the approximately 29% pro forma ownership for WellCare’s stockholders in the combined company. During the meeting, representatives of Skadden reviewed the directors’ fiduciary duties generally and in the context of the proposed transaction, and updated the Centene Board on negotiations with WellCare. Representatives of Skadden noted that, since the March 19, 2019 meeting of the Centene Board, the parties had tentatively agreed to all material open issues in the merger agreement (including the amounts of each party’s “fiduciary out” termination fees), except for certain items related to the interim operating covenants (including the employee retention provisions). Representatives of Skadden then reviewed a summary of the terms of the draft merger agreement (which had previously been provided to the Centene Board), including the proposed structure of the transaction; deal protection provisions, including, each party’s non-solicitation and “fiduciary out” rights (including in response to alternative acquisition proposals and intervening events); the treatment of WellCare’s outstanding equity awards; governance of Centene following completion of the mergers; employee matters; obligations to obtain regulatory approvals and the conditions thereto; other closing conditions; termination rights and the various termination fees; restrictions on the conduct of business by each party pending the closing of the transaction; indemnifying and maintaining director and officer insurance for WellCare directors and officers post-closing; other covenants; representations and warranties; the definition and consequences of a material adverse effect; and remedies for breach of the merger agreement by either party. Representatives of Skadden also presented on the required state regulatory approvals and the analysis relating to the HSR Act Clearance conducted to date. Also at the meeting, Allen &

Company and Barclays reviewed with the Centene Board their respective preliminary financial analyses regarding the proposed transaction. Representatives of Barclays also summarized for the Centene Board the material terms of the proposed financing for the proposed transaction. Also at the meeting, representatives of Centene’s senior management discussed with the Centene Board estimated amounts of net synergies to be generated from the proposed transaction. The Centene Board agreed to reconvene the following day if negotiations between the parties were favorably concluded.

Negotiations continued on March 24 through March 25, 2019, with the parties focused on the material open issues in the merger agreement and disclosure schedules, including the interim operating covenants (including the employee retention provisions) and other matters in the disclosure schedules.

On March 25, 2019, Centene formally entered into a definitive engagement letter with Allen & Company relating to Allen & Company’s financial advisory services to Centene in connection with the proposed transaction.

During the evening of March 25, 2019, the WellCare Board held a telephonic special board meeting which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. During the meeting, representatives of Kirkland advised the WellCare Board of the proposed “fiduciary out” termination fee percentages on which the parties had tentatively agreed and the remaining open issues in the interim operating covenants (including the employee retention provisions) and other matters in the disclosure schedules. The WellCare Board agreed to reconvene after the parties’ had reached proposed terms.

Later during the evening of March 25, 2019, the Centene Board held a telephonic special board meeting which was attended by Centene senior management and representatives of Skadden, Allen & Company and Barclays. Mr. Neidorff and representatives of Skadden provided the Centene Board with an update on discussions with respect to the merger agreement and disclosure schedules, including that the Centene Board that the parties had not yet agreed on the employee retention provisions. After discussion, the Centene Board directed Centene senior management to seek to resolve the employee retention provisions with WellCare, subject to approval of the Centene Board. Allen & Company and Barclays then reviewed with the Centene Board their respective updated preliminary financial analyses regarding the proposed transaction.

Later in the evening of March 25, 2019 and early in the morning of March 26, 2019, representatives of Centene and WellCare, as well as representatives of Skadden, Kirkland and each party’s financial advisors, had multiple discussions regarding the employee retention provisions.

Later in the morning of March 26, 2019, Mr. Michalik called Mr. Neidorff and Mr. Neidorff called Mr. Burdick to discuss the employee retention provisions. Based on these discussions, the parties tentatively resolved the remaining open issues in the employee retention provisions.

Later that day, the WellCare Board held a telephonic special board meeting, which was attended by WellCare senior management and representatives of Kirkland and Goldman Sachs. Mr. Michalik then provided the WellCare Board with an update on discussions with Centene and the resolution of the open issues in the merger agreement and disclosure schedules. Mr. Burdick also noted that Centene had proposed Messrs. Burdick and Asher continuing to serve in management roles with the combined company, which would be different from their current roles at WellCare and in which they would be reporting to Mr. Neidorff, but that compensation terms were not discussed or proposed. The WellCare Board discussed that the per-share consideration of $120 in cash and 3.38 shares of Centene common stock represented an implied price of approximately $312.83 per share, which, based on the closing price on March 25, 2019 of WellCare common stock of $240.73 per share and of Centene common stock of $57.05 per share, represented a premium of approximately 30% to WellCare’s closing price on that date and approximately 23% to WellCare’s 30-day volume weighted average price as of that date and pro forma ownership for WellCare’s stockholders in the combined company of approximately 29%. The WellCare Board compared this proposal to Centene’s prior proposals and WellCare’s standalone prospects and discussed the long-term value potential for WellCare’s stockholders.

During the meeting, representatives of Kirkland reviewed with the WellCare Board the proposed final merger agreement, which had been circulated to the WellCare Board in advance of the meeting, including the amount of final termination fees and resolution of the other outstanding items noted in the previous board meeting. Also at the meeting, WellCare senior management presented WellCare’s standalone financial plan that had been updated since it was shared with the WellCare Board in February to reflect certain immaterial net positive changes. Representatives of Goldman Sachs also presented Goldman Sachs’ financial analysis regarding WellCare and the transaction and rendered to the WellCare Board its oral opinion, subsequently confirmed in writing, to the effect that, as of March 26, 2019 and subject to the factors and assumptions set forth therein, the merger consideration of $120 per share in cash and 3.38 per share in Centene common stock to be paid to the holders (other than Centene and its affiliates) of the outstanding shares of common stock of WellCare pursuant to the merger agreement was fair from a financial point of view to such holders. After considering the proposed terms of the merger agreement and taking into consideration a variety of factors, including those described in “—WellCare Board’s Recommendations and Its Reasons for the Transaction,” the WellCare Board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, (ii) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, WellCare and the WellCare stockholders and (iii) directed that the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the WellCare Adjournment Proposal be submitted to the WellCare stockholders for approval at the WellCare special meeting.

Later that day, the Centene Board held a telephonic special board meeting, which was attended by Centene senior management and representatives of Skadden, Allen & Company and Barclays. Mr. Neidorff and representatives of Skadden provided the Centene Board with an update on discussions with WellCare and resolution of the open issues in the merger agreement and disclosure schedules. Also at this meeting, Allen & Company reviewed with the Centene Board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated March 26, 2019, to the Centene Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, the merger consideration to be paid by Centene pursuant to the merger agreement was fair, from a financial point of view, to Centene. Barclays reviewed with the Centene Board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated March 26, 2019, to the Centene Board to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the merger consideration to be paid by Centene in the mergers was fair, from a financial point of view, to Centene. After considering the proposed terms of the merger agreement and taking into consideration a variety of factors, including those described in “—Centene Board’s Recommendations and Its Reasons for the Transaction,” the Centene Board (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, and (ii) directed that the Share Issuance Proposal and the Centene Adjournment Proposal be submitted to the Centene stockholders for approval at the Centene special meeting.

Later in the evening of March 26, 2019, each of WellCare and Centene and the Merger Subs executed and delivered the merger agreement.

On the morning of March 27, 2019, prior to market open, WellCare and Centene issued a joint press release announcing the proposed transaction.

Centene Board’s Recommendations and Its Reasons for the Transaction

At a meeting on March 26, 2019, the Centene Board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, (ii) directed that the Share Issuance Proposal and the Centene Adjournment Proposal be submitted to the Centene stockholders for approval at the Centene Special Meeting and (iii) recommended that the Centene stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Centene Adjournment Proposal.

In evaluating the merger agreement and the transactions contemplated thereby, including the mergers and the share issuance, the Centene Board consulted with Centene’s management and legal and financial advisors and considered a variety of factors, risks and uncertainties related to the transactions contemplated by the merger agreement (including the merger and the share issuance), including, but not limited to, the factors, risks and uncertainties described below.

Strategic Factors

The Centene Board considered a number of factors related to the strategic rationale for the transactions contemplated by the merger agreement, including, but not limited to, the following:

•	Centene’s and WellCare’s business, strategy, current and projected financial condition, current earnings and earnings prospects, and the current and prospective regulatory environment for managed care companies;
•	the current environment in the managed care industry, including the trend of increased competition and the benefits of scale, and their likely effect on Centene in the absence of the merger;
•	the strategic and transformative nature of the merger, combining two leading managed care companies to have an expected significant positive impact on the affordability and quality of health care;
•	the belief that the combined company will have increased scale, meaningful product diversification and increased geographic reach (including that the combined company would have 22 million members across all 50 U.S. states), increasing (i) the combined company’s potential for improved financial performance and operations compared to Centene on a stand-alone basis and (ii) the combined company’s ability to serve members through enhanced programs, expanded capabilities and increased investment in technology compared to Centene on a stand-alone basis;
•	the combined company would be one of the nation’s largest healthcare enterprises by revenue and will offer affordable and high-quality products to its more than 12 million Medicaid members and more than 5 million Medicare members (including Medicare PDPs), as well as individuals served in the Health Insurance Marketplace and the TRICARE program;
•	the combined company will operate 31 NCQA accredited health plans across the country and will have increased exposure to government sponsored health care solutions through WellCare’s Medicare Advantage plans and Medicare PDPs;
•	the belief that the combined company will benefit from Centene’s growing commercial position through the Health Insurance Marketplace and other products;
•	the belief that the combined company will have increased opportunities to more effectively address the social determinants of health;
•	that the combined company will have increased scope while maintaining a local approach and the belief that the combined company will create new opportunities for Centene to provide health solutions and innovative programs across a wider footprint for the benefit of all stakeholders;
•	that the combined company will maintain Centene’s international presence;
•	the belief that demographic trends in Medicare Advantage are favorable and that more individuals will continue to choose Medicare Advantage products because of the quality and benefits offered by Medicare Advantage plans and that WellCare’s strength in Medicare Advantage and Medicare PDPs will complement Centene’s Medicare Advantage business and enhance Centene’s Medicare Part D membership and allow the combined company to serve this fast-growing population more effectively;
•	that Centene has a proven track record of effectively executing and implementing complex transactions; and
•	that Michael Neidorff, Chairman of the Centene Board and Centene’s Chief Executive Officer, will lead the combined company.

Financial Factors

The Centene Board considered a number of factors related to the financial rationale for the transactions contemplated by the merger agreement, including, but not limited to, the following:

•	the earnings accretion that the Centene Board believes will result from the merger, including the fact that the merger is expected to result in adjusted diluted earnings per share accretion of approximately mid-single digits in the second year following completion of the merger;
•	the belief that the merger presents significant synergy, cost-saving and operational-efficiency opportunities, including that the merger is expected to generate approximately $500 million of annual net synergies by the second year following completion of the merger;

•	the belief that the combined company will maintain significant financial strength and flexibility, including after taking into account additional transaction-related indebtedness;
•	recent and historical market prices, volatility and trading information for Centene common stock and WellCare common stock;
•	the belief that the debt financing commitments Centene obtained to finance the aggregate cash portion of the merger consideration were on attractive terms for Centene;
•	the credit rating that Centene is expected to have after incurring the interim or permanent indebtedness necessary to finance the cash portion of the merger consideration;
•	the belief that Centene will have the necessary financing to pay the aggregate cash portion of the merger consideration and that Centene, following the merger, will be able to repay, service or refinance any indebtedness that is expected to form the interim or permanent financing for the merger and, with respect to such indebtedness, to comply with applicable financial covenants; and
•	the exchange ratio is fixed and will not change based on changes in the trading prices of Centene common stock or WellCare common stock or changes in the business performance or financial results of Centene or WellCare, which creates certainty as to the number of shares of Centene common stock to be issued in the merger.

Terms of the Merger Agreement

The Centene Board considered the terms of the merger agreement, including the representations, warranties, covenants, agreements and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, and the circumstances under which each party may terminate the merger agreement. See the section entitled “The Merger Agreement.” In particular, the Centene Board considered the factors below.

Stockholder Approval

•	The share issuance is subject to the approval of Centene’s stockholders, and the belief that, in this regard, Centene’s directors and executive officers do not own a significant enough interest in Centene common stock, in the aggregate, to influence substantially the outcome of such stockholder vote.

Regulatory Approvals

•	The belief that, although completion of the merger is subject to the HSR Act Clearance and the required state regulatory approvals, the parties will be able to obtain all required regulatory approvals without a material adverse effect on their respective businesses.
•	The belief that the outside date (as it may be extended) under the merger agreement, after which Centene or WellCare, subject to certain exceptions, may terminate the merger agreement, provides the parties with sufficient time to obtain all required regulatory approvals.
•	Centene has the right not to complete the merger if a “burdensome condition” is imposed in connection with obtaining HSR Act Clearance or the required state regulatory approvals, subject to paying WellCare a termination fee of $546,709,595 in certain circumstances.

WellCare’s Covenants and Agreements

•	WellCare is required to pay Centene a termination fee of either $507,658,910 or $609,190,692 if the merger agreement is terminated (i) due to the WellCare Board changing its recommendation that WellCare stockholders vote “FOR” the Merger Agreement Proposal or (ii) in order for WellCare to enter into a definitive agreement for a superior proposal to acquire WellCare (with the lower fee being payable if the merger agreement is terminated prior to 5:00 p.m., New York City time, on May 10, 2019).
•	WellCare is required to pay Centene a termination fee of $609,190,692 if the merger agreement is terminated due to WellCare willfully breaching its no-shop obligations, and such breach cannot be cured or is not cured by WellCare.

•	WellCare is required to pay Centene a termination fee of $171,823,016 if WellCare stockholders do not approve the Merger Agreement Proposal.
•	The merger agreement provides for reasonable restrictions on the operations of WellCare’s business prior to completion of the merger.

Centene No-Shop Provisions and Related Termination Fees

•	Although the merger agreement prohibits Centene from soliciting a transaction from a third party to acquire Centene, the merger agreement does not preclude a third party from making an unsolicited superior acquisition proposal to Centene and Centene may provide information to, and enter into discussions or negotiations with, a third party regarding an acquisition of Centene, if prior to obtaining Centene stockholder approval of the Share Issuance Proposal, Centene receives an unsolicited, bona fide written proposal from such third party to acquire Centene and the Centene Board determines that such proposal is or could reasonably be expected to lead to a superior proposal to acquire Centene.
•	Subject to compliance with the terms of the merger agreement, in response to the receipt of such a superior proposal to acquire Centene, prior to obtaining Centene stockholder approval of the Share Issuance Proposal, the Centene Board may change its recommendation that Centene stockholders vote “FOR” the Share Issuance Proposal or authorize Centene to terminate the merger agreement if the Centene Board determines that the failure to make such change in recommendation or to authorize such termination would be inconsistent with the Centene Board’s fiduciary duties.
•	The merger is subject to an approval from each party’s stockholders, which allows sufficient time for a third party to make a superior proposal to acquire Centene if it desires to do so.
•	Subject to compliance with the terms of the merger agreement, in response to certain material events or circumstances that were not known to the Centene Board (or, if known, the consequences of which were not reasonably foreseeable), the Centene Board may change its recommendation that Centene stockholders vote “FOR” the Share Issuance Proposal if the Centene Board determines that the failure to make such change in recommendation would be inconsistent with the Centene Board’s fiduciary duties.
•	The merger agreement requires Centene to pay WellCare a termination fee of either $756,826,826, $908,192,191 or $954,766,149 if the Centene Board changes its recommendation that Centene stockholders vote “FOR” the Share Issuance Proposal or authorizes Centene to terminate the merger agreement as described above, and the Centene Board’s belief that the Centene no-shop provisions and the related termination fees are reasonable in light of the circumstances (including the context discussed above, the overall terms of the merger agreement, and the belief that such no-shop provisions and the amount of such termination fees are generally consistent with provisions and termination fees in comparable transactions and not preclusive of other offers).

Other Merger Agreement Terms

•	The customary nature of Centene’s representations and warranties, as well as its other covenants, in the merger agreement.
•	The current members of the Centene Board will serve as members of the board of directors of the combined company.

Other Factors Weighing in Favor of the Transaction

The Centene Board also considered a number of other factors weighing in favor of the transactions contemplated by the merger agreement (including the merger and the share issuance), including, but not limited to, the following:

•	the Centene stockholders immediately prior to the merger will own approximately 71% of the outstanding Centene common stock immediately following the merger;
•	the review provided to the Centene Board by Centene’s management of Centene’s and WellCare’s respective businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management;

•	the recommendation by Centene’s management in favor of the transactions contemplated by the merger agreement, including the merger and the share issuance;
•	the opinion, dated March 26, 2019, of Allen & Company to the Centene Board as to the fairness, from a financial point of view and as of such date, to Centene of the merger consideration to be paid by Centene pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, as more fully described below under the caption “Opinions of Centene’s Financial Advisors — Opinion of Allen & Company LLC;” and
•	the opinion, dated March 26, 2019, of Barclays to the Centene Board as to the fairness, from a financial point of view and as of such date, to Centene of the merger consideration to be paid by Centene in the mergers, which opinion was based on and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in rendering its opinion, as more fully described below under the caption “Opinions of Centene’s Financial Advisors — Opinion of Barclays Capital Inc.”

Risks, Uncertainties and Other Factors Weighing Negatively Against the Transaction

The Centene Board also considered potential risks, uncertainties and other factors weighing negatively against the transactions contemplated by the merger agreement (including the merger and the share issuance), including, but not limited to, those set forth below.

•	The exchange ratio is fixed and will not change based on changes in the trading prices of Centene common stock or WellCare common stock or changes in the business performance or financial results of Centene or WellCare. Accordingly, if the value of WellCare’s businesses decline relative to the value of Centene’s businesses prior to completion of the merger, the ownership percentage of the current WellCare stockholders in the combined company may exceed WellCare’s relative contribution to the combined company.
•	The dilution of existing shares of Centene common stock as a result of the share issuance.
•	Centene and WellCare will incur substantial costs and expenses in connection with the transactions contemplated by the merger agreement, including legal, financial advisory and accountants’ fees.
•	The difficulties in combining the businesses and workforces of Centene and WellCare based on, among other things, the size, scope and complexity of the two companies.
•	The challenges inherent in the management and operation of the combined company, including the risk that integration costs may be greater than anticipated and integration may require greater-than-anticipated management attention and focus after the completion of the merger.
•	The risk that the anticipated cost synergies, operational efficiencies and other benefits sought to be obtained from the merger might not be achieved in the contemplated time frame, to the degree anticipated or at all.
•	The risk that Centene management attention and Centene resources may be diverted from the operation of Centene’s businesses, including other strategic opportunities and operational matters, while Centene is working toward the completion of the merger.
•	Completion of the merger is subject to the HSR Act Clearance and the required state regulatory approvals. One or more applicable governmental authorities may seek to impose unfavorable terms or conditions on the required regulatory approvals or not grant the required regulatory approvals, including the risk that a governmental authority may seek an injunction in federal court or commence an administrative proceeding to prevent the consummation of the merger. In addition, obtaining the required regulatory approvals may take a significant period of time, and the pendency of the merger during the regulatory approval process may preclude Centene from pursuing other strategic opportunities.
•	Centene must pay WellCare a termination fee of $546,709,595 if the merger agreement is terminated (i) because the closing does not occur by the outside date or (ii) a legal restraint related to a required regulatory approval has become final and nonappealable and, at the time of any such termination, all of the conditions to the completion of the merger have been satisfied or waived, except for receipt of the required regulatory approvals, the absence of a legal restraint on the merger related to a required regulatory approval, the absence of a “burdensome condition” and any condition that by its nature is to be satisfied at the closing.

•	Centene is required to pay WellCare a termination fee of $256,156,772 if Centene stockholders do not approve the Share Issuance Proposal and WellCare is otherwise not entitled to the payment of a termination fee described in the immediately preceding bullet point.
•	The risk that the merger may not be completed despite the parties’ efforts or that completion of the merger may be unduly delayed, even if Centene stockholders approve the Share Issuance Proposal and WellCare stockholders approve the Merger Agreement Proposal, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruption to Centene’s business.
•	The potential negative effect of the pendency of the merger on Centene’s and WellCare’s respective businesses and relationships with employees, customers, providers, vendors and governmental authorities, including regulators and the communities in which they operate, as well as the risk that certain key members of WellCare’s senior management might choose not to remain employed by WellCare through the closing.
•	The potential negative effect of the failure of the merger to be completed on a timely basis or at all on Centene’s business and relationships with employees, customers, providers, vendors and governmental authorities, including regulators and the communities in which they operate.
•	Completion of the merger is not conditioned on Centene’s ability to find suitable financing for the cash portion of the merger consideration and WellCare’s right to specifically enforce Centene’s obligation to close the merger even if Centene has not found suitable financing.
•	The risk that the additional indebtedness to be incurred by Centene in connection with the merger could have a negative impact on Centene’s credit rating and flexibility.
•	Although the merger agreement prohibits WellCare from soliciting a transaction from a third party to acquire WellCare, WellCare may provide information to, and enter into discussions or negotiations with, a third party regarding an acquisition of WellCare, if prior to obtaining WellCare stockholder approval of the Merger Agreement Proposal, WellCare receives an unsolicited, bona fide written proposal from such third party to acquire WellCare and the WellCare Board determines that such proposal is or could reasonably be expected to lead to a superior proposal to acquire WellCare.
•	Subject to compliance with the terms of the merger agreement, in response to the receipt of such a superior proposal to acquire WellCare, prior to obtaining WellCare stockholder approval of the Merger Agreement Proposal, the WellCare Board may change its recommendation that WellCare stockholders vote “FOR” the Merger Agreement Proposal or authorize WellCare to terminate the merger agreement if the WellCare Board determines that the failure to make such change in recommendation or to authorize such termination would be inconsistent with the WellCare Board’s fiduciary duties.
•	Subject to compliance with the terms of the Merger Agreement, in response to certain material events or circumstances that were not known to the WellCare Board (or if known, were not reasonably foreseeable), the WellCare Board may change its recommendation that WellCare stockholders vote “FOR” the Merger Agreement Proposal if the WellCare Board determines that the failure to make such change in recommendation would be inconsistent with the WellCare Board’s fiduciary duties.
•	Completion of the merger is subject to Centene stockholders approving the Share Issuance Proposal and WellCare stockholders approving the Merger Agreement Proposal, and the risk that one or both of such approvals may not be obtained.
•	The merger agreement imposes certain restrictions on Centene’s operations until completion of the merger.

•	The availability of appraisal rights for WellCare stockholders that comply with the applicable provisions of Delaware law, and the risk that the “fair value” of the shares of WellCare common stock held by such stockholders under Delaware law may be higher than the merger consideration.
•	That certain of Centene’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Centene stockholders generally, as more fully described under the caption “—Interests of Directors and Executive Officers in the Merger”; and
•	Certain senior executives of WellCare would receive substantial payments in connection with the merger, and a portion of the payments may not be deductible for federal and state income tax purposes by the combined company.

Other Factors

The Centene Board also considered (i) its fiduciary duties in light of the foregoing, (ii) that its resolutions approving the merger agreement and the merger were approved unanimously by the Centene Board, which is comprised of a majority of independent directors and not employees of Centene or any of its subsidiaries, (iii) that it received the views of Centene’s senior management, and the advice of Centene’s legal and financial advisors, regarding the merger and (iv) the type and nature of the risks described under the section entitled “Risk Factors” beginning on page 53 and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 50.

Conclusion

The Centene Board unanimously believes that, overall, the potential benefits of the transactions contemplated by the merger agreement to Centene stockholders outweigh the risks, uncertainties and factors weighing negatively against the transactions contemplated by the merger agreement.

In view of the wide variety of factors considered in connection with its evaluation of the transactions contemplated by the merger agreement and the complexity of these matters, the Centene Board did not consider it practical, and the Centene Board did not attempt, to quantify, rank or otherwise assign relative weights to the different factors it considered in reaching its decision.

The Centene Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Centene Board conducted an overall review of the factors described above, including discussions with Centene’s senior management team and Centene’s legal and financial advisors. In considering the factors described above, individual members of the Centene Board may have given different weight to different factors.

THE CENTENE BOARD UNANIMOUSLY RECOMMENDS THAT CENTENE STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL AND “FOR” THE CENTENE ADJOURNMENT PROPOSAL.

WellCare Board’s Recommendations and Its Reasons for the Transaction

The WellCare Board unanimously (i) approved and declared advisable the merger agreement and the consummation of the mergers and the other transactions contemplated thereby, (ii) determined that the terms of the merger agreement, the mergers and the other transactions contemplated thereby were fair to, and in the best interests of, WellCare and its stockholders, (iii) directed that the Merger Proposal, the Merger Related Compensation Proposal and the WellCare Adjournment Proposal be submitted to the WellCare stockholders for approval at the WellCare special meeting and (iv) resolved to recommend that the WellCare stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the WellCare Adjournment Proposal.

In evaluating the merger agreement, the mergers and the other transactions contemplated thereby, the WellCare Board consulted with WellCare’s management and legal and financial advisors and, in reaching its determinations, the WellCare Board considered a variety of factors with respect to the mergers and the other transactions contemplated by the merger agreement, including the factors listed below.

Strategic Factors

The WellCare Board considered a number of factors related to the strategic rationale for the transactions contemplated by the merger agreement, including, but not limited to, the following:

•	That the combination of WellCare and Centene would be expected to expand the geographic footprint of the combined company and increase the scale and product diversification of the combined company in comparison to each company on a standalone basis, thereby creating a compelling opportunity to provide enhanced benefits to members and government partners and provide access to more comprehensive and differentiated solutions across more markets while continuing to focus on affordable, high-quality, culturally-sensitive healthcare services, which the WellCare Board believed would position the combined company to enhance stockholder value;
•	That the combined company would be expected to achieve approximately $500 million in annual net synergies by year two driven primarily by, among other things, the ability to capitalize on economies of scale in pharmacy and other medical cost management, leveraging WellCare’s Medicare capabilities across markets, optimizing capabilities in IT systems and process management, as well as increased efficiencies in G&A, with the transaction expected to be accretive to earnings in year two following closing;
•	The strategic and transformative nature of the merger, combining two leading managed care companies to create one of the nation’s largest healthcare enterprises by revenue, allowing the combined company to offer affordable and high-quality products to its more than 12 million Medicaid members and more than 5 million Medicare members (including Medicare PDPs), as well as individuals served in the Health Insurance Marketplace and the TRICARE program;
•	The combined company will operate 31 NCQA accredited health plans across the country and will have increased exposure to government sponsored health care solutions through WellCare’s Medicare Advantage plans and Medicare PDPs;
•	The belief that the combined company will benefit from Centene’s growing commercial position through the Health Insurance Marketplace and other products;
•	The belief that the transaction could help mitigate the potential impact of negative events that may affect the managed health care industry, such as a change in the regulatory or political environment or increased competition, and the likely effect of such factors on WellCare if it were to remain an independent company;
•	That the WellCare Board had carefully considered, with the assistance of WellCare’s management and legal and financial advisors, various potential strategic alternatives available to WellCare, including remaining an independent company, and the benefits and risks of proactively reaching out to potentially interested third parties other than Centene, including the potential for delay, distraction and leaks associated with such outreach and the risks associated therewith, and the likelihood of third parties being interested in a strategic transaction with WellCare at the present time, weighed against the attractiveness of Centene’s proposal and the possibility it could be lost if the Company was pursuing other options; and
•	That Centene has a proven track record of effectively executing and implementing complex transactions.

Financial Factors

The WellCare Board considered a number of factors related to the financial rationale for the transactions contemplated by the merger agreement, including, but not limited to, the following:

•	That the merger consideration to be received by WellCare stockholders represented a highly attractive valuation relative to the standalone prospects of WellCare and the recent and historic trading prices, trading multiples and analyst price targets for WellCare common stock, including the fact that the implied per share merger consideration represented, as of March 25, 2019 (the day before the WellCare Board approved the merger agreement), an approximately 26.2% premium to the volume weighted average closing price per share of WellCare common stock in the 1-month period prior to such date, an approximately 30.0% premium to the closing price per share of WellCare common stock on such date and price/earnings multiples that compare favorably to those paid in prior transactions in the managed health care industry;

•	That a majority of the merger consideration will be paid in shares of Centene common stock, which would result in WellCare stockholders immediately prior to the transaction holding approximately 29.3% of the common stock of the combined company immediately following completion of the merger, thus providing WellCare stockholders with meaningful participation in any potential growth in the earnings and cash flows of a larger, more diversified company, in any synergies achieved by the combined company and in any potential future appreciation in the value of the combined company shares following the merger;
•	That the exchange ratio is fixed and will not fluctuate based upon changes in the market price of WellCare or Centene common stock between the date of the merger agreement and the date of the completion of the merger and therefore the value of the merger consideration payable to WellCare stockholders will increase in the event that the share price of Centene increases prior to the completion of the merger;
•	That a significant portion of the merger consideration will be paid in cash, providing WellCare stockholders with significant liquidity upon completion of the merger, and enabling WellCare stockholders to immediately realize a significant portion of WellCare’s present and potential future value without the potential market or execution risks associated with continuing as a standalone company;
•	That the WellCare Board concluded that the merger consideration reflected the best value that Centene would be willing to provide at the present time;
•	The WellCare Board’s knowledge of WellCare’s business, operations, financial condition, earnings and prospects and its knowledge of Centene’s business, operations, financial condition, earnings and prospects;
•	That WellCare management’s internal financial projections on a standalone basis, including the forecasts described in the section titled “—Certain Unaudited Prospective Financial Information Prepared by WellCare,” may not be achieved, and that the value of shares of WellCare common stock could be lower than the implied value of the merger consideration;
•	That the consideration mix will help ensure a manageable debt-to-capitalization ratio for the combined company, allowing the combined company to pursue additional value enhancing opportunities;
•	That Centene and WellCare intend for the transaction to qualify as a tax-free reorganization for U.S. federal income tax purposes; and
•	That WellCare stockholders who do not vote to adopt the merger agreement and approve the merger and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law.

Terms of the Merger Agreement

The WellCare Board considered the terms of the merger agreement, including the representations, warranties, covenants, agreements and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, and the circumstances under which each party may terminate the merger agreement. See the section entitled “The Merger Agreement.” In particular, the WellCare Board considered the factors below:

Stockholder Approval

•	The merger is subject to the approval of WellCare’s stockholders, and the belief that, in this regard, WellCare’s directors and executive officers do not own a significant enough interest in WellCare common stock, in the aggregate, to influence substantially the outcome of such stockholder vote.

Regulatory Approvals

•	The significant commitment by Centene to obtain the HSR Act Clearance and the required state regulatory approvals;

•	The assessment of the WellCare Board, after considering the advice of counsel, regarding the likelihood of obtaining the HSR Act Clearance and the required state regulatory approvals;
•	The belief that the outside date (as it may be extended) under the merger agreement, after which Centene or WellCare, subject to certain exceptions, may terminate the merger agreement, provides the parties with sufficient time to obtain all required regulatory approvals; and
•	The termination fee of $546,709,595 payable by Centene to WellCare as a result of the failure of the merger to occur on or before the outside date (as it may be extended) due to the failure to obtain the HSR Act Clearance or the required state regulatory approvals, or as a result of a law or order prohibiting the merger or the share issuance becoming final and non-appealable that relates to U.S. federal antitrust clearance or other required regulatory approvals.

WellCare’s No-Shop Provisions and Related Termination Fees

•	That, although the merger agreement prohibits WellCare from soliciting a transaction from a third party to acquire WellCare, the merger agreement does not preclude a third party from making an unsolicited superior acquisition proposal to WellCare and WellCare may provide information to, and enter into discussions or negotiations with, a third party regarding an acquisition of WellCare, if prior to obtaining WellCare stockholder approval of the Merger Agreement Proposal, WellCare receives an unsolicited, bona fide written proposal from such third party to acquire WellCare and the WellCare Board determines that such proposal is or could reasonably be expected to lead to a superior proposal to acquire WellCare.
•	That the merger agreement provides for a lower termination fee to be payable by WellCare to Centene if WellCare terminates the merger agreement to pursue a superior acquisition proposal with a third party within 45 days after the date of the merger agreement;
•	That the merger is subject to an approval from each party’s stockholders, which allows sufficient time for a third party to make a superior proposal to acquire WellCare if it desires to do so;
•	That if WellCare were to receive an unsolicited superior acquisition proposal from a third party, the WellCare Board would be able to consider such superior acquisition proposal and to terminate the merger agreement and/or change its recommendation that WellCare stockholders vote in favor of the Merger Agreement Proposal;
•	The belief that the WellCare no-shop provisions and the related termination fees are reasonable in light of the circumstances (including the context discussed above, the overall terms of the merger agreement, and the belief that such no-shop provisions and the amount of such termination fees are generally consistent with provisions and termination fees in comparable transactions and not preclusive of other offers); and
•	The ability of the WellCare Board, subject to certain conditions, to change its recommendation supporting the merger in response to an intervening event, if the WellCare Board determines that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Governance Provisions

•	That two WellCare directors would join the Centene Board, and that one such WellCare director would be added to the nominating and corporate governance committee of the combined company’s board of directors, thereby helping to protect the ongoing equity investment of the WellCare stockholders and providing an opportunity for the combined company to benefit from the insights and experience of the WellCare directors.

Other Merger Agreement Terms

•	That Centene is required to pay WellCare a termination fee of either $756,826,826 or $908,192,191 if the merger agreement is terminated (i) due to the Centene Board changing its recommendation that Centene stockholders vote “FOR” the Share Issuance Proposal or (ii) in order for Centene to enter into a definitive agreement for a superior proposal to acquire Centene (with the lower fee being payable if the merger agreement is terminated prior to 5:00 p.m., New York City time, on May 10, 2019);

•	That Centene is required to pay WellCare a termination fee of $908,192,191 if the merger agreement is terminated due to Centene willfully breaching its no-shop obligations, and such breach cannot be cured or is not cured by Centene; and
•	That Centene is required to pay WellCare a termination fee of $256,156,772 if Centene stockholders do not approve the Share Issuance Proposal.
•	That WellCare is entitled to specific enforcement of Centene’s obligations under the merger agreement;
•	The absence of a financing condition, and Centene’s representations, warranties and covenants related to obtaining the financing to complete the merger; and
•	The customary nature of WellCare’s other representations, warranties and covenants in the merger agreement and the sufficient operational flexibility provided for during the period prior to the completion of the merger.

Other Factors Weighing in Favor of the Transaction

The WellCare Board also considered a number of other factors weighing in favor of the merger and the other transactions contemplated by the merger agreement, including, but not limited to, the following:

•	That the WellCare stockholders immediately prior to the merger will own approximately 29% of the outstanding Centene common stock immediately following the merger;
•	The review and analysis provided to the WellCare Board by WellCare’s management and WellCare’s financial advisors of WellCare’s and Centene’s respective businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management;
•	The recommendation by WellCare’s management in favor of the merger and the other transactions contemplated by the merger agreement; and
•	The oral opinion of Goldman Sachs delivered to the WellCare Board on March 26, 2019, which was subsequently confirmed in writing, that, as of such date and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid to the holders of WellCare common stock in the merger was fair, from a financial point of view, to such stockholders, as more fully described below under the caption “—Opinion of WellCare’s Financial Advisor” (the full text of the written opinion of Goldman Sachs, dated March 26, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and review undertaken in connection with rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus).

Risks, Uncertainties and Other Factors Weighing Negatively Against the Transaction

The WellCare Board also considered potential risks, uncertainties and other factors weighing negatively against the merger and the other transactions contemplated by the merger agreement, including, but not limited to, the following:

•	The risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals, as more fully described under the caption “—Regulatory Actions Required for the Merger,” which terms and conditions may adversely affect the business and financial results of the combined company and its ability to realize the expected benefits of the transaction, the limitations on Centene’s commitments to take certain actions and Centene’s closing condition relating to the absence of a burdensome condition as described in “The Merger Agreement—Conditions to the Merger—Conditions to the Obligations of Centene and Merger Sub I to Complete the Merger”;
•	The possibility that the merger or the other transactions contemplated by the merger agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of WellCare or Centene, including the failure of WellCare stockholders to approve the Merger Agreement Proposal or the failure of the Centene stockholders to approve the Share Issuance Proposal, or the failure of WellCare or Centene to satisfy other requirements that are conditions to closing the merger, and the impact that such failure or delay would have on WellCare;

•	That the exchange ratio is fixed and will not fluctuate based upon changes in the market price of WellCare or Centene common stock between the date of the merger agreement and the date of the completion of the merger and therefore WellCare will be exposed to an adverse development in Centene’s business, operations, financial condition, earnings and prospects, and the value of the merger consideration payable to WellCare stockholders will decrease in the event that the share price of Centene decreases prior to completion of the merger;
•	That the merger agreement does not preclude a third party from making an unsolicited superior acquisition proposal to Centene and that, although the merger agreement prohibits Centene from soliciting a transaction from a third party to acquire Centene, Centene may provide information to, and enter into discussions or negotiations with, a third party regarding an acquisition of Centene, if prior to obtaining Centene stockholder approval of the Share Issuance Proposal, Centene receives an unsolicited, bona fide written proposal from such third party to acquire Centene and the Centene Board determines that such proposal is or could reasonably be expected to lead to a superior proposal to acquire Centene;
•	The termination fees payable by WellCare to Centene if the merger agreement is terminated under certain circumstances, including if WellCare terminates the merger agreement to pursue a transaction contemplated by a superior acquisition proposal with a third party, if the WellCare Board changes its recommendation in connection with a WellCare intervening event or a superior acquisition proposal, or if the WellCare stockholders do not vote in favor of the Merger Agreement Proposal, as described in “The Merger Agreement—Termination Fees and Other Fees—Termination Fees Payable by WellCare”;
•	That the merger will be subject to the approval of Centene’s stockholders and the risk that Centene stockholders may not approve the Share Issuance Proposal;
•	That WellCare stockholders would not have the opportunity to participate in WellCare’s potential upside as a standalone company, but would rather only participate in WellCare’s upside as a part of the combined company if they retain the stock portion of the merger consideration following the completion of the merger;
•	The restrictions under the terms of the merger agreement on the conduct of WellCare’s business prior to the completion of the merger, which could delay or prevent WellCare from undertaking strategic and other business opportunities that might arise pending completion of the merger, in particular if the merger is not completed;
•	The amount of time it could take to complete the regulatory approval process and the merger, and the possible diversion of management’s attention from WellCare’s ongoing business given the substantial time and effort necessary to complete the merger and to plan for and implement the integration of the operations of WellCare and Centene;
•	The challenges inherent in the combination of two businesses of the size and complexity of WellCare and Centene, including the risk that integration of the two companies may take more time and be more costly than anticipated, the risk of not being able to realize all of the anticipated cost savings and operational synergies between WellCare and Centene and the risk that other anticipated benefits might not be realized;
•	The potential negative effect of the pendency of the merger on Centene’s and WellCare’s respective businesses and relationships with employees, customers, providers, vendors and governmental authorities, including regulators and the communities in which they operate, as well as the risk that certain key members of WellCare’s senior management might choose not to remain employed by WellCare through the closing.
•	The significant costs associated with the completion of the merger;
•	That certain of WellCare’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of WellCare stockholders generally, as more fully described under the caption “—Interests of Directors and Executive Officers in the Merger”; and
•	The risks of the type and nature described under “Risk Factors,” beginning on page 53 and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 50.

Other Factors

The WellCare Board also considered (i) its fiduciary duties in light of the foregoing, (ii) that its resolutions approving the merger agreement and the merger were approved unanimously by the WellCare Board, which is comprised of a majority of independent directors and not employees of WellCare or any of its subsidiaries and (iii) that it received advice related to the merger agreement and the merger from WellCare’s financial advisors and its outside legal counsel.

This discussion of the information and factors considered by the WellCare Board in reaching its conclusions and recommendation includes the principal factors considered by the WellCare Board, but is not intended to be exhaustive and may not include all of the factors considered by the WellCare Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the WellCare Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to WellCare stockholders. Rather, the WellCare Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of WellCare’s management and WellCare’s advisors, as well as its experience and history. In addition, individual members of the WellCare Board may have assigned different weights to different factors.

Certain of WellCare’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of WellCare stockholders generally. The WellCare Board was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to WellCare stockholders. For a discussion of these interests, see “—Interests of Directors and Executive Officers in the Merger.”

Conclusion

The WellCare Board unanimously determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement were advisable and in the best interests of WellCare and its stockholders and approved the merger agreement.

THE WELLCARE BOARD UNANIMOUSLY RECOMMENDS THAT WELLCARE STOCKHOLDERS VOTE “FOR” THE MERGER AGREEMENT PROPOSAL, “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL AND “FOR” THE WELLCARE ADJOURNMENT PROPOSAL.

Certain Unaudited Prospective Financial Information

Certain Centene Unaudited Prospective Financial Information

Although Centene periodically may provide limited guidance regarding financial performance for the then-current fiscal year, Centene typically does not publicly disclose other financial forecasts as to future performance, earnings or other results, given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with evaluating the transactions contemplated by the merger agreement, Centene senior management prepared unaudited financial forecasts of Centene’s standalone performance for the fiscal years ending December 31, 2019 through December 31, 2023, which are referred to as the Centene standalone forecasts and are set forth below under the heading “Centene Standalone Forecasts.”

In addition, Centene senior management prepared unaudited forecasts of the net synergies expected to be generated from the transactions contemplated by the merger agreement, which are referred to as the Centene synergies forecasts and, together with the Centene standalone forecasts, the Centene forecasts. The Centene synergies forecasts reflected pre-tax net synergies estimates expected to be generated from the transactions contemplated by the merger agreement of approximately $500 million in 2021 and pre-tax net synergies in 2022 and 2023 based on Centene senior management’s growth estimates. In addition, Centene senior management estimated ultimate pre-tax annual run rate net synergies to be generated from the transactions contemplated by the merger agreement of more than $700 million, which are referred to as the annual run rate synergies estimate. The Centene synergies forecasts were driven primarily by the belief of Centene senior management that the combined company would capitalize on economies of scale in pharmacy and other cost management, leverage

WellCare’s Medicare capabilities across markets, optimize capabilities in information technology management and increase efficiencies in G&A. The Centene synergies forecasts are net of costs to achieve and net of the impact of potential asset sales in connection with the merger, which asset sales are inherently speculative.

Centene senior management reviewed the Centene forecasts with the Centene Board, which considered them in connection with its evaluation and approval of the merger agreement and the transactions contemplated by the merger agreement. Centene also provided the Centene forecasts to Centene’s financial advisors, Allen & Company and Barclays, for their use and reliance in connection with their respective financial analyses and opinions as described in “—Opinions of Centene’s Financial Advisors,” except that Centene’s financial advisors were directed to utilize the pre-tax net synergies estimates, and did not rely on the annual run rate synergies estimate, for purposes of their respective financial analyses and opinions. Centene provided WellCare with the Centene standalone forecasts but did not provide WellCare with the Centene synergies forecasts.

Centene senior management made certain material assumptions in preparing the Centene standalone forecasts, including, but not limited to, the following:

•	that macroeconomic conditions would remain stable, both in the U.S. and globally;
•	that the Affordable Care Act would not be repealed or defunded;
•	that the interest rate environment would remain stable and that availability of debt and equity financing are on terms that are favorable to Centene;
•	that competitor product pricing would remain rational;
•	that insurance products (including but not limited to Medicaid, Medicare, Commercial, Health Insurance Marketplace and TRICARE) medical cost trends would remain stable and be in line with recent experience;
•	that the Medicare Advantage and managed Medicaid rate environments would remain stable and consistent with actuarially sound assessment of changes in the cost of care;
•	that product membership trends remain stable and grow year-over-year;
•	that providers would remain receptive to partnering with Centene to reduce the cost of care, improve quality and provide consumers with better health care experiences;
•	that consumers would continue to take on greater decision-making and financial responsibility with respect to their health care;
•	that the annual premium-based health insurer fee under the Affordable Care Act returns in 2020 and applies to each year thereafter;
•	that Centene’s acquired businesses, including Health Net and Fidelis Care, will continue to be integrated successfully;
•	that the outcomes of pending or future litigation or government investigations, challenges to Centene’s contract awards and start dates, cyber-attacks or other privacy or data security incidents, disasters or major epidemics are not material;
•	that the tax laws, including corporate tax rates, remain unchanged relative to such laws (including such rates) as in effect on February 26, 2019; and
•	that GAAP as in effect on February 26, 2019 applies throughout the forecast period.

Further, the Centene standalone forecasts do not give effect to the mergers and are not indicative of the future results of the combined company.

Centene Standalone Forecasts

	Fiscal year ending December 31,
	($ in millions, other than Adjusted Diluted Earnings Per Share)
	2019E	2020E	2021E	2022E	2023E
Total Revenue(1)	$70,756	$79,387	$87,494	$94,537	$102,145
Adjusted Net Income(2)	$1,776	$2,035	$2,282	$2,470	$2,689
Adjusted Diluted Earnings Per Share(3)	$4.21	$4.79	$5.34	$5.75	$6.22
EBITDA(4)	$3,318	$4,105	$4,585	$4,979	$5,404
Unlevered Free Cash Flow(5)	$1,663	$1,417	$1,669	$2,069	$2,303
(1)	Total Revenue includes premium revenue, service revenue, premium tax and health insurance fee reimbursement. Total Revenue excludes investment income.
(2)	Adjusted Net Income is defined as net earnings attributable to Centene, excluding amortization of acquired intangible assets and acquisition related expenses.
(3)	Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by the projected number of weighted average diluted shares of Centene common stock outstanding for that period (amounts may reflect rounding).
(4)	EBITDA is defined as net earnings from continuing operations before interest expense, taxes, depreciation and amortization, adjusted to exclude the impact of noncash stock-based compensation expense from continuing operations.
(5)	Represents a calculation of Unlevered Free Cash Flow prepared by Centene senior management, as adjusted to reflect Centene management’s stock-based compensation estimates as a cash expense, and utilized by Centene’s financial advisors for purposes of their respective discounted cash flow analyses. Unlevered Free Cash Flow was calculated on a debt-free basis, excluding interest expense. The Unlevered Free Cash Flow was calculated by taking Centene’s EBITDA subtracting stock-based compensation capital expenditures, statutory capital contributions and acquisition funding, and adjusting for changes in net working capital, health insurer fee tax gross-up amounts and taxes.

Certain WellCare Unaudited Prospective Financial Information

Although WellCare periodically may provide limited guidance to investors concerning its expected financial performance, WellCare does not, as a matter of course, publicly disclose financial forecasts. WellCare avoids making public forecasts for extended periods given, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the merger, WellCare’s management prepared certain non-public, unaudited prospective financial information summarized in the first table below, which are referred to as the WellCare standalone forecasts. WellCare’s management also prepared certain non-public, unaudited prospective financial information summarized in the second table below, which are referred to as the WellCare standalone cash flow forecasts. WellCare’s management also prepared certain non-public, unaudited prospective financial information regarding the pro forma financial performance of the combined company, on the basis of the WellCare standalone forecasts and the Centene standalone forecasts, summarized in the third table below, which are referred to as the pro forma combined company forecasts. The WellCare standalone forecasts, the WellCare standalone cash flow forecasts and the pro forma combined company forecasts are referred to collectively as the WellCare forecasts. The WellCare standalone forecasts were provided to Centene and to Centene’s financial advisors in connection with Centene’s evaluation of the mergers. WellCare did not provide Centene or Centene’s financial advisors with the WellCare cash flow forecasts or the pro forma combined company forecasts. All of the WellCare forecasts were provided to WellCare’s financial advisor for its use in connection with its financial analysis and opinion as described in “—Opinion of WellCare’s Financial Advisor.”

WellCare Standalone Forecasts

The following table summarizes the WellCare standalone forecasts, which were based on numerous variables and assumptions, including the following key assumptions:

•	revenue growth at a compound annual growth rate of approximately 14.3% from 2018 to 2023 due to a combination of organic membership growth, per member per month premium growth, additional revenue from the acquisition of Meridian being effective as of September 2018, additional revenue beginning in 2020 from new Medicaid RFP wins and additional revenue beginning in 2020 from the acquisition of Aetna Inc.’s standalone Medicare Part D prescription drug plans;
•	total SG&A as a percentage of total net revenue declining from 8.3% in 2018 to 7.4% in 2023; and
•	net income margin expansion from 2.6% in 2018 to 2.9% in 2023.

	For the Year Ending December 31,
	Actual	Projected
	2018	2019	2020	2021	2022	2023
	($ in millions, except per share amounts)
Total Revenue	$20,409	$26,762	$30,051	$32,950	$36,307	$39,825
Adjusted EBITDA(1)	$993	$1,152	$1,523	$1,663	$1,847	$2,052
Adjusted Net Income(2)	$522	$687	$824	$914	$1,035	$1,169
Adjusted EPS(3)	$11.03	$13.50	$16.11	$17.78	$20.04	$22.52
(1)	Defined as Total Revenue, less medical expenses, less SG&A including investment income and the impact of ACA industry fees, before income taxes, interest expenses, and depreciation and amortization.
(2)	Defined as income before income taxes, less investigation costs, acquisition-related amortization expenses, transaction and integration costs and income tax associated with the applicable adjusted income before taxes based on the applicable effective income tax rate.
(3)	Defined as adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

WellCare Standalone Cash Flow Forecasts

The following table summarizes the WellCare standalone cash flow forecasts, which were based on the same key assumptions as the WellCare standalone forecasts:

	For the Year Ending December 31,
	Projected
	2019	2020	2021	2022	2023
	($ in millions, except per share amounts)
Taxable Income(1)	$1,021	$1,900	$2,020	$2,194	$2,395
Net Operating Profit After Tax(2)	$779	$915	$1,005	$1,126	$1,260
Unlevered Free Cash Flow(3)	$(320)	$829	$681	$768	$899
(1)	Defined as Adjusted EBITDA, less tax deductible depreciation and amortization, plus ACA industry fees.
(2)	Defined as Taxable Income, less taxes paid, less ACA industry fees.
(3)	Defined as Net Operating Profit After Tax, plus tax deductible depreciation and amortization, less change in net working capital, less capital expenditures, less cash retained for RBC, less additional Part D funding.

Pro Forma Combined Company Forecasts

The following table summarizes the pro forma combined company forecasts, which were prepared on the basis of the WellCare standalone forecasts and the Centene standalone forecasts. The pro forma combined company forecasts give effect to WellCare management’s view of estimated synergies to be generated from the transactions contemplated by the merger agreement of $250 million in synergies for 2020 and $500 million in synergies for each year thereafter through 2023, as well as illustrative implementation costs of $250 million in each of 2020 and 2021. The pro forma combined company forecasts do not reflect any asset sales or other actions that may be required by governmental authorities in connection with the parties obtaining the HSR Act Clearance or the required state regulatory approvals.

	For the Year Ending December 31,
	Projected
	2019	2020	2021	2022	2023
	($ in millions, except per share amounts)
Pro Forma Total Revenue(1)	$97,518	$109,438	$120,444	$130,845	$141,970
Pro Forma EBITDA(2)	$4,319	$5,469	$6,331	$7,151	$7,773
Pro Forma Taxable Income(3)	$3,600	$6,281	$7,207	$8,107	$8,789
Pro Forma Net Operating Profit After Tax(4)	$2,681	$3,111	$3,686	$4,223	$4,615
Pro Forma Unlevered Free Cash Flow(5)	$1,343	$2,246	$2,539	$3,213	$3,578
(1)	Defined as Total Revenue for Centene (as described under the heading “—Centene Standalone Forecasts”), plus Total Revenue for WellCare (as described under the heading “—WellCare Standalone Forecasts”).

(2)	Defined as EBITDA for Centene (as described under the heading “—Centene Standalone Forecasts”), plus Adjusted EBITDA for WellCare (as described under the heading “—WellCare Standalone Forecasts”), less noncash stock-based compensation expense of Centene of $151 million, $159 million, $166 million, $175 million and $183 million in each of 2019, 2020, 2021, 2022 and 2023, respectively, plus synergies, less illustrative implementation costs.
(3)	Defined as Pro Forma EBITDA, less WellCare tax deductible depreciation and amortization, less Centene depreciation and amortization, plus WellCare ACA industry fees, plus Centene ACA industry fees.
(4)	Defined as Pro Forma Taxable Income, less taxes paid, less WellCare ACA industry fees, less Centene ACA industry fees.
(5)	Defined as Pro Forma Net Operating Profit After Tax, plus WellCare tax deductible depreciation and amortization, plus Centene depreciation and amortization, less WellCare change in net working capital, less Centene change in net working capital, less cashed used in Centene acquisitions, less WellCare capital expenditures, less Centene capital expenditures, less Centene cash retained for RBC, less WellCare cash retained for RBC (including the impact from new Medicaid wins), less WellCare additional Part D funding.

General Information Regarding the Forecasts

None of the Centene forecasts or the WellCare forecasts, which are collectively referred to as the forecasts, were prepared with a view toward public disclosure, and they do not necessarily comply with GAAP or the guidelines published by the SEC or established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither WellCare’s independent auditors nor Centene’s independent auditors, or any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the forecasts, and none of them have expressed any opinion or any other form of assurance on the forecasts or their achievability, and they assume no responsibility for, and disclaim any association with, the forecasts. The forecasts contain non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Centene, WellCare or the combined company may not be comparable to similarly titled amounts used by other companies.

The forecasts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those predicted and should be read with caution. See “Cautionary Note Regarding Forward-Looking Statements” of this proxy statement/prospectus. Although presented with numerical specificity, the forecasts were based on numerous assumptions and estimates that are inherently uncertain and many of which are beyond the control of Centene, WellCare or the combined company. The assumptions and estimates upon which the forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict. The forecasts were prepared by Centene’s and WellCare’s management, as applicable, based on information available at the time the forecasts were prepared and do not take into account any circumstances or events occurring after the date they were prepared. Given that the forecasts cover multiple years, by their nature they become less predictive with each successive year. There can be no assurance that the forecasts will be realized, and actual results may differ materially from those shown.

The forecasts are being included in this joint proxy statement/prospectus to give stockholders access to non-public information that was provided to Centene and WellCare, as well as their respective boards of directors and respective financial advisors, in the course of evaluating the merger, and are not intended to influence the decision of any WellCare stockholder whether to vote in favor of the Merger Agreement Proposal or any other proposal at the WellCare special meeting or the decision of any Centene stockholder whether to vote in favor of the Share Issuance Proposal or any other proposal at the Centene special meeting. The inclusion of the forecasts in this proxy statement/prospectus should not be regarded as an indication that Centene, WellCare or any of their respective affiliates, advisors or representatives considered or consider the forecasts to necessarily reflect actual future events, and the forecasts should not be considered as such. Neither Centene nor WellCare or any of their respective advisors, officers, directors or representatives has made or makes any representation to any Centene stockholder, WellCare stockholder or any other person regarding the ultimate performance of Centene, WellCare or the combined company compared to the information contained in the forecasts or that the forecasts will be achieved. WellCare has made no representation to Centene, in the merger agreement or otherwise, concerning the WellCare forecasts and Centene has made no representation to WellCare, in the merger agreement or otherwise, concerning the Centene forecasts.

Neither Centene nor WellCare has updated the forecasts, and except to the extent required by applicable federal securities laws, each of Centene and WellCare expressly disclaims any responsibility to update or otherwise revise, the forecasts to reflect circumstances existing after the date when they were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the forecasts are shown to be inappropriate.

The forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Centene and WellCare included in this proxy statement/prospectus and in their other respective public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the forecasts, stockholders are cautioned not to place undue reliance on the forecasts.

Opinions of Centene’s Financial Advisors

Opinion of Allen & Company LLC

Centene has engaged Allen & Company as a financial advisor to Centene in connection with the mergers. In connection with this engagement, Centene requested that Allen & Company render an opinion to the Centene Board as to the fairness, from a financial point of view, to Centene of the merger consideration to be paid by Centene pursuant to the merger agreement. On March 26, 2019, at a meeting of the Centene Board held to evaluate the mergers, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated March 26, 2019, to the Centene Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, the merger consideration to be paid by Centene pursuant to the merger agreement was fair, from a financial point of view, to Centene.

The full text of Allen & Company’s written opinion, dated March 26, 2019, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Centene Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view to Centene and did not address any other terms, aspects or implications of the mergers. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Centene (or the Centene Board) should pursue in connection with the mergers or otherwise address the merits of the underlying decision by Centene to engage in the mergers, including in comparison to other strategies or transactions that might be available to Centene or which Centene might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the mergers or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with Centene as well as information that Allen & Company received during the course of its assignment, including information provided by the managements of Centene and WellCare in the course of discussions relating to the mergers as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Centene, WellCare or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Centene, WellCare or any other entity, or conducted any analysis concerning the solvency or fair value of Centene, WellCare or any other entity. Allen & Company did not investigate, and did not make any assumption or express any opinion or view regarding, any litigation, proceedings or claims involving or impacting Centene or WellCare, and Allen & Company assumed, with Centene’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to Allen & Company’s analyses or opinion. Allen & Company is not an actuary and its services did not include any actuarial determination or evaluation by Allen & Company or any attempt to evaluate actuarial assumptions or allowances for losses, claims or other matters, and Allen & Company expressed no opinion or view as to, and Allen & Company assumed at Centene’s direction the appropriateness of, reserves.

In arriving at its opinion, Allen & Company, among other things:

(i)	reviewed the financial terms and conditions of the mergers as reflected in an execution version, provided to Allen & Company on March 26, 2019, of the merger agreement;
(ii)	reviewed certain publicly available business and financial information relating to Centene and WellCare, including public filings of Centene and WellCare, and historical market prices and trading volumes for Centene common stock and WellCare common stock;
(iii)	reviewed certain financial information relating to Centene and WellCare, including certain internal financial forecasts, estimates and other financial and operating data relating to Centene and WellCare provided to or discussed with Allen & Company by the respective managements of Centene and WellCare;

(iv)	held discussions with the respective managements of Centene and WellCare relating to the past and current operations, financial condition and prospects of Centene and WellCare;
(v)	held discussions with the management of Centene as to the strategic rationale for, and potential net synergies expected by the management of Centene to result from, the mergers;
(vi)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating Centene and WellCare;
(vii)	reviewed and analyzed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the mergers;
(viii)	reviewed certain potential pro forma financial effects of the mergers on Centene based on the internal financial forecasts, estimates and other financial and operating data of Centene and WellCare referred to above; and
(ix)	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with Centene’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, actuarial and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by the managements and other representatives of Centene and WellCare or otherwise reviewed by Allen & Company. With respect to the financial forecasts, estimates and other financial and operating data relating to Centene and WellCare and the potential net synergies that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised by the managements of Centene and WellCare, as applicable, and Allen & Company assumed, at Centene’s direction, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to, and were a reasonable basis upon which to evaluate, the future financial and operating performance of Centene, WellCare, such potential net synergies (including the amount, timing and achievability thereof) and the other matters covered thereby. Allen & Company also assumed, with Centene’s consent, that the financial results, including, without limitation, the potential net synergies expected by the management of Centene to result from the mergers, reflected in the financial forecasts, estimates and other financial and operating data utilized in Allen & Company’s analyses would be realized in the amounts and at the times projected. Allen & Company expressed no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based.

Allen & Company relied, at Centene’s direction, upon the assessments of the managements of Centene and WellCare as to, among other things, (i) the potential impact on Centene and WellCare of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or affecting, the healthcare industry and the managed care and specialty services sectors thereof, including with respect to government subsidized healthcare programs and reimbursement and the geographic regions in which Centene and WellCare operate, (ii) matters relating to Centene’s and WellCare’s prior acquisitions and certain other potential transactions involving Centene and/or WellCare, including as to the timing, amounts and other financial aspects involved, ongoing obligations, if any, and integration, (iii) capital and surplus requirements for Centene and WellCare and the ability of Centene and WellCare to adequately meet and maintain such requirements, (iv) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, members, suppliers and other commercial relationships (including with government entities, hospitals, physicians and other healthcare providers) of Centene and WellCare, (v) the technology and intellectual property of Centene and WellCare, and (vi) the ability of Centene to integrate the businesses of Centene and WellCare. Allen & Company assumed, with Centene’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on Centene, WellCare or the mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. As the Centene Board was aware, the credit, financial and stock markets, and the industry in which Centene and WellCare operate, have experienced and continue to experience volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on Centene, WellCare or the mergers (including the contemplated benefits thereof).

Allen & Company’s opinion was intended for the benefit and use of the Centene Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view to Centene. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Centene (or the Centene Board) should pursue in connection with the mergers or otherwise address the merits of the underlying decision by Centene to engage in the mergers, including in comparison to other strategies or transactions that might be available to Centene or which Centene might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the mergers or otherwise. Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the mergers or any related entities, or any class of such persons or any other party, relative to the merger consideration or otherwise. Allen & Company also did not express any opinion as to the actual value of Centene common stock when issued in connection with the mergers or the prices at which Centene common stock or WellCare common stock (or any other securities of Centene or WellCare) may trade or otherwise be transferable at any time, including following announcement or consummation of the mergers.

In addition, Allen & Company did not express any opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the mergers or otherwise or changes in, or the impact of, tax and other laws, regulations and governmental and legislative policies affecting Centene, WellCare or the mergers (including the contemplated benefits thereof), and Allen & Company relied, at Centene’s direction, upon the assessments of representatives of Centene and WellCare as to such matters. Allen & Company assumed, with Centene’s consent, that the mergers would be consummated in accordance with their terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the mergers, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Centene, WellCare or the mergers (including the contemplated benefits thereof) that would be meaningful in any respect to Allen & Company’s analyses or opinion. Allen & Company also assumed, with Centene’s consent, that the mergers would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Allen & Company further assumed, with Centene’s consent, that the final executed merger agreement would not differ from the execution version reviewed by Allen & Company in any respect meaningful to Allen & Company’s analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of its date, to Centene of the merger consideration (to the extent expressly specified therein) to be paid by Centene pursuant to the merger agreement. Allen & Company’s opinion did not address any other terms, aspects or implications of the mergers, including, without limitation, the form or structure of the mergers or any agreements, arrangements or understandings entered into in connection with, related to or contemplated by the mergers or otherwise.

In connection with its opinion, Allen & Company performed a variety of financial and comparative analyses, including those described below. The summary below of the analyses and certain factors considered is not a comprehensive description of all analyses undertaken or factors considered by Allen & Company. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion and analyses are not readily susceptible to summary description. Allen & Company arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Allen & Company believes that the analyses and factors summarized below must be considered as a whole and in context. Allen & Company further believes that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying Allen & Company’s analyses and opinion.

In performing its financial analyses, Allen & Company considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Centene’s and WellCare’s control. No company, business or transaction reviewed is identical or directly comparable to Centene, WellCare, their respective businesses or the mergers, and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transaction reviewed. The estimates of the future performance of Centene and WellCare in or underlying Allen & Company’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of Allen & Company’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Centene Board in connection with the delivery of Allen & Company’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Allen & Company regarding the actual value of Centene or WellCare.

Allen & Company did not recommend that any specific consideration constituted the only appropriate consideration in the mergers. The type and amount of consideration payable in the mergers was determined through negotiations between Centene and WellCare, rather than by any financial advisor, and was approved by the Centene Board. The decision of Centene to enter into the merger agreement was solely that of the Centene Board. Allen & Company’s opinion and analyses were only one of many factors considered by the Centene Board in its evaluation of the mergers and the merger consideration and should not be viewed as determinative of the views of the Centene Board or Centene’s management with respect to the mergers or the consideration payable in the mergers.

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analysis” is a summary of the material financial analyses provided by Allen & Company in connection with its opinion, dated March 26, 2019, to the Centene Board. The summary set forth below is not a comprehensive description of all analyses undertaken by Allen & Company in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Allen & Company, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Allen & Company. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Allen & Company. Future results may differ from those described and such differences may be material. For purposes of the financial analyses described below, (i) the term “implied per share merger consideration” means an implied per share value of $305.39 based on the per share cash consideration of $120.00 (without interest) and, for the stock consideration, the exchange ratio of 3.38 shares of Centene common stock for each outstanding share of WellCare common stock and the closing price of Centene common stock on March 26, 2019 of $54.85 per share, and (ii) implied equity value per share reference ranges, 52-week low and high stock prices and stock price targets for WellCare common stock and Centene common stock were rounded to the nearest whole dollar.

WellCare Financial Analyses

Selected Public Companies Analysis. Allen & Company reviewed publicly available financial and stock market information of WellCare and the following six publicly traded companies with operations in the managed care sector of the health care industry that Allen & Company considered generally relevant for purposes of analysis, which are collectively referred to as the WellCare selected companies:

•	Anthem, Inc.
•	Centene Corporation
•	Cigna Corporation
•	Humana Inc.
•	Molina Healthcare, Inc.
•	UnitedHealth Group Incorporated

Allen & Company reviewed, among other information, closing stock prices on March 26, 2019 as a multiple of calendar year 2019 and calendar year 2020 estimated earnings per share, excluding amortization, which is referred to as adjusted EPS. Estimated financial data of the WellCare selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information, pro forma for certain acquisitions, as applicable. Estimated financial data of WellCare was based both on publicly available Wall Street research analysts’ estimates for WellCare and internal forecasts and other estimates of WellCare’s management (excluding, in the case of WellCare’s calendar year 2019 estimated adjusted EPS, the impact of the cash amount related to WellCare’s acquisition of Aetna Inc.’s Medicare Part D prescription drug plan business, which is referred to as the Aetna Part D Business, which business, per WellCare, will not be reflected in WellCare’s results of operations until commencing in 2020). The overall low to high calendar year 2019 and calendar year 2020 estimated adjusted EPS multiples observed for the WellCare selected companies were 9.8x to 16.6x (with a mean of 13.8x and a median of 14.1x) and 8.7x to 14.7x (with a mean of 12.2x and a median of 12.4x), respectively. Allen & Company then applied selected ranges of calendar year 2019 and calendar year 2020 estimated adjusted EPS multiples derived from the WellCare selected companies of 13.0x to 16.0x and 11.5x to 14.5x, respectively, to corresponding data of WellCare based on internal forecasts and other estimates of WellCare’s management as described above. This analysis indicated the following approximate implied equity value per share reference ranges for WellCare, as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Ranges Based On:		Implied Per Share Merger Consideration
CY2019E Adjusted EPS	CY2020E Adjusted EPS
$178 − $218	$185 − $234	$305.39

Selected Precedent Transactions Analysis. Allen & Company reviewed financial information relating to the following nine selected publicly announced transactions involving target companies with operations in the managed care sector of the health care industry that Allen & Company considered generally relevant for purposes of analysis, which are collectively referred to as the selected transactions:

Announcement Date		Acquiror		Target
•	May 2018	•	WellCare Health Plans, Inc.	•	Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and MeridianRx, LLC (collectively, “Meridian”)
•	December 2017	•	CVS Health Corporation	•	Aetna Inc.
•	November 2016	•	WellCare Health Plans, Inc.	•	Universal American Corp.
•	July 2015	•	Anthem, Inc.	•	Cigna Corporation
•	July 2015	•	Aetna Inc.	•	Humana Inc.
•	July 2015	•	Centene Corporation	•	Health Net, Inc.
•	August 2012	•	Aetna Inc.	•	Coventry Health Care, Inc.
•	July 2012	•	WellPoint, Inc.	•	AMERIGROUP Corporation
•	October 2011	•	Cigna Corporation	•	HealthSpring Inc.

Allen & Company reviewed, among other information, transaction values of the selected transactions, calculated as the firm values implied for the target companies based on the consideration paid or proposed to be paid in the selected transactions as a multiple of such target companies’ latest 12 months earnings before interest, taxes, depreciation and amortization, excluding certain one-time non-recurring items, as applicable, and including investment income, which is referred to as EBITDA. Financial data for the selected transactions were based on publicly available information and, the case of the WellCare/Meridian transaction, certain information provided by WellCare. Financial data of WellCare was based on publicly available information (pro forma for the full-year impact of the WellCare/Meridian transaction and excluding the impact of the cash amount related to WellCare’s acquisition of the Aetna Part D Business, which business, per WellCare, will not be reflected in WellCare’s results of operations until commencing in 2020). The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 8.0x to 33.3x (with a mean of 15.3x and a median of 12.6x). Allen & Company then applied a selected range of latest 12 months EBITDA multiples of 12.5x to 22.0x derived from the selected transactions to the calendar year 2018 EBITDA of WellCare. This analysis indicated the following approximate implied equity value per share reference range for WellCare, as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Range	Implied Per Share Merger Consideration
$231 − $432	$305.39

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of WellCare by calculating the estimated present value (as of February 28, 2019) of the standalone unlevered, after-tax free cash flows that WellCare was forecasted to generate during the fiscal years ending December 31, 2019 through December 31, 2023 based internal forecasts and other estimates of WellCare’s management, both excluding and including potential net synergies expected by the management of Centene to result from the mergers. For purposes of this analysis, stock-based compensation was treated as a cash expense and potential tax attributes of WellCare were taken into account. Allen & Company calculated a range of estimated terminal values for WellCare by applying a selected range of perpetuity growth rates of 2.0% to 3.0% to WellCare’s normalized standalone unlevered, after-tax free cash flows during the fiscal year ending December 31, 2023. The cash flows and terminal values were then discounted to present value (as of February 28, 2019) using a selected range of discount rates of 8.25% to 9.75% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied equity value per share reference ranges for WellCare, as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Ranges:		Implied Per Share Merger Consideration
Excluding Potential Net Synergies	Including Potential Net Synergies
$215 − $326	$321 − $476	$305.39

Centene Financial Analyses

Selected Public Companies Analysis. Allen & Company reviewed publicly available financial and stock market information of Centene and the following six publicly traded companies with operations in the managed care sector of the health care industry that Allen & Company considered generally relevant for purposes of analysis, which are collectively referred to as the Centene selected companies:

•	Anthem, Inc.
•	Cigna Corporation
•	Humana Inc.
•	Molina Healthcare, Inc.
•	UnitedHealth Group Incorporated
•	WellCare Health Plans, Inc.

Allen & Company reviewed, among other information, closing stock prices on March 26, 2019 as a multiple of calendar year 2019 and calendar year 2020 estimated adjusted EPS. Estimated financial data of the Centene selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information, pro forma for certain acquisitions, as applicable. Estimated financial data of Centene was based both on publicly available Wall Street research analysts’ estimates for Centene and internal forecasts and other estimates of Centene’s management. The overall low to high calendar year 2019 and calendar year 2020 estimated adjusted EPS multiples observed for the Centene selected companies were 9.8x to 17.3x (with a mean of 14.5x and a median of 15.1x) and 8.7x to 14.7x (with a mean of 12.7x and a median of 13.2x), respectively. Allen & Company then applied selected ranges of calendar year 2019 and calendar year 2020 estimated adjusted EPS multiples derived from the Centene selected companies of 11.5x to 16.0x and 10.5x to 14.5x, respectively, to corresponding data of Centene based internal forecasts and other estimates of Centene’s management. This analysis indicated the following approximate implied equity value per share reference ranges for Centene, as compared to the per share closing price of Centene common stock on March 26, 2019:

Implied Equity Value Per Share Reference Ranges Based On:		Centene Per Share Closing Price on March 26, 2019
CY2019E Adjusted EPS	CY2020E Adjusted EPS
$48 − $67	$50 − $70	$54.85

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of Centene by calculating the estimated present value (as of February 28, 2019) of the standalone unlevered, after-tax free cash flows that Centene was forecasted to generate during the fiscal years ending December 31, 2019 through December 31, 2023 based on internal forecasts and other estimates of Centene’s management. For purposes of this analysis, stock-based compensation was treated as a cash expense and potential tax attributes of Centene were taken into account. Allen & Company calculated a range of estimated terminal values for Centene by applying a selected range of perpetuity growth rates of 2.0% to 3.0% to Centene’s normalized standalone unlevered, after-tax free cash flows during the fiscal year ending December 31, 2023. The cash flows and range of terminal values were then discounted to present value (as of February 28, 2019) using a selected range of discount rates of 8.0% to 9.5% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied equity value per share reference range for Centene, as compared to the per share closing price of Centene common stock on March 26, 2019:

Implied Equity Value Per Share Reference Range	Centene Per Share Closing Price on March 26, 2019
$55 − $87	$54.85

Certain Additional Information

Allen & Company observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational reference, including the following:

•	historical trading prices of WellCare common stock and Centene common stock during the 52-week period ended March 26, 2019, which indicated low and high intraday prices during such period for WellCare common stock of approximately $188 and $325 per share, respectively, and for Centene common stock of approximately $50 and $74 per share, respectively; and
•	stock price targets for WellCare common stock and Centene common stock, as reflected in selected publicly available Wall Street research analysts’ reports, which indicated an overall low to high target stock price range for WellCare common stock of approximately $298 to $360 per share (with a mean of $326 per share and a median of $330 per share) and for Centene common stock of approximately $66 to $90 per share (with a mean and median of $77 per share).

Miscellaneous

Centene selected Allen & Company as a financial advisor to Centene in connection with the mergers based on, among other things, Allen & Company’s reputation, experience and familiarity with Centene and the industry in which Centene and WellCare operate. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course, Allen & Company as a broker-dealer and certain of Allen & Company’s affiliates, directors and officers (including a senior member of the team assisting in providing Allen &

Company’s financial advisory services to Centene in connection with the mergers who, as of March 11, 2019, held approximately 100 shares of Centene common stock in a custodial account on behalf of a beneficiary) have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Centene, WellCare or their respective affiliates. The issuance of Allen & Company’s opinion was approved by Allen & Company’s opinion committee.

For Allen & Company’s financial advisory services, Centene has agreed to pay Allen & Company an aggregate fee of $37.5 million, of which $3.75 million was payable upon delivery of Allen & Company’s opinion and $33.75 million is contingent upon consummation of the mergers. Centene also has agreed to reimburse Allen & Company for its reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

As the Centene Board was aware, Allen & Company in the past has provided, currently is providing and in the future may provide investment banking services to Centene and/or its affiliates unrelated to the mergers, for which services Allen & Company has received and/or may receive compensation, including, during the two-year period prior to the date of Allen & Company’s opinion, having acted as financial advisor to Centene in connection with certain acquisition transactions and as a co-manager and underwriter in connection with an offering of Centene common stock and an offering of Centene senior notes, for which services Allen & Company received during such two-year period aggregate fees of approximately $47.5 million from Centene. Allen & Company did not provide investment banking services to WellCare during the two-year period prior to the date of Allen & Company’s opinion for which Allen & Company received compensation.

Opinion of Barclays Capital Inc.

Centene engaged Barclays Capital Inc., which is referred to as Barclays, to act as its financial advisor with respect to the mergers pursuant to an engagement letter dated March 23, 2019. On March 26, 2019, Barclays delivered to the Centene Board its opinion that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be paid by Centene in the mergers is fair, from a financial point of view, to Centene.

The full text of Barclays’ written opinion, dated as of March 26, 2019, is attached as Annex C to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Centene Board, addresses only the fairness, from a financial point of view, of the merger consideration to be paid by Centene in the mergers and does not constitute a recommendation to any stockholder of Centene as to how such stockholder should vote with respect to the mergers or any other matter. The terms of the mergers were determined through arm’s-length negotiations between Centene and WellCare and were unanimously approved by the Centene Board. Barclays did not recommend any specific form or amount of consideration to the Centene Board or that any specific form or amount of consideration constituted the only appropriate consideration for the mergers. Barclays was not requested to address, and its opinion does not in any manner address, Centene’s underlying business decision to proceed with or effect the mergers, the likelihood of consummation of the mergers or the relative merits of the mergers as compared to any other transaction in which Centene may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the mergers, or any class of such persons, relative to the merger consideration to be paid by Centene in the mergers. No limitations were imposed by the Centene Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the merger agreement and the specific terms of the mergers;
•	reviewed and analyzed publicly available information concerning Centene and WellCare that Barclays believed to be relevant to its analysis, including Centene’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and WellCare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Centene furnished to Barclays by Centene, including the Centene forecasts;
•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of WellCare furnished to Barclays by Centene, including the WellCare standalone forecasts;
•	reviewed and analyzed the trading histories of Centene common stock and WellCare common stock and a comparison of such trading histories with those of other companies that Barclays deemed relevant;
•	reviewed and analyzed a comparison of the historical financial results and present and projected financial condition of Centene and WellCare with each other and with those of other companies that Barclays deemed relevant;
•	reviewed and analyzed a comparison of the financial terms of the mergers with the financial terms of certain other transactions that Barclays deemed relevant;
•	reviewed and analyzed the pro forma impact of the mergers on the future financial performance of the combined company, including the Centene synergies forecasts, furnished to Barclays by Centene for purposes of Barclays’ analysis, and other strategic benefits expected by Centene’s management to result from a combination of the businesses;
•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance of Centene and WellCare;
•	had discussions with the management of Centene and WellCare concerning their respective business, operations, assets, liabilities, financial condition and prospects; and
•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Centene that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Centene forecasts, upon the advice and at the direction of Centene, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Centene as to Centene’s future financial performance and that Centene would perform substantially in accordance with such projections. With respect to the WellCare standalone forecasts, upon the advice and at the direction of Centene, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of WellCare as to WellCare’s future financial performance and that WellCare would perform substantially in accordance with such projections. Furthermore, upon the advice and at the direction of Centene, Barclays assumed that the amounts and timing of the Centene synergies forecasts were reasonable and would be realized in accordance with such estimates. Barclays relied, at the direction of Centene, on the WellCare standalone forecasts and the Centene forecasts, including the Centene synergies forecasts, and Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Centene or WellCare and did not make or obtain any evaluations or appraisals of the assets or liabilities of Centene or WellCare. In addition, Barclays expressed no opinion as to the prices at which (i) the Centene common stock or WellCare common stock would trade following the announcement of the mergers or (ii) the Centene common stock would trade at any time following the consummation of the mergers. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 26, 2019. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, March 26, 2019.

In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement. Barclays also assumed, upon the advice of Centene, that all material governmental, regulatory and third party approvals, consents and releases for the mergers would be obtained within the constraints contemplated by the merger agreement and that the mergers will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the mergers, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Centene had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Centene common stock or WellCare common stock but rather made its determination as to fairness, from a financial point of view, to Centene of the merger consideration to be paid by Centene in the mergers on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Centene Board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Centene or any other parties to the mergers. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Centene, WellCare, Merger Sub I, Merger Sub II or the mergers, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Centene, WellCare, Merger Sub I, Merger Sub II, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 26, 2019 (the last trading day before the public announcement of the merger) and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

In order to estimate the present values of shares of WellCare common stock (both excluding and including the expected net synergies based on the Centene synergies forecasts) and Centene common stock, Barclays performed a discounted cash flow analysis of each of WellCare and Centene. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Discounted Cash Flow Analysis of WellCare

Barclays performed a discounted cash flow analysis of WellCare based on estimates of WellCare’s projected unlevered free cash flows, which were calculated using the WellCare standalone forecasts (see “—Certain Unaudited Prospective Financial Information—Certain WellCare Unaudited Prospective Financial Information—WellCare Standalone Cash Flow Forecasts”) and approved for Barclays’ use by Centene, to derive a reference range of implied present values per share of WellCare common stock as of February 28, 2019. Utilizing discount rates ranging from 8.0% to 9.0%, Barclays derived a range of implied enterprise values of WellCare by discounting to present value as of February 28, 2019 using the mid-year convention (i) WellCare’s projected unlevered free cash flows for the ten months ending December 31, 2019 and each of the fiscal years 2020 through 2023, in each case calculated using the WellCare standalone forecasts, and (ii) a range of terminal values for WellCare derived by applying perpetuity growth rates ranging from 2.5% to 3.0% to the estimated terminal unlevered free cash flow for WellCare calculated using the WellCare standalone forecasts. Barclays selected such discount rates taking into account an analysis of the weighted average cost of capital for WellCare, Centene and the managed care peers (as defined below). The range of perpetuity growth rates was estimated by Barclays utilizing its professional judgment and experience, taking into account the WellCare standalone forecasts and market expectations regarding long term industry growth trends. Barclays then added the present value of the terminal value to the present values of the unlevered free cash flows for the ten months ending December 31, 2019 and each of the fiscal years 2020 through 2023 and the net present value as of February 28, 2019 of the estimates of the tax benefits anticipated to be realized by WellCare from its existing tax attributes, as provided to Barclays by Centene management and approved for Barclays’ use by Centene management, and subtracted the amount of WellCare’s net debt as of February 28, 2019 to calculate a reference range of equity values for WellCare. Barclays then divided this range of equity values by the number of fully diluted shares of WellCare common stock outstanding as of February 28, 2019 to derive a reference range, rounded to the nearest $0.25, of implied present values per share of WellCare common stock as indicated in the table below.

Barclays also performed a discounted cash flow analysis of WellCare including the expected net synergies based on the Centene synergies forecasts and estimates of unlevered free cash flows of WellCare as calculated using the WellCare standalone forecasts to derive a reference range of implied present values per share of WellCare common stock including the expected net synergies as of February 28, 2019. Utilizing discount rates ranging from 8.0% to 9.0%, Barclays derived a range of implied values of the expected net synergies by discounting to present value as of February 28, 2019 using the mid-year convention (i) the Centene synergies forecasts for the ten months ending December 31, 2019 and each of the fiscal years 2020 through 2023 and (ii) a range of terminal values for the expected net synergies derived by applying perpetuity growth rates ranging from 2.5% to 3.0% to the estimated terminal year Centene synergies forecasts. Barclays selected such discount rates taking into account an analysis of the weighted average cost of capital for WellCare, Centene and the managed care peers (as defined below). The range of perpetuity growth rates was estimated by Barclays utilizing its professional judgment and experience, taking into account the WellCare standalone forecasts and market expectations regarding long term industry growth trends. Barclays then added the low end of the range of present values of the expected net synergies to the low end of the range of WellCare equity value calculated above and added the high end of the range of present values of the expected net synergies to the high end of the range of WellCare equity value calculated above to derive an implied equity value reference range of WellCare including the expected net synergies. Barclays calculated a reference range of implied equity values per share of WellCare common stock using the same method described above. Barclays’ analysis implied a reference range, rounded to the nearest $0.25 and including the expected net synergies, of equity values per share of WellCare common stock as indicated in the table below.

Implied Equity Value Per Share Reference Range
(Excluding Expected Net Synergies)	(Including Expected Net Synergies)
$259.75 – $345.00	$387.25 – $507.00

Barclays noted that on the basis of the discounted cash flow analysis of WellCare, the implied merger consideration of $305.39 per share (based on the exchange ratio of 3.38x and Centene’s closing share price as of March 26, 2019) is (i) within the reference range of equity values per share of WellCare common stock implied by Barclays’ aforementioned analyses when the expected net synergies are excluded and (ii) below the reference range of equity values per share of WellCare common stock implied by Barclays’ aforementioned analyses when the expected net synergies are included.

Discounted Cash Flow Analysis of Centene

Barclays performed a discounted cash flow analysis of Centene based on estimates of Centene’s projected unlevered free cash flows, which were calculated using the Centene forecasts (see “—Certain Unaudited Prospective Financial Information—Certain Centene Unaudited Prospective Financial Information—Centene Standalone Forecasts”) and approved for Barclays’ use by Centene, to derive a reference range of implied present values per share of Centene common stock as of February 28, 2019. Utilizing discount rates ranging from 8.0% to 9.0%, Barclays derived a range of implied enterprise values of Centene by discounting to present value as of February 28, 2019 using the mid-year convention (i) Centene’s projected unlevered free cash flows for the ten months ending December 31, 2019 and each of the fiscal years 2020 through 2023, in each case calculated using the Centene forecasts, and (ii) a range of terminal values for Centene derived by applying perpetuity growth rates ranging from 1.75% to 2.25% to the estimated terminal unlevered free cash flow for Centene calculated using the Centene forecasts. Barclays selected such discount rates taking into account an analysis of the weighted average cost of capital for Centene, WellCare and the managed care peers. The range of perpetuity growth rates was estimated by Barclays utilizing its professional judgment and experience, taking into account the Centene forecasts and market expectations regarding long term industry growth trends. Barclays then added the present value of the terminal value to the present values of the unlevered free cash flows for the ten months ending December 31, 2019 and each of the fiscal years 2020 through 2023 and subtracted the amount of Centene’s net debt as of February 28, 2019 to calculate a reference range of equity values for Centene. Barclays then divided this range of equity values by the number of fully diluted shares of Centene common stock outstanding as of February 28, 2019 to derive a reference range, rounded to the nearest $0.25, of implied present values per share of Centene common stock as indicated in the table below.

Implied Equity Value Per Share Reference Range
$58.50 – $76.00

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a reference range of implied equity values per share of WellCare common stock and Centene common stock by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to WellCare and Centene, respectively, with selected companies that Barclays, based on its experience in the managed care industry, deemed comparable to WellCare and Centene, respectively, which are referred to as the managed care peers for purposes of this section of this joint proxy statement/prospectus. The selected comparable companies with respect to WellCare and Centene were:

•	UnitedHealth Group Incorporated
•	Cigna Corporation
•	Anthem, Inc.
•	Humana Inc.
•	Molina Healthcare, Inc.

Barclays calculated and compared various financial multiples and ratios of WellCare and Centene and the managed care peers. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its stock price as of March 26, 2019 to its projected adjusted earnings per share, which is referred to for purposes of this section of this joint proxy statement/prospectus as EPS or P/E multiple. Where applicable, the financial multiples and ratios were adjusted to account for certain events such as acquisitions. All of these calculations were performed and based on publicly available financial data and closing prices as of March 26, 2019, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

Selected Companies	Price / Adj. 2020E EPS
UnitedHealth Group Incorporated	14.6x
Cigna Corporation	8.7x
Anthem, Inc.	12.7x
Humana Inc.	13.7x
Molina Healthcare, Inc.	12.1x
Price / Adj. 2020E EPS
High	14.6x
Mean	12.4x
Median	12.7x
Low	8.7x

Barclays selected the managed care peers because of similarities in one or more business or operating characteristics with WellCare or Centene, as applicable. However, because of the inherent differences between the business, operations and prospects of WellCare or Centene, as applicable, and those of the managed care peers, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of WellCare or Centene, as applicable, and the managed care peers that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, product mix (e.g. Medicaid and/or Medicare) and degree of operational risk between WellCare or Centene, as applicable, and the managed care peers. Cigna Corporation was subsequently excluded from the managed care peers for purposes of selecting the ranges below based on Barclays’ qualitative judgments concerning differences between the business and product mix (e.g. managed care and/or pharmacy benefit management) of WellCare or Centene, as applicable, and Cigna Corporation.

Based upon these judgments, Barclays (i) selected a range of 13.0x to 15.5x multiples of the projected 2020 adjusted earnings per share, which is referred to for purposes of this section of this joint proxy statement/prospectus as EPS, for WellCare and applied such range to the projected 2020 adjusted EPS of $16.11 of WellCare based on the WellCare standalone forecasts to calculate a reference range, rounded to the nearest $0.25, of implied equity values per share of WellCare common stock as indicated in the table below and (ii) selected a range of 11.0x to 13.5x multiples of the projected 2020 adjusted EPS for Centene and applied such range to the projected 2020 adjusted EPS of $4.80 of Centene based on the Centene forecasts to calculate a reference range, rounded to the nearest $0.25, of implied equity values per share of Centene common stock as indicated in the table below.

Company	Selected 2020E Adj. P/E Multiple Reference Range	Implied Equity Value per Share Reference Range
WellCare	13.0x – 15.5x	$209.50 – $249.75
Centene	11.0x – 13.5x	$52.75 − $64.75

Barclays noted that on the basis of the selected comparable company analysis, the implied merger consideration of $305.39 per share (based on the exchange ratio of 3.38x and Centene’s closing share price as of March 26, 2019) was above the reference range of equity values per share of WellCare common stock implied by Barclays’ aforementioned analyses.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the managed care industry that Barclays, based on its experience with merger and acquisition transactions, deemed relevant, which are referred to as the selected precedent transactions for purposes of this section of this joint proxy statement/prospectus. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to WellCare with respect to the characteristics of their businesses. The selected precedent transactions were:

Announce Date	Acquiror	Target
12/03/17	CVS Health	Aetna, Inc.
11/17/16	WellCare Health Plans, Inc.	Universal American Corp.
07/24/15	Anthem, Inc.	Cigna Corp.
07/03/15	Aetna, Inc.	Humana Inc.
07/02/15	Centene Corp.	Health Net, Inc.
08/20/12	Aetna Inc.	Coventry Health Care, Inc.
07/09/12	WellPoint, Inc.	Amerigroup Corp.
10/24/11	Cigna Corp.	HealthSpring, Inc.
03/12/07	UnitedHealth Group, Inc.	Sierra Health Services, Inc.
09/27/05	WellPoint, Inc.	WellChoice, Inc.
07/06/05	UnitedHealth Group, Inc.	PacifiCare Health Systems, Inc.
10/14/04	Coventry Health Care, Inc.	First Health Group Corp.
04/26/04	UnitedHealth Group, Inc.	Oxford Health Plans LLC
10/27/03	UnitedHealth Group, Inc.	Mid Atlantic Medical Services LLC
10/27/03	Anthem, Inc.	Wellpoint Health Networks, Inc.
04/29/02	Anthem, Inc.	Trigon Healthcare, Inc.

As part of its precedent transaction analysis, for each of the selected precedent transactions, based on publicly available financial terms (including information Barclays obtained from SEC filings and FactSet data), Barclays analyzed (i) the next-twelve-months P/E multiples and (ii) enterprise value to the last-twelve-months earnings before interest, tax, depreciation and amortization, or EBITDA, multiples. The results of this selected precedent transaction analysis are summarized below.

Announce Date	Acquiror	Target	NTM P/E	EV /LTM EBITDA
12/03/17	CVS Health	Aetna, Inc.	22.3x	12.5x
11/17/16	WellCare Health Plans, Inc.	Universal American Corp.	29.4x	33.3x
07/24/15	Anthem, Inc.	Cigna Corp.	21.4x	12.5x
07/03/15	Aetna, Inc.	Humana Inc.	25.5x	12.6x
07/02/15	Centene Corp.	Health Net, Inc.	23.0x	12.7x
08/20/12	Aetna Inc.	Coventry Health Care, Inc.	14.1x	8.1x
07/09/12	WellPoint, Inc.	Amerigroup Corp.	21.1x	16.2x
10/24/11	Cigna Corp.	HealthSpring, Inc.	13.0x	8.0x
03/12/07	UnitedHealth Group, Inc.	Sierra Health Services, Inc.	18.2x	11.0x
09/27/05	WellPoint, Inc.	WellChoice, Inc.	21.3x	12.6x
07/06/05	UnitedHealth Group, Inc.	PacifiCare Health Systems, Inc.	20.3x	15.8x
10/14/04	Coventry Health Care, Inc.	First Health Group Corp.	13.6x	6.5x
04/26/04	UnitedHealth Group, Inc.	Oxford Health Plans LLC	13.1x	8.6x
10/27/03	UnitedHealth Group, Inc.	Mid Atlantic Medical Services LLC	16.0x	13.4x
10/27/03	Anthem, Inc.	Wellpoint Health Networks, Inc.	16.7x	11.1x
04/29/02	Anthem, Inc.	Trigon Healthcare, Inc.	22.1x	13.0x
	NTM P/E	EV / LTM EBITDA
High	29.4x	33.3x
Mean	19.4x	13.0x
Median	20.7x	12.6x
Low	13.0x	6.5x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of WellCare and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and WellCare. Based upon these judgments, Barclays selected a range of 20.0x to 26.0x next-twelve-months P/E multiples and applied such range to the projected next-twelve-months (as of March 26, 2019) adjusted EPS of $14.25 of WellCare based on the WellCare standalone forecasts to calculate a reference range, rounded to the nearest $0.25, of implied equity values per share of WellCare common stock as indicated in the table below. Barclays also selected a range of 13.0x to 16.5x enterprise value to last-twelve-months EBITDA multiples and applied such range to the last-twelve-months (as of March 26, 2019) EBITDA of WellCare of $1,080,000 (taking into account, at Centene’s direction, pro forma adjustments for WellCare’s acquisitions of Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and MeridianRx and Aetna Inc.’s stand-alone Medicare Part D plans) to derive an implied enterprise value range for WellCare. Barclays derived an implied equity value reference range for WellCare by subtracting the amount of WellCare’s net debt as of February 28, 2019 from such implied enterprise value range and then divided this range of equity values by the number of fully diluted shares of WellCare common stock outstanding as of February 28, 2019 to calculate a reference range, rounded to the nearest $0.25, of implied equity values per share of WellCare common stock as indicated in the table below.

	Selected Multiples Reference Range	Implied Equity Value Per Share Reference Range
Next-Twelve-Months P/E Multiples	20.0x – 26.0x	$285.00 – $370.50
Last-Twelve-Months EBITDA Multiples	13.0x – 16.5x	$238.00 – $310.50

Barclays noted that on the basis of the selected precedent transaction analysis, the implied merger consideration of $305.39 per share (based on the exchange ratio of 3.38x and Centene’s closing share price as of March 26, 2019) was within each of the ranges of equity values per share of WellCare common stock implied by Barclays’ aforementioned analyses.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes:

Historical Trading Performance Analysis

Barclays reviewed the 52-week high and low closing share prices for WellCare, as of March 26, 2019. WellCare’s 52-week low closing share price was $190.00 and its 52-week high closing share price was $322.00, in each case rounded to the nearest $0.25. Barclays also reviewed the 52-week high and low closing share prices for Centene, as of March 26, 2019. Centene’s 52-week low closing share price was $50.25 and its 52-week high closing share price was $73.50, in each case rounded to the nearest $0.25. The 52-week trading ranges for WellCare and Centene were used for informational purposes only and was not included in Barclays’ financial analyses.

Equity Analyst Target Prices Analysis

Barclays reviewed the price targets published by 19 equity research analysts (as of March 26, 2019) covering WellCare and 21 equity research analysts (as of March 26, 2019) covering Centene. The per-share price target range for WellCare was $298.00 to $360.00 with a median of $330.00 and the per-share price target range for Centene was $66.00 to $90.00 with a median of $77.00. Equity analyst target prices were used for informational purposes only and were not included in Barclays’ financial analyses.

Transaction Premiums Paid Analysis

In order to assess the premium paid by Centene in the mergers relative to the premiums paid by other companies in other transactions in the managed care industry, Barclays reviewed the premiums paid in the selected precedent transactions. For each transaction, Barclays calculated the premium per share paid by the acquiror by comparing the announced transaction value per share to the target company’s (i) closing share price as of one trading day prior to announcement or, where applicable, prior to rumor or leak and (ii) historical high closing share price during the 52-week period ending one trading day prior to announcement or, where applicable, prior to rumor or leak. For the transactions which included a stock component as part of the transaction consideration, the transaction value per share at announcement was calculated by Barclays based upon the acquiror closing share price as of one trading day prior to the date of announcement. The high, mean, median and low premiums observed for the selected precedent transactions were as follows:

	Premiums
	1-Day	52-week High
High	43.0%	38.4%
Mean	23.8%	12.8%
Median	22.7%	13.1%
Low	9.4%	(25.1%)

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of WellCare and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the mergers. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the mergers which would affect the acquisition values of the target companies and WellCare. Based upon these judgments, Barclays selected a reference range of illustrative premiums of 12.0% to 45.0% (based on the above 1-Day analysis) to the closing price of WellCare common stock on March 26, 2019 to calculate a reference range of implied prices per share of WellCare common stock. The following summarizes the result of these calculations, rounded to the nearest $0.25:

Selected Illustrative Premiums Reference Range	Implied Value Per Share Reference Range
12.0% – 45.0%	$259.00 – $335.25

Barclays noted that on the basis of the transaction premium analysis, the implied value of the merger consideration of $305.39 per share (based on the exchange ratio of 3.38x and Centene’s closing share price as of March 26, 2019) was within the reference range of values per share of WellCare common stock implied by the illustrative premiums derived from Barclays’ aforementioned analyses. Transaction premiums paid were used for informational purposes only and were not included in Barclays’ financial analyses.

Illustrative Value Creation Analysis

Barclays performed an illustrative value creation analysis that compared the implied equity value of Centene from a discounted cash flow valuation on a stand-alone basis to the implied equity value of the Centene stockholders’ approximately 71% ownership of the pro forma combined company. Barclays determined the pro forma combined company equity value by calculating the sum of (i) the implied equity value of Centene using the midpoint value determined in Barclays’ discounted cash flow analysis described above in “—Summary of Material Financial Analyses—Discounted Cash Flow Analysis—Discounted Cash Flow Analysis of Centene,” (ii) the implied equity value of WellCare using the midpoint value determined in Barclays’ discounted cash flow analysis described above in “—Summary of Material Financial Analyses—Discounted Cash Flow Analysis—Discounted Cash Flow Analysis of WellCare” and (iii) the implied present value of the expected net synergies using the midpoint value determined in Barclays’ discounted cash flow analysis described above in “—Summary of Material Financial Analyses—Discounted Cash Flow Analysis—Discounted Cash Flow Analysis of WellCare” and subtracting debt to be incurred in connection with financing the mergers and other transaction-related fees and expenses, resulting in an illustrative pro forma equity value of $43,857 million.

Barclays noted that based on the illustrative value creation analysis, the foregoing illustrative pro forma equity value attributable to current Centene stockholders, assuming 71% pro forma ownership of the combined company, or $30,994 million, is greater than the midpoint value determined in Barclays’ discounted cash flow analysis described above by approximately $2.9 billion, or 10.2%. The illustrative value creation analysis was used for informational purposes only and was not included in Barclays’ financial analyses.

Illustrative Future Stock Price Analysis

Barclays performed an analysis of the illustrative future value per share of Centene common stock, which is designed to provide an indication of the theoretical future value of a company’s shares of common stock, both as a stand-alone entity and as the pro forma combined company, as a function of the stand-alone entity’s and the pro forma combined company’s respective financial multiples. For the analysis of the illustrative future value per share of Centene common stock, Barclays used the WellCare standalone forecasts and the Centene forecasts, including the Centene synergies forecasts, for each of the fiscal years 2020 to 2022. Barclays first calculated the implied future values per share of Centene common stock as of December 31 for each of the fiscal years 2020 through 2022, by applying a 11.4x next-twelve-months adjusted P/E multiple, derived based on the ratio of Centene’s closing share price as of March 26, 2019 to the projected 2020 adjusted EPS of $4.80 of Centene based on the Centene forecasts, or the Centene P/E multiple, to next-twelve-months adjusted EPS estimates for Centene as a stand-alone entity for each of the fiscal years 2020 through 2022, as reflected in the Centene forecasts. Barclays then calculated the implied future values per share of the common stock of the pro forma combined company as of December 31 for each of the fiscal years 2020 through 2022, by applying next-twelve-months adjusted P/E multiples ranging from 11.4x (derived based on the Centene P/E multiple) to 12.8x (derived based on the average of the Centene P/E multiple and the WellCare P/E multiple, calculated as the ratio of WellCare’s closing share price as of March 26, 2019 to the projected 2020 adjusted EPS of $16.11 of WellCare based on the WellCare standalone forecasts) to next-twelve-months adjusted P/E multiples to next-twelve-months adjusted EPS estimates for the combined company for each of the fiscal years 2020 through 2022, calculated using the WellCare standalone forecasts and the Centene forecasts, including the Centene synergies forecasts. This range of illustrative adjusted P/E multiples were derived by Barclays using its professional judgment and experience, taking into account current and historical trading data and the current adjusted P/E multiples for Centene and WellCare.

The following table presents the results of the comparison of the theoretical future value per share of Centene common stock as a stand-alone entity against the pro forma combined company.

	2020E	2021E	2022E
% Increase at 11.4x NTM Adj. P/E (Combined Pro Forma Company vs. Stand-Alone Entity)	5%	8%	9%
% Increase at 12.8x NTM Adj. P/E (Combined Pro Forma Company vs. Stand-Alone Entity)	18%	21%	23%

The illustrative stock price analysis was used for informational purposes only and was not included in Barclays’ financial analyses. The above analysis is based on only on the closing share price as of March 26, 2019 and not predictive of future results or values, which may be significantly more or less favorable than as set forth above. Barclays expressed no opinion as to the prices at which the Centene common stock would trade without the mergers or at any time following the consummation of the mergers.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Centene Board selected Barclays because of its familiarity with Centene and WellCare and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Centene in connection with the mergers. Pursuant to an engagement letter between Centene and Barclays, Centene paid Barclays a fee of $3,750,000 upon the delivery of Barclays’ opinion, which is referred to as the opinion fee. The opinion fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the mergers. Additional compensation of $37,500,000 will be payable on completion of the proposed transaction against which the opinion fee will be credited. In addition, Centene has agreed to reimburse Barclays for its reasonable and documented out-of-pocket expenses incurred in connection with the mergers and to indemnify Barclays for certain liabilities that may arise out of its engagement by Centene and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Centene and WellCare and their respective affiliates in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services for Centene: (1) acting as joint lead arranger and providing committed financing in September 2017 in connection with Centene’s acquisition of substantially all the assets of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York, which is referred to as Fidelis Care; (2) acting as lead bookrunner on Centene’s registered offering of common equity in May 2018; (3) acting as joint bookrunner on Centene’s offering of senior notes in May 2018; and (4) providing Centene with certain interest rate derivative hedging services. During the period beginning January 1, 2017 through the date hereof, Barclays has received and booked a total of approximately $20 to $25 million in customary compensation for investment banking and financial services (excluding fees in connection with the mergers as described above and fees in connection with the debt financing as described below) from Centene and its affiliates. Barclays has not provided investment banking services to WellCare in the past two years. In addition, at the request of Centene and the Centene Board, an affiliate of Barclays entered into financing commitments to provide Centene with up to $8.35 billion in a senior unsecured bridge facility. An affiliate of Barclays may also act as active lead joint bookrunner with respect to a bond issuance by Centene. The actual amount of aggregate fees to be received by Barclays and its affiliates in connection with the debt financing for the mergers will depend upon, among other things, any reduction of the bridge loan commitments due to obtaining change of control waivers in respect of WellCare’s outstanding bonds, the timing of reductions of the bridge loan commitments, the completion date of the mergers and the issuance costs for such debt financing. Centene estimates that Barclays and its affiliates will in aggregate receive up to approximately $62 million in fees in connection with the bridge loan facility and bond issuance. This estimate is based on various assumptions, including, without limitation, that Centene will incur permanent debt financing in connection with the mergers.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Centene and WellCare for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of WellCare’s Financial Advisor

At a meeting of the WellCare Board, Goldman Sachs rendered to the WellCare Board its oral opinion, subsequently confirmed in writing, to the effect that, as of March 26, 2019 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Centene and its affiliates) of the outstanding shares of WellCare common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 26, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the WellCare Board in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of WellCare common stock should vote with respect to the mergers, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of WellCare and Centene for the five years ended December 31, 2018;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of WellCare and Centene;
•	certain other communications from WellCare and Centene to their respective stockholders;
•	certain publicly available research analyst reports for WellCare and Centene; and

•	certain internal financial analyses and forecasts for Centene standalone prepared by its management, certain financial analyses and forecasts for Centene pro forma for the transaction prepared by the management of WellCare, and certain internal financial analyses and forecasts for WellCare standalone prepared by the management of WellCare, in each case as approved for Goldman Sachs’ use by WellCare and which are referred to as the Forecasts, including certain operating synergies projected by the management of WellCare to result from the mergers, as approved for Goldman Sachs’ use by WellCare, which are referred to as the Synergies.

Goldman Sachs also held discussions with members of the senior managements of WellCare and Centene regarding their assessment of the strategic rationale for, and the potential benefits of, the mergers and the past and current business operations, financial condition, and future prospects of WellCare and Centene; reviewed the reported price and trading activity for the WellCare common stock and the Centene common stock; compared certain financial and stock market information for WellCare and Centene with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the managed care industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with WellCare’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with WellCare’s consent that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of WellCare. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of WellCare or Centene or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions, and Goldman Sachs relied on WellCare with respect to the appropriateness and adequacy of reserves of WellCare and actuarial assumptions used by WellCare in connection with the Forecasts. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the appropriateness or adequacy of reserves or actuarial assumptions. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on WellCare or Centene or on the expected benefits of the mergers in any way meaningful to its analysis. Goldman Sachs has also assumed that the mergers will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of WellCare to engage in the mergers or the relative merits of the mergers as compared to any strategic alternatives that may be available to WellCare; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, WellCare or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Centene and its affiliates) of WellCare common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the mergers or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the mergers, including the fairness of the subsequent merger, and the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of WellCare; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of WellCare, or class of such persons, in connection with the mergers, whether relative to the merger consideration to be paid to the holders (other than Centene and its affiliates) of shares of WellCare common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Centene common stock will trade at any time or as to the impact of the mergers on the solvency or viability of WellCare or Centene or the ability of the WellCare or Centene to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of WellCare in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 25, 2019, the last trading day before Goldman Sachs rendered the opinion described above, and is not necessarily indicative of current market conditions.

Summary of the Merger Consideration. Goldman Sachs derived an implied value per share of $312.83 for the merger consideration to be paid for each share of WellCare common stock pursuant to the merger agreement by adding (i) the cash consideration of $120.00 to (ii) an implied value of the stock consideration of $192.83, calculated by multiplying the exchange ratio of 3.38 by the closing price per share of Centene common stock on March 25, 2019 of $57.05.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the WellCare common stock for the 52-week period ended March 25, 2019. In addition, Goldman Sachs analyzed the implied value per share of $312.83 for the merger consideration to be paid to holders of WellCare common stock pursuant to the merger agreement in relation to the 52-week high and low closing market prices of $321.88 and $189.96, respectively, as well as the volume weighted average price (“VWAP”) per share of WellCare common stock for the 1-month, 3-month and 6-month periods ended March 25, 2019.

This analysis indicated that the implied value per share of $312.83 for the merger consideration to be paid to holders of WellCare common stock pursuant to the merger agreement represented:

•	a discount of 2.8% based on the highest closing trading price per share of WellCare common stock of $321.88 for the 52-week period ended March 25, 2019;
•	a premium of 30.0% based on the closing price per share of WellCare common stock of $240.73 on March 25, 2019;
•	a premium of 26.2% based on the VWAP per share of WellCare common stock of $247.83 for the 1-month period ended March 25, 2019;
•	a premium of 23.0% based on the VWAP per share of WellCare common stock of $254.33 for the 3-month period ended March 25, 2019; and
•	a premium of 19.9% based on the VWAP per share of WellCare common stock of $260.89 for the 6-month period ended March 25, 2019.

Illustrative Present Value of Future Share Price Analysis.

1.	Illustrative Present Value of Future Share Price Analysis—WellCare Standalone. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of WellCare common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the WellCare standalone forecasts (which were part of the Forecasts) for each of calendar years 2020 to 2023. Goldman Sachs first derived a range of theoretical future equity values per share for WellCare common stock on a standalone basis as of January 1 of each of calendar years 2020 to 2023 by applying price to forward earnings per share multiples of 16.0x to 20.0x earnings per share of WellCare common stock estimates for each of calendar years 2020 to 2023. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current P/E multiples for WellCare. Goldman Sachs then discounted the implied values per share of WellCare common stock as of January 1 of each of calendar years 2020 to 2023 back to March 25, 2019, using an illustrative discount rate of 7.8%, reflecting an estimate of WellCare’s cost of equity. Goldman Sachs derived this discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $243.41 to $339.47 per share of WellCare common stock.

2.	Illustrative Present Value of Future Stock Price Analysis—Value to WellCare Shareholders. Goldman Sachs performed an illustrative analysis of the implied present value of the merger consideration per share of WellCare common stock based on theoretical future prices per share of the pro forma combined company common stock. For this analysis, Goldman Sachs used the pro forma combined company forecasts (which were part of the Forecasts) for each of calendar years 2020 and 2021. Goldman Sachs first derived a range of theoretical future equity values per share for the pro forma combined company common stock as of January 1 of each of calendar years 2020 and 2021 by applying price to forward earnings per share multiples of 13.0x to 16.5x earnings per share of the pro forma combined company common stock estimates for each of calendar years 2020 and 2021. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current P/E multiples for WellCare and Centene. Goldman Sachs then discounted the implied values per share of the pro forma combined company common stock as of January 1, 2020 and January 1, 2021 back to March 25, 2019, using an illustrative discount rate of 7.8%, reflecting an estimate of the pro forma combined company’s cost of equity. Goldman Sachs derived this discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then multiplied these amounts by the exchange ratio of 3.38x and added the cash consideration of $120.00 per share of WellCare common stock. This analysis resulted in a range of implied present values of the merger consideration payable in respect of each share of WellCare common stock of $317.63 to $394.91.

Illustrative Discounted Cash Flow Analysis.

1.	Illustrative Discounted Cash Flow Analysis—WellCare Standalone. Using the WellCare standalone forecasts and the WellCare standalone cash flow forecasts (each of which were part of the Forecasts), Goldman Sachs performed an illustrative discounted cash flow analysis on WellCare. Using a mid-year convention and discount rates ranging from 7.00% to 8.25%, reflecting estimates of WellCare’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2018 (i) estimates of unlevered free cash flow for WellCare for the years 2019 through 2023 as reflected in the WellCare standalone forecasts and the WellCare standalone cash flow forecasts (each of which were part of the Forecasts) and (ii) a range of illustrative terminal values for WellCare, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to a terminal year estimate of the free cash flow to be generated by WellCare, as reflected in the WellCare standalone forecasts and the WellCare standalone cash flow forecasts (each of which were part of the Forecasts) (which analysis implied exit terminal year EBITDA multiples ranging from 9.3x to 12.8x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the WellCare standalone forecasts and the WellCare standalone cash flow forecasts (each of which were part of the Forecasts) and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for WellCare by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for WellCare on a standalone basis the amount of WellCare’s net debt as of December 31, 2018, as provided by the management of WellCare, to derive a range of illustrative equity values for WellCare. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of WellCare, as provided by the management of WellCare, to derive a range of illustrative present values per share ranging from $286 to $413.

2.	Illustrative Discounted Cash Flow Analysis—Pro Forma Value Per Share to WellCare Shareholders. Using the pro forma combined company forecasts (which were part of the Forecasts), Goldman Sachs performed an illustrative discounted unlevered free cash flow analysis for the combined company on a pro forma basis. Using mid-year convention and discount rates ranging from 7.00% to 8.25%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2018 (i) estimates of the unlevered free cash flow to be generated by the pro forma combined company for the years 2019 through 2023, as reflected in the pro forma combined company forecasts (which were part of the Forecasts) and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75% to a terminal year estimate of the free cash flow to be generated by the pro forma combined company, as reflected in the pro forma combined company forecasts (which were part of the Forecasts). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the pro forma combined company forecasts (which were part of the Forecasts) and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for the pro forma combined company by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the pro forma combined company pro forma total debt of $13.6 billion for the pro forma combined company as of an assumed December 31, 2019 closing date, as provided by WellCare’s management, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs divided the range of illustrative equity values by the estimated total number of fully diluted outstanding shares of the pro forma combined company, calculated using information provided by WellCare’s management, to derive a range of illustrative present equity values per share for the shares of pro forma combined company common stock of $84 to $126.

Goldman Sachs then multiplied the range of illustrative present equity values it derived for the shares of the pro forma combined company’s common stock by the exchange ratio of 3.38 shares of Centene common stock to be paid for each share of WellCare common stock pursuant to the merger agreement, and added the result to the $120.00 in per share cash consideration to be paid to holders of WellCare common stock pursuant to the merger agreement. This analysis resulted in a range of illustrative present values for the merger consideration to be paid for the shares of WellCare common stock pursuant to the merger agreement of $404 to $547.

Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the selected U.S. public company transactions listed below announced since 2002 with a transaction value greater than $1 billion involving target companies in the managed care industry:

Announcement Date	Target	Acquiror
April 29, 2002	Trigon Healthcare Inc.	Anthem Inc.
October 27, 2003	WellPoint Health Networks Inc.	Anthem Inc.
October 27, 2003	Mid Atlantic Medical Services, Inc.	UnitedHealth Group
April 26, 2004	Oxford Health Plans, Inc.	UnitedHealth Group
October 14, 2004	First Health Group Corp.	Coventry Health Care, Inc.
July 6, 2005	PacifiCare Health Systems, Inc.	UnitedHealth Group
September 27, 2005	WellChoice, Inc.	WellPoint, Inc.
March 12, 2007	Sierra Health Services, Inc.	UnitedHealth Group
October 24, 2011	HealthSpring, Inc.	Cigna Corporation
July 9, 2012	Amerigroup Corporation	WellPoint, Inc.
August 20, 2012	Coventry Health Care, Inc.	Aetna Inc.
July 2, 2015	Health Net, Inc.	Centene Corporation
July 3, 2015	Humana Inc.	Aetna Inc.
July 24, 2015	Cigna Corporation	Anthem Inc.
December 4, 2017	Aetna Inc.	CVS Health Corporation

For each of the selected transactions, Goldman Sachs reviewed and analyzed, using publicly available information, (i) the acquisition premium to the closing market price of the target company’s common stock for the trading day immediately prior to the announcement date of the transaction or the date on which news of the transaction first became publicly available and (ii) the forward price/earnings ratio based on the earnings per share for the next four quarters following such date.

The acquisition premia offered in the selected transactions ranged from 9.4% to 43.0%, with a median of 21.2%. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 9.4% to 43.0% to the closing price per share of WellCare common stock on March 25, 2019 of $240.73 and calculated a range of implied equity values per share of WellCare common stock of $263.36 to $344.24.

The forward price/earnings ratio in the selected transactions ranged from 13.0x to 25.5x, with a median of 20.3x. Goldman applied these forward price/earnings ratios to the expected earnings per share of WellCare common stock for the next 12 months following March 25, 2019, as reflected in the WellCare standalone forecasts (which were part of the Forecasts). This analysis resulted in a range of implied values of $183.36 to $359.67 per share of WellCare common stock.

While none of the companies that participated in the selected transactions are directly comparable to WellCare, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of WellCare’s results, market size and product profile.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to WellCare or Centene or the mergers.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the WellCare Board as to the fairness from a financial point of view to the holders (other than Centene and its affiliates) of WellCare common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of WellCare, Centene, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between WellCare and Centene and was approved by WellCare’s board of directors. Goldman Sachs provided advice to WellCare during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to WellCare or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the mergers.

As described above, Goldman Sachs’ opinion to the WellCare Board was one of many factors taken into consideration by the WellCare Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the WellCare, Centene, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the mergers for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to WellCare in connection with, and participated in certain of the negotiations leading to, the mergers. Goldman Sachs has provided certain financial advisory and/or underwriting services to WellCare and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner with respect to a public offering of 5,207,547 shares of WellCare common stock in August 2018; as bookrunner with respect to a public offering of WellCare’s 5.375% Senior Notes due 2026 (aggregate principal amount $750,000,000) in August 2018; and as a participant in connection with bridge financing for WellCare’s acquisition of the Meridian Health businesses (aggregate principal amount $2,500,000,000) in September 2018. During the two-year period ended March 26, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to WellCare and/or its affiliates of approximately $5,300,000. During the two-year period ended March 26, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by Centene to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to WellCare, Centene and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The board of directors of selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated March 22, 2019, WellCare engaged Goldman Sachs to act as its financial advisor in connection with the mergers. The engagement letter between WellCare and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $44,000,000, all of which is contingent upon consummation of the mergers. In addition, WellCare has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Governance of Centene Following Completion of the Mergers

Board of Directors. Prior to the completion of the merger, the Centene Board will increase its size from nine to 11 directors and appoint two individuals who serve on the WellCare Board immediately prior to the completion of the merger, jointly selected by Centene and WellCare, as members of the Centene Board to fill the two new vacancies. In addition, one such individual will be appointed to the nominating and governance committee of the Centene Board as of immediately after the effective time of the merger. Such individuals must be willing to serve on the Centene Board and must satisfy applicable NYSE independence requirements and comply with Centene’s corporate governance guidelines.

Interests of Directors and Executive Officers in the Merger

Interests of Centene Directors and Executive Officers in the Merger

Centene stockholders should be aware that Centene’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Centene stockholders generally. The Centene Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Centene stockholders vote “FOR” the Share Issuance Proposal. See “The Mergers—Centene Board’s Recommendations and Its Reasons for the Transaction.”

These interests include the following:

•	all nine members of the Centene Board, including Mr. Neidorff, will remain on the Centene Board; and
•	Mr. Neidorff, the Chairman of the Centene Board and Centene’s President and Chief Executive Officer, will remain as the Chairman of the Centene Board and Centene’s President and Chief Executive Officer.

None of Centene’s directors or executive officers are party to or participates in any plan, program or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise related to the completion of the merger.

The information set forth above in this section is intended to comply with Item 402(t) of Regulation S-K under the Securities Act, which is referred to as the Securities Act, as it relates to the disclosure of certain information about compensation for Centene’s named executive officers that is based on or otherwise relates to the completion of the merger.

Interests of WellCare Directors and Executive Officers in the Merger

WellCare stockholders should be aware that WellCare’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of WellCare stockholders generally. The WellCare Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the WellCare stockholders vote “FOR” the Merger Agreement Proposal. See “The Mergers—WellCare Board’s Recommendations and Its Reasons for the Transaction.” The following discussion sets forth certain of these interests in the merger of each person who has served as a non-executive director or executive officer of WellCare since January 1, 2019. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

WellCare Stock-Based Awards

As described above under “—The Merger—WellCare Stock-Based Awards,” outstanding WellCare equity-based awards will be treated as follows in connection with the consummation of the merger:

Pre-2018 RSUs

At the effective time of the merger, each pre-2018 RSU, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such pre-2018 RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

2018 and Subsequent RSUs

At the effective time of the merger, each 2018 RSU will be converted into an Adjusted RSU with the same terms and conditions as were applicable to such 2018 RSU immediately prior to the effective time of the merger (including with respect to vesting and termination-related vesting provisions). The number of shares of Centene common stock subject to each Adjusted RSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 RSU immediately prior to the effective time of the merger, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

The stock award exchange ratio is the sum of (x) 3.38 and (y) the quotient obtained by dividing $120.00 by the volume weighted average of the sale prices per share of Centene common stock for the 10 full consecutive trading days ending on and including the business day prior to the closing date.

2017 PSUs

At the effective time of the merger, each 2017 PSU, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. The achievement of the performance-based vesting metrics applicable to each 2017 PSU will be determined based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination). Consideration in respect of each 2017 PSU will be paid to the holders of such 2017 PSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

2018 PSUs

At the effective time of the merger, each 2018 PSU will be converted into a 2018 Adjusted PSU with the same terms and conditions as were applicable to such 2018 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2018 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2018 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

2019 PSUs

At the effective time of the merger, each 2019 PSU will be converted into a 2019 Adjusted PSU with the same terms and conditions as were applicable to such 2019 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 PSU immediately prior to the effective time of the merger with the achievement of the applicable performance metrics deemed achieved at the target level of performance, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

2019 Shareholder Return PSUs

At the effective time of the merger, each WellCare 2019 shareholder return PSU will be converted into a 2019 Adjusted PSU with the same terms and conditions as were applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger, (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 shareholder return PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

Double-Trigger Vesting Protection

Adjusted RSUs, 2018 Adjusted PSUs and 2019 Adjusted PSUs will otherwise remain subject to accelerated vesting upon the occurrence of an involuntary termination of service or employment without “Cause” or by the holder for “Good Reason” (each, as defined in the Executive Severance Plan, described below), in each case, within two years following the merger. See “—Potential Severance Payments in Connection with the Merger.”

Director RSUs

At the effective time of the merger, each director RSU, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. The consideration will be paid to the holders of such director RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

Outstanding Equity-Based Awards for WellCare Directors and Executive Officers

The following table provides information for each of the non-executive directors and executive officers of WellCare as of May 20, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, regarding (i) the aggregate number of shares of WellCare common stock underlying outstanding director RSUs, pre-2018 RSUs, and 2017 PSUs (which are collectively referred to as the Accelerated

Equity Awards), assuming the outstanding performance criteria are satisfied at target level, which will vest and be converted into the right to receive merger consideration at the effective time of the merger, (ii) the value of the Accelerated Equity Awards, (iii) the aggregate number of shares of WellCare common stock underlying outstanding 2018 RSUs, 2018 PSUs, 2019 PSUs and 2019 shareholder return PSUs (which are collectively referred to as the Rollover Equity Awards), assuming the outstanding performance criteria are satisfied at the target level, which will be converted into awards settled into shares of Centene common stock at the effective time of the merger, and (iv) the value of the Rollover Equity Awards. These numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement/prospectus and do not forecast actual performance for PSUs. Depending on when the closing date occurs, certain equity-based awards shown in the table may vest in accordance with their terms.

Name	Number of Shares Underlying Accelerated Equity Awards(1)	Value of Shares Underlying Accelerated Equity Awards(2)	Number of Shares Underlying Rollover Equity Awards(3)	Value of Shares Underlying Rollover Equity Awards(2)
Non-Executive Directors
Christian P. Michalik	2,711	$729,395	—	—
Richard C. Breon	847	$227,885	—	—
Amy L. Compton-Phillips	847	$227,885	—	—
H. James Dallas	847	$227,885	—	—
Kevin F. Hickey	847	$227,885	—	—
Bobby Jindal	405	$108,965	—	—
Glenn D. Steele, Jr., M.D.	847	$227,885	—	—
William L. Trubeck	847	$227,885	—	—
Kathleen E. Walsh	847	$227,885	—	—
Paul E. Weaver	847	$227,885	—	—
Named Executive Officers
Kenneth A. Burdick	40,225	$10,822,536	79,737	$21,453,240
Andrew L. Asher	10,970	$2,951,478	15,986	$4,301,033
Kelly A. Munson	7,434	$2,000,118	11,317	$3,044,839
Michael R. Polen	7,434	$2,000,118	11,317	$3,044,839
Anat Hakim	5,279	$1,420,315	8,450	$2,273,473
Other Executive Officers
Darren Ghanayem	4,193	$1,128,127	5,102	$1,372,693
Michael P. Radu	7,434	$2,000,118	8,464	$2,277,239
Mark Leenay, M.D.	2,053	$552,360	5,285	$1,421,929
Rhonda Mims	2,012	$541,329	3,991	$1,073,779
Timothy Trodden	3,167	$852,081	4,628	$1,245,163
Michael Yount	1,955	$525,993	3,654	$983,109
(1)	As described above, the Accelerated Equity Awards will be canceled at the effective time of the merger and converted into the right to receive merger consideration.
(2)	The value of each Accelerated Equity Award and Rollover Equity Award is determined by multiplying the number of shares of WellCare common stock subject to such Accelerated Equity Award or Rollover Equity Award, as applicable, by $269.05, the average closing price of WellCare’s common stock over the first five business days beginning on March 27, 2019, the trading day immediately following the public announcement of the merger. See “—The Merger—WellCare Stock—Based Awards.”
(3)	The Rollover Equity Awards provide for accelerated vesting upon the occurrence of both the merger and involuntary termination of employment or service without Cause by Centene, the surviving corporation or their respective affiliates or by the executive under the applicable definition of Good Reason, in either case within two years following the effective time of the merger. For purposes of the Rollover Equity Awards, “Cause” and “Good Reason” have the meanings set forth in the Executive Severance Plan, described below. See “—Potential Severance Payments in Connection with the Merger.”

2019 Annual Bonus Payments

Pursuant to the terms of the merger agreement, if the effective time of the merger occurs prior to the payment of annual bonuses under WellCare’s 2019 annual bonus plan, then the 2019 annual bonus payments will be made to each participating employee (including WellCare’s executive officers) on or as soon as practicable after the effective time of the merger. The 2019 bonus amounts will be determined by WellCare’s Board based on the actual level of achievement of the applicable performance criteria as determined in good faith and consistent with past practice. The amount of any payments to be made to WellCare’s executive officers has not yet been determined. If the effective time of the merger does not occur prior to the payment of annual bonuses under WellCare’s 2019 annual bonus plan, then the 2019 annual bonus payments will be made to each participating employee (including WellCare’s executive officers) in the ordinary course of business consistent with the terms of WellCare’s 2019 annual bonus plan.

2020 Annual Bonus Payments

Pursuant to the terms of the merger agreement, if the effective time of the merger occurs in 2020 and if eligible employees, including the executive officers, remain employed with Centene, the surviving corporation or their respective affiliates through December 31, 2020, then the employees will be entitled to receive 2020 annual bonuses in an amount equal to the sum of (x) the pro-rata portion of the 2020 annual bonus the employee would have been entitled to receive based on their 2020 target annual bonus and the number of days worked between January 1, 2020 and the effective time of the merger and (y) the 2020 annual bonus earned by the employee for the period of time following the effective time of the merger through the remainder of the 2020 year based on actual performance as determined in good faith by the Centene Board or a committee thereof. If an eligible employee, including an executive officer, is terminated without “Cause” or for “Good Reason” prior to December 31, 2020, then the employee will be entitled to receive a pro-rata portion of the 2020 annual bonus the employee would have been entitled to receive, with the proration determined based on the employee’s 2020 target annual bonus opportunity unless the employee is entitled to a prorated bonus for 2020 under the terms of any other agreement.

Retention Pool Payments

WellCare is permitted to establish a cash-based retention program providing for retention payments in an aggregate amount of up to $65 million (the “Retention Program”), $25 million of which is only payable if the effective time of the merger occurs on or prior to December 31, 2019 (the “2019 Retention Bonus Pool”). All employees other than WellCare’s Chief Executive Officer and Chief Financial Officer are eligible to participate in the Retention Program. Unless otherwise accelerated for tax planning purposes related to Section 280G of the tax code, as discussed below in the section entitled “—Golden Parachute Excise Taxes”, all amounts under the 2019 Retention Bonus Pool, to the extent payable, will be paid to participants at the effective time of the merger, and any other amounts under the Retention Program may be paid to each participant in equal installments, 50% upon the effective time of the merger and 50% on the six month anniversary of the effective time of the merger, in each case, subject to the participant’s continued employment through each date (or upon an earlier involuntary termination under certain circumstances). Additionally, WellCare may provide for the payment of any portion of amounts awarded under the Retention Program in the event the merger agreement is terminated prior to the effective time of the merger. As of the date of this joint proxy statement/prospectus, approximately $24,000,000 in retention bonuses have been allocated under the Retention Program, of which none have been allocated to executive officers.

Special Director Award

In recognition of the time and effort required by Mr. Christian Michalik, our Non-Executive Chairman of the Board, in connection with this transaction, on March 28, 2019, the Board approved a special grant of restricted stock units (“Special Director Award”) with a grant date fair market value equal to approximately $500,000 to Mr. Michalik. The Board awarded Mr. Michalik the Special Director Award on the recommendation of the Company’s Compensation Committee in light of the extraordinary services provided by Mr. Michalik in connection with the transaction, including leading the negotiations with the Chief Executive Officer of Centene, and granted the Special Director Award in the form of restricted stock units to maintain alignment between Mr. Michalik and the WellCare stockholders to and through the effective time of the merger. The Special RSU Grant fully vests at the effective time of the merger, subject to Mr. Michalik’s continued service through such date.

Potential Severance Payments in Connection with the Merger

WellCare maintains an executive severance plan (the “Executive Severance Plan”) for the benefit of certain of its employees, including all of its executive officers. The Executive Severance Plan provides for an enhanced benefit in the event of a participant’s qualifying termination of employment in contemplation of, or within 24 months after, a change in control. All severance benefits are conditioned on the participant signing and not revoking a general release of claims and complying with the terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The Executive Severance Plan does not provide for any excise tax gross-up payments.

The merger will constitute a “change in control” under the Executive Severance Plan.

Under the Executive Severance Plan, participants are entitled to severance benefits following termination of employment for reasons other than for “Cause”, death or disability, or following resignation by the participant for “Good Reason”. The amount of the severance payment is determined as a multiple of the participant’s base salary, bonus amount and prorated bonus as set forth in the following table. The bonus amount is calculated as the average of the actual annual bonuses (the “Average Bonus”), if any, paid to the participant with respect to the two most recently completed annual bonus cycles; however, if the first annual bonus included in the calculation is pro-rated to reflect the portion of the performance period in which the participant was employed, then an annualized amount will be used for the calculation. If the participant has not been employed for a period of time in which he or she participated in two completed annual bonus cycles, the participant’s annual target bonus for the year in which the termination occurs will be used. The prorated bonus amount is calculated in the same manner as the bonus component of severance, but is pro-rated based upon the percentage of the performance period that has elapsed through the date of termination of employment.

Mr. Burdick is a Tier I Participant, and each of WellCare’s other executive officers is a Tier II Participant.

Benefit Multiple
Change in Control
Position	Base Salary	Bonus	Prorated Bonus
Tier I Participant	3.0x	3.0x	1.0x
Tier II Participant	2.0x	2.0x	1.0x
Tier III Participant	1.5x	1.5x	1.0x

In addition, upon a qualifying termination following a change in control, participants are entitled to the payout of accrued but unused time off and reimbursement of the portion of the participant’s COBRA premium that exceeds the amount of premium paid by active associates for the same coverage for 36 months for Tier I Participants, 24 months for Tier II Participants and 18 months for Tier III Participants.

For purposes of the Executive Severance Plan, the following terms generally have the following meanings:

•	A termination for “Good Reason” generally means that the participant terminated employment as the result of: (i) a material diminution in authority, duties or responsibilities, which, for the Chief Executive Officer, Chief Financial Officer and General Counsel is deemed to occur if the participant’s duties and responsibilities are in respect of an entity that is not the most senior entity following a change in control; (ii) any diminution of the participant’s base salary, short-term incentive opportunity or long-term incentive opportunity; or (iii) a requirement that the participant be based at any office or location outside of fifty miles from the participant’s current employment location.
•	A termination for “Cause” generally means that we terminate the participant’s employment as the result of: (i) any willful act or omission by the participant that constitutes a breach of any agreement to which the Company is a party or the participant’s non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company; (ii) the participant’s commission of a crime that constitutes a felony involving fraud, conversion, misappropriation or embezzlement under any federal or state law; (iii) the participant’s bad faith or willful acts or omissions in the performance of the participant’s duties, to the material detriment of the Company; in each case, subject to notice and the participant’s right to a reasonable opportunity to cure; or (iv) the participant’s repeated failure to follow the reasonable and lawful directions of the Board (or committee of the Board) or Chief Executive Officer which is not cured within fifteen (15) days after written notice to the Participant.

Golden Parachute Excise Taxes

For each executive officer, if the executive officer’s merger-related payments or benefits are subject to the 20% excise tax under Section 4999 of the tax code, then the executive officer will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive officer. In addition, for tax planning purposes with respect to Sections 280G and 4999 of the tax code, WellCare may accelerate the payment or vesting of certain compensation that may become payable prior to April 30, 2020 into December 2019, including certain of then-outstanding equity awards, annual bonuses in respect of calendar year 2019, and a portion of certain retention awards granted under the Retention Program, subject, with respect to retention awards, to repayment in the event the executive officer voluntarily resigns without Good Reason (as defined in the Executive Severance Plan) prior to the effective time of the merger.

Other Potential Payments

Except as more fully described above under “—WellCare Stock—Based Awards”, “—2019 Annual Bonus Payments”, “—2020 Annual Bonus Payments” and “ —Retention Pool Payments”, no compensation is payable to the executive officers prior to, or upon the effectiveness of, the merger, in the absence of termination of employment.

Quantification of Potential Payments

The severance payments and benefits to each executive officer, other than our named executive officers are set forth in the table below, assuming the effective time of the merger occurred on May 20, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, and such executive officer’s employment is terminated by the executive officer for Good Reason or by Centene, the surviving corporation or their respective affiliates without Cause (which we refer to as a Qualifying Termination) immediately after the effective time of the merger. The severance payments and benefits payable to our named executive officers upon a Qualifying Termination on or immediately following the effective time of the merger are quantified in the section below entitled “—Golden Parachute Compensation Table”.

Payments Upon a Change in Control and a Qualifying Termination

Name	Base Salary Severance ($)	Average Bonus Severance ($)	Pro Rata Average Bonus ($)	Welfare Benefits ($)	Accrued Paid Time Off ($)	Total ($)
Darren Ghanayem	$880,000	$794,000	$152,274	$13,302	$21,831	$1,861,407
Michael P. Radu	$1,000,000	$1,140,000	$218,630	$9,346	$11,418	$2,379,394
Mark Leenay	$950,000	$608,000	$116,603	$21,985	$18,600	$1,715,188
Rhonda Mims	$800,000	$619,000	$118,712	$13,802	$3,356	$1,554,870
Timothy Trodden	$900,000	$592,531	$113,636	$22,729	$15,999	$1,644,895
Michael Yount	$740,000	$544,000	$104,329	$22,729	$16,840	$1,427,898

Board Services following the Merger

As described under “—Governance of Centene Following Completion of the Merger,” the Centene Board will include two of the current WellCare directors as independent directors, one of whom will be appointed to the Centene Nominating and Governance Committee.

New Compensation Arrangements with Centene

Any WellCare executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Centene and/or its affiliates may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Centene. As of the date of this joint proxy statement/prospectus, no compensation arrangements between any WellCare executive officers and Centene and/or its affiliates have been established.

The joint press release issued by Centene and WellCare on March 27, 2019 announcing their entry into the Merger Agreement indicated that Messrs. Burdick and Asher are expected to join the Centene senior management team in new positions created as a result of the mergers. As of the date of this joint proxy statement/prospectus, Centene and Messrs. Burdick and Asher have not agreed on specific roles or compensation arrangements, as noted above, in the event they join the combined company following the consummation of the mergers. The post-closing roles Centene has discussed with Messrs. Burdick and Asher (see “The Mergers—Background of the Mergers”) would trigger their right to resign for “good reason” and collect certain severance payments and benefits as provided under the Executive Severance Plan. See “—Potential Severance Payments in Connection with the Merger.”

Golden Parachute Compensation Table

The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to WellCare’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement (each of whom we refer to as a “named executive officer”), which compensation is subject to an advisory vote of WellCare’s stockholders, as described below in the section entitled “Information About the Special Meeting—Proposal No. 2—Merger—Related Compensation Proposal.” The table assumes the consummation of the merger occurred on May 20, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, and the employment of the named executive officer was terminated without “Cause” or for “Good Reason” on such date. The value of any equity-based awards was calculated by multiplying the number of shares of WellCare’s common stock subject to a restricted stock unit award or performance-based stock unit award by $269.05, the average closing price of WellCare’s common stock over the first five business days beginning on March 27, 2019, the first trading day that commenced immediately following the public announcement of the merger.

Potential Change-in-Control Payments to Named Executive Officers

Name	Cash ($)	Equity($)	Total ($)
Kenneth A. Burdick	$14,502,645	$32,275,776	$46,778,421
Andrew L. Asher	$4,123,381	$7,252,511	$11,375,892
Kelly A. Munson	$3,292,453	$5,044,957	$8,337,410
Michael R. Polen	$3,254,992	$5,044,957	$8,299,949
Anat Hakim	$2,407,389	$3,693,788	$6,101,177
(1)	As described above in the section entitled “—Executive Severance Plan,” the cash payments to Messrs. Burdick, Asher, Polen and Ms. Munson and Ms. Hakim consist of (i) two times (three times, in the case of Mr. Burdick) the sum of (a) the executive’s base salary in effect immediately prior to the date of termination and (b) the average of annual bonuses earned by the executive in respect of the two most recently completed short-term incentive bonus cycles ending immediately prior to the fiscal year in which the termination occurs (the “Average Bonus”); (ii) a pro-rata portion of the Average Bonus, based on the period of time during which the executive remained employed during the year in which termination occurs; and (iii) accrued but unused paid time off.

The payments described above are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “Cause” or for “Good Reason” following the effective time of the merger, as described above. The amounts shown in this column are based on the compensation and benefit levels in effect on May 20, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus; therefore, if compensation and benefit levels are changed after such date, actual payments to a named executive officer may be different than those provided for above.

The cash payments described in this column (1) include the following components:

Name	Base Salary Severance ($)	Average Bonus Severance ($)	Pro Rata Average Bonus ($)	COBRA Reimbursement ($)	Accrued Paid Time Off ($)	Total ($)
Kenneth A. Burdick	$4,200,000	$9,016,500	$1,152,795	$34,093	$99,257	$14,502,645
Andrew L. Asher	$1,450,000	$2,191,500	$420,288	$22,729	$38,864	$4,123,381
Kelly A. Munson	$1,200,000	$1,710,000	$327,945	$22,729	$31,779	$3,292,453
Michael R. Polen	$1,200,000	$1,685,000	$323,151	$21,985	$24,856	$3,254,992
Anat Hakim	$1,160,000	$1,013,000	$194,274	$22,729	$17,386	$2,407,389
(2)	As described above in the section entitled “—WellCare Stock—Based Awards,” the equity amounts consist of the accelerated vesting and payment of unvested WellCare restricted stock unit and performance-based stock unit awards (assuming achievement of target performance). The amounts shown are based on the number of such equity-based awards held by each named executive officer as of May 20, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. The amounts shown do not attempt to forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement/prospectus. Depending on when the closing date occurs, certain equity-based awards will vest in accordance with their terms. The value associated with 2017 PSUs, 2018 PSUs and 2019 Shareholder Return PSUs, which vest based on actual performance, may be greater than or less than the amount included.

A portion of above payments is “single-trigger” in nature as it will become payable immediately upon the effective time of the merger, whether or not employment is terminated, and a portion of the above payments is “double-trigger” in nature as it will only be payable in the event of a termination of employment without “Cause” or for “Good Reason” or due to death or disability following the effective time of the merger.

The equity payments described in this column (2) include the following components:

Name	“Double Trigger” RSU Awards ($)	“Single Trigger” RSU Awards ($)	“Double Trigger” PSU Awards ($)	“Single Trigger” PSU Awards ($)	Total ($)
Kenneth A. Burdick	$4,868,191	$1,140,772	$16,585,049	$9,681,764	$32,275,776
Andrew L. Asher	$980,149	$1,180,860	$3,320,884	$1,770,618	$7,252,511
Kelly A. Munson	$690,651	$1,080,505	$2,354,188	$919,613	$5,044,957
Michael R. Polen	$690,651	$1,080,505	$2,354,188	$919,613	$5,044,957
Anat Hakim	$514,155	$673,432	$1,759,318	$746,883	$3,693,788
(3)	As described above in the section entitled “—Executive Severance Plan,” the welfare benefits to the named executive officers consist of a monthly subsidy by WellCare of the portion of the executive’s COBRA premium that exceeds the amount of the premium paid by active employees for the same coverage, payable for 24 months (36 months in the case of Mr. Burdick) following an executive’s termination of employment.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “Cause” or for “Good Reason” following the completion of the merger. The amounts reflected in the column above reflect health and benefits rates in effect for 2019; therefore, if benefits levels change between the date of this proxy statement/prospectus and the effective time of the merger, such amounts will change.

(4)	The amounts in this column represent the total of all compensation in columns (1), (2) and (3).

The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each named executive officer are as follows:

	Single-Trigger	Double-Trigger
Name	Payments ($)	Payments ($)
Kenneth A. Burdick	$10,822,536	$35,955,885
Andrew L. Asher	$2,951,478	$8,424,414
Kelly A. Munson	$2,000,118	$6,337,292
Michael R. Polen	$2,000,118	$6,299,831
Anat Hakim	$1,420,315	$4,680,862

Any amounts shown in the tables above that are subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

Accounting Treatment

Centene prepares its financial statements in accordance with GAAP. The transaction will be accounted for by applying the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations, or ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. The accounting guidance provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the surviving corporation, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the fact that current Centene Board members will represent a majority of the directors of the Centene Board immediately following the completion of the transaction, Centene stockholders will own approximately 71% of the stock of the surviving corporation with WellCare stockholders receiving a premium (as of the date preceding the transaction announcement) over the fair market value of their shares on such date, as well as other terms of the transaction, Centene is considered to be the acquirer of WellCare for accounting purposes.

Accordingly, Centene will allocate the purchase price to the fair value of WellCare’s assets and liabilities at the acquisition date. To the extent the net fair value of the assets acquired and liabilities assumed is less than the purchase price, goodwill will be recognized for the difference. Currently, the preliminary purchase price allocation indicates that goodwill will be recognized because the preliminary net fair value of the assets to be acquired and liabilities to be assumed is less than the preliminary purchase price.

All unaudited pro forma condensed combined consolidated financial statements contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the estimated net fair value of WellCare’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of WellCare as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the transaction.

Regulatory Approvals Required for the Merger

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the Antitrust Division. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. If the FTC or Antitrust Division issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier. Under the merger agreement, completion of the merger is conditioned on the HSR Act Clearance.

Each of Centene and WellCare filed its respective HSR Act notification and report with respect to the merger on April 22, 2019. The Antitrust Division is reviewing the merger. On May 22, 2019, Centene and WellCare each received a Request for Additional Information and Documentary Material from the Antitrust Division in connection with the Antitrust Division’s review of the transactions contemplated by the merger agreement. Issuance of the Request for Additional Information and Documentary Material extends the waiting period under the HSR Act until 30 days after both Centene and WellCare have substantially complied with the Request for Additional Information and Documentary Material or such later time as the parties may agree with the Antitrust Division, unless the waiting period is terminated earlier by the Antitrust Division.

At any time before or after the merger is completed, the Antitrust Division could take action under U.S. federal antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of Centene, WellCare or their respective subsidiaries or impose restrictions on Centene’s post-merger operations. In addition, U.S. state attorneys general could take such action under state antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the U.S. federal or state antitrust laws under some circumstances.

Federal, State and Foreign Regulatory Approvals

Pursuant to federal health care laws and regulations and, in some instances, the health care and insurance laws and regulations of certain states, and pursuant to certain licenses and contracts of certain of WellCare’s and Centene’s subsidiaries, applicable federal and state regulatory and governmental authorities must approve, or be notified of, Centene’s acquisition of control of WellCare’s health maintenance organizations, insurance companies, pharmacy businesses and other regulated businesses or entities, including the required state regulatory approvals on which completion of the merger is conditioned under the merger agreement. To obtain these approvals and provide such notices, Centene, or the applicable Centene subsidiary, and in some instances WellCare, or the applicable WellCare regulated entity, as the case may be, has filed and/or will file acquisition of control and/or material modification or other statements, notices or applications, as required by federal health care law or regulation and the insurance, health care or other laws and regulations of each applicable state and country or applicable regulated entities’ licenses and contracts. In addition, certain non-U.S. governmental authorities must approve, or be notified of, the merger, and Centene and/or WellCare and/or their respective subsidiaries will file all such statements, notices, or applications, as are required by the laws of applicable non-U.S. governmental authorities.

Other Governmental Approvals

Neither Centene nor WellCare is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Timing; Challenges by Governmental and Other Entities

There can be no assurance that the HSR Act Clearance, the required state regulatory approvals or any other regulatory approval described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the HSR Act Clearance, the required state regulatory approvals or any other regulatory approval described above on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that any of the governmental or other entities described above, including the Antitrust Division, U.S. state attorneys general, state insurance regulators and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

Treatment of WellCare’s Existing Debt; Financing

There is no financing condition to the merger and the merger is not conditioned upon the funding of the transaction financing, as described herein.

In connection with the merger, the parties intend to repay in full and terminate WellCare’s existing revolving credit facility.

In addition, if requested by Centene, WellCare has agreed to cause its controlled affiliates and representatives to use its and their reasonable best efforts to reasonably cooperate with Centene to, with respect to WellCare’s 5.25% Senior Notes due 2025 and WellCare’s 5.375% Senior Notes due 2026 and the related indentures, (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of such notes for cash or (2) one or more offers to exchange any or all of the outstanding notes for securities issued by Centene or any of its subsidiaries and (ii) conduct the consent solicitation to obtain from the requisite holders thereof consent to certain amendments to such indentures.

Centene has agreed to pay the costs of any such offers to purchase, offers to exchange or consent solicitations.

Centene has obtained a financing commitment from Barclays Bank PLC, JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Fifth Third Bank, MUFG, U.S. Bank National Association, Regions Bank, PNC Bank, National Association, Bank of Montreal, Stifel Bank & Trust, and Canadian Imperial Bank of Commerce, New York Branch to fund up to $8.35 billion under a senior bridge facility to consummate the merger. The transaction financing is subject to customary conditions and will be unsecured. The financing commitment will terminate on the date that is the earliest of (a) consummation of the merger, (b) the termination of the merger agreement and (c) one business day after the outside date under the merger agreement, which is March 26, 2020 or as such date may be extended pursuant to the merger agreement.

Appraisal Rights

Centene Stockholders Appraisal Rights

Under Delaware law, Centene stockholders will not be entitled to any appraisal rights in connection with the merger, the subsequent merger or any other transactions described in this joint proxy statement/prospectus.

WellCare Stockholders Appraisal Rights

Record holders of WellCare common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL, which is referred to as Section 262, holders of shares of WellCare common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) at the effective time of the merger, which is referred to as the completion of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262. WellCare is required to send a notice to that effect to each stockholder not less than 20 days prior to the WellCare special meeting. This joint proxy statement/prospectus constitutes that notice to the record holders of WellCare common stock.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this joint proxy statement/prospectus as Annex E. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Stockholders of record who desire to exercise their appraisal rights must do all of the following: (i) not vote in favor of the adoption of the merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Secretary of WellCare before the vote on the adoption of the merger agreement at the WellCare special meeting, (iii) continuously hold the shares of record from the date of making the demand through completion of the merger and (iv) otherwise comply with the requirements of Section 262.

Only a holder of record of WellCare common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record holder make a demand for appraisal with respect to the beneficial owner’s shares. Any holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company’s nominee. A demand for appraisal with respect to such shares must be made by or on behalf of the depository nominee and it must identify the depository nominee as the record owner. Any beneficial holder of shares desiring appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform WellCare of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of the holder’s shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to:

WellCare Health Plans, Inc.
8735 Henderson Road, Renaissance One, Tampa, Florida 33634
Attention: Anat Hakim, Executive Vice President, General Counsel and Secretary

The written demand for appraisal should specify the stockholder’s name and mailing address. The written demand must reasonably inform WellCare that the stockholder intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by WellCare prior to the vote on the Merger Agreement Proposal at the WellCare special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the adoption of the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of WellCare common stock in favor of adoption of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and will cause the stockholder’s right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (x) refrain from executing and submitting the enclosed proxy card or (y) vote by proxy against the adoption of the merger agreement or affirmatively register an abstention with respect thereto.

Within 120 days after completion of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of WellCare as the surviving corporation to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after completion of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of WellCare common stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation for the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

If a petition for appraisal is duly filed by a WellCare stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of WellCare common stock and with whom agreements as to the value of their shares of WellCare common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. The Delaware Court of Chancery must dismiss an appraisal proceeding as to all WellCare stockholders who assert appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, or (ii) the value of the consideration provided in the merger for such total number of shares seeking appraisal exceeds $1 million, or (iii) the merger was approved pursuant to Section 253 or Section 267 of the DGCL. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of WellCare common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262 of the DGCL, interest from the date the merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the merger is completed and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the combined company may pay to each former WellCare stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interests theretofore accrued, unless paid at that time. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Each of Centene and WellCare reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of WellCare common stock is less than the applicable merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

From and after the date of completion of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the merger.

Within 10 days after the effective time of the merger, the surviving corporation must give notice of the date that the merger became effective to each of WellCare’s stockholders who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who has otherwise complied with Section 262. At any time within 60 days after completion of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and Centene common stock to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after completion of the merger.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex E to this joint proxy statement/prospectus.

Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

NYSE Listing of Centene Common Stock; Delisting and Deregistration of WellCare Common Stock

Prior to the completion of the merger, Centene has agreed to use its reasonable best efforts to cause the shares of Centene common stock to be issued in the merger to be approved for listing on the NYSE subject to official notice of issuance. The listing of the shares of Centene common stock is also a condition to completion of the merger.

If the merger is completed, WellCare common stock will cease to be listed on the NYSE and WellCare common stock will be deregistered under the Exchange Act.

U.S. Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the merger and the subsequent merger (collectively, the “mergers”) to U.S. holders (as defined below) of WellCare common stock that exchange their WellCare common stock for the merger consideration in the merger.

This discussion is based upon the Code, U.S. Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of WellCare common stock that hold their WellCare common stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion is not a complete description of all of the U.S. federal income tax consequences of the mergers and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;
•	a tax-exempt organization;
•	a real estate investment trust or real estate mortgage investment conduit;
•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);
•	an insurance company;
•	a regulated investment company or a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a U.S. holder of WellCare common stock subject to the alternative minimum tax provisions of the Code;
•	a U.S. holder of WellCare common stock that received WellCare common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a U.S. holder of WellCare common stock that has a functional currency other than the U.S. dollar;
•	a U.S. holder of WellCare common stock that holds WellCare common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or
•	a U.S. expatriate.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of WellCare common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds WellCare common stock, the U.S. federal income tax consequences to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds WellCare common stock, and any partners in such partnership, is urged to consult their own tax advisors with respect to the tax consequences of the mergers in their specific circumstances.

The tax consequences of the mergers will depend on your specific situation. You are urged to consult your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Tax Consequences of the Mergers

Centene and WellCare intend for (and have agreed to use their respective reasonable best efforts to cause) the mergers, taken together, to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Based on certain representations, covenants and assumptions described below, all of which must continue to be true and accurate in all material respects as of the completion of the mergers, Kirkland & Ellis LLP, counsel to WellCare, has delivered an opinion that the mergers, taken together, will for U.S. federal income tax purposes constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that Centene and WellCare will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code (such opinion is referred to as the “reorganization opinion”). The reorganization opinion is filed as Exhibit 8.1 to the registration statement of which this joint proxy statement/prospectus forms a part. The reorganization opinion has relied on (1) representations and covenants made by Centene and WellCare, including those contained in certificates of officers of Centene and WellCare, and (2) specified assumptions, including an assumption regarding the completion of the mergers in the manner contemplated by the merger agreement. In addition, the reorganization opinion has assumed the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date of the mergers. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the mergers could differ from those described herein and in the reorganization opinion.

WellCare and Centene have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the mergers and, as a result, there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Tax Consequences upon the Exchange of WellCare Common Stock for Merger Consideration in the Merger

If the merger and the subsequent merger, taken together, do so qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, the principal U.S. federal income tax consequences of the mergers to U.S. holders of WellCare common stock will be as follows:

•	A U.S. holder will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of fractional shares) and the fair market value of the Centene common stock received by such U.S. holder (including any fractional shares deemed received as described below) exceeds such U.S. holder’s adjusted tax basis in such U.S. holder’s WellCare common stock exchanged therefor and (ii) the amount of cash received by such U.S. holder (excluding cash received in lieu of fractional shares). Such gain will be capital gain (except for gain treated as a dividend, as discussed below) and will be long-term capital gain if the U.S. holder’s holding period in the WellCare common stock surrendered exceeds one year at the effective time of the merger. Long-term capital gain is taxed at reduced rates for non-corporate holders.
•	The aggregate tax basis of the Centene common stock received by a U.S. holder in the merger (including any fractional share deemed received and exchanged for cash, as discussed below) will be the same as the aggregate adjusted tax basis of such U.S. holder’s WellCare common stock exchanged therefor, decreased by the cash received (but excluding any cash received in lieu of a fractional share of Centene common stock) and increased by the amount of any gain recognized by the U.S. holder (but excluding any gain resulting from the deemed receipt and redemption of a fractional share of Centene common stock, as discussed below).
•	A U.S. holder’s holding period in the Centene common stock received (including a fractional share of Centene common stock deemed to be received) will include the holding period of the WellCare common stock exchanged for such Centene common stock.

If a U.S. holder acquired WellCare common stock at different times or at different prices, any gain or loss realized will be determined separately with respect to each block of WellCare common stock, and a loss realized (but not recognized) on the exchange of one block of WellCare common stock cannot be used to offset a gain realized on the exchange of another block of WellCare common stock. Any such U.S. holder is urged to consult its own tax advisor regarding the manner in which cash and Centene common stock received pursuant to the merger is allocated among different blocks of WellCare common stock and with respect to identifying the bases or holding periods of particular Centene common stock received in the merger.

A U.S. holder who receives cash instead of a fractional share of Centene common stock generally will be treated as having received such fractional share, and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of such cash received and the portion of the U.S. holder’s aggregate adjusted tax basis of its WellCare common stock surrendered allocable to the fractional share. Such gain or loss will be capital gain or loss (except for gain treated as a dividend, as discussed below) and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Centene common stock deemed to be received exceeds one year at the effective time of the merger. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.

Cash received by a U.S. holder that is also the beneficial owner of Centene common stock may be treated under certain circumstances as a dividend for U.S. federal income tax purposes. In general, the determination of whether any gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage stock ownership of Centene (as calculated for U.S. federal income tax purposes). In general, such treatment generally will not apply to a stockholder in a publicly held corporation, such as Centene, whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. These rules are complex and depend upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to these rules is urged to consult its tax advisor as to the application of these rules to its particular facts.

If the mergers, taken together, do not so qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then a U.S. holder of WellCare common stock that exchanges such shares of WellCare common stock for Centene common stock and cash generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the cash (including any cash received in lieu of a fractional share of Centene common stock) and the fair market value of the Centene common stock actually received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in the WellCare common stock exchanged therefor. Gain or loss must be calculated separately for each block of Centene common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss so recognized will be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of WellCare common stock exceeds one year at the effective time of the merger. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations. A U.S. holder’s aggregate tax basis in the Centene common stock received in the merger will equal the fair market value of such Centene common stock as of the effective time of the merger, and the holding period of such Centene common stock will begin on the date after the merger.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder pursuant to the merger may be subject to information reporting and backup withholding (currently at a rate of 24%), unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

A U.S. holder may be required to retain records related to such U.S. holder’s WellCare common stock and file with its U.S. federal income tax return, for the taxable year that includes the mergers, a statement setting forth certain facts relating to the mergers.

U.S. holders of WellCare common stock are urged to consult their own tax advisors with respect to the tax consequences of the mergers in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Restrictions on Sales of Shares of Centene Common Stock Received in the Merger

All shares of Centene common stock received by WellCare stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Centene common stock received by any WellCare stockholder who becomes an “affiliate” of Centene after completion of the merger (such as WellCare directors or executive officers who become directors or executive officers of Centene after the merger). This joint proxy statement/prospectus does not cover resales of shares of Centene common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Litigation Related to the Merger

Between May 7 and May 9, 2019, three putative class action lawsuits were filed by purported stockholders of WellCare against WellCare and members of the WellCare Board in the United States District Court for the District of Delaware (Stein v. WellCare Health Plans, Inc., et al., Case No. 1:19-cv-00855-LPS; Kent v. WellCare Health Plans, Inc., et al., Case No. 1:19-cv-00865-LPS; and Clarke v. WellCare Health Plans, Inc., et al., Case No. 1:19-cv-00873-LPS). The complaint in Kent v. WellCare Health Plans, Inc., et al. also names Centene, Merger Sub 1 and Merger Sub 2 as defendants. The complaints in these three cases purport to assert claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and allege that the preliminary joint proxy statement/prospectus filed with the SEC on May 3, 2019 contains certain material omissions. The complaints seek to enjoin the mergers pending the disclosure of additional information and request an award of attorneys’ fees and damages in an unspecified amount.

On May 10, 2019, a putative class action lawsuit was filed by a purported stockholder of WellCare against WellCare, members of the WellCare Board, Centene, Merger Sub 1 and Merger Sub 2 in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida (Seabaugh v. WellCare Health Plans, Inc., et al., Case No. 2019CA004942). The complaint in this case alleges that members of the WellCare Board breached their fiduciary duties by, among other things, agreeing to an allegedly unfair and inadequate price, agreeing to deal protection devices that allegedly impede their ability to investigate or obtain higher offers, allegedly failing to protect against certain purported conflicts of interest, and allegedly failing to disclose material information in the preliminary joint proxy statement/prospectus. The complaint further alleges that WellCare, Centene, Merger Sub 1 and Merger Sub 2 aided and abetted these alleged breaches of fiduciary duties. The complaint seeks to enjoin or rescind the mergers and requests an award of attorneys’ fees and damages in an unspecified amount.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and which constitutes part of this joint proxy statement/prospectus. We encourage you to read carefully the merger agreement in its entirety because this summary may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement as of specific dates, were solely for the benefit of the parties to the merger agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by Centene, Merger Sub I, Merger Sub II and WellCare in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Centene, Merger Sub I, Merger Sub II and WellCare rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Except for the right of WellCare stockholders to receive the merger consideration after the closing of the merger, investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Centene, Merger Sub I, Merger Sub II and WellCare or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants and agreements in the merger agreement as actual limitations on the respective businesses of Centene, Merger Sub I, Merger Sub II and WellCare because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Centene, Merger Sub I, Merger Sub II and WellCare or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that each of Centene and WellCare has made or will make with the SEC. See “Where You Can Find More Information.”

Structure of the Merger

The merger agreement provides, upon the terms and subject to the conditions thereof, for two mergers involving WellCare. First, Merger Sub I will merge with and into WellCare, with WellCare surviving the merger as the surviving corporation and as a direct wholly owned subsidiary of Centene. Immediately following the completion of the merger, WellCare, as the surviving corporation, will merge with and into Merger Sub II, with Merger Sub II surviving the subsequent merger as the surviving corporation.

Merger Consideration Received by WellCare Stockholders

At the effective time of the merger, each outstanding share of WellCare common stock (other than (i) shares of WellCare common stock that are owned, directly or indirectly, by Centene, WellCare (including as treasury stock), Merger Sub I or Merger Sub II (each of which will be cancelled upon completion of the merger) and (ii) shares with respect to which appraisal rights are properly exercised and not withdrawn, which collectively are referred to as the WellCare excluded shares) will be converted into the right to receive the merger consideration, which is the per-share cash consideration amount of $120.00 in cash, without interest, and the exchange ratio of 3.38 validly issued, fully paid and non-assessable shares of Centene common stock for each outstanding share of WellCare common stock.

Appraisal Shares

At the effective time of the merger, any shares of WellCare common stock held by stockholders who have not voted in favor of the Merger Agreement Proposal, whether in person or represented by proxy, or consented thereto in writing, and who are entitled to demand and have properly made a demand for appraisal of their shares and have not failed to perfect or otherwise waived, withdrawn or lost the right to appraisal under Section 262 of the DGCL will not be converted into the right to receive the merger consideration and will be automatically cancelled and the holders of such appraisal shares will only be entitled to have the fair value of their shares appraised by the Delaware Court of Chancery in accordance with Section 262 of the DGCL. If any holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses such holder’s appraisal rights, then the appraisal shares will be automatically converted, or deemed to have been converted, as of the effective time of the merger, into, and will represent only, the right to receive the merger consideration.

Treatment of WellCare Equity Awards

Pre-2018 RSUs

At the effective time of the merger, each pre-2018 RSU, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such pre-2018 RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

2018 RSUs

At the effective time of the merger, each 2018 RSU will be converted into an Adjusted RSU with the same terms and conditions as were applicable to such 2018 RSU immediately prior to the effective time of the merger (including with respect to vesting and termination-related vesting provisions). The number of shares of Centene common stock subject to each Adjusted RSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 RSU immediately prior to the effective time of the merger, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

The stock award exchange ratio is the sum of (x) the exchange ratio and (y) the quotient obtained by dividing the per-share cash amount by the volume weighted average of the sale prices per share of Centene common stock for the 10 full consecutive trading days ending on and including the business day prior to the closing date.

2017 PSUs

At the effective time of the merger, each 2017 PSU, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. The achievement of the performance-based vesting metrics applicable to each 2017 PSU will be determined based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination). Consideration in respect of each 2017 PSU will be paid to the holders of such 2017 PSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

2018 PSUs

At the effective time of the merger, each 2018 PSU will be converted into a 2018 Adjusted PSU with the same terms and conditions as were applicable to such 2018 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2018 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2018 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

2019 PSUs

At the effective time of the merger, each 2019 PSU will be converted into a 2019 Adjusted PSU with the same terms and conditions as were applicable to such 2019 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 PSU immediately prior to the effective time of the merger with the achievement of the applicable performance metrics deemed achieved at the target level of performance, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

2019 Shareholder Return PSUs

At the effective time of the merger, each 2019 shareholder return PSU will be converted into a 2019 Adjusted PSU with the same terms and conditions as were applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 shareholder return PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

Director RSUs

At the effective time of the merger, each director RSU, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such director RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

Financing

Concurrently with the execution of the merger agreement, Centene furnished to WellCare a copy of the financing commitment, which has been subsequently amended and restated, pursuant to which Barclays Bank PLC, JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Fifth Third Bank, MUFG, U.S. Bank National Association, Regions Bank, PNC Bank, National Association, Bank of Montreal, Stifel Bank & Trust, and Canadian Imperial Bank of Commerce, New York Branch have committed to provide the transaction financing to Centene in connection with the merger and the other transactions contemplated by the merger agreement. There is no financing condition to the merger and the merger is not conditioned upon the funding of the transaction financing. Unless Centene has sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions permitted under the merger agreement) available to satisfy its cash payment obligations under the merger agreement, Centene has agreed to maintain in effect the financing commitment and to use its reasonable best efforts to arrange the transaction financing on the terms and conditions described in the financing commitment (including in negotiating definitive financing documents and satisfying conditions to funding therein). Centene has the right to amend, supplement, replace or modify the financing commitment without the consent of WellCare so long as such amendment, supplement, replacement or modification does not: (i) add new conditions (or modify in a manner adverse to Centene, any existing condition) to the consummation or availability of the transaction financing as compared to those in the financing commitment as of the date of the merger agreement, (ii) reduce the amount of the transaction financing such that the aggregate funds available to Centene, including the amount of the transaction financing together with other immediately available financial resources of Centene, would not be sufficient to pay Centene’s cash payment obligations under the merger agreement, (iii) adversely affect the ability of Centene to enforce its rights against the other parties to the financing commitment as so amended, replaced, supplemented or otherwise modified or waived relative to the ability of Centene to enforce its rights against the other parties to the financing commitment as of the date of the merger agreement or (iv) reasonably be expected to prevent, materially delay or materially impair the consummation of the merger and the other transactions contemplated by the merger agreement.

Promptly following the execution of a replacement facility complying with the above, Centene shall provide a fully executed copy of any such amendment, replacement, supplement or other modification of the financing commitment to WellCare.

Centene has agreed, that unless Centene has sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions permitted under the merger agreement) available to satisfy its cash payment obligations under the merger agreement, in the event any portion of the transaction financing becomes unavailable on the terms and conditions contemplated in the financing commitment, to promptly notify WellCare and use its reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount sufficient to complete the merger and the transactions contemplated thereby and otherwise on conditions no less favorable in the aggregate to Centene than as set forth in the financing commitment as of the date of the merger agreement; provided that Centene shall not be required to obtain financing which includes terms and conditions materially less favorable (taken as whole and taking into account any “market flex” provision) to Centene (as determined in the reasonable judgment of Centene), in each case relative to those in the transaction financing being replaced. WellCare has agreed to, and to cause its subsidiaries to, use reasonable best efforts to provide all reasonable assistance and cooperation requested by Centene or its financing sources in connection with the transaction financing. In addition, if requested by Centene, WellCare has agreed to cause its controlled affiliates and representatives to use its and their reasonable best efforts to reasonably cooperate with Centene to, with respect to WellCare’s 5.25% Senior Notes due 2025 and WellCare’s 5.375% Senior Notes due 2026 and the related indentures, (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of such notes for cash or (2) one or more offers to exchange any or all of the outstanding notes for securities issued by Centene or any of its subsidiaries and (ii) conduct the consent solicitation to obtain from the requisite holders thereof consent to certain amendments to such indentures.

Closing

Unless another date, time or place is agreed to in writing by Centene and WellCare, the closing of the merger and the subsequent merger will occur on the later of (i) the third business day after satisfaction (or waiver to the extent legally permissible) of the closing conditions described below under “—Conditions to the Merger” (except for any conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and (ii) the earlier of (a) the date during the marketing period (described below under “—Marketing Period”) to be specified by Centene on no less than two business days’ notice to WellCare and (b) the second business day following the final day of the marketing period.

Marketing Period

The marketing period referred to above is the first period of 15 consecutive business days after the date of the merger agreement throughout which Centene has received certain required financial information from WellCare, which is referred to as the required information. If the financial statements included in the required information on the first day of such 15 consecutive business day period would not be sufficiently current at any point during such period to permit (i) a registration statement filed by WellCare using such financial statements to be declared effective by the SEC on the last day of such 15 consecutive business day period and (ii) WellCare’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of such 15 consecutive business day period, then a new 15 consecutive business day period will commence upon Centene receiving updated required information that would be sufficiently current to permit such actions on the last day of such 15 consecutive business day period. For purposes of the merger agreement, documents with the required information complying with clauses (i) and (ii) above are compliant documents.

Additionally, the marketing period will be deemed not to have commenced if (i) before the end of the 15 consecutive business day period, WellCare’s independent auditors withdraw their audit opinion for any of the financial statements included in the required information, in which case the marketing period will be deemed not to have commenced unless and until a new unqualified audit opinion with regard to such required information is issued by WellCare’s independent auditors or (ii) WellCare has publicly announced any intention to restate any financial statements included in the required information or that any such restatement is under consideration or is probable, in which case the marketing period will be deemed not to have commenced unless and until such restatement has been completed and WellCare’s filings with the SEC have been amended or WellCare has determined that no restatement is required. Further, (a) the 15 consecutive business day period is not required to be consecutive to the extent it would include any date from July 3, 2019 through and including July 5, 2019, any date from November 27, 2019 through and including November 29, 2019, July 2, 2020 or July 3, 2020 (which dates will not count for purposes of the 15 consecutive business day period), (b) if such period has not ended on or before August 16, 2019, it will not commence before September 3, 2019, and if such period has not ended on or before December 13, 2019, it will not commence before January 6, 2020, and if such period has not ended on or before August 21, 2020, it will not commence before September 8, 2020, and (c) in no event will the marketing period extend beyond the outside date (as defined in “—Termination”).

Notwithstanding the foregoing, (i) the marketing period will end on any earlier date on which the proceeds of the financing in connection with the merger are obtained in the amount contemplated under the financing commitment as of the date of the merger agreement, and (ii) whether or not commenced, if the final day of the marketing period would otherwise be later than the third business day prior to the outside date, then the final day of the marketing period will be deemed to be the third business day prior to the outside date.

Effective Time

The merger will become effective at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other time agreed upon by Centene and WellCare and specified in the certificate of merger.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

The conversion of shares of WellCare common stock, other than the WellCare excluded shares, into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Centene’s exchange agent will mail a letter of transmittal to each holder of record of a certificate representing shares of WellCare common stock whose shares of WellCare common stock were converted into the right to receive the merger consideration. The letter of transmittal will be accompanied by instructions for surrendering such certificates in exchange for the merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of Centene common stock, subject to the terms and conditions set forth in the merger agreement.

After the effective time of the merger, shares of WellCare common stock will no longer be outstanding and will cease to exist, and each certificate that previously represented shares of WellCare common stock will represent only the right to receive the merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of Centene common stock, as described above and subject to the terms and conditions set forth in the merger agreement.

Until holders of certificates previously representing WellCare common stock have surrendered their certificates to the exchange agent for exchange, such holders will not receive dividends or distributions on the shares of Centene common stock into which those shares have been converted with a record date after the effective time of the merger and will not receive cash in lieu of any fractional shares of Centene common stock. Subject to applicable law, when holders surrender their certificates, they will receive the aggregate amount of any dividends or other distributions payable on shares of Centene common stock they receive as merger consideration in connection with a dividend or other distribution with a record date after the effective time of the merger, regardless of the payment date of such dividend or distribution, without interest.

Any holder of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration that such holder is entitled to receive pursuant to the merger agreement. In lieu thereof, each holder of record of book entry shares whose shares of WellCare common stock will be converted into the right to receive the merger consideration will automatically, upon the effective time of the merger, be entitled to receive, and Centene will cause the exchange agent to pay and deliver as promptly as practicable after the effective time of the merger, the merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of Centene common stock. The book entry shares of WellCare common stock held by such holder will be cancelled. No interest will be paid or accrue on any cash payable upon conversion of any book entry shares.

Subject to applicable law, holders of book entry shares will receive, at the time of delivery of Centene common stock by the exchange agent, the aggregate amount of any dividends or other distributions payable on such shares of Centene common stock in connection with a dividend or other distribution with a record date after the effective time of the merger but prior to the time of delivery of such Centene common stock by the exchange agent and a payment date on or prior to the date of such delivery, without interest.

WellCare stockholders will not receive any fractional shares of Centene common stock pursuant to the merger. Instead of receiving any fractional shares, the exchange agent will aggregate all fractional shares of Centene common stock and cause them to be sold on the NYSE at then-prevailing prices, and each holder that would otherwise be entitled to a fractional share will, in lieu thereof, receive such holder’s proportionate interest in the proceeds from such sales by the exchange agent, rounded to the nearest whole cent and without interest.

Centene, WellCare, Merger Sub I, Merger Sub II and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any person under the merger agreement any amounts required to be deducted and withheld under applicable tax laws.

All shares of Centene common stock issued pursuant to the merger agreement will be issued in book entry form unless a physical certificate is requested.

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of Centene, Merger Sub I, Merger Sub II and WellCare to complete the merger are subject to the satisfaction (or waiver by Centene and WellCare) of various conditions, including the following:

•	Centene stockholders approving the Share Issuance Proposal and WellCare stockholders approving the Merger Agreement Proposal;
•	the shares of Centene common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;
•	no law or order whether preliminary, temporary or permanent, enacted or issued by a governmental authority of competent jurisdiction will be in effect that prevents, makes illegal or prohibits the merger or the issuance of Centene common stock to WellCare stockholders in connection with the merger (which is referred to as a legal restraint);
•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending such effectiveness or of any proceeding seeking a stop order relating to such registration statement; and
•	the HSR Act Clearance, the required filings and the required state regulatory approvals having been made or obtained.

Conditions to the Obligations of Centene and Merger Sub I to Complete the Merger

In addition, the obligations of Centene and Merger Sub I to complete the merger are subject to the satisfaction (or waiver to the extent legally permissible) on or prior to the closing date of the following conditions:

•	the representations and warranties of WellCare set forth in the merger agreement with respect to absence of a WellCare material adverse effect or any event, change, effect, development or occurrence that would be reasonably expected to result in, individually or in the aggregate, a WellCare material adverse effect since December 31, 2018 and through the date of the merger agreement being accurate in all respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date;
•	the representations and warranties of WellCare set forth in the merger agreement with respect to (i) WellCare’s existence, good standing, power and authority and qualification to do business and (ii) broker’s fees being accurate in all material respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date);

•	the representations and warranties of WellCare set forth in the merger agreement with respect to (i) the capitalization of WellCare and certain voting matters and (ii) authority, execution and delivery, enforceability, state takeover statutes and no rights plan being accurate in all but de minimis respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty will have been accurate in all but de minimis respects as of such date);
•	all other representations and warranties of WellCare set forth in the merger agreement being accurate in all respects (without giving effect to any qualification as to “material,” “in all material respects,” “material adverse effect” or materiality in such representation or warranty), as of the date of the merger agreement and as of the closing date (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on WellCare;
•	WellCare having performed or complied with in all material respects all of the covenants and agreements required by the merger agreement to be performed or complied with by it prior to the closing;
•	since the date of the merger agreement, no WellCare material adverse effect having occurred and be continuing and no event, change, effect, development or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a WellCare material adverse effect having occurred and be continuing;
•	Centene having received a certificate, dated as of the closing date and duly executed by an executive officer of WellCare, certifying the satisfaction of all of the above conditions; and
•	no burdensome condition (as defined in “—Covenants and Agreements—Reasonable Best Efforts”) being a condition to the receipt of the HSR Act Clearance or the required state regulatory approvals and none of the HSR Act Clearance, the required filings or the required state regulatory approvals containing, including or imposing any burdensome condition.

Conditions to the Obligations of WellCare to Complete the Merger

In addition, the obligation of WellCare to complete the merger is subject to the satisfaction (or waiver to the extent legally permissible) on or prior to the closing date of the following conditions:

•	the representations and warranties of Centene set forth in the merger agreement with respect to absence of a Centene material adverse effect or any event, change, effect, development or occurrence that would be reasonably expected to result in, individually or in the aggregate, a Centene material adverse effect since December 31, 2018 and through the date of the merger agreement being accurate in all respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date;
•	the representations and warranties of Centene set forth in the merger agreement with respect to (i) existence, good standing, power and authority and qualification to do business and (ii) broker’s fees being accurate in all material respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date);
•	the representations and warranties of Centene set forth in the merger agreement with respect to (i) the capitalization of Centene and certain voting matters and (ii) authority, execution and delivery, enforceability and state takeover statutes being accurate in all but de minimis respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty will have been accurate in all but de minimis respects as of such date);

•	all other representations and warranties of Centene set forth in the merger agreement being accurate in all respects (without giving effect to any qualification as to “material,” “in all material respects,” “material adverse effect” or materiality in such representation or warranty), as of the date of the merger agreement and as of the closing date (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Centene;
•	Centene having performed or complied with in all material respects all of the covenants and agreements required by the merger agreement to be performed or complied with by it prior to the closing;
•	since the date of the merger agreement, no Centene material adverse effect having occurred and be continuing and no event, change, effect, development or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Centene material adverse effect having occurred and be continuing; and
•	WellCare having received a certificate, dated as of the closing date and duly executed by an executive officer of Centene, certifying the satisfaction of all of the above conditions.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of Centene and WellCare.
•	by either Centene or WellCare:
○	if the closing has not occurred prior to 5:00 p.m., New York City time, on the outside date of March 26, 2020, except that, if, as of 5:00 p.m., New York City time, on the outside date, all of the closing conditions described above under “—Conditions to the Merger” have been satisfied or duly waived by all parties entitled to the benefit thereof (except for (i) closing conditions regarding (a) the existence of a legal restraint that relates to antitrust laws or a required state regulatory approval, or (b) the HSR Act Clearance, required filings or the required state regulatory approvals having been made or obtained and (ii) any other condition that by its nature is to be satisfied at the closing, the outside date will automatically be extended to August 26, 2020), except that a party may not terminate the merger agreement as described in this bullet point if the failure of the closing to have occurred prior to 5:00 p.m., New York City time on the outside date (as it may be extended) was primarily caused by, or resulted from, such party’s breach of, or such party’s failure to perform or comply with, any of its covenants or agreements under the merger agreement;
○	if a legal restraint is in effect that has become final and nonappealable, except that a party may not terminate the merger agreement as described in this bullet point if the existence of such legal restraint was primarily caused by, or resulted from, such party’s breach of, or failure to perform or comply with, any of its covenants or agreements under the merger agreement;
○	if approval of the Share Issuance Proposal is not obtained at the Centene stockholders meeting or at any adjournment or postponement thereof at which a vote on the Share Issuance Proposal was taken;
○	if approval of the Merger Agreement Proposal is not obtained at the WellCare stockholders meeting or at any adjournment or postponement thereof at which a vote on the Merger Agreement Proposal was taken; or
○	if the other party breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, or any of such other party’s representations or warranties fails to be accurate, which failure (i) would give rise to the failure of a closing condition regarding the accuracy of such other party’s representations and warranties or such other party’s compliance with its covenants and agreements and (ii) cannot be cured by such other party by the outside date (as it may be extended) or, if capable of being cured by such other party by the outside date (as it may be extended), is not cured by such other party within 30 days after the terminating party delivers written notice of such failure to such other party, except that the terminating party will not have the right to terminate the merger agreement as described in this bullet point if the terminating party breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, or any of its representations or warranties under the merger agreement fails to be accurate, which failure would give rise to the failure of a closing condition regarding the accuracy of the terminating party’s representations and warranties or the terminating party’s compliance with its covenants and agreements.

•	by Centene:
○	prior to receipt of the WellCare stockholder approval, if the WellCare Board or a committee thereof makes a change of recommendation;
○	if WellCare has committed a willful breach of its no-solicitation obligations and such willful breach cannot be cured by the date of the WellCare stockholders meeting or, if capable of being cured, is not cured within 10 business days after Centene delivers written notice of such breach to WellCare, except that, after obtainment of the WellCare stockholder approval, Centene will not have the right to terminate the merger agreement as described in this bullet point for any willful breach occurring prior to such obtainment; and
○	if (i) the Centene Board has authorized Centene to terminate the merger agreement in response to a superior acquisition proposal (as defined below under “Covenants and Agreements—Change of Recommendation and Termination”) in accordance with, and subject to the terms and conditions of, the provisions described under “Covenants and Agreements—No Solicitation; —Change of Recommendation and Termination” and (ii) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such superior acquisition proposal is duly executed and delivered by Centene, the person making such superior acquisition proposal and all other parties thereto, except that Centene may not terminate the merger agreement as described in this bullet point, and no such purported termination will have any effect, unless Centene pays WellCare the applicable termination fee described below in the second and third bullet under “—Termination Fees and Other Fees—Termination Fees Payable by Centene.”
•	by WellCare:
○	prior to receipt of the Centene stockholder approval, if the Centene Board or a committee thereof makes a change of recommendation;
○	if Centene has committed a willful breach of its no-solicitation obligations and such willful breach cannot be cured by the date of the Centene stockholders meeting or, if capable of being cured, is not cured within 10 business days after WellCare delivers written notice of such breach to Centene, except that, after obtainment of the Centene stockholder approval, WellCare will not have the right to terminate the merger agreement as described in this bullet point for any willful breach occurring prior to such obtainment; and
○	if (i) the WellCare Board has authorized WellCare to terminate the merger agreement in response to a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “Covenants and Agreements—No Solicitation; —Change of Recommendation and Termination” and (ii) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such superior acquisition proposal is duly executed and delivered by WellCare, the person making such superior acquisition proposal and all other parties thereto, except that WellCare may not terminate the merger agreement as described in this bullet point, and no such purported termination will have any effect, unless WellCare pays Centene the applicable termination fee described below in the second and third bullet under “—Termination Fees and Other Fees—Termination Fees Payable by WellCare.”

Effect of Termination

If the merger agreement is terminated as described in “—Termination” above, the merger agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	no termination will relieve any party from liability for any fraud or, except as described in “—Termination Fees and Other Fees,” any willful breach occurring prior to such termination;
•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and
•	certain other provisions of the merger agreement, including (i) provisions with respect to Centene’s use of confidential information and (ii) provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

Termination Fees and Other Fees

We refer to each of the fees described below under “—Termination Fees Payable by Centene” and “—Termination Fees Payable by WellCare” as the termination fees.

If the merger agreement is terminated under circumstances in which Centene or WellCare must pay the other party a termination fee, such other party’s sole and exclusive remedy for any claims arising out of the merger agreement will be to receive payment of such termination fee, together with any costs and expenses incurred by such party in enforcing payment of such termination fee and, solely in the case of WellCare, any costs and expenses incurred by WellCare in connection with its cooperation or assistance obligations relating to the financing of the merger and the provision of information utilized in connection therewith, as described in the section entitled “—Financing”, except that the party that received such amounts may seek to recover money damages in excess of such amounts in the case of fraud. In no event will Centene or WellCare be required to pay a termination fee if such party has already paid a termination fee (except as described below with respect to the Centene no-vote termination and the WellCare no-vote termination), and no termination fee will be payable more than once.

Termination Fees Payable by Centene

The merger agreement provides that Centene will pay WellCare a termination fee in connection with a termination of the merger agreement under the following circumstances:

•	if WellCare terminates the merger agreement in response to Centene’s change of recommendation related to a Centene intervening event or Centene or WellCare terminates the merger agreement because the Centene stockholder approval is not obtained and, at the time of such termination, WellCare would have been entitled to terminate the merger agreement in response to Centene’s change of recommendation related to a Centene intervening event, Centene will pay to WellCare a fee of $954,766,149 in cash no later than two business days after the date of such termination;
•	if, prior to 5:00 p.m., New York City time, on May 10, 2019, (i) WellCare terminates the merger agreement in response to Centene’s change of recommendation related to an alternative acquisition proposal or (ii) Centene terminates the merger agreement to enter into a superior acquisition proposal that did not result from a breach of its no-solicitation obligations, Centene will pay to WellCare a fee of $756,826,826 in cash, (a) no later than two business days after the date of such termination for a termination contemplated by the foregoing clause (i) or (b) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (ii);
•	if (i) after 5:00 p.m., New York City time, on May 10, 2019, (a) WellCare terminates the merger agreement in response to Centene’s change of recommendation related to an alternative acquisition proposal or (b) Centene terminates the merger agreement to enter into a superior acquisition proposal that did not result from a breach of its no-solicitation obligations, (ii) either Centene or WellCare terminates the merger agreement because the Centene stockholder approval is not obtained and, at the time of such termination, WellCare would have been entitled to terminate the merger agreement in response to Centene’s change of recommendation related to an alternative acquisition proposal or Centene’s uncured willful breach of its no-solicitation obligations or (iii) WellCare terminates the merger agreement due to Centene’s uncured willful breach of its no-solicitation obligations, Centene will pay to WellCare a fee of $908,192,191 in cash (1) no later than two business days after the date of such termination for a termination contemplated by the foregoing clauses (i)(a), (ii) or (iii) or (2) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (i)(b);

•	if a Centene no-vote termination occurs and, at the time of such termination, WellCare would not have been entitled to terminate the merger agreement due to Centene’s change of recommendation, Centene will pay to WellCare the Centene no-vote fee of $256,156,772 in cash, no later than two business days after the date of such termination;
•	if (i) a Centene no-vote termination occurs or the merger agreement is terminated because the closing has not occurred prior to the outside date or because Centene or Merger Sub I or Merger Sub II have breached any of their respective covenants, agreements, representations or warranties under the merger agreement, (ii) prior to such termination, any alternative acquisition proposal is made known to Centene or the Centene Board or publicly announced by any person and (iii) within 12 months after the date of such termination, Centene enters into an alternative acquisition agreement for any alternative acquisition proposal, except that, for purposes of this provision, the references to “25%” in the definition of alternative acquisition proposal will be deemed to be references to “50%,” Centene will pay to WellCare, prior to or concurrently with the execution of such alternative acquisition agreement, an amount in cash equal to $908,192,191 minus the amount of any Centene no-vote fee previously paid as described in the immediately preceding bullet point; and
•	if either Centene or WellCare terminates the merger agreement because the closing has not occurred prior to the outside date or because a legal restraint is in effect that has become final and nonappealable (but only if the applicable legal restraint relates to antitrust laws or a required state regulatory approval) and, at the time of any such termination, all of the closing conditions described above under “—Conditions to the Merger” have been satisfied or duly waived by all parties entitled to the benefit thereof, except for the closing conditions regarding (i) the existence of a legal restraint (but only if the applicable legal restraint relates to antitrust laws or a required state regulatory approval), (ii) obtainment of the HSR Act Clearance or the making of the required filings or obtainment of the required state regulatory approvals or (iii) the existence of a burdensome condition (as defined in “—Covenants and Agreements—Reasonable Best Efforts”), and (iv) any other condition that by its nature is to be satisfied at the closing (provided that such condition would be capable of being satisfied if the closing date were the date of such termination), Centene will pay WellCare $546,709,595 in cash by wire transfer no later than two business days after the date of such termination.

Termination Fees Payable by WellCare

The merger agreement provides that WellCare will pay Centene a termination fee in connection with a termination of the merger agreement under the following circumstances:

•	if Centene terminates the merger agreement in response to WellCare’s change of recommendation related to a WellCare intervening event or Centene or WellCare terminates the merger agreement because the WellCare stockholder approval is not obtained and, at the time of such termination, Centene would have been entitled to terminate the merger agreement in response to WellCare’s change of recommendation related to a WellCare intervening event, WellCare will pay to Centene a fee of $640,431,240 in cash no later than two business days after the date of such termination;
•	if, prior to 5:00 p.m., New York City time, on May 10, 2019, (i) Centene terminates the merger agreement in response to WellCare’s change of recommendation related to an alternative acquisition proposal or (ii) WellCare terminates the merger agreement to enter into a superior acquisition proposal that did not result from a breach of its no-solicitation obligations, WellCare will pay to Centene a fee of $507,658,910 in cash, (a) no later than two business days after the date of such termination for a termination contemplated by the foregoing clause (i) or (b) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (ii);
•	if (i) after 5:00 p.m., New York City time, on May 10, 2019, (a) Centene terminates the merger agreement in response to WellCare’s change of recommendation related to an alternative acquisition proposal or (b) WellCare terminates the merger agreement to enter into a superior acquisition proposal that did not result from a breach of its no-solicitation obligations, (ii) either Centene or WellCare terminates the merger agreement because the WellCare stockholder approval is not obtained and, at the time of such termination, Centene would have been entitled to terminate the merger agreement in response to WellCare’s change of recommendation related to an alternative acquisition proposal or WellCare’s uncured willful breach of its no-solicitation obligations or (iii) Centene terminates the merger agreement due to WellCare’s uncured willful breach of its no-solicitation obligations, WellCare will pay to Centene a fee of $609,190,692 in cash (1) no later than two business days after the date of such termination for a termination contemplated by the foregoing clauses (i)(a), (ii) or (iii) or (2) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (i)(b);

•	if a WellCare no-vote termination occurs and, at the time of such termination, Centene would not have been entitled to terminate the merger agreement due to WellCare’s change of recommendation, WellCare will pay to Centene the WellCare no-vote fee of $171,823,016 in cash, no later than two business days after the date of such termination; and
•	if (i) a WellCare no-vote termination occurs or the merger agreement is terminated because the closing has not occurred prior to the outside date or because WellCare has breached any of its covenants or agreements and representations or warranties under the merger agreement, (ii) prior to such termination, any alternative acquisition proposal is made known to WellCare or the WellCare Board or publicly announced by any person and (iii) within 12 months after the date of such termination, WellCare enters into an alternative acquisition agreement for any alternative acquisition proposal, except that, for purposes of this provision, the references to “25%” in the definition of alternative acquisition proposal will be deemed to be references to “50%,” WellCare will pay to Centene, prior to or concurrently with the execution of such alternative acquisition agreement, an amount in cash equal to $609,190,692 minus the amount of any WellCare no-vote fee previously paid as described in the immediately preceding bullet point.

Covenants and Agreements

Conduct of Business

Each of Centene and WellCare has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and the completion of the merger.

Each of Centene and WellCare has agreed that, except as required by the merger agreement or by applicable law or as consented to in writing by the other party, it will and will cause its subsidiaries to:

•	conduct its business in all material respects in the ordinary course of business; and
•	to the extent consistent with the prior bullet point, use reasonable best efforts to (i) preserve intact in all material respects its business organization and goodwill, (ii) maintain in effect all material permits necessary for the lawful conduct of its businesses, (iii) maintain in effect in all material respects the programs with respect to its CMS star ratings and (iv) preserve relationships with its customers, suppliers and any other person having material business relationships with it and with governmental authorities having jurisdiction over its businesses and operations.

Conduct of Business of WellCare

In addition, without limiting the generality of the covenants described under “—Covenants and Agreements—Conduct of Business,” WellCare has agreed that, except as required by the merger agreement or by applicable law or as consented to in writing by the other party, between the date of the merger agreement and the completion of the merger, unless Centene gives its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly contemplated or permitted by the merger agreement or as required by applicable law, it will not and will cause its subsidiaries not to, directly or indirectly:

•	amend its charter or bylaws or other similar organizational documents;
•	issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any lien (except for any permitted lien) on, or otherwise encumber, any shares of WellCare capital stock or any other equity securities of WellCare and its subsidiaries, except for (i) the issuance of shares of WellCare common stock upon the vesting of WellCare equity awards, to the extent (a) outstanding on March 21, 2019 or granted thereafter as permitted by clause (iii) below and (b) required under the merger agreement or under the WellCare stock plan or governing award agreement, (ii) any issuance, grant or sale of equity securities in WellCare or its subsidiaries to WellCare or any of its wholly owned subsidiaries or (iii) the issuance of WellCare equity awards to the extent permitted by, and in accordance with the terms of, the merger agreement;

•	redeem, purchase or otherwise acquire any shares of WellCare capital stock or other equity securities of WellCare or its subsidiaries, except for the acquisition of shares of WellCare common stock in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding WellCare equity awards, or adjust, split, combine, subdivide, consolidate or reclassify any shares of WellCare capital stock;
•	declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), on any shares of WellCare capital stock or other equity securities of WellCare or its subsidiaries or otherwise make any payments to any holder of equity securities therein in its capacity as such, except for dividends and distributions by a direct or indirect wholly owned subsidiary to WellCare or another direct or indirect wholly owned WellCare subsidiary;
•	other than borrowings under WellCare’s existing credit facility that are used to manage WellCare’s ordinary course cash flow needs, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such indebtedness of any other person other than a wholly owned WellCare subsidiary, make any loans, advances or capital contributions to, or investments in, any other person other than a wholly owned WellCare subsidiary, issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in WellCare or its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition of any other person or enter into any arrangement (including any capital lease) having the economic effect of the foregoing or, except in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money;
•	sell, transfer, lease, license, mortgage, pledge, create or incur any lien (except for any permitted lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, including any material license, intellectual property, operation, right, product line, business or interest, other than in the ordinary course of business consistent with past practice (which, in the case of licenses to intellectual property, are non-exclusive), for dispositions of assets no longer used or expiration of intellectual property at the end of its statutory term or for dispositions solely among WellCare and its subsidiaries;
•	(i) merge or consolidate with any person or (ii) acquire any equity securities in, or otherwise invest in, any person (or any business) other than a wholly owned WellCare subsidiary by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital other than a transaction among WellCare and its subsidiaries or except in the ordinary course of business consistent with past practice, acquire any other assets from any person other than a wholly owned WellCare subsidiary, except for, in the case of this clause, acquisitions of equity securities in the ordinary course of business under WellCare’s investment portfolio consistent with WellCare’s treasury’s investment policy in effect as of the date of the merger agreement and acquisitions or investments not in excess of $10,000,000 in the aggregate;
•	make or authorize any payment of, accrual or commitment for capital expenditures in any calendar year that would exceed by more than 110% the aggregate amount of capital expenditures budgeted for such calendar year as provided in the merger agreement;
•	other than in the ordinary course of business consistent with past practice, enter into, materially modify or terminate any contract that is or would be a material contract (other than an expired contract), or waive, release or assign any material rights or claims thereunder, provided that WellCare may not enter into certain specified types of contracts as provided in the merger agreement;

•	except as required by the terms of any WellCare benefit plan in effect as of the date of the merger agreement, (i) increase the compensation or benefits provided to any current or former director, officer, employee or natural person service provider of WellCare or its subsidiaries other than base salary increases in the ordinary course of business consistent with past practice not to exceed 4.25% in the aggregate over the base salary levels in effect as of the date of the merger agreement, (ii) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or natural person service provider of WellCare or its subsidiaries other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice to those officers, employees or natural person service providers who terminate employment or service following the date of the merger agreement, (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of WellCare or its subsidiaries other than accelerating the time of payment or vesting of cash-based compensation or benefits in the ordinary course of business consistent with past practice, (iv) establish, adopt, enter into, terminate or amend any material WellCare benefit plan or establish, adopt or enter into any material plan, agreement, program, policy or other arrangement that would be a WellCare benefit plan if it were in existence on the date of the merger agreement, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (v) hire any person to be an officer or employee of WellCare or its subsidiaries or engage any other individual independent contractor to provide services to WellCare or its subsidiaries, other than the hiring of employees with annual base pay not in excess of $300,000 in the ordinary course of business consistent with past practices, (vi) terminate the employment of any current officer or employee with annual base pay in excess of $300,000 other than for cause or (vii) amend or modify any performance criteria, metrics or targets under any WellCare Benefit Plan such that, as compared to those criteria, metrics or targets under any WellCare benefit plan in effect on the date of the merger agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;
•	adopt, enter into, modify, amend or terminate any collective bargaining agreement or similar agreement;
•	engage in any action, or fail to take any action, that would cause a partial or complete withdrawal, or would give rise to any material liability for any partial or complete withdrawal, under any multiemployer plan within the meaning of Section 3(37) of ERISA;
•	except for any settlement, compromise or waiver relating in any way to the processing or payment of claims to providers, settle or compromise, or waive any right related to, any action, except for any action (other than any action relating to taxes) involving only monetary relief where the amount paid in settlement or compromise is less than $5,000,000, individually, or $20,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such action by WellCare or its subsidiaries as of the date of the merger agreement;
•	except as required by GAAP, applicable statutory accounting practices or any governmental authority with jurisdiction over the business of WellCare or its subsidiaries, as applicable, make any material change in financial accounting methods, principles or practices used by WellCare or any of its subsidiaries;
•	authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of WellCare or any of its subsidiaries or restructure, recapitalize or reorganize;
•	(i) make or change any material tax election, (ii) file any material amended tax return, (iii) change any material tax accounting method, (iv) settle, compromise or surrender any material action relating to taxes, in excess of the amount of accrued reserves on the WellCare SEC financial statements related to such matter, (v) consent to any extension or waiver of any limitation period related to any claim or assessment for taxes, (vi) surrender any material claim for a refund of taxes or (vii) file any material tax return in a manner, or reflecting a position, materially inconsistent with past practice;

•	other than in the ordinary course of business consistent with past practice, terminate, suspend, abrogate, amend or modify (i) any certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory governmental authority or (ii) any other material permit, in either case, in a manner material and adverse to WellCare and its subsidiaries, taken as a whole;
•	make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, except, to the extent applicable, for any such change required by a change in applicable law, GAAP or applicable statutory accounting practices; or
•	agree, resolve, authorize or commit to take any of the foregoing summarized actions.

Further, WellCare and its subsidiaries will not, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent, materially delay or materially impede the mergers or the other transactions contemplated by the merger agreement.

Conduct of Business of Centene

In addition, without limiting the generality of the covenants described under “—Covenants and Agreements—Conduct of Business,” Centene has also agreed that, between the date of the merger agreement and the completion of the merger, unless WellCare gives its prior written consent (with such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly contemplated or permitted by the merger agreement or as required by law, it will not and will cause its subsidiaries not to, directly or indirectly:

•	amend the certificate of incorporation of Centene or amend any bylaws, certificates of incorporation or other similar organizational documents of Centene or its subsidiaries in a manner materially adverse to WellCare’s stockholders;
•	issue, grant or sell any shares of Centene capital stock or any other equity securities in Centene or its subsidiaries, except (i) for the issuance, grant or sale of any shares of Centene capital stock or other such equity securities for or in excess of fair market value, (ii) for the grant or issuance of Centene equity awards to employees, directors or individual independent contractors of Centene or its subsidiaries under Centene’s stock plans, (iii) the issuance or sale of Centene common stock under Centene’s employee stock purchase plan, (iv) for shares of Centene common stock issuable upon the vesting of Centene equity awards, (v) in connection with the issuance of shares of Centene common stock in connection with the merger, (vi) any issuance, grant or sale of equity securities in a Centene subsidiary to Centene or any wholly owned Centene subsidiary or (vii) in connection with any acquisition of assets or equity securities, any investment or any merger, consolidation, business combination or similar transaction permitted hereunder, including any financing thereof;
•	adjust, split, combine, subdivide, consolidate or reclassify any shares of Centene capital stock;
•	declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Centene common stock or other equity securities in Centene or its subsidiaries or otherwise make any payments to any holder of equity securities therein in its capacity as such, except for dividends and distributions by a direct or indirect Centene subsidiary to Centene or another direct or indirect Centene subsidiary or dividend equivalent that accrues pursuant to the terms of any Centene equity awards; or
•	agree, resolve, authorize or commit to take any of the foregoing summarized actions.

Further, Centene and its subsidiaries will not directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent, materially delay or materially impede the mergers or the other transactions contemplated by the merger agreement.

Stockholder Meetings

As soon as reasonably practicable after the date of the merger agreement, each of Centene and WellCare are required to set a record date for, duly call, give notice of, convene and hold a meeting of their respective stockholders for the purpose of, in the case of Centene, seeking approval of the Share Issuance Proposal and, in the case of WellCare, seeking approval of the Merger Agreement Proposal. Unless the applicable party’s board of directors has made a change of recommendation as described under “—Change of Recommendation and Termination,” such party will recommend that its stockholders approve its respective proposal, use its reasonable best efforts to solicit from its stockholders proxies in favor of its respective proposal and take all other action necessary or advisable to obtain its respective stockholder approval.

No Solicitation

Each of Centene and WellCare has agreed to immediately cease any discussions or negotiations with any person that may have been ongoing prior to the date of the merger agreement with respect to an alternative acquisition proposal, as described hereinafter, and to terminate all physical and electronic data room access previously granted to any such person or its representatives.

Each of Centene and WellCare has agreed that it will not, and will cause each of its controlled affiliates and representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any person of an alternative acquisition proposal;
•	engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any alternative acquisition proposal or provide any information to any person in connection with, or related to, any alternative acquisition proposal;
•	approve, endorse or recommend any alternative acquisition proposal;
•	enter into any contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an alternative acquisition proposal; or
•	release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision to which Centene, WellCare or their respective subsidiaries is a party, as applicable (except if such party’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with such board of directors’ fiduciary duties under applicable law, in which case such party may waive any such provision solely to the extent necessary to permit the person bound by such provision to make a nonpublic alternative acquisition proposal to the board of directors).

Prior to obtaining the WellCare stockholder approval of the Merger Agreement Proposal, in the case of WellCare, or prior to obtaining the Centene stockholder approval of the Share Issuance Proposal, in the case of Centene, if WellCare or Centene receives a bona fide written alternative acquisition proposal made after the date of the merger agreement that does not result from a breach of such party’s no-solicitation obligations under the merger agreement, and if the WellCare Board or the Centene Board, as applicable, determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such alternative acquisition proposal is, or could reasonably be expected to lead to, a superior acquisition proposal:

•	WellCare or Centene, as applicable, may enter into a confidentiality agreement with the person making such alternative acquisition proposal that contains provisions not less favorable in the aggregate to Centene or WellCare, as applicable, than those contained in the confidentiality agreement entered into by Centene and WellCare, dated February 20, 2019, including standstill provisions no less favorable in any material respect to WellCare or Centene, as applicable, than those under such confidentiality agreement;
•	WellCare or Centene, as applicable, and its respective representatives may provide information (including nonpublic information) in response to a request therefor by such person, subject to the confidentiality agreement described in the immediately preceding bullet point; and
•	WellCare or Centene, as applicable, and their respective representatives may engage in discussion or negotiations for such alternative acquisition proposal with such person and its representatives.

Each of Centene and WellCare, as applicable, must promptly (and in no event later than 24 hours after receipt) advise the other party in writing if it or any of its controlled affiliates or representatives receives any (i) indication by any person that it is considering making an alternative acquisition proposal, (ii) inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that relates to or contemplates an alternative acquisition proposal or (iii) alternative acquisition proposal or any proposal or offer that is reasonably likely to lead to an alternative acquisition proposal. Each of Centene and WellCare, as applicable, must keep the other party informed (orally and in writing) in all material respects on a timely basis of the status and detail of any alternative acquisition proposal, request, inquiry, proposal or offer, including notifying the other party within 24 hours after the occurrence of any material amendment or modification thereof. Each of Centene and WellCare, as applicable, must also notify the other party in writing within 24 hours after it determines to begin providing information or to engage in discussions or negotiations concerning an alternative acquisition proposal, and may not provide any such information or engage in such discussions or negotiations prior to providing such notice to the other party in writing.

For purposes of the merger agreement, alternative acquisition proposal means a bona fide inquiry, proposal or offer from any person (other than Centene, WellCare or their respective representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any:

•	acquisition of assets of Centene or WellCare equal to 25% or more of such party’s consolidated assets or to which 25% or more of such party’s revenues or earnings on a consolidated basis are attributable;
•	acquisition or issuance of 25% or more of the outstanding Centene or WellCare common stock;
•	tender offer or exchange offer that, if consummated, would result in any person beneficially owning 25% or more of the outstanding Centene or WellCare common stock; or
•	merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Centene or WellCare, as applicable.

Change of Recommendation and Termination

Subject to the following paragraph, the Centene Board may not change its recommendation that Centene stockholders vote “FOR” the Share Issuance Proposal, and the WellCare Board may not change its recommendation that WellCare stockholders vote “FOR” the Merger Agreement Proposal. Under the merger agreement, a change in recommendation will occur if the Centene Board or the WellCare Board, or any committees thereof (i) changes, withholds, withdraws, qualifies, amends or modifies (or publicly proposes to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to the other party, its recommendation, (ii) fails to include its recommendation in this joint proxy statement/prospectus, (iii) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend, an alternative acquisition proposal, (iv) fails to expressly reaffirm publicly its recommendation within 10 business days following the other party’s written request to do so if an alternative acquisition proposal is publicly announced or disclosed or (v) makes any recommendation or public statement in connection with a tender offer or exchange offer, except for a recommendation against such offer. In addition, subject to the provisions summarized above under “—No Solicitation” and the following paragraph, neither the Centene Board nor the WellCare Board, nor any committees thereof, may cause or permit Centene or WellCare, or any of their respective subsidiaries, to enter into any acquisition agreement, agreement and plan of merger or similar definitive contract, or any other contract constituting, related to or that could reasonably be expected to lead to an alternative acquisition proposal or requiring it to abandon or terminate the merger agreement or fail to consummate the merger or any other transactions contemplated by the merger agreement.

Prior to obtaining the Centene stockholder approval of the Share Issuance Proposal, the Centene Board may, or, prior to obtaining the WellCare stockholder approval of the Merger Agreement Proposal, the WellCare Board may, make a change of recommendation in response to the receipt of a written alternative acquisition proposal (with applicable thresholds in the definition of alternative acquisition proposal of 75% instead of 25%) that was not solicited in violation of the no-solicitation obligations described above, and that the Centene Board or WellCare Board, as applicable, determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) is reasonably likely to be consummated under its terms and is more favorable from a financial point of view than the merger to the Centene or WellCare stockholders, as applicable, taking into account all legal, regulatory and financial aspects of such proposal, including conditionality (including any debt or equity funding commitments), expected timing and likelihood of consummation, the identity of the person making the proposal and any other factor the Centene Board or WellCare Board, as applicable, determines in good faith to be relevant, which we refer to as a superior acquisition proposal, and the failure of the Centene Board or WellCare Board, as applicable, to make a change of recommendation or to authorize termination of the merger agreement in response to such alternative acquisition proposal would be inconsistent with its fiduciary duties under applicable law. Prior to making any such change in recommendation, the Centene Board or the WellCare Board, as applicable, must provide the other party with prior written notice of its intention to change its recommendation or authorize termination of the merger agreement, which such notice must, among other things, identify the person making such alternative acquisition proposal and provide a copy of such alternative acquisition proposal, and give the other party an opportunity to negotiate in good faith any revisions to the merger agreement during the five business day period following the delivery of such notice, and take into account any changes to the terms of the merger agreement proposed by the other party (in the event the other party has proposed any changes to the terms of the merger agreement and there is a subsequent amendment to any material term of the alternative acquisition proposal, the Centene Board or the WellCare Board, as applicable, must deliver a new notice to the other party, and give the other party an opportunity to negotiate in good faith any further revisions to the merger agreement during the three business day period following the delivery of such notice).

In addition, prior to obtaining the Centene stockholder approval of the Share Issuance Proposal, the Centene Board may, or, prior to obtaining the WellCare stockholder approval of the Merger Agreement Proposal, the WellCare Board may, make a change of recommendation in response to a material event or material circumstance, subject to certain exceptions, that was not known to the Centene Board or the WellCare Board, as applicable, prior to such party’s execution and delivery of the merger agreement (or, if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known by such party after its execution and delivery of the merger agreement and before the receipt of its respective stockholder approval, which we refer to as an intervening event, if the Centene Board or the WellCare Board, as applicable, determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to change its recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law. Prior to making any such change in recommendation, the Centene Board or the WellCare Board, as applicable, must give the other party prior written notice that it is prepared to change its recommendation, which notice must describe the facts relating to such intervening event, and give the other party an opportunity to negotiate in good faith any revisions to the merger agreement during the five business day period following the delivery of such notice.

Required Special Meeting Notwithstanding Change of Recommendation

Unless the merger agreement is terminated under the terms set forth in “—Termination,” the Centene Board and WellCare Board will hold the Centene special meeting and the WellCare special meeting, respectively, even if a change of recommendation has been made.

Reasonable Best Efforts

Each of Centene and WellCare has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable law, to cause the conditions to the merger to be satisfied as promptly as reasonably practicable and in any event prior to the outside date (as defined in “—Termination”), including making all filings to or with, and using reasonable best efforts to obtain all consents of, governmental authorities (including the HSR Act Clearance, the required filings and the required state regulatory approvals) that are necessary, proper or advisable to consummate the mergers. In addition, WellCare will use reasonable best efforts to obtain all consents of persons other than governmental authorities that are necessary, proper or advisable to consummate the merger, except that WellCare will not make, or commit or agree to make, any concession or payment to, or incur any liability to, any such non-governmental authority third person to obtain any such consent without Centene’s prior written consent or be required to make, or commit or agree to make, any such concession or payment to, or incur any liability that is not conditioned on the consummation of the merger.

In furtherance of the above, Centene has agreed to (i) defend any action, proceeding, suit or other litigation commenced by the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission (either alone or together with any other governmental authority) in connection with the transactions contemplated by the merger agreement and (ii) take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking (including any divestiture) necessary to (a) resolve objections, if any, that a governmental authority asserts (or threatens to assert) under any applicable law with respect to the merger and (b) avoid or eliminate each and every impediment under any applicable law asserted by any such governmental authority with respect to the mergers, in each case, to the extent necessary to cause the relevant closing conditions to be satisfied as promptly as reasonably practicable, and in any event prior to the outside date (the actions in this clause (ii) are referred to collectively as regulatory concessions). However, Centene and its subsidiaries are not required to commence or defend any action, proceeding, suit or other litigation (other than administrative applications for reconsideration or similar administrative appeals of adverse administrative determinations brought in administrative forums related to the HSR Act Clearance or required state regulatory approvals or to defend any action, proceeding, suit or other litigation commenced by the Antitrust Division or the Federal Trade Commission as described above) against any governmental authority in connection with the transactions contemplated by the merger agreement. Further, Centene and its subsidiaries are not required to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any regulatory concession that, individually or in the aggregate with all other regulatory concessions, would or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, financial condition or results of operations of (1) Centene and its subsidiaries, taken as a whole, (2) WellCare and its subsidiaries, taken as a whole, or (3) Centene and its subsidiaries, taken as a whole, together with WellCare and its subsidiaries, taken as a whole (which is referred to as the combined company), except that (x) for purposes of each of the above clauses (1) and (2), Centene and its subsidiaries, taken as a whole, and the combined company, respectively, will be deemed to be of the size, scope and scale, and with the business, assets, liabilities, financial condition and results of operations, of WellCare and its subsidiaries, taken as a whole, and (y) in determining whether any regulatory concession, individually or in the aggregate with all other regulatory concessions, would or would reasonably be expected to result in such a material adverse effect under each of the above clauses (1), (2) or (3), any adverse impact on the synergies reasonably expected to be realized from the merger will (without duplication) be taken into account (any such regulatory concession, individually or in the aggregate, is referred to as a burdensome condition).

Notwithstanding WellCare’s covenants and agreements summarized above, without Centene’s prior written consent, WellCare will not, and will not permit any of its subsidiaries or any of their respective representatives to, take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any regulatory concession.

Employee Benefits Matters

For a period of one year immediately following the effective time of the merger (or if shorter, during an individual’s period of employment), Centene will provide, or will cause to be provided, to each employee of WellCare or its subsidiaries who continues to be employed by Centene or its subsidiaries (which we refer to collectively as the “continuing employees”) with (i) an annual base salary or wage rate that is no less favorable than that provided to each such continuing employee immediately prior to the effective time of the merger, (ii) target cash and equity incentive opportunities that are in the aggregate no less favorable than those provided to each such continuing employee immediately prior to the effective time of the merger, (iii) employee benefits that are no less favorable in the aggregate than those provided to each such continuing employee immediately prior to the effective time of the merger and (iv) severance benefits that are no less favorable than those that would have been provided to each such continuing employee under the applicable WellCare benefit plans disclosed to Centene and designated as a WellCare severance benefit plan, program, policy, agreement or arrangement

To the extent that the effective time of the merger occurs (i) in 2019 or (ii) following the end of the 2019 performance period with respect to the WellCare’s annual cash incentive plans (which we refer to as the “WellCare incentive plan”) but prior to payment of the bonuses for such 2019 performance period, Centene will, or will cause the surviving corporation to, pay (without proration) to each continuing employee as soon as practicable following the effective time of the merger (but in no event later than 10 business days following the effective time of the merger), a cash bonus for the 2019 performance period based on the actual level of achievement of the applicable performance criteria as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination) (which we refer to as a “2019 annual bonus”); except that any 2019 annual bonus payable to any continuing employee pursuant to this provision in excess of the pro-rated amount that would have been payable to such continuing employee with respect to the portion of the 2019 performance period elapsing prior to the effective time of the merger will be treated as the payment of post-closing compensation for purposes of the protected period covenant in the preceding paragraph. No later than three business days prior to the date that WellCare provides its calculations as to the achievement of the performance metrics applicable to the 2019 annual bonuses to the WellCare Board or a committee thereof, WellCare will provide such calculations to Centene. WellCare will consider in good faith any reasonable comments or adjustments to such calculations by Centene prior to providing such calculations to the WellCare Board or a committee thereof.

In the event that the effective time of the merger occurs in 2020, Centene will, or will cause the surviving corporation to, pay to each continuing employee who remains employed with Centene, the surviving corporation or their respective affiliates through December 31, 2020, at the same time or times that Centene or the surviving corporation pay annual bonuses in respect of the 2020 performance period to other similarly situated employees of Centene or its subsidiaries, but in no event later than March 15, 2021, a bonus for the 2020 performance period (which we refer to as the “2020 annual bonus”) that is no less than the sum of (i) the pro-rata portion of 2020 annual bonus that such continuing employee would have been entitled to receive under the WellCare incentive plans determined based on the continuing employee’s target bonus for such 2020 performance period and the number of days elapsed from January 1, 2020 through the effective time of the merger, and (ii) the 2020 annual bonus earned by such continuing employee for the period following the effective time of the merger through the remainder of calendar year 2020, based on actual performance as determined reasonably and in good faith by the Centene Board or a committee thereof based on actual results (and after giving appropriate effect to the mergers and actions taken by Centene in connection therewith that affect the surviving corporation and its subsidiaries). If a continuing employee’s employment is terminated without “cause” or due to the continuing employee’s resignation with “good reason” in each case, after the effective time of the merger but prior to December 31, 2020 (which we refer to as a “qualifying termination”), Centene will, or will cause the surviving corporation to, pay to such continuing employee, within 60 days following the date of such qualifying termination, a pro-rated portion of 100% of the target 2020 annual bonus applicable to such continuing employee, with such proration based on the relative portion of the 2020 calendar year during which such continuing employee was employed with WellCare, Centene, the surviving corporation or any of their respective affiliates; except that the foregoing treatment upon a qualifying termination will not apply to any continuing employee who is otherwise entitled to a prorated bonus under the terms of an applicable WellCare benefit plan.

Indemnification and Insurance

For at least six years after the effective time of the merger, Centene has agreed to cause the surviving entity or its applicable subsidiaries to indemnify and hold harmless, and advance expenses to, any current or former officer or director of WellCare against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages in connection with any actual or threatened action arising out of or relating to (i) the fact that such person is or was a director or officer of WellCare or its subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the effective time of the merger in such person’s capacity as a director or officer of WellCare or its subsidiaries or (iii) the mergers, the merger agreement or the transactions contemplated thereby, in each case, to the extent permitted by applicable law.

Further, for at least six years after the effective time of the merger, Centene has agreed to cause the surviving entity or its applicable subsidiaries to maintain in effect, for the benefit of the current or former officer or director of WellCare, the current level and scope of directors’ and officers’ liability insurance coverage in WellCare’s current directors’ and officers’ liability insurance policy in effect as of the date of the merger agreement, subject to an annual cap of 300% of the annual premium of WellCare’s current policy. If the annual premiums payable for such insurance coverage exceed the annual cap, the surviving entity will obtain a policy with the greatest coverage available for a cost equal to the annual cap. In the alternative, WellCare may, in consultation with Centene, obtain a prepaid “tail” policy prior to the effective time of the merger that provides the current or former officers or directors of WellCare with directors’ and officers’ liability insurance for at least six years following the effective time of the merger; provided that the premium payable for such “tail” policy will not exceed the annual cap.

Designation of Directors

Prior to the effective time of the merger, the Centene Board will take all actions necessary to increase the size of the Centene Board from nine to 11 directors and to cause two members of the WellCare Board as of immediately prior to the effective time of the merger, jointly selected by Centene and WellCare, to be appointed as members of the Centene Board to fill the two new vacancies. Further, one such member of the WellCare Board will be appointed to the nominating and governance committee of the Centene Board as of immediately after the effective time of the merger. Such members of the WellCare Board must be willing to serve on the Centene Board and must satisfy applicable NYSE independence requirements and comply with Centene’s corporate governance guidelines.

Certain Tax Matters

Centene, Merger Sub I, Merger Sub II and WellCare have agreed to use their reasonable best efforts to cause the mergers, taken together, to constitute a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and have further agreed not to take any action or fail to take any action if such action or failure to take action could reasonably be expected to prevent or impede such intended tax treatment. Centene and WellCare agreed to promptly notify the other upon becoming aware of any fact or circumstance that could reasonably be expected to prevent or impede such intended tax treatment.

Other Covenants and Agreements

The merger agreement contains certain other covenants agreements, including covenants relating to:

•	cooperation between Centene and WellCare in the preparation of this joint proxy statement/prospectus;
•	actions to be taken by Centene and WellCare with respect to notifying the other party of certain matters;
•	confidentiality and access by Centene to certain information about WellCare during the period prior to the effective time of the merger;
•	actions to be taken by Centene with respect to the listing on the NYSE of shares of Centene common stock issued in connection with the merger and actions to be taken by WellCare regarding the delisting of shares of WellCare common stock from the NYSE and termination of WellCare’s registration under the Exchange Act;
•	actions to be taken by Centene and WellCare with respect to Section 16(a) of the Exchange Act;
•	participation by Centene with WellCare in the defense or settlement of any stockholder litigation against WellCare relating to the merger and the required consent of Centene prior to the settlement of any such litigation, and Centene’s consultation with WellCare in any stockholder litigation against Centene relating to the merger;
•	information to be provided by WellCare to Centene regarding WellCare equity awards;
•	obtaining the resignations of the directors of WellCare and its subsidiaries; and
•	actions to be taken by Centene and WellCare with respect to anti-takeover laws to ensure that the mergers and the other transactions contemplated by the merger agreement may be consummated as promptly as reasonably as practicable on the terms contemplated by the merger agreement and to otherwise eliminate or minimize the effects of such anti-takeover laws on the mergers and the other transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect on the applicable party). The representations and warranties in the merger agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;
•	capitalization and ownership of subsidiaries;
•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;
•	the unanimous approval and recommendation by such party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement and the inapplicability of anti-takeover laws;
•	the absence of any conflicts or violations of organizational documents and other agreements or laws;
•	required consents and approvals from governmental authorities;
•	SEC documents and financial statements;
•	internal controls and disclosure controls and procedures relating to financial reporting;
•	accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;
•	absence of certain undisclosed liabilities;
•	conduct of its businesses in the ordinary course and the absence of a material adverse effect;
•	absence of certain legal proceedings, investigations and governmental orders;
•	compliance with applicable laws and governmental orders, possession of and compliance with required permits necessary for the conduct of such party’s business;
•	absence of contracts with governmental authorities arising from actual or alleged violations of applicable law, absence of actions or proceedings brought by governmental authorities or certain governmental programs, including Medicare or Medicaid, compliance with applicable health care laws, regulated subsidiaries;
•	employee benefit plan and ERISA matters;
•	employment and labor matters;
•	environmental matters;
•	tax matters;
•	intellectual property;
•	data protection and privacy;
•	broker’s fees and expenses; and
•	opinions from financial advisors.

For WellCare, the merger agreement contains additional representations and warranties related to title to assets, real property, material contracts, loss reserves, capital or surplus maintenance and insurance.

Centene, Merger Sub I and Merger Sub II have also made certain representations and warranties relating to financing, the validity of the financing commitment and the sufficiency of the funds to be provided under the financing commitment.

Material Adverse Effect

For purposes of the merger agreement, material adverse effect, when used in reference to Centene or WellCare, means any event, change, effect, development or occurrence that (i) would prevent, materially delay or materially impede the ability of the referenced party to complete the merger or (ii) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the referenced party and its subsidiaries, taken as a whole, except that, for purposes of the definition of material adverse effect, none of the following, and no event, change, effect, development or occurrence arising out of any of the following will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

•	any changes in general U.S. or global economic conditions, except to the extent such changes have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to the adverse effects such changes have on other companies operating in the industries in which such parties and its subsidiaries operate;
•	any changes in the general conditions of the health care, health insurance or managed care industries or any other industry in which such party or any of its subsidiaries operate, except to the extent such changes have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to the adverse effects such changes have on other companies operating in the industries in which such parties and its subsidiaries operate;
•	any changes in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, except to the extent such changes have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to the adverse effects such changes have on other companies operating in the industries in which such parties and its subsidiaries operate;
•	any change in applicable law, GAAP or applicable statutory accounting practices (or authoritative interpretations thereof) after the date of the merger agreement, except to the extent such changes have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to the adverse effects such changes have on other companies operating in the industries in which such parties and its subsidiaries operate;
•	any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, except to the extent such changes have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to the adverse effects such changes have on other companies operating in the industries in which such parties and its subsidiaries operate;
•	any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, except to the extent such changes have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to the adverse effects such changes have on other companies operating in the industries in which such parties and its subsidiaries operate;
•	(i) the execution and delivery of the merger agreement, the public announcement, pendency or anticipated consummation of the merger agreement, the mergers or any other transactions contemplated by the merger agreement, including the impact thereof on relationships with customers, suppliers, vendors, providers, partners, governmental authorities or employees, (ii) such party’s performance or compliance with its covenants and agreements under the merger agreement (except for performance or compliance with the covenants related to such party’s conduct of business prior to the effective time of the merger) or (iii) the taking of any action at the written request of or with the prior written consent of Centene;
•	any litigation or legal proceedings related to the merger agreement, the mergers or the other transactions contemplated by the merger agreement is brought against such party or their respective directors by holders of their equity securities; or
•	any decline, in and of itself, in the trading price or trading volume of such party’s common stock, any failure by such party to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of such party or any of its subsidiaries, except that any event, change, effect, development and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of material adverse effect may be a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred or whether a material adverse effect would reasonably be expected to occur.

The representations and warranties of each of the parties to the merger agreement do not survive the effective time of the merger.

Amendment and Waiver

Amendment

The merger agreement may be amended, modified and supplemented in any and all respects, whether before or after obtainment of the vote of the stockholders of Centene or WellCare, only by the written agreement of the parties, except that the merger agreement may not be amended, modified or supplemented in any manner that would adversely affect the rights of the financing sources without the prior written consent of the financing sources or, after the obtainment of the WellCare stockholder approval or the Centene stockholder approval unless, to the extent required by applicable law or the rules and regulations of the NYSE, approved by the WellCare stockholders or the Centene stockholders, as applicable.

Waiver

At any time prior to the effective time of the merger the parties to the merger agreement may:

•	extend the time for the performance of any obligation or other act of the other parties;
•	waive any inaccuracies in the representations and warranties hereunder of the other parties; or
•	subject to the provisos in the amendment provisions described above, waive compliance with any covenant or agreement hereunder of the other parties or any of its conditions to the closing.

Third Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties thereto any rights or remedies, except:

•	for the rights of the holders of WellCare shares to receive the merger consideration, any cash in lieu of fractional shares and any dividends or other distributions, and the rights of holders of WellCare RSUs, WellCare director RSUs, WellCare PSUs and WellCare shareholder return PSUs to receive consideration in accordance with the terms and conditions of the merger agreement;
•	for the provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of WellCare; and
•	for the financing sources, with respect to the amendment provisions, third party beneficiaries provisions, assignment provisions, applicable law provisions, jurisdiction provisions, waiver of jury trial provisions and the waiver of claims by Centene, WellCare, and their respective directors, officers, general or limited partners, members, managers, controlling persons, affiliates, employees or representatives against the financing sources.

Applicable Law; Jurisdiction

The merger agreement is governed by Delaware law.

Remedies

The parties to the merger agreement are entitled to injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Expenses

All fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses, except that each of Centene and WellCare are responsible for 50% of the filing or registration fees payable in connection with the filing of this joint proxy statement/prospectus with the SEC.

CENTENE PROPOSALS

Proposal 1: The Share Issuance Proposal

(Proposal 1 on Centene Proxy Card)

Centene stockholders are being asked to consider and vote on the Share Issuance Proposal, a proposal to approve the issuance of shares of Centene common stock pursuant to the merger agreement. For a summary and detailed information regarding the Share Issuance Proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Subject to certain limited exceptions, Section 312.03(c) of the NYSE Listed Company Manual requires that Centene obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such common stock or of securities convertible into or exercisable for common stock.

The number of shares of Centene common stock issuable as consideration for the merger is expected to exceed the abovementioned threshold. At the effective time of the merger, each outstanding share of WellCare common stock (other than the WellCare excluded shares) will be converted into the right to receive the merger consideration (i.e., the per-share cash consideration of $120.00 in cash, without interest, and the exchange ratio of 3.38 validly issued, fully paid and non-assessable shares of Centene common stock). If the merger is completed, it is currently estimated that Centene will issue or reserve for issuance approximately 171,706,593 shares of Centene common stock in connection with the merger, which will exceed 20% of the shares of Centene common stock outstanding before such issuance.

Approval of the Share Issuance Proposal by Centene stockholders is required to complete the transactions contemplated by the merger agreement. If the Share Issuance Proposal is not approved, the merger will not be completed.

The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the Centene special meeting by Centene stockholders will be required to approve the Share Issuance Proposal, as required by Section 312.03(c) of the NYSE Listed Company Manual.

The Centene Board unanimously recommends that Centene stockholders vote “FOR” the Share Issuance Proposal.

Proposal 2: The Centene Adjournment Proposal

(Proposal 2 on Centene Proxy Card)

Centene stockholders are being asked to consider and vote on the Centene Adjournment Proposal, a proposal that will give the Centene Board authority to adjourn the Centene special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes to approve the Share Issuance Proposal at the time of the Centene special meeting or any adjournment or postponement thereof. If the Centene Adjournment Proposal is approved, the Centene special meeting could be adjourned to any date. Centene could adjourn the Centene special meeting and any adjourned session of the Centene special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Centene stockholders who have previously voted.

If the Centene special meeting is adjourned, Centene stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the Share Issuance Proposal but do not indicate a choice on the Centene Adjournment Proposal, your shares will be voted in favor of the Centene Adjournment Proposal. If you indicate, however, that you wish to vote against the Share Issuance Proposal, your shares of Centene common stock will only be voted in favor of the Centene Adjournment Proposal if you indicate that you wish to vote in favor of the Centene Adjournment Proposal.

The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the Centene special meeting by Centene stockholders will be required to approve the Centene Adjournment Proposal.

The Centene Board unanimously recommends that Centene stockholders vote “FOR” the Centene Adjournment Proposal.

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by Centene, and Centene does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby at the discretion of the proxy holder on any such matter.

WELLCARE PROPOSALS

Proposal 1: The Merger Agreement Proposal

(Proposal 1 on WellCare Proxy Card)

WellCare stockholders are being asked to consider and vote on the Merger Agreement Proposal, a proposal to adopt the merger agreement. For a summary and detailed information regarding the Merger Agreement Proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Approval of the Merger Agreement Proposal by WellCare stockholders is required to complete the transactions contemplated by the merger agreement. If the Merger Agreement Proposal is not approved, the merger will not be completed.

The affirmative vote, in person or by proxy, of a majority of the outstanding shares of WellCare common stock entitled to vote at the WellCare special meeting by WellCare stockholders will be required to approve the Merger Agreement Proposal.

The WellCare Board unanimously recommends that WellCare stockholders vote “FOR” the Merger Agreement Proposal.

Proposal 2: The Merger-Related Compensation Proposal

(Proposal 2 on WellCare Proxy Card)

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, WellCare is required to submit a proposal to its common stockholders for an advisory (nonbinding) vote to approve certain compensation that may be paid or become payable to WellCare’s named executive officers in connection with the completion of the merger as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” including the footnotes to the table and the associated narrative discussion. The WellCare Board unanimously recommends that WellCare stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of WellCare in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Merger—Interests of Directors and Executive Officers in the Merger” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

Required Vote

The vote on the Merger-Related Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Merger-Related Compensation Proposal and vice versa. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on WellCare or Centene. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Merger-Related Compensation Proposal.

The approval of the Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the WellCare special meeting, assuming a quorum is present; however, such vote is nonbinding and advisory only.

The WellCare Board unanimously recommends that WellCare stockholders vote “FOR” the Merger-Related Compensation Proposal.

Proposal 3: The WellCare Adjournment Proposal

(Proposal 3 on WellCare Proxy Card)

WellCare stockholders are being asked to consider and vote on the WellCare Adjournment Proposal, a proposal that will give the WellCare Board authority to adjourn the WellCare special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes to approve the Merger Agreement Proposal at the time of the WellCare special meeting or any adjournment or postponement thereof. If the WellCare Adjournment Proposal is approved, the WellCare special meeting could be adjourned to any date. WellCare could adjourn the WellCare special meeting and any adjourned session of the WellCare special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from WellCare stockholders who have previously voted.

If the WellCare special meeting is adjourned, WellCare stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the Merger Agreement Proposal but do not indicate a choice on the WellCare Adjournment Proposal, your shares will be voted in favor of the WellCare Adjournment Proposal. If you indicate, however, that you wish to vote against the Merger Agreement Proposal, your shares of WellCare common stock will only be voted in favor of the WellCare Adjournment Proposal if you indicate that you wish to vote in favor of the WellCare Adjournment Proposal.

The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the WellCare special meeting by WellCare stockholders will be required to approve the WellCare Adjournment Proposal.

The WellCare Board unanimously recommends that WellCare stockholders vote “FOR” the WellCare Adjournment Proposal.

DESCRIPTION OF CENTENE COMMON STOCK

This section of the joint proxy statement/prospectus summarizes the material terms of Centene’s capital stock that will be in effect if the merger is completed. You are encouraged to read the Centene certificate of incorporation, as amended, which certificate of incorporation and amendments thereto are incorporated by reference as Exhibits 3.1, 3.1a, 3.1b, 3.1c, 3.1d, and 3.1e to the registration statement of which this joint proxy statement/prospectus forms a part, and are incorporated herein by reference, and the Centene amended and restated by-laws, which are incorporated by reference as Exhibit 3.2 to the registration statement of which this joint proxy statement/prospectus forms a part, and are incorporated herein by reference, for greater detail on the provisions that may be important to you. All references within this section to common stock mean the common stock of Centene unless otherwise noted.

Authorized Capital Stock of Centene

The Centene certificate of incorporation, as amended, provides that the total number of shares of capital stock which may be issued by Centene is 810,000,000, consisting of 800,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

As of May 8, 2019, there were outstanding:

•	413,366,930 shares of Centene common stock; and
•	no shares of Centene preferred stock.

Voting Rights

The holders of Centene common stock are entitled to one vote on each matter submitted for their vote at any meeting of Centene stockholders for each share of Centene common stock held as of the record date for the meeting, including the election of directors. Holders of Centene common stock do not have cumulative voting rights.

Generally, the affirmative vote of the holders of a majority of the total number of votes cast of Centene capital stock represented at a meeting and entitled to vote on a matter is required in order to approve such matter. Certain extraordinary transactions and other actions require supermajority votes, including, but not limited to, the supermajority voting provisions described below in “—Anti-takeover Provisions—Other Supermajority Voting Requirements.”

Liquidation Rights

In the event that Centene is liquidated, dissolved or wound up, the holders of Centene common stock will be entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of Centene preferred stock prior to distribution.

Dividends

Subject to any preference rights of holders of Centene preferred stock, the holders of Centene common stock are entitled to receive dividends and other distributions in cash, stock or property, if any, declared from time to time by the Centene Board out of legally available funds.

Fully Paid and Non-Assessable

All outstanding shares of Centene common stock are fully paid and non-assessable.

No Preemptive Rights or Conversion Rights

The Centene common stock has no preemptive or conversion rights or other subscription rights.

No Redemption Rights or Sinking Fund

No redemption or sinking fund provisions apply to the Centene common stock.

NYSE Listing

Centene common stock is listed on the NYSE under the symbol “CNC.”

Transfer Agent and Registrar

The transfer agent and registrar for the Centene common stock is Broadridge Corporate Issuer Solutions, Inc.

Anti-takeover Provisions

Some of the provisions in the Centene certificate of incorporation, as amended, the Centene amended and restated by-laws and the DGCL could have the following effects, among others:

•	delaying, deferring or preventing a change in control of Centene;
•	delaying, deferring or preventing the removal of Centene’s existing management or directors;
•	deterring potential acquirers from making an offer to the Centene stockholders; and
•	limiting the Centene stockholders’ opportunity to realize premiums over prevailing market prices of Centene common stock in connection with offers by potential acquirers.

The following is a summary of some of the provisions in the Centene certificate of incorporation, as amended, and the Centene amended and restated by-laws that could have the effects described above. Centene believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Centene outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Business Combination Statute

Centene must comply with Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner or certain other exceptions are met. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the Centene Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Other Supermajority Voting Requirements

In addition to the supermajority requirement for certain business combinations discussed above, Centene’s certificate of incorporation also contains other supermajority requirements, including:

•	a requirement that the vote of 75% of the outstanding shares of Centene common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required to remove a director, with or without cause;
•	a requirement that the vote of 75% of the outstanding shares of Centene common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required for the stockholders to adopt, amend, alter or repeal Centene’s amended and restated by-laws; and
•	a requirement that any amendment or repeal of specified provisions of Centene’s certificate of incorporation (including provisions relating to directors and amendment of Centene’s amended and restated by-laws) must be approved by at least 75% of the outstanding shares of Centene common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors.

Actions at Meetings of Stockholders; Special Meetings

Centene’s certificate of incorporation, as amended, and amended and restated by-laws require that any action required or permitted to be taken by Centene’s stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of

Centene’s stockholders may be called only by the Centene Board, the chairman of the Centene Board or Centene’s chief executive officer. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Centene.

Classified Board of Directors

Centene’s certificate of incorporation, as amended, and amended and restated by-laws provide that the Centene Board is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.

Directors, and Not Stockholders, Fix the Size of the Centene Board

Centene’s certificate of incorporation, as amended, and amended and restated by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Centene Board, but in no event will it consist of less than five nor more than 11 directors.

Board Vacancies to Be Filled by Remaining Directors and Not Stockholders

Under Centene’s certificate of incorporation, as amended, and amended and restated by-laws, any vacancy on the Centene Board created by any reason prior to the expiration of the term in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor.

Advance Notice for Stockholder Proposals

Centene’s amended and restated by-laws contain provisions requiring that advance notice be delivered to Centene of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by Centene stockholders in nominating persons for election to the Centene Board. Ordinarily, the stockholder must give notice not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or 70 days after such date, notice by the stockholder must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to the meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made by Centene. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. The Centene Board may reject any proposals that have not followed these procedures.

Limitation on Liability of Directors; Indemnification

Centene’s certificate of incorporation, as amended, provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Centene’s certificate of incorporation, as amended, further provides that any repeal or modification of this limitation of liability by the Centene stockholders shall not adversely affect any right or protection of a director of Centene existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Centene’s certificate of incorporation, as amended, requires that Centene indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the Centene Board. The right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Centene Board may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

The inclusion of these provisions in the Centene certificate of incorporation, as amended, and amended and restated by-laws may have the effect of reducing the likelihood of derivative litigation against Centene’s directors and may discourage or deter Centene or its stockholders from bringing a lawsuit against Centene’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Centene and its stockholders.

General Provisions Related to Centene Preferred Stock

The following is a description of general terms and provisions of the Centene preferred stock. All of the terms of the Centene preferred stock are, or will be contained in Centene’s certificate of incorporation, as amended, or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information.”

The Centene Board is authorized, without further stockholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to ten million shares of preferred stock from time to time. The Centene Board has the discretion to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

•	subject to redemption at such time or times and at such price or prices;
•	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
•	entitled to such rights upon the dissolution of Centene or upon any distribution of Centene’s assets; or
•	convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock of Centene at such price or prices or at such rates of exchange and with such adjustments as the board may determine.

The purpose of authorizing the Centene Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Centene’s outstanding voting stock.

Certain Effects of Authorized but Unissued Stock

Centene may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable Centene to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Centene by means of a proxy contest, tender offer, merger or otherwise. Centene will not solicit approval of its stockholders for issuance of common and preferred stock unless the Centene Board believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

COMPARISON OF RIGHTS OF STOCKHOLDERS
OF CENTENE AND WELLCARE

Both Centene and WellCare are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Centene will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, the WellCare stockholders immediately prior to the effective time of the merger will become Centene stockholders. The rights of the former WellCare stockholders and the Centene stockholders will thereafter be governed by the DGCL and by Centene’s certificate of incorporation, as amended, and Centene’s amended and restated by-laws.

The following description summarizes the material differences between the rights of the stockholders of Centene and WellCare, but the following is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of Centene and WellCare. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 182.

	Rights of Centene Stockholders	Rights of WellCare Stockholders
Authorized Capital Stock	The authorized capital stock of Centene consists of 800,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.	The authorized capital stock of WellCare consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

Centene’s certificate of incorporation provides that a special meeting of Centene stockholders may be called only by (i) the chairman of the Centene Board, if any, (ii) the Centene chief executive officer or (iii) the Centene Board.

WellCare’s amended and restated certificate of incorporation provides that special meetings of WellCare stockholders may only be called by either the affirmative vote of a majority of the total number of directors then in office or by the chief executive officer of WellCare.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors
Centene’s amended and restated by-laws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are record holders on the date of notice and on the record date for the determination of stockholders entitled to vote at such annual meeting to nominate candidates for election to the Centene Board.

WellCare’s third amended and restated bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are record holders on the date of notice and on the record date for the determination of stockholders entitled to vote at such annual meeting to nominate candidates for election to the WellCare Board.

	Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has	Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has

	Rights of Centene Stockholders	Rights of WellCare Stockholders
	given timely notice in proper written form to Centene’s secretary prior to the meeting.	given timely notice in proper written form to WellCare’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to or mailed and received at Centene’s principal executive office not less than the 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or 70 days after such date, notice by the stockholder must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to the meeting or the 10th day following the day on which disclosure of the date of the annual meeting was first made by Centene.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to or mailed and received at WellCare’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 120 days prior to such annual meeting, and not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

In the case of any nomination for election of a director at a special meeting called for the purpose of electing directors, a WellCare stockholder may submit nominations not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Number of Directors
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, with the number of directors fixed by or in the manner provided in the corporation’s bylaws unless the certificate of incorporation fixes the number of directors.

Centene’s certificate of incorporation, as amended, and amended and restated by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Centene Board, but, pursuant to the

WellCare’s third amended and restated bylaws provide that the number of directors which shall constitute the board of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in

	Rights of Centene Stockholders	Rights of WellCare Stockholders

amended and restated by-laws, in no event will it consist of less than five nor more than eleven directors.

There are currently nine positions authorized and nine directors serving on the Centene Board.
office. There are currently eleven positions authorized and eleven directors serving on the WellCare Board.

Election of Directors
The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Centene’s certificate of incorporation, as amended, and amended and restated by-laws provide that the Centene Board is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.

WellCare’s Bylaws provide that in an uncontested election, a director nominee is elected if the votes cast for such nominee’s election by shares present in person or represented by proxy at the meeting and entitled to vote in the election of such directors exceed the votes cast against such nominee’s election by shares present in person or represented by proxy at the meeting and entitled to vote in the election of such directors; provided, however, that in any meeting which the number of nominees exceeds the number of directors to be elected, director nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors.

WellCare does not have a classified board and each director is elected annually.

Removal of Directors
Centene’s certificate of incorporation provides that the affirmative vote of 75% of the outstanding shares of Centene common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required to remove a director, with or without cause.

WellCare’s amended and restated certificate of incorporation provides that any director may be removed, at any time with or without cause at a meeting called for the purpose, only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.

Limitation on Liability of Directors	Centene’s certificate of incorporation provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a	WellCare’s amended and restated certificate of incorporation provides that no director shall be personally liable to WellCare or its stockholders for monetary damages for any breach

	Rights of Centene Stockholders	Rights of WellCare Stockholders
director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
of fiduciary duty as a director, except for liability of a director (1) for any breach of the director’s duty of loyalty to WellCare or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers
Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; except that no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

Centene’s certificate of incorporation requires that Centene indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the Centene Board. The right to

The WellCare amended and restated certificate of incorporation requires WellCare to indemnify and hold harmless to the full extent authorized by the DGCL each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of WellCare or is or was serving at the request of WellCare as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other entity, including service with respect to an employee benefit plan, whether the

Rights of Centene Stockholders	Rights of WellCare Stockholders
indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, against all costs, expenses, liabilities and losses (including attorneys’ fees and related costs, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

The right to indemnification continues as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of WellCare shall be deemed to be serving, or have served, at the request of WellCare.

Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. The board of directors may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

Centene’s amended and restated by-laws generally provide that Centene shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Centene) by reason of the fact that such person is or was a director or officer of Centene, or is or was a

Rights of Centene Stockholders	Rights of WellCare Stockholders

director or officer of Centene serving at the request of Centene as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Centene, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Centene’s amended and restated by-laws generally provide that Centene shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Centene to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Centene, or is or was a director or officer of Centene serving at the request of Centene as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Centene.

Centene’s amended and restated by-laws authorize it to maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against and incurred by such person, whether or not Centene would have the power to indemnify such person against such liability under the DGCL.

	Rights of Centene Stockholders	Rights of WellCare Stockholders

Amendments to Certificate of Incorporation
Under the DGCL, an amendment to the certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Centene’s certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of the shares entitled to vote at an election of directors is required to amend, alter, change or repeal, or adopt any provision of the certificate of incorporation inconsistent with the purpose and intent of, certain designated provisions relating to: (i) the classification of the Centene Board and removal of Centene directors and filling vacancies on the Centene Board and (ii) the ability to amend Centene’s amended and restated by-laws or certificate of incorporation.

WellCare’s certificate of incorporation provides the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of WellCare entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, certain designated provisions relating to: (i) the board of directors, (ii) limitations on liability, (iii) indemnification, (iv) action by written consent/special meetings of stockholders and (v) the ability to amend WellCare’s certificate of incorporation.

Amendments to Bylaws
Centene’s certificate of incorporation, as amended, and amended and restated by-laws provide that the Centene Board may adopt, amend, alter or repeal the Centene by-laws by an affirmative vote of at least a majority of the entire board of directors. In addition, the by-laws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 75% of the voting power of the Centene shares entitled to vote at an election of directors.

WellCare’s certificate of incorporation and bylaws provide that the WellCare Board is expressly authorized to adopt, amend or repeal the bylaws of WellCare and the bylaws of WellCare shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all shares of WellCare entitled to vote generally in the election of directors, voting together as a single class.

Certain Business Combinations
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or certain other exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

	Rights of Centene Stockholders	Rights of WellCare Stockholders
	Centene’s certificate of incorporation does not contain a provision electing not to be governed by Section 203, and so Centene is subject to such provision.	WellCare’s certificate of incorporation does not contain a provision electing not to be governed by Section 203, and so WellCare is subject to such provision.

Stockholder Rights Plan	Centene does not have a stockholder rights plan.	WellCare does not have a stockholder rights plan.

Exclusive Forum
Centene’s amended and restated by-laws generally provide that, unless Centene consents in writing to the selection of an alternative forum, the Court of Chancery of the state of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Centene, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Centene to Centene or to its stockholders, (iii) any action asserting a claim against Centene or any of its directors, officers, employees or agents arising pursuant to any provision of the DGCL or Centene’s certificate of incorporation or amended and restated by-laws, (iv) any action asserting a claim against Centene or any of its directors, officers, employees or agents governed by the internal affairs doctrine or (v) any action to interpret, apply, enforce or determine the validity of Centene’s certificate of incorporation or amended and restated by-laws.

WellCare’s certificate of incorporation generally provides that, unless WellCare consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of WellCare, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of WellCare to WellCare or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, WellCare’s certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the state of Delaware.

LEGAL MATTERS

The validity of the Centene common stock has been passed upon for Centene by Keith Williamson, Executive Vice President, General Counsel and Secretary to Centene.

EXPERTS

The consolidated financial statements of Centene and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of KPMG LLP as an expert in accounting and auditing.

The consolidated financial statements of WellCare Health Plans, Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, incorporated in this joint proxy/prospectus by reference from WellCare Health Plans Inc.’s Annual Report on Form 10-K, and the effectiveness of internal control over financial reporting, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York) and subsidiaries as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, incorporated in this joint proxy/prospectus supplement by reference from Centene’s Current Report on Form 8-K dated March 26, 2018, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Caidan Enterprises, Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of Plante & Moran, PLLC, as independent auditors, and upon the authority of Plante & Moran, PLLC as an expert in accounting and auditing.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Centene

Under SEC rules, a stockholder who wishes to present a proposal, including nomination of a director, for inclusion in Centene’s proxy statement for Centene’s 2020 Annual Meeting of Stockholders must submit the proposal in writing to Keith H. Williamson, Centene’s Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, before November 12, 2019. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at Centene’s 2020 Annual Meeting of Stockholders pursuant to Centene’s By-Laws (and not under SEC rules). In that case, the proposal would not be required to be included in Centene’s proxy statement for Centene’s 2020 Annual Meeting of Stockholders and the proposal must be received by Centene’s Secretary not less than 120 days nor more than 150 days before the first anniversary of Centene’s 2019 Annual Meeting of Stockholders. This notice must include the information required by the provisions of Centene’s By-Laws, a copy of which may be obtained by writing to Centene’s Secretary at the address specified above. The deadline for delivery of a stockholder proposal pursuant to Centene’s By-Laws would be between November 25, 2019 and December 25, 2019. Please be aware that merely submitting a proposal to Centene is not a guarantee that it will either be included in its 2020 proxy statement or considered at Centene’s 2020 Annual Meeting of Stockholders.

Centene has not set a date for Centene’s 2020 Annual Meeting of Stockholders. If the date of Centene’s 2020 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from April 23, 2020, Centene will inform Centene stockholders, in Centene’s earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals.

WellCare

Under SEC rules, a stockholder who wishes to present a proposal, including nomination of a director, for inclusion in Centene’s proxy statement for WellCare’s 2020 Annual Meeting of Stockholders must submit the proposal in writing to Anat Hakim, WellCare’s Secretary, at 8735 Henderson Road, Tampa, Florida 33634, no later than December 9, 2019. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at WellCare’s 2020 Annual Meeting of Stockholders pursuant to WellCare’s Bylaws (and not under SEC rules). In that case, the proposal would not be required to be included in WellCare’s proxy statement for WellCare’s 2020 Annual Meeting of Stockholders and the proposal must be received by Centene’s Secretary not less than 90 days nor more than 120 days before the first anniversary of WellCare’s 2019 Annual Meeting of Stockholders. This notice must include the information required by the provisions of WellCare’s Bylaws, a copy of which may be obtained by writing to WellCare’s Secretary at the address specified above. The deadline for delivery of a stockholder proposal pursuant to WellCare’s Bylaws would be between January 22, 2020 and February 21, 2020. Please be aware that merely submitting a proposal to WellCare is not a guarantee that it will either be included in its 2020 proxy statement or considered at WellCare’s 2020 Annual Meeting of Stockholders.

WellCare has not set a date for WellCare’s 2020 Annual Meeting of Stockholders. If the date of WellCare’s 2020 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from May 22, 2020, WellCare will inform WellCare stockholders, in WellCare’s earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals.

WellCare intends to hold a 2020 Annual Meeting of Stockholders only if the merger has not already been completed by, or shortly after, the time at which WellCare’s 2020 Annual Meeting of Stockholders would normally take place.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Centene and WellCare will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, Attn: Investor Relations, or contact Centene by telephone at (314) 725-4477, or to Investor Relations, WellCare Health Plans, Inc., 8735 Henderson Road, Renaissance One, Tampa, Florida 33634, or contact WellCare Investor Relations by telephone at (813) 290-6200.

WHERE YOU CAN FIND MORE INFORMATION

Centene and WellCare file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Centene and WellCare, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Centene has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Centene common stock to be issued to WellCare stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Centene and WellCare, respectively. The rules and regulations of the SEC allow Centene and WellCare to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Centene and WellCare to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Centene and WellCare have previously filed with the SEC.

Centene

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019;
•	Current Reports on Form 8-K filed on May 7, 2019, May 3, 2019, April 24, 2019, March 27, 2019, February 7, 2019, February 4, 2019 and January 29, 2019;
•	Exhibit 99.1 to Centene’s Current Report on Form 8-K filed on March 26, 2018;
•	Exhibit 99.1 to Centene’s Current Report on Form 8-K filed on April 30, 2018; and
•	Any description of shares of Centene common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

WellCare

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019;
•	Current Reports on Form 8-K filed on March 27, 2019 and February 25, 2019;
•	Exhibit 99.4 to WellCare’s Current Report on Form 8-K filed on August 6, 2018; and
•	Exhibits 99.2 and 99.3 to WellCare’s Current Report on Form 8-K/A filed on October 30, 2018.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Centene and WellCare incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Centene special meeting and the WellCare special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Centene or WellCare, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:

Centene 7700 Forsyth Boulevard St. Louis, Missouri 63105 Telephone: (314) 725-4477	WellCare 8735 Henderson Road, Renaissance One Tampa, Florida 33634 Telephone: (813) 290-6200

These documents are available from Centene or WellCare, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Centene and WellCare at their Internet websites at www.centene.com and www.wellcare.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Morrow Sodali, LLC or Saratoga Proxy Consulting LLC, Centene’s proxy solicitors, or Innisfree M&A Incorporated, WellCare’s proxy solicitor, at the following addresses and telephone numbers:

For Centene Stockholders: Morrow Sodali, LLC 470 West Avenue Stamford, CT 06902 (800) 662-5200 (toll-free) (203) 658-9400 (collect) Email: cnc@morrowsodali.com	For WellCare Stockholders: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 +1 (888) 750-5834 (toll-free) +1 (212) 750-5833 (collect)

or

Saratoga Proxy Consulting LLC
520 8th Avenue, Floor 14L
New York, NY 10018
(888) 368-0379 (toll-free)
(212) 257-1311 (collect)
Email: info@saratogaproxy.com

If you are a stockholder of WellCare or Centene and would like to request documents, please do so by June 17, 2019 to receive them before your respective company’s special meeting. If you request any documents from Centene or WellCare, Centene or WellCare, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Centene or WellCare, as the case may be, receives your request.

This joint proxy statement/prospectus is a prospectus of Centene and is a joint proxy statement of Centene and WellCare for the Centene special meeting and the WellCare special meeting. Neither Centene nor WellCare has authorized anyone to give any information or make any representation about the merger or Centene or WellCare that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Centene or WellCare has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CENTENE CORPORATION,

WELLINGTON MERGER SUB I, INC.,

WELLINGTON MERGER SUB II, INC.

and

WELLCARE HEALTH PLANS, INC.

Dated as of March 26, 2019

A-i

A-ii

Exhibits

Exhibit A        Required Filings and Required Consents

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 26, 2019 (this “Agreement”), is made and entered into by and among Centene Corporation, a Delaware corporation (“Parent”), Wellington Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub I”), Wellington Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and WellCare Health Plans, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Subs, the “Parties”).

RECITALS:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions hereof;

WHEREAS, it is proposed that, on the terms and subject to the conditions hereof, Merger Sub I merge with and into the Company, with the Company continuing as the Surviving Corporation;

WHEREAS, it is proposed that the Surviving Corporation merge with and into Merger Sub II, with Merger Sub II continuing as the Final Surviving Company;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is, and be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board unanimously has (a) approved and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (b) determined that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (c) directed that this Agreement be submitted to the Company Stockholders for adoption and (d) resolved to recommend that the Company Stockholders adopt this Agreement; and

WHEREAS, the Parent Board unanimously has (a) approved and declared advisable this Agreement and the consummation of the Mergers, the Parent Stock Issuance and the other transactions contemplated hereby, (b) directed that the Parent Stock Issuance be submitted to the Parent Stockholders for approval and (c) resolved to recommend that the Parent Stockholders approve the Parent Stock Issuance.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGERS

Section 1.1 Closing. The consummation of the First Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, at 9:00 a.m., New York City time, on the later of (a) the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Article VI (except for any condition that by its nature is to be satisfied at the Closing but subject to the satisfaction or waiver of any such condition) and (b) the earlier of (1) the date during the Marketing Period to be specified by Parent in writing on no fewer than two (2) Business Days’ notice to the Company (provided that such date may be conditioned on the simultaneous completion of the Financing) and (2) the second Business Day following the final day of the Marketing Period, unless another date, time or place is agreed to in writing by Parent and the Company. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.2 The First Merger.

(a) Surviving Corporation. On the terms and subject to the conditions hereof, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the First Effective Time, Merger Sub I shall be merged with and into the Company (the “First Merger”). By virtue of the First Merger, at the First Effective Time, the separate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation in the First Merger (the “Surviving Corporation”).

(b) First Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger (the “Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The First Merger shall become effective at the time the Company duly files the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the First Merger becomes effective, the “First Effective Time”).

(c) Effects of the First Merger. The First Merger shall have the effects set forth herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the First Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the Liabilities of the Company and Merger Sub I.

(d) Certificate of Incorporation and Bylaws. At the First Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub I in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “WellCare Health Plans, Inc.” and (ii) the bylaws of the Surviving Corporation shall be amended and restated to be the bylaws of Merger Sub I in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “WellCare Health Plans, Inc.”

(e) Directors and Officers of the Surviving Corporation. As of the First Effective Time, (i) the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the Surviving Corporation.

Section 1.3 Second Merger.

(a) Final Surviving Company. On the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”). By virtue of the Second Merger, at the Second Effective Time, the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving corporation in the Second Merger (the “Final Surviving Company”).

(b) Second Effective Time. Immediately after the First Effective Time, Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger (the “Second Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The Second Merger shall become effective at the time that Merger Sub II duly files the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Second Certificate of Merger (the time the Second Merger becomes effective, the “Second Effective Time”).

(c) Effects of the Second Merger. The Second Merger shall have the effects set forth herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Second Effective Time, the Final Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the Liabilities of the Surviving Corporation and Merger Sub II.

(d) Certificate of Incorporation and Bylaws. At the Second Effective Time, (i) the certificate of incorporation of the Final Surviving Company shall be the same as the certificate of incorporation of Merger Sub II in effect immediately prior to the Second Effective Time, except that the name of the Final Surviving Company shall be amended to be “WellCare Health Plans, Inc.”, and (ii) the bylaws of the Final Surviving Company shall be the same as the bylaws of Merger Sub II in effect immediately prior to the Second Effective Time, except that the name of the Final Surviving Company shall be amended to be “WellCare Health Plans, Inc.”

(e) Effect on Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or any other Person, (i) all shares of common stock, par value $0.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be paid with respect thereto and (ii) all shares of common stock, par value $0.01 per share, of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding.

ARTICLE II
EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock of the Company and Merger Sub.

(a) At the First Effective Time, by virtue of the First Merger and without any action by any Party or any other Person (including the Company Stockholders or the Parent Stockholders):

(i) all shares of Company Common Stock that are owned of record or Beneficially Owned by Parent, either Merger Sub or the Company (including shares held as treasury stock or otherwise) immediately prior to the First Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (except for shares of Company Common Stock to be canceled under Section 2.1(a)(i) and Appraisal Shares) (each, a “Converted Share”) shall be (1) automatically canceled and shall cease to exist and (2) converted into the right to receive (A) subject to Section 2.3, 3.38 (such ratio, as may be adjusted under Section 2.2, the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock and (B) $120.00 in cash, without interest (such amount of cash, as may be adjusted under Section 2.2, the “Per-Share Cash Amount” and, the foregoing clauses (A) and (B), collectively, the “Merger Consideration”); and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) As of the First Effective Time, each holder of (i) a certificate that immediately prior to the First Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights related thereto, except (subject to Section 2.4) the right to receive the Merger Consideration, subject to compliance with Section 2.5, any cash in lieu of fractional shares under Section 2.3 and any dividends or other distributions payable under Section 2.5(d).

Section 2.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, from the date hereof until the earlier of (a) the First Effective Time and (b) any termination hereof under Article VII, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within such period, then the Exchange Ratio (and the Per-Share Cash Amount in the case of any such action related to Company Common Stock) and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by Section 2.1 and Section 2.7 prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision hereof.

Section 2.3 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of any Converted Share into the right to receive the Merger Consideration under Section 2.1(a)(ii), and such fractional shares shall not entitle the holder thereof to (a) any whole or fractional share of Parent Common Stock, (b) vote any whole or fractional share of Parent Common Stock or (c) any other rights of a holder of shares of Parent Common Stock. The Exchange Agent, acting as agent for the holders of Converted Shares that otherwise would be entitled to receive fractional shares of Parent Common Stock under Section 2.1(a)(ii), shall aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed under Section 2.1(a)(ii) and cause them to be sold on the NYSE at then-prevailing prices, and each holder of Converted Shares that otherwise would have been entitled to receive a fraction of a share of Parent Common Stock under Section 2.1(a)(ii) shall, in lieu thereof, be entitled to receive from the proceeds from such sales by the Exchange Agent, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds of such sales. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Converted Shares in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Converted Shares entitled to receive such cash.

Section 2.4 Appraisal Shares. As used herein, “Appraisal Share” means any share of Company Common Stock that is outstanding immediately prior to the First Effective Time and that is held by any Person who is entitled to demand and properly demands appraisal of such share of Company Common Stock in accordance, and who complies in all respects, with Section 262 of the DGCL (“Section 262”). At the First Effective Time, (a) by virtue of the First Merger and without any action on the part of any Party or any other Person (including the Company Stockholders and the Parent Stockholders), each Appraisal Share shall be automatically canceled and shall cease to exist and (b) each holder of an Appraisal Share shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Share under Section 262; provided, however, that, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 for such Appraisal Share, (i) the right of such holder to be paid the fair value of such Appraisal Share shall cease, such Appraisal Share shall cease to be an Appraisal Share and shall be referred to herein as a “Subsequently Converted Share” and (ii) such Subsequently Converted Share shall be deemed to be a Converted Share. The Company shall provide prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served under Section 262. Parent shall have the right to participate in and direct and control all negotiations and Actions related to such demands. Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent, make any payment related to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or agree to do any of the foregoing.

Section 2.5 Exchange of Company Common Stock.

(a) Prior to the First Effective Time, Parent shall enter into a customary exchange agent agreement with a financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”).

(b) (i) At or prior to the First Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent (1) the aggregate number of whole shares of Parent Common Stock, assuming the effect of Section 2.3, into which Converted Shares are to be converted under Section 2.1(a)(ii)(2)(A) and (2) an amount of cash necessary to pay the cash portion of the Merger Consideration under Section 2.1(a)(ii)(2)(B), and (ii) after the First Effective Time, on the appropriate payment date, if applicable, Parent shall deposit or cause to be deposited with the Exchange Agent an amount of cash equal to the amount of any dividends or other distributions payable under Section 2.5(d) on the shares of Parent Common Stock deposited under the foregoing clause (1) (such shares of Parent Common Stock and cash deposited with the Exchange Agent under the foregoing clauses (i) and (ii), the “Exchange Fund”). If any Appraisal Share becomes a Subsequently Converted Share, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for addition to the Exchange Fund, (A) the aggregate number of whole shares of Parent Common Stock, assuming the effect of Section 2.3, into which such Subsequently Converted Shares were converted under Section 2.1(a)(ii) and Section 2.4, (B) the aggregate amount of cash into which such Subsequently Converted Shares were converted under Section 2.1(a)(ii) and Section 2.4 and (C) on the appropriate payment date, if applicable, an amount of cash equal to the amount of any dividends or other distributions payable under Section 2.5(d) on the shares of Parent Common Stock deposited under the foregoing clause (A). The Parties intend that the Exchange Agent shall deliver the Merger Consideration to the holders of Converted Shares and Subsequently Converted Shares out of the Exchange Fund under the exchange agent agreement contemplated by Section 2.5(a). Except as provided in Section 2.5(i), the Parties intend that the Exchange Fund shall not be used for any other purpose.

(c) Exchange Procedures.

(i) Certificates. Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable (and in no event more than five (5) Business Days) after the First Effective Time, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration under Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu thereof under Section 2.5(h)) and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Prior to such mailing, Parent shall cause the Exchange Agent to provide the Company with a reasonable opportunity to comment on the form of such letter of transmittal and such instructions. Upon surrender of a Certificate for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof under Section 2.5(h)), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as reasonably practicable, (A) cash in an amount equal to the Per-Share Cash Amount multiplied by the number of shares of Company Common Stock previously represented by such Certificate, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive for the shares of Company Common Stock represented by such Certificate under Section 2.1(a)(ii) (after taking into account all other Certificates surrendered by such holder under this Section 2.5(c)(i)), (C) any dividends or other distributions payable under Section 2.5(d)(i) and (D) cash in lieu of fractional shares of Parent Common Stock payable under Section 2.3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax was paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate hereunder.

(ii) Book-Entry Shares. Notwithstanding anything herein to the contrary, any holder of a Book-Entry Share that is a Converted Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares that are Converted Shares shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the First Effective Time, (1) cash in an amount equal to the Per-Share Cash Amount multiplied by the number of Converted Shares previously represented by such Book-Entry Shares, (2) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive for such Converted Shares under Section 2.1(a)(ii), (3) any dividends or distributions payable under Section 2.5(d)(ii) and (4) cash in lieu of fractional shares of Parent Common Stock payable under Section 2.3. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(d) Distributions Related to Unexchanged Shares.

(i) No dividends or other distributions on shares of Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder under Section 2.3, until the surrender of such Certificate (or affidavit of loss in lieu thereof) under this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) by the Exchange Agent at the time of delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i), the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time theretofore paid by Parent and (B) by Parent at the appropriate payment date, the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i).

(ii) Subject to applicable Law, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for Book-Entry Shares under this Article II, without interest, (A) by the Exchange Agent at the time of delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(ii), the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time theretofore paid by Parent and (B) by Parent at the appropriate payment date, the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time but prior to the time of such delivery by the Exchange Agent under Section 2.5(c)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent under Section 2.5(c)(ii).

(e) The Merger Consideration issued and paid under this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (except for the right to receive dividends or other distributions, if any, under Section 2.5(d), and the right to receive cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.3). After the First Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Common Stock for nine (9) months after the First Effective Time shall be delivered to the Surviving Entity, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration and any dividends or distributions on shares of Parent Common Stock as contemplated by Section 2.5(d). Any portion of the Merger Consideration provided to the Exchange Agent under Section 2.5(b) to pay for any Subsequently Converted Share shall be delivered to Parent promptly (and in any event within two (2) Business Days) of Parent’s demand to the Exchange Agent therefor; provided that, in such case, until nine (9) months after the First Effective Time, Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be delivered for such Subsequently Converted Share.

(g) None of Parent, Merger Subs, the Surviving Entity or the Exchange Agent shall be liable to any Person for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official under any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Entity related to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof under Section 2.5(d) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(i) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock. Any interest, gains and other income resulting from such investments (net of any losses) shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(j) Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as required to be deducted and withheld related to the making of such payment under applicable Law related to Taxes. Any amount deducted or withheld under this Section 2.5(j) shall be treated as having been paid to the Person for which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required by applicable Law.

Section 2.6 Further Assurances. If, at any time after the First Effective Time, the Surviving Entity determines that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any right, property or asset of either of the Company or (if applicable) Merger Sub I acquired or to be acquired by the Surviving Entity as a result of, or in connection with, either Merger or otherwise to carry out this Agreement, then the agents of the Surviving Entity shall be authorized to take all such actions as any such agents deems necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the purposes hereof.

Section 2.7 Stock-Based Awards.

(a) 2017 Company RSUs. As of the First Effective Time, each Company RSU that was granted during or prior to the 2017 calendar year and is outstanding immediately prior to the First Effective Time (each, a “2017 Company RSU”), whether vested or unvested, shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1 on the same terms and conditions as outstanding shares of Company Common Stock. The Merger Consideration payable pursuant to this Section 2.7(a) shall be paid to the holders of such 2017 Company RSUs as soon as practicable following the First Effective Time and in no event later than five (5) Business Days following the First Effective Time; provided that, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(b) Company Director RSUs. As of the First Effective Time, each Company Director RSU that is outstanding immediately prior to the First Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1 on the same terms and conditions as outstanding shares of Company Common Stock. The Merger Consideration payable pursuant to this Section 2.7(b) shall be paid to the holders of such Company Director RSUs as soon as practicable following the First Effective Time and in no event later than five (5) Business Days following the First Effective Time; provided that, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(c) 2018 and Subsequent Company RSUs. As of the First Effective Time, each Company RSU that is not a 2017 Company RSU or a Company Director RSU and is outstanding immediately prior to the First Effective Time (each such Company RSU, a “2018 Company RSU”) shall be converted into a restricted stock unit (each, an “Adjusted RSU”) with the same terms and conditions as were applicable to such 2018 Company RSU immediately prior to the First Effective Time (including with respect to vesting and termination-related vesting provisions) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such 2018 Company RSU immediately prior to the First Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(d) 2017 Company PSUs and Company Shareholder Return PSUs. As of the First Effective Time, each Company PSU and Company Shareholder Return PSU that was granted during or prior to the 2017 calendar year and is outstanding immediately prior to the First Effective Time (each, a “2017 Company PSU”), whether vested or unvested, shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1 on the same terms and conditions as were applicable to outstanding shares of Company Common Stock immediately prior to the First Effective Time, with the achievement of the performance-based vesting metrics applicable to each 2017 Company PSU based on the achievement of the applicable performance metrics at the actual level of performance through the Closing Date, as determined in good faith and consistent with past practice by the Company Board or a committee thereof (and taking into account any shortened performance period and the information available to the Company Board or the applicable committee thereof at the time of such determination). The Merger Consideration payable pursuant to this Section 2.7(d) shall be paid to the holders of such 2017 Company PSUs as soon as practicable following the First Effective Time and in no event later than five (5) Business Days following the First Effective Time; provided that, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(e) 2018 Company PSUs and Company Shareholder Return PSUs. As of the First Effective Time, each Company PSU and Company Shareholder Return PSU that was granted during the 2018 calendar year and is outstanding immediately prior to the First Effective Time (each, a “2018 Company PSU”) shall be converted into a restricted stock unit (each, a “2018 Adjusted PSU”) with the same terms and conditions as were applicable to such 2018 Company PSU immediately prior to the First Effective Time (except that the performance-based vesting conditions applicable to such 2018 Company PSU immediately prior to the First Effective Time shall not apply from and after the First Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such 2018 Company PSU immediately prior to the First Effective Time based on the achievement of the applicable performance metrics at the actual level of performance through the Closing Date, as determined in good faith and consistent with past practice by the Company Board or a committee thereof (and taking into account any shortened performance period and the information available to the Company Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(f) 2019 Company PSUs. As of the First Effective Time, each Company PSU that was granted during the 2019 calendar year or thereafter and is outstanding immediately prior to the First Effective Time (each, a “2019 Company PSU”) shall be converted into a restricted stock unit (each, a “2019 Adjusted PSU”) with the same terms and conditions as were applicable to such 2019 Company PSU immediately prior to the First Effective Time (except that the performance-based vesting conditions applicable to such 2019 Company PSU immediately prior to the First Effective Time shall not apply from and after the First Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such 2019 Company PSU immediately prior to the First Effective Time with the achievement of the applicable performance metrics deemed achieved at the target level of performance, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(g) 2019 Company Shareholder Return PSUs. As of the First Effective Time, each Company Shareholder Return PSU that was granted during the 2019 calendar year or thereafter and is outstanding immediately prior to the First Effective Time (each, a “2019 Company Shareholder Return PSU”) shall be converted into a restricted stock unit (each, an “Adjusted Shareholder Return PSU”) with the same terms and conditions as were applicable to such 2019 Company Shareholder Return PSU immediately prior to the First Effective Time (except that the performance-based vesting conditions applicable to such 2019 Company Shareholder Return PSU immediately prior to the First Effective Time shall not apply from and after the First Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such 2019 Company Shareholder Return PSU immediately prior to the First Effective Time based on the achievement of the applicable performance metrics at the actual level of performance through the Closing Date, as determined in good faith and consistent with past practice by the Company Board or a committee thereof (and taking into account any shortened performance period and the information available to the Company Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(h) Company Actions. Prior to the First Effective Time, the Company Board or a committee thereof with necessary authority shall take actions (including adopting resolutions) as may be necessary or desirable to provide for or give effect to the transactions contemplated by this Section 2.7. Prior to any such adoption, the Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions. No later than three (3) Business Days prior to the date that the Company provides its calculations as to the achievement of the performance metrics applicable to the 2017 Company PSUs, 2018 Company PSUs and 2019 Company Shareholder Return PSUs to the Company Board or a committee thereof, the Company shall provide such calculations to Parent. The Company shall consider in good faith any reasonable comments or adjustments to such calculations by Parent prior to providing such calculations to the Company Board or a committee thereof.

(i) Parent Actions. Parent shall take such actions as are necessary for the grant of the Adjusted RSUs, 2018 Adjusted PSUs, 2019 Adjusted PSUs and Adjusted Shareholder Return PSUs pursuant to this Section 2.7, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.7. As soon as reasonably practicable following the First Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to the Adjusted RSUs, 2018 Adjusted PSUs, 2019 Adjusted PSUs, and Adjusted Shareholder Return PSUs.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents publicly filed with or publicly furnished to the SEC from January 1, 2018 to the date prior to the date hereof (collectively, the “Pre-Signing Company Reports”) (excluding, in each case, (i) any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Company Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Pre-Signing Company Report that is predictive or forward-looking in nature and (ii) any exhibit to any such Pre-Signing Company Report (provided, however, that any disclosure in any such Pre-Signing Company Report shall not qualify the representations and warranties in Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.2(f), Section 3.3, Section 3.4, Section 3.20 and Section 3.21 and in the first sentence of each of Section 3.2(d), Section 3.8(d), Section 3.9(a), Section 3.14(a) and Section 3.15(a))) or (b) subject to Section 8.14(k), the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subs as follows:

Section 3.1 Organization; Good Standing; Corporate Power; Company Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(b) The Company’s Constituent Documents that are in effect on the date hereof are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database. The Company’s Constituent Documents are in full force and effect, and the Company is not in violation of any of its Constituent Documents.

(c) Section 3.1(c) of the Company Disclosure Schedule lists all of the Company’s Significant Subsidiaries as of the date hereof, including each Company Significant Subsidiary’s jurisdiction of incorporation, formation or organization. Each Company Significant Subsidiary and each Company Regulated Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its business as currently conducted, except where the failure to be so duly incorporated, duly organized or formed, validly existing or in good standing as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Significant Subsidiary and each Company Regulated Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary. As used herein, “Company Subsidiary” means each Subsidiary of the Company and together with the Company, the “Company Entities,” and “Company Significant Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X.

(d) Each Company Significant Subsidiary’s and each Company Regulated Subsidiary’s Constituent Documents are in full force and effect, and no Company Significant Subsidiary is in violation of any of its Constituent Documents.

(e) Prior to the date hereof, the Company has made available to Parent correct and complete copies of the Constituent Documents of each material Company Subsidiary that is not wholly owned by one (1) or more Company Entities.

Section 3.2 Company Capitalization.

(a) The authorized capital stock of the Company is (i) 100,000,000 shares of Company Common Stock, and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).

(b) As of the close of business on March 21, 2019 (the “Capitalization Date”), there were (i) 50,302,215 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding, (iii) no shares of Company Common Stock owned by the Company as treasury stock, (iv) 845,893 shares of Company Common Stock reserved for issuance under outstanding awards and rights under the Company Stock Plan, of which (1) 423,890 shares of Company Common Stock related to outstanding Company PSUs (assuming achievement of the applicable performance metrics at the target level), (2) 162,233 shares of Company Common Stock related to outstanding Company Shareholder Return PSUs (assuming achievement of the applicable performance metrics at the target level), (3) 251,742 shares of Company Common Stock related to outstanding Company RSUs, and (4) 8,028 shares of Company Common Stock related to outstanding Company Director RSUs, and (v) 591,024 shares of Company Common Stock reserved for issuance for future awards under the Company Stock Plan (assuming achievement of the applicable performance metrics at the maximum performance level). Since the close of business on the Capitalization Date through the date hereof, the Company has not issued or granted any Company Equity Awards, and the Company has not issued any shares of Company Common Stock, except in satisfaction of the vesting or exercise of (in each case, under their respective terms) any Company Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Company Common Stock, together with the outstanding Equity Securities of the Company described by the foregoing clauses (i)–(v) of the foregoing sentence, the “Outstanding Company Equity Securities”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other antidilutive rights. Except for (x) the Outstanding Company Equity Securities and (y) Equity Securities of the Company issued on or after the date hereof to the extent permitted by Section 5.1(b)(ii), no Equity Securities in the Company are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any shares of Company Capital Stock.

(c) Except for acquisitions, or deemed acquisitions, of Company Common Stock or other Equity Securities in the Company in connection with (i) required Tax withholding in connection with the vesting of Company Equity Awards and (ii) forfeitures of Company Equity Awards, no Company Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities in any Company Entity.

(d) There is no Indebtedness of any Company Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Company Stockholders or any holder of Equity Securities in any Company Entity may vote. There are no stockholder agreements, voting trusts or other Contracts to which any Company Entity is a party related to the voting, registration or disposition of, or that restricts the transfer of, any Equity Securities in any Company Entity.

(e) The Company owns of record or Beneficially Owns all of the outstanding Equity Securities in each Company Subsidiary, and all of the outstanding Equity Securities in each Company Subsidiary are owned of record by a Company Entity, in each case, free and clear of any Lien thereon (other than Permitted Liens). All outstanding Equity Securities in the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the outstanding Equity Securities in the Company Subsidiaries and the passive ownership, in the ordinary course of business, of Equity Securities listed on a national securities exchange, no Company Entity owns of record or Beneficially Owns any Equity Securities in any Person (including the Company) valued in excess of $100,000. No Company Entity is obligated to form, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person, in each case, in excess of $100,000 (except for any Company Subsidiary that is wholly owned by one (1) or more Company Entities).

(f) Section 3.2(f) of the Company Disclosure Schedule lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (i) the holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (iii) the name of the Company Stock Plan under which the award was granted and (iv) the date of grant and vesting terms.

Section 3.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, subject to the adoption hereof by the holders of a majority of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The Company’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and, assuming the accuracy of the representations and warranties in the last sentence of Section 4.3(a) and, for the First Merger, obtainment of the Company Stockholder Approval, consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the Company’s part. The Company has duly executed and delivered this Agreement and, assuming Parent’s and Merger Subs’ respective due authorization, execution and delivery hereof, this Agreement is the Company’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (the “Bankruptcy and Equitable Exceptions”). Assuming the accuracy of the representations and warranties in the last sentence of Section 4.3(a), the Company Stockholder Approval is the only approval of holders of any shares of Company Capital Stock or any Equity Securities in any Company Entity necessary to adopt this Agreement and approve the First Merger or the other transactions contemplated hereby.

(b) At a meeting duly called and held, the Company Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolving to recommend that the Company Stockholders adopt this Agreement (the “Company Recommendation”). Subject to Section 5.4, the Company Board has not rescinded, modified or withdrawn such resolutions in any way. Assuming the accuracy of the representations and warranties in the last sentence of Section 4.3(a), such resolutions are sufficient to render inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby, the restrictions of Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Mergers and the other transactions contemplated hereby. The Company is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or device that is applicable to the First Merger.

(c) Assuming the accuracy of the representations and warranties in the last sentence of Section 4.3(a), no restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) are applicable to the Mergers or the other transactions contemplated hereby.

(d) Neither the Company nor any of its “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, or at any time during the three (3) years prior to and including the date hereof has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent.

Section 3.4 No Conflicts; Consents and Approvals.

(a) The Company’s execution and delivery hereof does not, the Company’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of the Company, any Company Significant Subsidiary or any Company Regulated Subsidiary, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 3.4(b) and obtainment of the Company Stockholder Approval and the Parent Stockholder Approval, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of a Company Entity under, any Contract to which any Company Entity is a party or by which any asset of a Company Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company’s execution and delivery hereof does not, the Company’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Company Entity to make any registration, declaration, notice, report, submission, application or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, authorization or Order (each, a “Consent”) of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Joint Proxy Statement in preliminary and definitive form;

(ii) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware;

(iii) the Filings required by the Exchange Act, the Securities Act, the rules and regulations of the NYSE or state securities or “blue-sky” Laws;

(iv) the Filings and Consents listed in Section 3.4(b)(iv) of the Company Disclosure Schedule (the “Specified Filings and Consents”);

(v) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Company with the SEC since December 31, 2016 (collectively, together with any documents filed with or furnished to the SEC during such period by the Company to the SEC on a voluntary basis and excluding the

Joint Proxy Statement, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Company SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Company SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or has at any time since December 31, 2016, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”) (i) have been prepared from the books and records of the Company Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Company Entities’ consolidated financial position as at the respective dates thereof and the Company Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which are material to the Companies Entities, taken as a whole)). Except as required by GAAP and disclosed in the Company SEC Documents, between December 31, 2018 and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies.

(c) The Company is, and since December 31, 2016 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) The Company has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities. The Company has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting, and Section 3.5(d) of the Company Disclosure Schedule summarizes any such disclosure made after December 31, 2018. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents, to the Company’s Knowledge none of the Company SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations or, to the Company’s Knowledge, any SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or, to the Company’s Knowledge, threatened, in each case under this sentence, related to any accounting practices of any Company Entity.

(e) To the Company’s Knowledge, since December 31, 2016, none of the Company Entities or any of their respective controlled Affiliates or Representatives have received any written complaint, allegation, assertion or claim that any Company Entity has engaged in questionable accounting or auditing practices.

(f) No Company Entity is a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Company Entity), or any director, manager or officer, of any Company Entity, or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, director, manager or officer, in each case, that is required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

(g) No Company Entity has any liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent or otherwise, due or to become due (“Liabilities”), except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements, (ii) for any Liability (other than any Liability for any breach of Contract or breach of warranty, tort or violation of Law or related to any Action or that is an environmental Liability or clean-up obligation) incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements or (iii) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Company Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.

(h) For each Company Regulated Subsidiary that submits statutory financial statements to an applicable Governmental Authority, prior to the date hereof, (i) the Company has made available to Parent correct and complete copies of the statutory financial statements of such Company Regulated Subsidiary as filed with the applicable Governmental Authorities for the year ended December 31, 2018 and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto (together, the “Company Subsidiary SAP Statements”) or (ii) the Company Subsidiary SAP Statements are otherwise publicly available. The Company Subsidiary SAP Statements were prepared from the books and records of the applicable Company Regulated Subsidiary, fairly present, in all material respects, the respective statutory financial condition of such Company Regulated Subsidiary at the respective dates thereof, and the statutory results of operations for the periods then ended under Applicable SAP applied on a consistent basis in all material respects throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

(i) For each Company Regulated Subsidiary that does not produce statutory financial statements but submits financial statements to an applicable Governmental Authority, prior to the date hereof, the Company has made available to Parent correct and complete copies of the financial statements of such Company Regulated Subsidiary, as filed with the applicable domestic regulators since December 31, 2018 and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto (the “Company Subsidiary Statements”). The Company Subsidiary Statements fairly present, in all material respects, the respective financial condition of each such Company Regulated Subsidiary at the respective dates thereof, and the results of operations for the periods then ended under applicable accounting rules applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

(j) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (ii) the Joint Proxy Statement, at the date it or any amendment or supplement is mailed to the Parent Stockholders or the Company Stockholders and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that the Company does not make any representation or warranty with respect to any such information to the extent it expressly relates to any other Party or such other Party’s controlled Affiliates or any of its Representatives.

Section 3.6 Absence of Certain Changes or Events. Since December 31, 2018 through the date hereof, (a) except for the Company’s negotiation of, and entry into, this Agreement and the consummation of the transactions contemplated hereby, the Company Entities have conducted their businesses (taken as a whole) in the ordinary course of business in all material respects, and (b) neither a Company Material Adverse Effect nor any event, change, effect, development or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect has occurred.

Section 3.7 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no, and since December 31, 2016 have been no, Actions pending or, to the Company’s Knowledge, threatened against any Company Entity or any officer, director, employee or agent thereof in his, her or its capacity as such, and (b) none of the Company Entities, or, to the Company’s Knowledge, any of their respective officers, directors, employees or agents in their respective capacity as such, are subject to, or since December 31, 2016 have been subject to, any outstanding Order.

Section 3.8 Compliance with Laws; Permits.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Entity is, and since December 31, 2015 has been, in compliance with all applicable Laws, (ii) since December 31, 2015, no Company Entity has received any written notice alleging that any Company Entity has violated any applicable Law and (iii) to the Company’s Knowledge, no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Company Entity under any applicable Law.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Entity holds, and since December 31, 2015 has held, all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits are and have been valid, subsisting and in full force and effect;

(ii) each Company Entity is, and since December 31, 2015 has been, in compliance with all such Permits, and to the Company’s Knowledge, no event has occurred since December 31, 2015 through the date hereof that reasonably would constitute a default or violation of any such Permit;

(iii) there are no, and since December 31, 2015 have been no, Actions pending or, to the Company’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and

(iv) no Company Entity has, since December 31, 2015, received any written notice alleging that any Company Entity is not in compliance with, or has violated, any such Permit, notifying any Company Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) since December 31, 2015, no Company Entity, and to the Company’s Knowledge no officer, director or manager of a Company Entity, has entered into or been a party to any Contract (including any settlement or corporate integrity agreement) with any Governmental Authority arising from any actual or alleged violation of any applicable Law (except for the 2011 Corporate Integrity Agreement);

(ii) (1) no Company Entity, and to the Company’s Knowledge no officer, director or manager of a Company Entity, since December 31, 2015, has been subject to any investigation, audit, sanction, program integrity review, suit, arbitration, mediation or other Action or proceeding by a Governmental Authority or Government Sponsored Health Care Program, or has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority or Government Sponsored Health Care Program, which alleges or asserts that any Company Entity or any officer, director or manager of a Company Entity has violated any applicable Law or which requires or seeks to adjust, modify or alter any Company Entity’s operations, activities, services, payments, reimbursements or financial condition that has not been fully and finally resolved and (2) Section 3.8(c) of the Company Disclosure Schedule lists all appeals by any Company Entity pending as of the date hereof before any administrative law judge, departmental appeal board or other appellate board or administrative body, court or other Governmental Authority in connection with an enforcement action or other Action against a Company Entity by CMS, by a state Medicaid agency or pursuant to any applicable Law or Health Care Program;

(iii) since December 31, 2015, (1) the enrollment, coverage, reporting, recordkeeping, billing, coding, claims and complaint handling practices of the Company Entities have been in compliance with all applicable Laws, (2) each Company Entity has timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due by such Company Entity to a Governmental Authority or Health Care Program and (3) each Company Entity has implemented and maintained a compliance program, including policies, procedures and training, intended to ensure compliance with all applicable Health Care Laws, and each Company Entity is operated in compliance in all material respects with such compliance programs, including training of workforce members when hired and periodically thereafter;

(iv) since December 31, 2015, none of the Company Entities or any current director, officer, manager, employee or, to the Company’s Knowledge, any contractor or agent thereof, in his or her capacity as such has knowingly submitted to any Governmental Authority any statements, certifications, registrations, filings or submissions that were false or fraudulent, or knowingly failed to disclose a fact required to be disclosed to any Governmental Authority, including any such statement that could cause a Governmental Authority to take an enforcement or regulatory action against a Company Entity, its business or any such director, officer, manager, employee, contractor or agent;

(v) each Company Entity has adopted and implemented policies, procedures, trainings and programs reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, third-party marketing organizations and similar entities with which they do business are in compliance with all applicable Laws, and since December 31, 2015, each Company Entity has prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all internal or Governmental Authority audits, inspections, investigations or examinations of such Company Entity’s business;

(vi) to the Company’s Knowledge, as of the date hereof, each of the employees providing material clinical, medical, dental, pharmacy or other professional services for or on behalf of a Company Entity that requires a Permit holds a valid and unrestricted Permit to provide such services and is performing only those services that are permitted by such Permit, and each Company Entity verifies before hire and prior to renewal that all such Permits are valid and unrestricted;

(vii) prior to hire or engagement and monthly thereafter, the Company verifies that no officer, director, manager, employee, or other Person providing services to or on behalf of the Company is suspended, excluded or debarred from participation in any Government Sponsored Health Care Program or from contracting with any Governmental Authority; and

(viii) since December 31, 2015, no Company Entity or any director, officer or employee thereof (1) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any other applicable Health Care Law, (2) has been suspended, debarred or excluded from participation in any Government Sponsored Health Care Program or from contracting with any Governmental Authority or has been subject to any Action that could result in such suspension, exclusion or debarment, which has not been fully and finally resolved, (3) has been convicted of any criminal offense relating to the delivery of any item or service under any Government Sponsored Health Care Program or (4) has been a party to or subject to any Action concerning any of the matters described in the foregoing clauses (1)–(3).

(d) Section 3.8(d) of the Company Disclosure Schedule sets forth each Company Subsidiary that is a Regulated Business (each, a “Company Regulated Subsidiary”), the Permits establishing such Company Regulated Subsidiary as a Regulated Business, including the expiration date of each such Permit, and the state where each Company Regulated Subsidiary is domiciled or commercially domiciled for Regulated Business purposes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) (1) since December 31, 2016, each Company Regulated Subsidiary has filed all reports, data, financial statements, documents, agreements, claims, submissions, notices, registrations, Company Subsidiary SAP Statements and all other Filings (including Filings related to premium rates, rating plans, policy terms and other terms established or used by such Company Regulated Subsidiary), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and (2) as of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such Filing complied with applicable Law;

(ii) all such Filings were correct and in compliance with applicable Law when filed (or were timely corrected in or supplemented by a subsequent filing) and no deficiencies have been asserted by any Governmental Authority related to any such Filing which have not been fully and finally resolved;

(iii) since December 31, 2016, each Company Entity has performed its obligations related to the Company Subsidiary Insurance Agreements under the terms thereof;

(iv) since December 31, 2016, all premium rates, rating plans and policy terms established or used by the Company or any Company Regulated Subsidiary that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the premiums charged conform to the premiums so filed or approved and comply with applicable Insurance Laws; and

(v) each of the Company Regulated Subsidiaries that participates in such Government Sponsored Health Care Program (1) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Company Regulated Subsidiary currently participates, and (2) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

(e) The Company Entities complied in all material respects with their respective obligations, covenants and agreements under the 2011 Corporate Integrity Agreement. The 2011 Corporate Integrity Agreement has been terminated and is not in force or effect, and no Company Entity has any Liability thereunder.

Section 3.9 Employee Benefit Plans; ERISA.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all of the material Company Benefit Plans as of the date hereof. With respect to each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) all such Company Benefit Plans (including all amendments thereto) to the extent in writing; (ii) written summaries of the material terms of any such Benefit Plan not in writing; (iii) all related trust agreements, insurance contracts or other funding vehicles; (iv) the most recent annual report (Form 5500) filed with the

Department of Labor and most recent actuarial reports and financial statements; (v) the most recent determination or opinion letter from the Internal Revenue Service; and (vi) to the extent required by applicable Law, the most recent summary plan description and any summaries of material modification.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and to the Company’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Company Benefit Plan or related trust. Each Company Benefit Plan and any related trust complies in all respects, and has been established and administered in compliance in all respects with its terms and with ERISA, the Code, and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(c) During the previous six (6) years, none of the Company Entities nor any of their respective ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Entity has any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) None of the Company Entities, any Company Benefit Plan or, to the Company’s Knowledge, any trustee, administrator or other third-party fiduciary or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e) No material Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Company Entity who reside or work outside of the United States on behalf of any Company Entity.

(f) There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to the Company’s Knowledge, threatened related to any Company Benefit Plan, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as required by applicable Law, no material Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Company Entity has any obligation to provide such benefits other than any payment or reimbursement of COBRA premiums as part of a severance benefit.

(h) None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Mergers could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or natural person service provider of the Company Entities to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any such employee, director, officer or natural person service provider, (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability or loss to the Company Entities under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any material Company Benefit Plan on or following the First Effective Time, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

No Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Company Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code.

Section 3.10 Labor Matters.

(a) No Company Entity is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union or other employee representative body; and, to the Company’s Knowledge, no employee of any Company Entity is represented by a labor union or other employee representative body.

(b) To the Company’s Knowledge, (i) there are no pending material activities or proceedings of any labor union or other employee representative body to organize any employees of any Company Entity and (ii) since December 31, 2016, no pending demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other employee representative body.

(c) There is no pending or, to the Company’s Knowledge, any threatened material labor dispute, strike or work stoppage against any Company Entity that may materially interfere with the business activities of such Company Entity.

(d) To the Company’s Knowledge, and except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) since December 31, 2016, no allegations of sexual harassment have been made against any officer of any Company Entity or any employee of any Company Entity at the level of Vice President or above and (ii) no employee of any Company Entity is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation (1) to any Company Entity or (2) to a former employer of any such employee relating (A) to the right of any such employee to be employed by such Company Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.11 Environmental Matters. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) each Company Entity is, and since December 31, 2016 has been, in compliance with all applicable Environmental Laws, (ii) no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any applicable Environmental Law and (iii) there are no Environmental Claims pending or, to the Company’s Knowledge, threatened against any Company Entity;

(b) each Company Entity holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted, and all such Environmental Permits are valid, subsisting and in full force and effect;

(c) no Hazardous Substance has been used, generated, treated, released or otherwise existing at, on, under or emanating from any property currently or formerly owned, leased or operated by any Company Entity;

(d) no Company Entity has received any written notice of alleged, actual or potential responsibility for, or any Action related to, any Release or threatened Release of Hazardous Substances;

(e) there is no property to which any Company Entity has transported or arranged for the transport of Hazardous Substances which would reasonably be expected to become the subject of an environmental-related Action against any Company Entity; and

(f) no Company Entity has assumed, by contract, operation of law or otherwise, any third-party Liabilities imposed by any applicable Environmental Law.

Section 3.12 Title to Assets; Real Property.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns, and has good and valid title to, all tangible assets reflected on the most recent audited balance sheet included in the Company SEC Financial Statements (except for tangible assets sold, used or disposed of in the ordinary course of business since December 31, 2018), free and clear of any Lien thereon (except for any Permitted Lien).

(b) As of the date of this Agreement, the Company does not own any real property, and no Company Entity is a party to any Contract that obligates such Company Entity to purchase any material real property or any interest therein. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) a Company Entity has a good and valid leasehold interest, subject to the terms of each applicable lease, sublease and other Contract (all such leases, subleases or other Contracts, collectively, the “Company Real Property Leases”), under which each Company Entity uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by such Company Entity (any such parcel, the “Company Leased Real Property”), in each case, free and clear of any Lien thereon (except for any Permitted Lien);

(ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Leased Real Property that would reasonably be expected to impair the existing use of the Company Leased Real Property by any Company Entity;

(iii) to the Company’s Knowledge, there are no outstanding options or rights of first refusal in favor of any other Person to purchase any Company Leased Real Property that would reasonably be expected to impair the existing use of such Company Leased Real Property by any Company Entity; and

(iv) no Company Entity has received any written notice of any pending or, to the Company’s Knowledge, condemnation proceeding related to any Company Leased Real Property.

Section 3.13 Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a) each Company Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct, and the Company Entities have paid all Taxes, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(b) there are no current audits, examinations or other proceedings pending or, to the Company’s Knowledge, threatened with regard to any Taxes of any Company Entity;

(c) no Company Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(d) there are no Liens for Taxes upon any property or assets of the Company Entities, except for Permitted Liens;

(e) no Company Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Company Entity), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company Entities) or (iii) has any Liability for Taxes of any Person (other than the Company Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or foreign Law or as a transferee or successor;

(f) no Company Entity has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder;

(g) in the last three (3) years, no Company Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(h) as of the date hereof, no Company Entity has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.14 Company Material Contracts.

(a) Except for any Company Material Contract filed as an exhibit to a Company SEC Document filed prior to the date hereof, Section 3.14(a) of the Company Disclosure Schedule lists each Company Material Contract as of the date hereof. For purposes hereof, “Company Material Contract” means any of the following Contracts to which any Company Entity is a party or by which any Company Entity is bound:

(i) any Contract required to be filed by the Company under Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Company Benefit Plan);

(ii) any Contract (including any Contract that has expired to the extent any Company Entity is providing services under such Contract as if it was not expired, but excluding, for the avoidance of doubt, any expired Contract pursuant to which a Company Entity is only processing claims for services rendered during the term of such Contract prior to such expiration) (an “Expired Contract”) that is (1) an agreement with a Governmental Authority pursuant to which any Company Entity provides benefits to a beneficiary under a Government Sponsored Health Care Program, but excluding (A) any Medicare or Medicaid Contract with a Governmental Authority pursuant to which any Company Entity provides health care benefits only to such Governmental Authority’s employees, former employees, retirees or their respective dependents and (B) any Contract with respect to a state pharmaceutical assistance program, or (2) constituting a qualified health plan agreement with a state or federally facilitated health insurance exchange;

(iii) (1) any Contract that is a material reinsurance or coinsurance agreement or retrocession treaty (A) to which any Company Entity is a party as a cedent or a reinsurer or (B) that was assumed from a Person (except for wholly owned Company Subsidiary) or (2) any such Contract that is terminated or expired but under which there remains any material outstanding Liability, in each case, except for Contracts solely between Company Entities;

(iv) any Contract that is a Provider Contract with any of the Company Entities’ thirteen (13) largest Providers, measured in terms of aggregate medical claim payments received from the Company Entities during the fiscal year ended December 31, 2018, excluding any retail pharmacy, mail pharmacy or specialty pharmacy agreement;

(v) any Contract that by its express terms either (1) limits the ability of any Company Entity from engaging or competing in any line of business that is material to the Company Entities, taken as a whole, in any geographic area in any material respect, or (2) upon consummation of the Mergers, would purport to limit the ability of Parent or any of its Subsidiaries (except for the Surviving Entity or any of the Company Subsidiaries) from engaging or competing in any line of business that is material to Parent and its Subsidiaries, taken as a whole, in any geographic area in any material respect, in each case excluding any Contract with a Governmental Authority that, by its terms, limits the geographic areas in which any Company Entity may offer its services;

(vi) any Contract relating to a partnership, joint venture, profit-sharing or similar arrangement, that is in each case material to the Company Entities, taken as a whole;

(vii) any Contract limiting or otherwise limiting the ability of any Company Entity to pay dividends or make distributions on any Equity Security therein;

(viii) any Contract pursuant to which the Company has incurred Indebtedness, or loan money or otherwise extended credit to any Person (except for any wholly owned Company Subsidiary), in each case, in excess of $10,000,000, except for account receivables, account payables and advances to Providers, in each case, incurred or arising in the ordinary course of business;

(ix) any Company Real Property Lease, or lease or sublease of tangible personal property used or held by any Company Entity, under which any Company Entity made payments during the year ended December 31, 2018 of more than $2,000,000 in the aggregate;

(x) any Contract that is a (1) retail pharmacy agreement, (2) mail order pharmacy agreement, (3) specialty pharmacy agreement or (4) pharmacy benefit management agreement, that, in the case of each of the foregoing clauses (1)–(4), is material to the Company Entities, taken as a whole;

(xi) any Contract providing for material outsourcing of claims, call centers or information technology services (including via traditional outsourcing, cloud or IaaS/PaaS/SaaS arrangements), excluding any Contract under which any Company Entity made payments during the year ended December 31, 2018 of less than $10,000,000;

(xii) any Contract under which any Company Entity (1) acquires, uses or has the right to use any Intellectual Property owned by a third Person that is material to the business of the Company Entities (except for (A) generally commercially available, unmodified Software under which any Company Entity made payments during the year ended December 31, 2018 of less than $10,000,000, (B) agreements entered into with employees and independent contractors of the Company Entities substantially consistent with the Company Entities’ form employee and independent contractor agreements and entered into in the ordinary course of business consistent with past practice, (C) confidentiality or non-disclosure agreements entered into in the ordinary course of business consistent with past practice, or (D) contracts primarily for the provision of services where the granting or obtaining (or agreement to obtain) a nonexclusive right to use, or permission or agreement to permit any other Person to nonexclusively use, any Intellectual Property incidental to the services being provided in such Contract), (2) transfers, licenses or otherwise grants to any third Person the right to use or acquire any material Intellectual Property owned by any Company Entity (other than (A) for purposes of providing services to or receiving services from any Company Entity in the ordinary course of business consistent with past practice, or (B) Contracts entered into by any of the Company Entities with customers granting nonexclusive licenses incidental to the Company Entities’ products and services, in the ordinary course of business consistent with past practice) or (3) is restricted in any material respect from using, registering or asserting any Intellectual Property material to the business of the Company Entities (such agreements described in the foregoing clauses (1)–(3), the “Company IP Agreements”);

(xiii) any Contract that provides for any most favored nation provision or equivalent preferential terms (including any provider network agreements), exclusivity or similar obligations to which any Company Entity is subject to, which is material to the Company Entities, taken as a whole (or, following the consummation of the transactions contemplated hereby, would be material to Parent and its Subsidiaries, including the Surviving Entity and its Subsidiaries (taken as a whole));

(xiv) any Contract providing for the acquisition or disposition by any Company Entity of any material assets (including Equity Securities in another Person), whether by merger, sale of stock, sale of assets or otherwise, and under which such Company Entity has material continuing obligations following the date hereof (excluding indemnification obligations under which there are no pending claims); and

(xv) any Contract that resulted in payment to or from any Company Entity during the year ended December 31, 2018 of more than $30,000,000, except for any (1) Provider Contract, (2) Contract with any external sales agent, broker or producer, (3) Contract with any Employer Group, or (4) Contract that is otherwise of a type described in Section 3.14(a)(i)–Section 3.14(a)(xiv) (in each case without giving effect to any qualification by materiality or monetary threshold set forth therein).

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is valid and binding on each Company Entity party thereto and, to the Company’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions, and (ii) no Company Entity is in breach or default under any Company Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would be a breach or a default under any Company Material Contract. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (1) since December 31, 2016, no

Company Entity has received written notice of any actual or alleged breach by any Company Entity of any Company Material Contract and (2) no Company Entity has received any written notice of the intention of any party to a Company Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

(c) Prior to the date hereof, the Company has made available to Parent complete and correct copies of all of the Company Material Contracts.

Section 3.15 Intellectual Property; Software.

(a) Section 3.15(a) of the Company Disclosure Schedule lists all Company Material Intellectual Property owned by any Company Entity as of the date hereof that is currently registered or subject to a pending application for registration with a Governmental Authority (collectively, the “Company Registered Intellectual Property”). A Company Entity is the sole and exclusive beneficial and record owner of all Company Registered Intellectual Property and, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity is the sole and exclusive owner of all other Intellectual Property owned or purported to be owned by the Company Entities (including the Intellectual Property created by employees and contractors within the scope of their employment or engagement by Company Entities), free and clear of any Lien thereon (except for any Permitted Lien and the Company IP Agreements). All Company Registered Intellectual Property is subsisting, has not been abandoned or canceled and, to the Company’s Knowledge, is valid and enforceable in all material respects.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity owns, licenses or otherwise has and has had the right to use all Intellectual Property used in the operation of the Company Entities’ businesses as currently conducted.

(c) There are, and since December 31, 2016, have been, no material Actions pending or, to the Company’s Knowledge, threatened (including cease and desist letters or requests for a license), against any Company Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of the Company Registered Intellectual Property owned or purported to be owned by a Company Entity.

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) the operation of the Company Entities’ respective businesses as currently conducted and as conducted since December 31, 2016, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;

(ii) (1) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to any Company Entity and (2) since December 31, 2016, no Company Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property;

(iii) each Company Entity takes and has taken reasonable actions to protect the confidentiality of trade secrets included in the Company Material Intellectual Property and of confidential information of other Persons possessed by any Company Entities, and, since December 31, 2016, there has been no loss of trade secret rights or confidentiality with respect thereto due to a breach of confidentiality by any Company Entities or, to the Knowledge of the Company, by any Person to which any such information has been provided by a Company Entity;

(iv) (1) each Company Entity takes and has taken reasonable actions to maintain the operation of all Company Software and Company IT Assets, including by implementing reasonable disaster recovery incident response plans and, as applicable, through contractual obligations requiring third-party providers of material hosted services to take such actions, and (2) since December 31, 2016, there has been no failure in, or disruptions of, the Company IT Assets (including, for clarity, with respect to any third-party providers of such Company Software and Company IT Assets) that has not been fully remedied; and

(v) (1) all Company Software which is owned by any Company Entity functions substantially in compliance with applicable documentation and specifications, (2) the Company IT Assets are sufficient for the conduct of the business of the Company Entities, taken as a whole, as currently conducted, (3) the Company Entities maintain and enforce policies to protect against unauthorized use of Open Source Software and, to the Company’s Knowledge, no Software or other material that is distributed as “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or GNU Affero General Public License (AGPL) (“Open Source Software”) has been incorporated into or distributed with any Company Software by or on behalf of any Company Entity in a manner that would (A) either currently or upon its distribution, require any Company Software (in whole or in part) to be licensed, sold or disclosed, (B) grant the right to make derivative works of any Company Software (in whole or in part) or (C) render such Company Software subject to any of the licenses that govern such Open Source Software and (4) the Company Entities take reasonable measures to protect against, and to the Company’s Knowledge, the Company Software does not contain, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Company IT Assets or information or other data (or all parts thereof) or other Software or IT assets of users.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no source code for any Company Software or collections of data that is owned or purported to be owned by any Company Entities and that is material to the businesses of the Company Entities (i) has been provided, licensed or made available to any customer, business partner, escrow agent or other Person other than employees of Company Entities and other than immaterial portions made available to contractors or other service providers solely for the purpose of providing services to the Company Entities, and (ii) no Company Entity has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, any such source code or such material collections of data to any customer, business partner, escrow agent or other Person, in each case (i) and (ii) excluding the delivery or making available of data in the ordinary course of business to operate managed care, health insurance or pharmacy benefits, as applicable.

(f) Since December 31, 2016, the Company Entities have not provided or authorized access or rights to material collections of data collected, generated or otherwise possessed by the Company Entities, whether in raw, de-identified or aggregated form, to any Persons for material use beyond provisions or access in the ordinary course of business to operate managed care, health insurance or pharmacy benefits, as applicable.

Section 3.16 Data Protection and Privacy. Except as has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect:

(a) (i) each Company Entity maintains, and since December 31, 2016 has adopted, implemented and maintained a data privacy and security compliance program that complies in all material respects with all applicable Privacy/Cybersecurity Requirements, that is designed and implemented so as to protect Company IT Assets and Personal Information against reasonably anticipated threats, hazards to their security and the unauthorized use or disclosure thereof and that includes reasonably comprehensive plans, policies, procedures and organizational, technical and physical safeguards that are designed and implemented so as to protect the Company IT Assets and Personal Information, (ii) the Company Entities are, and since December 31, 2016, have been, in compliance with all Privacy/Cybersecurity Requirements, including all HIPAA Commitments, applicable to the Company Entities, (iii) to the Company’s Knowledge, since December 31, 2016, no Person has gained unauthorized access, including any such access that requires disclosure to a Governmental Authority under applicable Law, with respect to any Personal Information transmitted or processed by or stored on any Company IT Assets or otherwise possessed or controlled by or for the Company Entities, or used, accessed or disclosed any such Personal Information or Company IT Assets for any illegal or unauthorized purpose, (iv) since December 31, 2016, no Company Entity has received written notice of any claims, and to the Company’s Knowledge, there have been no Actions (including any investigation or written notice), from any Governmental Authority or other Person relating to noncompliance with, or alleging a violation by a Company Entity of, any Privacy/Cybersecurity Requirements and (v) the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of Privacy/Cybersecurity Requirements; and

(b) without limiting Section 3.16(a), since December 31, 2016, (i) no Company Entity has received any notice from any Governmental Authority or other Person in respect of any alleged noncompliance with HIPAA, the HIPAA Commitments or any other Privacy/Cybersecurity Requirements, (ii) no breach, unauthorized access, information security event or other noncompliance with respect to the Privacy/Cybersecurity Requirements of any Company Entity has occurred, including any breach of Protected Health Information (as those terms are defined at 45 C.F.R. 164.402) that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Company Entity, (iii) no other breach of Personal Information that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Company Entity has occurred that requires disclosure to a Governmental Authority under applicable Law and (iv) no Company Entity is or has been in breach or default under any Contract with respect to any provision thereof related to the creation, collection, obtaining, tracking, retention, storage, processing, use, sharing, disclosure, transmission, security, confidentiality or protection of Company IT Assets or Personal Information.

Section 3.17 Reserves. The loss reserves and other actuarial amounts of the Company Regulated Subsidiaries as of December 31, 2018 recorded in the Company SEC Documents and the Company Subsidiary SAP Statements (i) were determined in all material respects under ASOPs in effect on that date (except as otherwise noted in such financial statements, including the notes thereto), (ii) are fairly stated in all material respects under generally accepted actuarial principles and (iii) include provisions for all actuarial reserves that were required at that time to be established by applicable Laws based on facts known to the Company as of such date; provided that, without diminishing or affecting the foregoing, it is acknowledged and agreed by Parent and Merger Subs that the Company is not making any representation or warranty hereunder, including in any other agreement, document, schedule or instrument to be delivered in connection with this Agreement, that the reserves referred to in this Section 3.17 have been or shall be sufficient or adequate for the purposes for which they were established or that reinsurance taken into account in determining the amount of such reserves shall be collectible.

Section 3.18 Capital or Surplus Maintenance. As of the date hereof, no Company Regulated Subsidiary is subject to any requirement imposed by a Governmental Authority to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Laws of general application.

Section 3.19 Insurance.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Company Policies are in full force and effect and no Company Entity is in breach of or default under any Company Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Company Policy;

(ii) since December 31, 2016, each Company Entity has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and as are customary for companies in the United States conducting the businesses conducted by such Company Entity;

(iii) since December 31, 2016, no Company Entity has received any written communication notifying it of any (1) cancellation or invalidation of any Company Policy, (2) denial of any coverage or rejection of any claim under any Company Policy or (c) adjustment in the amount of the premiums payable under any Company Policy; and

(iv) there is no Action pending by any Company Entity against any insurance carrier under any Company Policy.

(b) For purposes hereof, “Company Policy” means any insurance policy naming any Company Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any Company Entity is obligated to pay all or part of the premiums as of the date hereof.

Section 3.20 Broker’s Fees. Except for the Company Financial Advisor, the fees and expenses of which shall be paid by the Company under the Company’s engagement letter therewith, no Company Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 3.21 Opinion of Company Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC (the “Company Financial Advisor”) that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of Converted Shares pursuant hereto is fair, from a financial point of view, to such holders and, as of the date of such opinion, such opinion has not been modified or withdrawn.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUBS

Except as disclosed in (a) the Parent SEC Documents publicly filed with or publicly furnished to the SEC from January 1, 2018 to the date prior to the date hereof (collectively, the “Pre-Signing Parent Reports”) (excluding, in each case, (i) any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Parent Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Pre-Signing Parent Report that is predictive or forward-looking in nature and (ii) any exhibit to any such Pre-Signing Parent Report) (provided, however, that any disclosure in any such Pre-Signing Parent Report shall not qualify the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.15, Section 4.16 and Section 4.17)) or (b) subject to Section 8.14(k), the Parent Disclosure Schedule, Parent and Merger Subs represent and warrant to the Company as follows:

Section 4.1 Organization; Good Standing; Corporate Power.

(a) Each of Parent and each Merger Sub is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware. Each of Parent and each Merger Sub has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and each Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(b) Parent’s Constituent Documents that are in effect on the date hereof are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database. Parent’s Constituent Documents are in full force and effect, and Parent is not in violation of any of its Constituent Documents.

(c) Each Parent Significant Subsidiary and each Parent Regulated Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its business as currently conducted, except where the failure to be so duly incorporated, duly organized or formed, validly existing or in good standing as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Significant Subsidiary and each Parent Regulated Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary. As used herein, “Parent Significant Subsidiary” means any Parent Subsidiary that constitutes a “significant subsidiary” of Parent within the meaning of Rule 1-02 of Regulation S-X.

(d) Each Parent Significant Subsidiary’s and each Parent Regulated Subsidiary’s Constituent Documents are in full force and effect, and no Parent Subsidiary is in violation of any of its Constituent Documents.

Section 4.2 Parent and Merger Subs Capitalization; Operations of Merger Subs.

(a) The authorized capital stock of Parent is (i) 800,000,000 shares of Parent Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, and the authorized capital stock of Merger Sub II consists of 1,000 shares of common stock, par value $0.01 per share. Parent owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub I, free and clear of any Lien thereon, and Parent owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub II, free and clear of any Lien thereon.

(b) As of the close of business on the Capitalization Date, there were (i) 413,190,621 shares of Parent Common Stock issued and outstanding (including no shares of Parent Common Stock related to Parent RSAs), (ii) no shares of Parent Preferred Stock issued or outstanding, (iii) 5,733,695 shares of Parent Common Stock owned by Parent as treasury stock, (iv) 23,731,922 shares of Parent Common Stock reserved for issuance under outstanding awards and rights under the Parent Stock Plans, of which (1) 95,200 shares of Parent Common Stock related to outstanding Parent Stock Options, (2) 2,166,173 shares of Parent Common Stock related to outstanding Parent PSUs (assuming achievement of the applicable performance metrics at the target level), and (3) 9,144,426 shares of Parent Common Stock related to outstanding Parent RSUs and (v)12,356,123 shares of Parent Common Stock reserved for issuance for future awards under the Parent Stock Plan. Since the close of business on the Capitalization Date through the date hereof, Parent has not issued or granted any Parent Equity Awards, and Parent has not issued any shares of Parent Common Stock, except in satisfaction of the vesting or exercise of (in each case, under their respective terms) any Parent Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Parent Common Stock, together with the outstanding Equity Securities of Parent described by the foregoing clauses (i)–(v), the “Outstanding Parent Equity Securities”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other antidilutive rights. Except for (A) the Outstanding Parent Equity Securities and (B) Equity Securities of Parent issued on or after the date hereof to the extent permitted by Section 5.2(b)(ii), no Equity Securities in Parent are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any shares of Parent Capital Stock.

(c) Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other Equity Securities in Parent in connection with (i) required Tax withholding in connection with the vesting of Parent Equity Awards and (ii) forfeitures of Parent Equity Awards, no Parent Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities in any Parent Entity.

(d) There is no Indebtedness of any Parent Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Parent Stockholders or any holder of Equity Securities in any Parent Entity may vote. There are no stockholder agreements, voting trusts or other Contracts to which any Parent Entity is a party related to the voting, registration, or disposition of, or that restrict the transfer of, any Equity Securities in any Parent Entity.

(e) Since its date of incorporation or formation, as applicable, neither Merger Sub has carried on any business or conducted any operations other than in connection herewith and with the transactions contemplated hereby.

Section 4.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) Each of Parent and each Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, subject to (i) the approval of the Parent Stock Issuance by the affirmative vote of the holders of a majority of the votes cast by the shares of Parent Common Stock represented and entitled to vote thereon at the Parent Stockholders Meeting, as required by Section 312.03 of the NYSE Listed Company Manual (the “Parent

Stockholder Approval”) and (ii) Parent’s adoption of this Agreement, in its capacity as the sole stockholder of each Merger Sub, to consummate the transactions contemplated hereby. Each of Parent’s and each Merger Sub’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and, assuming the accuracy of the representations and warranties in the last sentence of Section 3.3(a), for the Parent Stock Issuance, obtainment of the Parent Stockholder Approval and, for the First Merger, Parent’s adoption of this Agreement, in its capacity as the sole stockholder of each Merger Sub, consummation of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of Parent and Merger Subs. Each of Parent and each Merger Sub has duly executed and delivered this Agreement and, assuming the Company’s respective due authorization, execution and delivery hereof, this Agreement is Parent’s and Merger Subs’ respective legal, valid and binding obligation, enforceable against them in accordance with the terms hereof, except as limited by the Bankruptcy and Equitable Exceptions. Assuming the accuracy of the representations and warranties in the last sentence of Section 3.3(a), the Parent Stockholder Approval is the only approval of holders of any shares of Parent Capital Stock or any Equity Securities in any Parent Entity necessary to approve any transaction contemplated hereby. Neither Parent nor any of its “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, or at any time during the three (3) years prior to and including the date hereof has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

(b) At a meeting duly called and held, the Parent Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Mergers, the Parent Stock Issuance and the other transactions contemplated hereby, (ii) directing that the Parent Stock Issuance be submitted to the Parent Stockholders for approval and (iii) resolving to recommend that the Parent Stockholders approve the Parent Stock Issuance (the “Parent Recommendation”). Subject to Section 5.5, the Parent Board has not rescinded, modified or withdrawn such resolutions in any way.

(c) Assuming the accuracy of the representation and warranty in Section 3.3(d), no restrictions on business combinations in any Takeover Laws are applicable to the Mergers or the other transactions contemplated hereby.

(d) The board of directors of Merger Sub I unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the First Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the First Merger and the other transactions contemplated hereby are in the best interests of Merger Sub I and Parent, as its sole stockholder, and (iii) directing that this Agreement be submitted to Parent for its adoption as the sole stockholder of Merger Sub I, in each case, by an action by written consent.

(e) The board of directors of Merger Sub II unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Second Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Second Merger and the other transactions contemplated hereby are in the best interests of Merger Sub II and Parent, as its sole stockholder, and (iii) directing that this Agreement be submitted to Parent for its adoption as the sole stockholder of Merger Sub II, in each case, by an action by written consent.

Section 4.4 Consents and Approvals; No Conflicts.

(a) Each of Parent’s and each Merger Sub’s execution and delivery hereof does not, each of Parent’s and each Merger Sub’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of Parent, any Parent Significant Subsidiary or any Parent Regulated Subsidiary, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 4.4(b), obtainment of the Company Stockholder Approval and the Parent Stockholder Approval and Parent’s adoption of this Agreement, in its capacity as the sole stockholder of each Merger Sub, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any

Lien on any of the respective properties or assets of a Parent Entity under, any Contract to which any Parent Entity is a party or by which any asset of a Parent Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent’s and each Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Subs’ performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Parent Entity to make Filing with or to, or to obtain any Consent of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Form S-4 and Joint Proxy Statement in preliminary and definitive form;

(ii) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware;

(iii) Filings required by the Exchange Act, the Securities Act, the rules and regulations of the NYSE or state securities or “blue-sky” Laws;

(iv) the Specified Filings and Consents;

(v) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by Parent with the SEC since December 31, 2016 (collectively, together with any documents filed with or furnished to the SEC during such period by Parent to the SEC on a voluntary basis and excluding the Joint Proxy Statement, the “Parent SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Parent SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Parent SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is, or has at any time since December 31, 2016, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”) (i) have been prepared from the books and records of the Parent Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Parent Entities’ consolidated financial position as at the respective dates thereof and the Parent Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which are material to the Parent Entities, taken as a whole)). Except as required by GAAP and disclosed in the Parent SEC Documents, between December 31, 2018 and the date hereof, Parent has not made or adopted any material change in its accounting methods, practices or policies.

(c) Parent is, and since December 31, 2016 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Parent has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Parent Entities are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Parent Entities. Parent has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the Parent SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has disclosed to Parent’s outside auditors and the audit committee of the Parent Board (1) any significant deficiencies and any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in Parent’s internal control over financial reporting, and Section 4.5(d) of the Parent Disclosure Schedule summarizes any such disclosure made after December 31, 2018. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Parent SEC Documents, to Parent’s Knowledge none of the Parent SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations or, to Parent’s Knowledge, any SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or, to Parent’s Knowledge, threatened, in each case under this sentence, related to any accounting practices of any Parent Entity.

(e) To Parent’s Knowledge, since December 31, 2016, none of the Parent Entities or any of their respective controlled Affiliates or Representatives have received any written complaint, allegation, assertion or claim that any Parent Entity has engaged in questionable accounting or auditing practices.

(f) No Parent Entity is a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Parent Entity), or any director, manager or officer of any Parent Entity or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, director, manager or officer, in each case, that is required to be disclosed by Parent under Item 404 of Regulation S-K under the Exchange Act.

(g) No Parent Entity has any Liabilities, except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Parent SEC Financial Statements, (ii) for any Liability (excluding any Liability for any breach of Contract or breach of warranty, tort or violation of Law or related to any Action or that is an environmental Liability or clean-up obligation) incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Parent SEC Financial Statements or (iii) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. No Parent Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Parent Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.

(h) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (ii) the Joint Proxy Statement, at the date it or any amendment or supplement is mailed to the Parent Stockholders or the Company Stockholders and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that Parent does not make any representation or warranty with respect to any such information to the extent it expressly relates to any other Party or such other Party’s controlled Affiliates or any of its Representatives.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2018 through the date hereof, (a) except for Parent’s negotiation of, and entry into, this Agreement and the consummation of the transactions contemplated hereby, the Parent Entities have conducted their businesses (taken as a whole) in the ordinary course of business in all material respects, and (b) neither a Parent Material Adverse Effect nor any event, change, effect, development or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect has occurred.

Section 4.7 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no, and since December 31, 2016 have been no, Actions pending or, to Parent’s Knowledge, threatened against any Parent Entity or any officer, director, employee or agent thereof in his, her or its capacity as such, and (b) none of the Parent Entities, or, to Parent’s Knowledge, any of their respective officers, directors, employees or agents in their respective capacity as such, are subject to, or since December 31, 2016 have been subject to, any outstanding Order.

Section 4.8 Compliance with Laws; Permits.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Entity is, and since December 31, 2015 has been, in compliance with all applicable Laws, (ii) since December 31, 2015, no Parent Entity has received any written notice alleging that any Parent Entity has violated any applicable Law and (iii) to Parent’s Knowledge, no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Parent Entity under any applicable Law.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each Parent Entity holds, and since December 31, 2015 has held, all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits are and have been valid, subsisting and in full force and effect;

(ii) each Parent Entity is, and since December 31, 2015 has been, in compliance with all such Permits, and to Parent’s Knowledge, no event has occurred since December 31, 2015 through the date hereof that reasonably would constitute a default or violation of any such Permit;

(iii) there are no, and since December 31, 2015 have been no, Actions pending or, to Parent’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and

(iv) no Parent Entity has, since December 31, 2015, received any written notice alleging that any Parent Entity is not in compliance with, or has violated, any such Permit, notifying any Parent Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) since December 31, 2015, no Parent Entity, and to Parent’s Knowledge no officer, director or manager of a Parent Entity, has entered into or been a party to any Contract (including any settlement or corporate integrity agreement) with any Governmental Authority arising from any actual or alleged violation of any applicable Law (except for the 2011 Corporate Integrity Agreement);

(ii) (1) no Parent Entity, and to Parent’s Knowledge no officer, director or manager of a Parent Entity, since December 31, 2015, has been subject to any investigation, audit, sanction, program integrity review, suit, arbitration, mediation or other Action or proceeding by a Governmental Authority or Government Sponsored Health Care Program, or has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority or Government Sponsored Health Care Program, which alleges or asserts that any Parent Entity or any officer, director or manager of a Parent Entity has violated any applicable Law or which requires or seeks to adjust, modify or alter any Parent Entity’s operations, activities, services, payments, reimbursements or financial condition that has not been fully and finally resolved and (2) Section 4.8(c) of the Parent Disclosure Schedule lists all appeals by any Parent Entity pending as of the date hereof before any administrative law judge, departmental appeal board or other appellate board or administrative body, court or other Governmental Authority in connection with an enforcement action or other Action against a Parent Entity by CMS, by a state Medicaid agency or pursuant to any applicable Law or Health Care Program;

(iii) since December 31, 2015, (1) the enrollment, coverage, reporting, recordkeeping, billing, coding, claims and complaint handling practices of the Parent Entities have been in compliance with all applicable Laws and Contracts, (2) each Parent Entity has timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due by such Parent Entity to a Governmental Authority or Health Care Program and (3) each Parent Entity has implemented and maintained a compliance program, including policies, procedures and training, intended to ensure compliance with all applicable Health Care Laws, and each Parent Entity is operated in compliance in all material respects with such compliance programs, including training of workforce members when hired and periodically thereafter;

(iv) since December 31, 2015, none of the Parent Entities or any current director, officer, manager, employee or, to Parent’s Knowledge, any contractor or agent thereof, in his or her capacity as such has knowingly submitted to any Governmental Authority any statements, certifications, registrations, filings or submissions that were false or fraudulent, or knowingly failed to disclose a fact required to be disclosed to any Governmental Authority, including any such statement that could cause a Governmental Authority to take an enforcement or regulatory action against a Parent Entity, its business or any such director, officer, manager, employee, contractor or agent.

(v) each Parent Entity has adopted and implemented policies, procedures, trainings and programs reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, third-party marketing organizations and similar entities with which they do business are in compliance with all applicable Laws, and since December 31, 2015, each Parent Entity has prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all internal or Governmental Authority audits, inspections, investigations or examinations of such Parent Entity’s business;

(vi) to Parent’s Knowledge, as of the date hereof, each of the employees providing material clinical, medical, dental, pharmacy or other professional services for or on behalf of a Parent Entity that requires a Permit holds a valid and unrestricted Permit to provide such services and is performing only those services that are permitted by such Permit, and each Parent Entity verifies before hire and prior to renewal that all such Permits are valid and unrestricted;

(vii) prior to hire or engagement or monthly thereafter, Parent verifies that no officer, director, manager, employee or other Person providing services to or on behalf of Parent is suspended, excluded or debarred from participation in any Government Sponsored Health Care Program or from contracting with any Governmental Authority; and

(viii) since December 31, 2015, no Parent Entity or any director, officer or employee thereof (1) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any other applicable Health Care Law, (2) has been suspended, debarred or excluded from participation in any Government Sponsored Health Care Program or from contracting with any Governmental Authority or has been subject to any Action that could result in such suspension, exclusion or debarment which has not been fully and finally resolved, (3) has been convicted of any criminal offense relating to the delivery of any item or service under any Government Sponsored Health Care Program or (4) has been a party to or subject to any Action concerning any of the matters described in the foregoing clauses (1)–(3).

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (1) since December 31, 2016, each Parent Subsidiary that is a Regulated Business (each, a “Parent Regulated Subsidiary”) has filed all reports, data, documents, agreements, claims, submissions, notices, registrations, statutory financial statements of such Parent Regulated Subsidiary (and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto) and all other Filings (including Filings related to premium rates, rating plans, policy terms and other terms established or used by such Parent Regulated Subsidiary), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and (2) as of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such Filing complied with applicable Law;

(ii) all such Filings were correct and in compliance with applicable Law when filed (or were timely corrected in or supplemented by a subsequent filing) and no deficiencies have been asserted by any Governmental Authority related to any such Filing which have not been fully and finally resolved;

(iii) since December 31, 2016, each Parent Entity has performed its obligations related to the Parent Subsidiary Insurance Agreements under the terms thereof;

(iv) since December 31, 2016, all premium rates, rating plans and policy terms established or used by Parent or any Parent Regulated Subsidiary that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the premiums charged conform to the premiums so filed or approved and comply with applicable Insurance Laws; and

(v) each of the Parent Regulated Subsidiaries that participates in such Government Sponsored Health Care Program (1) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Parent Regulated Subsidiary currently participates, and (2) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and to Parent’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Parent Benefit Plan or related trust. Each Parent Benefit Plan and any related trust complies in all respects, and has been established and administered in compliance in all respects with its terms and with ERISA, the Code, and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) During the previous six (6) years, none of the Parent Entities nor any of their respective ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Parent Entity has any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) None of the Parent Entities, any Parent Benefit Plan or, to Parent’s Knowledge, any trustee, administrator or other third-party fiduciary or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject Parent or any ERISA Affiliate to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(d) There are no pending or, to Parent’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Parent Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to Parent’s Knowledge, threatened related to any Parent Benefit Plan, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Except as required by applicable Law, no material Parent Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Parent Entity has any obligation to provide such benefits other than any payment or reimbursement of COBRA premiums as part of a severance benefit.

(f) None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Mergers could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or natural person service provider of the Parent Entities to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any such employee, director, officer or natural person service provider, (iii) directly or indirectly require the Parent to transfer or set aside any assets to fund any benefits under any Parent Benefit Plan, (iv) otherwise give rise to any material Liability or loss to the Parent Entities under any Parent Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any material Parent Benefit Plan on or following the First Effective Time, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Parent Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Parent Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code.

Section 4.10 Labor Matters.

(a) No Parent Entity is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union or other employee representative body; and, to Parent’s Knowledge, no employee of any Parent Entity is represented by a labor union or other employee representative body.

(b) To Parent’s Knowledge, (i) there are no pending material activities or proceedings of any labor union or other employee representative body to organize any employees of any Parent Entity and (ii) since December 31, 2016, no pending demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other employee representative body.

(c) There is no pending or, to Parent’s Knowledge, any threatened material labor dispute, strike or work stoppage against any Parent Entity that may materially interfere with the business activities of such Parent Entity.

(d) To Parent’s Knowledge, and except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) since December 31, 2016, no allegations of sexual harassment have been made against any officer of any Parent Entity or any employee of any Parent Entity at the level of Vice President or above and (ii) no employee of any Parent Entity is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation (1) to any Parent Entity or (2) to a former employer of any such employee relating (A) to the right of any such employee to be employed by such Parent Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.11 Environmental Matters. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(a) (i) each Parent Entity is, and since December 31, 2016 has been, in compliance with all applicable Environmental Laws, (ii) no Parent Entity has received any written notice alleging that any Parent Entity is not in compliance with, or has violated, any applicable Environmental Law and (iii) there are no Environmental Claims pending or, to Parent’s Knowledge, threatened against any Parent Entity;

(b) each Parent Entity holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted, and all such Environmental Permits are valid, subsisting and in full force and effect;

(c) no Hazardous Substance has been used, generated, treated, released or is otherwise existing at, on, under or emanating from any property currently or formerly owned, leased or operated by any Parent Entity;

(d) no Parent Entity has received any written notice of alleged, actual or potential responsibility for, or any Action related to, any Release or threatened Release of Hazardous Substances;

(e) there is no property to which any Parent Entity has transported or arranged for the transport of Hazardous Substances which would reasonably be expected to become the subject of an environmental-related Action against any Parent Entity; and

(f) no Parent Entity has assumed, by contract, operation of law or otherwise, any third-party Liabilities imposed by any applicable Environmental Law.

Section 4.12 Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(a) each Parent Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct, and the Parent Entities have paid all Taxes, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(b) there are no current audits, examinations or other proceedings pending or, to Parent’s Knowledge, threatened with regard to any Taxes of any Parent Entity;

(c) no Parent Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(d) there are no Liens for Taxes upon any property or assets of the Parent Entities, except for Permitted Liens;

(e) no Parent Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Parent Entity), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Parent Entities) or (iii) has any Liability for Taxes of any Person (other than the Parent Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or foreign Law or as a transferee or successor;

(f) no Parent Entity has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder;

(g) in the last three (3) years, no Parent Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(h) as of the date hereof, no Parent Entity has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13 Intellectual Property; Software.

(a) A Parent Entity is the sole and exclusive beneficial and record owner of all Parent Material Intellectual Property that is currently registered or subject to a pending application for registration with a Governmental Authority (collectively, the “Parent Registered Intellectual Property”) and, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, a Parent Entity is the sole and exclusive owner of all other Intellectual Property owned or purported to be owned by the Parent Entities (including the Intellectual Property created by employees and contractors within the scope of their employment or engagement by Parent Entities), free and clear of any Lien thereon (except for any Permitted Lien and the Parent IP Agreements). All Parent Registered Intellectual Property is subsisting, has not been abandoned or canceled and, to Parent’s Knowledge, is valid and enforceable in all material respects.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, a Parent Entity owns, licenses or otherwise has and has had the right to use all Intellectual Property used in the operation of the Parent Entities’ businesses as currently conducted.

(c) There are, and since December 31, 2016, have been, no material Actions pending or, to Parent’s Knowledge, threatened (including cease and desist letters or requests for a license), against any Parent Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of the Parent Registered Intellectual Property owned or purported to be owned by a Parent Entity.

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) the operation of the Parent Entities’ respective businesses as currently conducted and as conducted since December 31, 2016, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;

(ii) (1) to Parent’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to any Parent Entity and (2) since December 31, 2016, no Parent Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property;

(iii) each Parent Entity takes and has taken reasonable actions to protect the confidentiality of trade secrets included in the Parent Material Intellectual Property and of confidential information of other Persons possessed by any Parent Entities, and, since December 31, 2016, there has been no loss of trade secret rights or confidentiality with respect thereto due to a breach of confidentiality by any Parent Entities or, to the Knowledge of Parent, by any Person to which any such information has been provided by a Parent Entity;

(iv) (1) each Parent Entity takes and has taken reasonable actions to maintain the operation of all Parent Software and Parent IT Assets, including by implementing reasonable disaster recovery incident response plans and, as applicable, through contractual obligations requiring third-party providers of material hosted services to take such actions, and (2) since December 31, 2016, there has been no failure in, or disruptions of, the Parent IT Assets (including, for clarity, with respect to any third-party providers of such Parent Software and Parent IT Assets) that has not been fully remedied; and

(v) (1) all Parent Software which is owned by any Parent Entity functions substantially in compliance with applicable documentation and specifications, (2) the Parent IT Assets are sufficient for the conduct of the business of the Parent Entities, taken as a whole, as currently conducted, (3) the Parent Entities maintain and enforce policies to protect against unauthorized use of Open Source Software and, to Parent’s Knowledge, no Software or other material that is distributed as Open Source Software has been incorporated into or distributed with any Parent Software by or on behalf of any Parent Entity in a manner that would (A) either currently or upon its distribution, require any Parent Software (in whole or in part) to be licensed, sold or disclosed, (B) grant the right to make derivative works of any Parent Software (in whole or in part) or (C) render such Parent Software subject to any of the licenses that govern such Open Source Software and (4) the Parent Entities take reasonable measures to protect against, and to Parent’s Knowledge, the Parent Software does not contain, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Parent IT Assets or information or other data (or all parts thereof) or other Software or IT assets of users.

Section 4.14 Data Privacy and Protection. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(a) (i) each Parent Entity maintains, and since December 31, 2016 has adopted, implemented and maintained a data privacy and security compliance program that complies in all material respects with all applicable Privacy/Cybersecurity Requirements, that is designed and implemented so as to protect Parent IT Assets and Personal Information against reasonably anticipated threats, hazards to their security and the unauthorized use or disclosure of thereof and that includes reasonably comprehensive plans, policies, procedures and organizational, technical and physical safeguards that are designed and implemented so as to protect the Parent IT Assets and Personal Information, (ii) the Parent Entities are, and since December 31, 2016, have been, in compliance with all Privacy/Cybersecurity Requirements, including all HIPAA Commitments, applicable to the Parent Entities, (iii) to Parent’s Knowledge, since December 31, 2016, no Person has gained unauthorized access, including any such access that requires disclosure to a Governmental Authority under applicable Law, with respect to any Personal Information transmitted or processed by or stored on any Parent IT Assets or otherwise possessed or controlled by or for the Parent Entities, or used, accessed or disclosed any such Personal Information or Parent IT Assets for any illegal or unauthorized purpose, (iv) since December 31, 2016, no Parent Entity has received written notice of any claims, and to Parent’s Knowledge, there have been no Actions (including any investigation or written notice), from any Governmental Authority or other Person relating to noncompliance with, or alleging a violation by a Parent Entity of, any Privacy/Cybersecurity Requirements and (v) the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of Privacy/Cybersecurity Requirements; and

(b) without limiting Section 4.14(a), since December 31, 2016, (i) no Parent Entity has received any notice from any Governmental Authority or other Person in respect of any alleged noncompliance with HIPAA, the HIPAA Commitments or any other Privacy/Cybersecurity Requirements, (ii) no breach, unauthorized access, information security event or other noncompliance with respect to the Privacy/Cybersecurity Requirements of any Parent Entity has occurred, including any breach of Protected Health Information (as those terms are defined at 45 C.F.R. 164.402) that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Parent Entity, (iii) no other breach of Personal Information that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Parent Entity has occurred that requires disclosure to a Governmental Authority under applicable Law and (iv) no Parent Entity is or has been in breach or default under any Contract with respect to any provision thereof related to the creation, collection, obtaining, tracking, retention, storage, processing, use, sharing, disclosure, transmission, security, confidentiality or protection of Parent IT Assets or Personal Information.

Section 4.15 Financing. Parent has delivered to the Company a correct and complete fully executed copy of the commitment letter, dated as of March 26, 2019 between Parent and the Financing Sources, including all exhibits, schedules, annexes and amendments to such letter as in effect as of the date hereof (the “Commitment Letter”), under which and subject to the terms and conditions thereof the lenders thereunder have committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”). Parent has also delivered to the Company a correct and complete (a) fully executed copy of the fee letters (the “Fee Letter”) entered into in connection with the Commitment Letter and Engagement Letter and (b) the engagement letter, dated as of March 26, 2019 between Parent and the Financing Sources, including all exhibits, schedules, annexes and amendments to such letter as in effect as of the date hereof (the “Engagement Letter”); provided that the provisions in each of the Fee Letter and the Engagement Letter related solely to fees and other commercially sensitive numbers and provisions therein may be redacted, in each case so long as such redactions do not impact the conditionality or the availability of the Financing on the Closing Date. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery hereof, and the respective commitments under the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery hereof. As of the date hereof, except for the Commitment Letter, the Fee Letter and the Engagement Letter, there are no other Contracts, side letters or other arrangements to which any Parent Entity, or any of its Affiliates, is a party or by which any Parent Entity, or any of its Affiliates, is bound relating to the availability, timing, amount or conditionality of the Financing. As of the execution and delivery hereof, the Commitment Letter is in full force and effect and is the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, except as limited by the Bankruptcy and Equitable Exceptions. Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Commitment Letters, Fee Letter or Engagement Letter to be paid on or before the date hereof. There are no conditions precedent express or implied (including under any “market flex” provisions) related to the funding of the full amount of, or the availability of, or the timing for the receipt thereof, of the Financing under the Commitment Letter, other than as expressly provided in the Commitment Letter and the unredacted portions of the Fee Letter. Subject to the terms and conditions of the Commitment Letter, assuming the satisfaction of the conditions set forth in Article VI and assuming completion of the Marketing Period, the net proceeds contemplated from the Financing, together with cash on hand and marketable securities of Parent and of the Company Entities as of the First Effective Time, will, in the aggregate, be sufficient for the payment of the aggregate cash portion of the Merger Consideration and any other amounts required to be paid under Article II at the Closing, the funding of any required refinancings, repurchases, consents or repayments of any existing Indebtedness of the Company or Parent in connection with the First Merger, and the payment of all fees and expenses reasonably expected to be incurred by Parent, Merger Subs and the Surviving Entity in connection with the First Merger and the Financing, in each case, excluding any payment in respect of Appraisal Shares (collectively, such amount, the “Required Funding Amount”). As of the date hereof, no event has occurred which would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a default) by Parent or either Merger Sub under the Commitment Letter, and Parent does not have any reason to believe that any of the conditions to the Financing shall not be satisfied or that the Financing shall not be available to Parent on the Closing Date.

Section 4.16 Broker’s Fees. Except for the Parent Financial Advisors, the fees and expenses of which shall be paid by Parent under Parent’s engagement letters therewith, no Parent Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 4.17 Opinions of Parent Financial Advisors.

(a) The Parent Board has received the opinion of Allen & Company LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and other matters set forth in such opinion, the Merger Consideration to be paid by Parent in the First Merger pursuant to this Agreement is fair, from a financial point of view, to Parent and, as of the date of this Agreement, such opinion has not been modified or withdrawn.

(b) The Parent Board has received the opinion of Barclays Capital Inc. (collectively with Allen & Company LLC, the “Parent Financial Advisors”) to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the First Merger is fair, from a financial point of view, to Parent and, as of the date hereof, such opinion has not been modified or withdrawn.

ARTICLE V
COVENANTS

Section 5.1 Conduct of Company Business Prior to the First Effective Time.

(a) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.1(a) of the Company Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to (i) preserve intact in all material respects its business organization and goodwill, (ii) maintain in effect all material Permits necessary for the lawful conduct of its businesses, (iii) maintain in effect in all material respects the Company Entities’ programs with respect to its CMS star ratings and (iv) preserve relationships with its customers, suppliers and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided that no action by the Company or any Company Subsidiary to the extent expressly permitted by Section 5.1(b) will be a breach of this Section 5.1(a).

(b) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.1(b) of the Company Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend any of their respective Constituent Documents;

(ii) issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber, any shares of Company Capital Stock or any other Equity Securities in any Company Entity, except for (1) the issuance of shares of Company Common Stock upon the vesting of Company Equity Awards, to the extent (x) outstanding on the Capitalization Date or granted thereafter as permitted by clause (3) below and (y) required hereunder or under the Company Stock Plan or governing award agreement, (2) any issuance, grant or sale of Equity Securities in a Company Entity to the Company or any wholly owned Company Subsidiary or (3) the issuance of Company Equity Awards to the extent permitted by, and in accordance with the terms of, Section 5.1(b)(ii) of the Company Disclosure Schedule;

(iii) redeem, purchase or otherwise acquire any shares of Company Capital Stock or other Equity Securities in any Company Entity, except for the acquisition of shares of Company Common Stock in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding Company Equity Awards, or adjust, split, combine, subdivide, consolidate or reclassify any shares of Company Capital Stock;

(iv) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Company Capital Stock or other Equity Securities in any Company Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary;

(v) (1) except for borrowings under the Company’s Existing Credit Facility that are used to manage the Company’s ordinary course cash flow needs, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any other Person (except for a wholly owned Company Subsidiary), (2) make any loans, advances or capital contributions to, or investments in, any other Person (except for a wholly owned Company Subsidiary), (3) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Company Entity, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement (including any capital lease) having the economic effect of the foregoing or (4) except in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money;

(vi) sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, including any material license, Intellectual Property, operation, right, product line, business or interest, except (1) in the ordinary course of business consistent with past practice (which, in the case of licenses to Intellectual Property, are non-exclusive), (2) for dispositions of assets no longer used or expiration of Intellectual Property at the end of its statutory term or (3) for dispositions solely among the Company Entities;

(vii) (1) merge or consolidate with any Person or (2) (A) acquire any Equity Securities in, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Company Subsidiary), by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital (except for such transactions among the Company Entities) or (B) except in the ordinary course of business consistent with past practice, acquire any assets (other than Equity Securities, which are addressed by the foregoing clause (A)) from any Person (except for a wholly owned Company Subsidiary), except for, in the case of this clause (2), (I) acquisitions of Equity Securities in the ordinary course of business under the Company’s investment portfolio consistent with the Company treasury’s investment policy in effect as of the date hereof and (II) acquisitions or investments not in excess of $10,000,000 in the aggregate;

(viii) make or authorize any payment of, accrual or commitment for capital expenditures in any calendar year that would exceed by more than 110% the aggregate amount of capital expenditures budgeted for such calendar year in Section 5.1(b)(viii) of the Company Disclosure Schedule;

(ix) other than in the ordinary course of business consistent with past practice, enter into, materially modify or terminate any Contract that is or would be (if in effect as of the date hereof) a Company Material Contract (other than an Expired Contract), or waive, release or assign any material rights or claims thereunder; provided, however, that in no event shall any Company Entity be permitted to enter into any Contract that would be a Company Material Contract under Section 3.14(a)(v), Section 3.14(a)(vi), Section 3.14(a)(vii) or Section 3.14(a)(xiii);

(x) except as required by the terms of any Company Benefit Plan in effect as of the date hereof, (1) increase the compensation or benefits provided to any current or former director, officer, employee or natural person service provider of the Company Entities other than base salary increases in the ordinary course of business consistent with past practice not to exceed 4.25% in the aggregate over the base salary levels in effect as of the date hereof, (2) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or natural person service provider of the Company Entities other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice to those officers, employees or natural person service providers who terminate employment or service following the date hereof, (3) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of the Company Entities other than accelerating the time of payment or vesting of cash-based compensation or benefits in the ordinary course of business consistent with past practice, (4) establish, adopt, enter into, terminate or amend any material Company Benefit Plan or establish, adopt or enter into any material plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (5) hire any Person to be an officer or employee of any Company Entity or engage any other individual independent contractor to provide services to any Company Entity, other than the hiring of employees with annual base pay not in excess of $300,000 in the ordinary course of business consistent with past practices, (6) terminate the employment of any current officer or employee with annual base pay in excess of $300,000 other than for cause or (7) amend or modify any performance criteria, metrics or targets under any Company Benefit Plan such that, as compared to those criteria, metrics or targets under any Company Benefit Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

(xi) adopt, enter into, modify, amend or terminate any collective bargaining agreement or similar agreement;

(xii) engage in any action, or fail to take any action, that would cause a partial or complete withdrawal, or would give rise to any material Liability for any partial or complete withdrawal, under any multiemployer plan within the meaning of Section 3(37) of ERISA;

(xiii) except for any settlement, compromise or waiver relating in any way to the processing or payment of claims to Providers, settle or compromise, or waive any right related to, any Action, except for any Action (other than any Action relating to Taxes) involving only monetary relief where the amount paid in settlement or compromise is less than $5,000,000, individually, or $20,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such Action by any Company Entity as of the date hereof;

(xiv) except as required by GAAP, Applicable SAP or any Governmental Authority with jurisdiction over the business of the applicable Company Entity, as applicable, make any material change in financial accounting methods, principles or practices used by any Company Entity;

(xv) (1) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of any Company Entity or (2) restructure, recapitalize or reorganize;

(xvi) (1) make or change any material Tax election, (2) file any material amended Tax Return, (3) change any material Tax accounting method, (4) settle, compromise or surrender any material Action relating to Taxes, in excess of the amount of accrued reserves on the Company SEC Financial Statements related to such matter, (5) consent to any extension or waiver of any limitation period related to any claim or assessment for Taxes, (6) surrender any material claim for a refund of Taxes or (7) file any material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice;

(xvii) other than in the ordinary course of business consistent with past practice, terminate, suspend, abrogate, amend or modify (1) any certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory Governmental Authority or (2) any other material Permit, in the case of each of the foregoing clauses (1) and (2), in a manner material and adverse to the Company Entities, taken as a whole;

(xviii) make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, except, to the extent applicable, for any such change required by a change in applicable Law, GAAP or Applicable SAP; or

(xix) agree, resolve, authorize or commit to take any action prohibited by this Section 5.1.

(c) The Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent, materially delay or materially impede the Mergers or the other transactions contemplated hereby.

(d) Without limiting Section 5.1(a) or Section 5.1(b), nothing in this Section 5.1 shall give Parent the right to control or direct the operations of any Company Entity prior to the First Effective Time.

Section 5.2 Parent Conduct of Business Prior to the First Effective Time.

(a) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.2(a) of the Parent Disclosure Schedule or (z) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to (i) preserve intact in all material respects its business organization and goodwill, (ii) maintain in effect all material Permits necessary for the lawful conduct of its businesses, (iii) maintain in effect in all material respects Parent’s and its Subsidiaries’ programs with respect to its CMS star ratings and (iv) preserve relationships with its customers, suppliers and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided that no action by Parent or any Parent Subsidiary to the extent expressly permitted by Section 5.2(b) will be a breach of this Section 5.2(a).

(b) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.2(b) of the Parent Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(i) (1) amend the certificate of incorporation of Parent or (2) amend any other Constituent Documents of any Parent Entity in a manner materially adverse to the Company Stockholders;

(ii) issue, grant or sell any shares of Parent Capital Stock or any other Equity Securities in any Parent Entity, except (1) for the issuance, grant or sale of any shares of Parent Capital Stock or other such Equity Securities for or in excess of fair market value, (2) for the grant or issuance of Parent Equity Awards to employees, directors or individual independent contractors of any Parent Entity under the Parent Stock Plans, (3) the issuance or sale of Parent Common Stock under Parent’s employee stock purchase plan, (4) for shares of Parent Common Stock issuable upon the vesting of Parent Equity Awards, (5) in connection with the Parent Stock Issuance, (6) any issuance, grant or sale of Equity Securities in a Parent Entity to Parent or any wholly owned Parent Subsidiary or (7) in connection with any acquisition of assets or Equity Securities, any investment or any merger, consolidation, business combination or similar transaction permitted hereunder, including any financing thereof;

(iii) adjust, split, combine, subdivide, consolidate or reclassify any shares of Parent Capital Stock;

(iv) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Parent Common Stock or other Equity Securities in any Parent Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for dividends and distributions by a direct or indirect Parent Subsidiary to Parent or another direct or indirect Parent Subsidiary or dividend equivalents that accrue pursuant to the terms of any Parent Equity Awards; or

(v) agree, resolve, authorize or commit to take any action prohibited by this Section 5.2.

(c) Except as set forth in Section 5.2(c) of the Parent Disclosure Schedule, Parent shall not, and shall cause the Parent Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent, materially delay or materially impede the Mergers or the other transactions contemplated hereby.

(d) Without limiting Section 5.2(a), Section 5.2(b) or Section 5.2(c), nothing in this Section 5.2 shall give the Company the right to control or direct the operations of any Parent Entity prior to the First Effective Time.

Section 5.3 Preparation of the Form S-4 and the Joint Proxy Statement; Information Supplied; Stockholders Meetings.

(a) As promptly as reasonably practicable after the date hereof, (i) each of Parent and the Company shall commence a broker search under Section 14a-13 under the Exchange Act related to setting a record date for the Parent Stockholders Meeting and the Company Stockholders Meeting, respectively, and (ii) Parent and the Company shall cooperate in good faith in the preparation of, and shall jointly prepare, (1) the proxy statement relating to the Parent Stockholder Approval and the Company Stockholder Approval (the “Joint Proxy Statement”) and (2) the registration statement on Form S-4 to be filed with the SEC by Parent for the registration under the Securities Act of the Parent Stock Issuance (the “Form S-4”). Each of Parent and the Company shall cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the Exchange Act, the Securities Act and any other applicable Law. Unless the Company Board has made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Joint Proxy Statement shall include the Company Recommendation, and unless the Parent Board has made a Parent Change of Recommendation as permitted by Section 5.5(e) or Section 5.5(f), the Joint Proxy Statement shall include the Parent Recommendation. Each of Parent and the Company shall provide to the other Party for inclusion in the Joint Proxy Statement or the Form S-4 all information, financial or otherwise, concerning itself (including any acquired entities for which financial statements are required to be included in the Form S-4) and its controlled Affiliates as reasonably requested by the other Party, including, in the case of the Company, using its commercially reasonable efforts to provide all information concerning itself necessary to enable Parent to prepare the pro forma financial statements and related footnotes required to be included in the Form S-4 and Joint Proxy Statement.

(b) Parent shall file the Form S-4 in preliminary form with the SEC as soon as reasonably practicable after the date hereof, and each of Parent and the Company shall use reasonable best efforts to cause such filing to occur no later than thirty (30) days after the date hereof; provided that, prior to filing the Form S-4 in preliminary or final form, filing the Joint Proxy Statement in definitive form or mailing the Joint Proxy Statement to the Parent Stockholders or the Company Stockholders, each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on such document and consider in good faith the comments thereon of the other Party. Parent and the Company shall promptly (i) notify the other Party in writing of the receipt of any comments from the SEC related to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement or the Form S-4 and (ii) provide the other Party with a copy of any substantive correspondence received from the SEC related to the Joint Proxy Statement or the Form S-4. Each of Parent and the Company shall use reasonable best efforts (1) to cooperate in good faith related to, and respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement or the Form S-4; provided that each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on any response to any such SEC comment or request and consider in good faith the comments thereon of the other Party, and (2) to cause the SEC to declare the Form S-4 effective as soon as reasonably practicable after Parent files the Form S-4 in preliminary form with the SEC. Neither Parent nor the Company shall, and Parent and the Company shall cause their respective controlled Affiliates and Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the Form S-4 or the Joint Proxy Statement unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate therein. Parent shall advise the Company of the time that the SEC declares the Form S-4 effective under the Securities Act (such time, the “Form S-4 Effectiveness Time”) or the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, in each case, promptly after Parent’s receipt of notice thereof.

(c) As soon as reasonably practicable after the date hereof, in consultation with Parent, the Company shall duly set a record date, which shall be no later than ten (10) days after the Form S-4 Effectiveness Time (the “Company Record Date”) (and the Company shall use reasonable best efforts to cause the Company Record Date to be the same date as the Parent Record Date), for a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), file the Joint Proxy Statement in definitive form with the SEC and mail the Joint Proxy Statement to the Company Stockholders entitled to vote at the Company Stockholders Meeting, duly call and give notice of the Company Stockholders Meeting and, as promptly as reasonably practicable after the Company Record Date, duly convene and hold the Company Stockholders Meeting. The Company shall not delay convening, or postpone or adjourn, the Company Stockholders Meeting; provided, however, that:

(i) the Company may postpone or adjourn the Company Stockholders Meeting:

(1) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present; or

(2) after consultation with Parent, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith after consultation with outside legal counsel is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting;

(ii) the Company shall postpone or adjourn the Company Stockholders Meeting, upon Parent’s written request and at Parent’s direction, for a period of up to ten (10) Business Days if the Company delivers a Company Recommendation Change Notice under Section 5.4 within five (5) Business Days before the then-scheduled date of the Company Stockholders Meeting; and

(iii) a proposal to adopt this Agreement, a proposal for an advisory vote on certain compensation payable to executive officers of the Company in connection with the First Merger and a proposal to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof shall be the only proposals to be voted on at the Company Stockholders Meeting.

(d) As soon as reasonably practicable after the date hereof, in consultation with the Company, Parent shall duly set a record date, which shall be no later than ten (10) days after the Form S-4 Effectiveness Time (the “Parent Record Date”) (and Parent shall use reasonable best efforts to cause the Parent Record Date to be the same date as the Company Record Date) for a meeting of the Parent Stockholders for the purpose of seeking the Parent Stockholder Approval (the “Parent Stockholders Meeting”) and mail the Joint Proxy Statement to the Parent Stockholders entitled at the Parent Stockholders Meeting, duly call and give notice of the Parent Stockholders Meeting and, as promptly as reasonably practicable after the Parent Record Date, duly convene and hold the Parent Stockholders Meeting. Parent shall not delay convening, or postpone or adjourn, the Parent Stockholders Meeting; provided, however, that:

(i) Parent may postpone or adjourn the Parent Stockholders Meeting:

(1) after consultation with the Company, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Stockholder Approval to be received at the Parent Stockholders Meeting, whether or not a quorum is present; or

(2) after consultation with the Company, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Parent Board has determined in good faith after consultation with outside legal counsel is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting;

(ii) Parent shall postpone or adjourn the Parent Stockholders Meeting, upon the Company’s written request and at the Company’s direction, for a period of up to ten (10) Business Days if Parent delivers a Parent Recommendation Change Notice under Section 5.5 within five (5) Business Days before the then-scheduled date of the Parent Stockholders Meeting; and

(iii) a proposal to approve the Parent Stock Issuance and a proposal to approve the adjournment of the Parent Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Parent Stock Issuance shall be the only proposals to be voted on at the Parent Stockholders Meeting.

(e) Each of Parent and the Company shall use reasonable best efforts to call for and initially schedule the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date. If the Company Board has not made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Company shall use reasonable best efforts to (i) solicit from the Company Stockholders entitled to vote on the Company Stockholder Approval proxies in favor of the adoption hereof and any proposal on an advisory vote on certain compensation payable to executive officers of the Company in connection with the First Merger or to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof and (ii) take all other actions necessary or advisable to obtain the Company Stockholder Approval. If the Parent Board has not made a Parent Change of Recommendation as permitted by Section 5.5(e) or Section 5.5(f), Parent shall use reasonable best efforts to (1) solicit from the Parent Stockholders entitled to vote at the Parent Stockholders Meeting proxies in favor of the approval of the Parent Stock Issuance and (2) take all other actions necessary or advisable to obtain the Parent Stockholder Approval.

(f) If, at any time prior to the First Effective Time, Parent or the Company discovers any information relating to Parent or the Company or any of their respective Affiliates that should be disclosed in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and Parent and the Company shall promptly and jointly prepare an appropriate amendment or supplement describing such information and file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the Parent Stockholders and the Company Stockholders.

(g) Notwithstanding (i) any Company Change of Recommendation or Parent Change of Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Affiliates or Representatives of an Alternative Company Acquisition Proposal or the public proposal or announcement or other submission to Parent or any of its Affiliates or Representatives of an Alternative Parent Acquisition Proposal or (iii) anything herein to the contrary, unless this Agreement is terminated under Article VII, Parent’s and the Company’s respective obligations under this Section 5.3 shall continue in full force and effect, subject to the express exceptions under this Section 5.3.

Section 5.4 No Company Solicitation.

(a) The Company shall, and shall cause its controlled Affiliates and Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Alternative Company Acquisition Proposal and (ii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Company shall not, and shall cause each of its controlled Affiliates and Representatives not to, directly or indirectly, (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any Person of an Alternative Company Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Company Acquisition Proposal or provide any information to any Person in connection with, or related to, any Alternative Company Acquisition Proposal, (3) approve, endorse or recommend any Alternative Company Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an Alternative Company Acquisition Proposal or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision to which a Company Entity is a party (provided that if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Alternative Company Acquisition Proposal to the Company Board).

(b) Notwithstanding anything in Section 5.4(a) to the contrary, until the Company Stockholder Approval is obtained, if the Company receives a bona fide written Alternative Company Acquisition Proposal made after the date hereof that does not result from a breach of this Section 5.4, and if the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Company Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Company Acquisition Proposal, (i) the Company may enter into an Acceptable Company Confidentiality Agreement with the Person making such Alternative Company Acquisition Proposal, (ii) the Company and its Representatives may provide information (including nonpublic information) in response to a request therefor by such Person, subject to such Acceptable Company Confidentiality Agreement; provided that any nonpublic information provided to such Person, including if posted to an electronic data room, shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (iii) the Company and its Representatives may engage in discussion or negotiations for such Alternative Company Acquisition Proposal with such Person and its Representatives.

(c) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if the Company or any of its controlled Affiliates or Representatives receives any (i) indication by any Person that it is considering making an Alternative Company Acquisition Proposal, (ii) inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that relates to or contemplates an Alternative Company Acquisition Proposal or (iii) Alternative Company Acquisition Proposal or any proposal or offer that is reasonably likely to lead to an Alternative Company Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Alternative Company Acquisition Proposal, proposal or offer, the identity of the Person making any such indication, inquiry, request, Alternative Company Acquisition Proposal, proposal or offer, and a copy of any written indication, inquiry, request, Alternative Company Acquisition Proposal, proposal or offer or any draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details of any such Alternative Company Acquisition Proposal, request, inquiry, proposal or offer, including notifying Parent in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof. Without limiting the foregoing, the Company shall notify Parent in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Company Acquisition Proposal, and the Company shall not provide any such information or engage in such discussions or negotiations prior to providing such notice to Parent in writing.

(d) Except as provided under Section 5.4(e) or Section 5.4(f), neither the Company Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Joint Proxy Statement (in either preliminary or definitive form) or (3) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an Alternative Company Acquisition Proposal, (ii) fail to expressly reaffirm publicly the Company Recommendation within ten (10) Business Days following Parent’s written request to do so if an Alternative Company Acquisition Proposal is publicly announced or disclosed (provided that Parent may only make such request once with respect to any particular Alternative Company Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto) or (iii) make any recommendation or public statement in connection with a tender offer or exchange offer, except for a recommendation against such offer (each of the foregoing clauses (i)–(iii), a “Company Change of Recommendation”). In addition, neither the Company Board nor any committee thereof shall cause or permit a Company Entity to enter into any acquisition agreement, agreement and plan of merger or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding), (1) constituting, related to or that could reasonably be expected to lead to an Alternative Company Acquisition Proposal (except for an

Acceptable Company Confidentiality Agreement under Section 5.4(b)) (any such Contract, an “Alternative Company Acquisition Agreement”) or (2) requiring it to abandon or terminate this Agreement or fail to consummate the First Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(iii) if:

(i) the Company has received a written Alternative Company Acquisition Proposal that did not result from a breach of this Section 5.4;

(ii) the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Company Acquisition Proposal is a Superior Company Acquisition Proposal and the failure to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(iii) in response to such Alternative Company Acquisition Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(iii) the Company Board provides to Parent a prior written notice that the Company Board intends to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(iii) (a “Company Recommendation Change Notice”) in response to such Alternative Company Acquisition Proposal, which Company Recommendation Change Notice shall identify the Person making such Alternative Company Acquisition Proposal, attach a copy of such Alternative Company Acquisition Proposal and any proposed written definitive agreement relating to such Alternative Company Acquisition Proposal and summarize in reasonable detail any material terms and conditions of such Alternative Company Acquisition Proposal that are not reflected in such copies;

(iv) if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(v) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent in writing (provided that, if Parent has proposed any changes to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Alternative Company Acquisition Proposal, the Company Board shall provide a new Company Recommendation Change Notice (including all required information and documents) and an additional three (3) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Company Acquisition Proposal continues to be a Superior Company Acquisition Proposal and that the failure to make such a Company Change of Recommendation in response to such Alternative Company Acquisition Proposal or authorize the Company to terminate this Agreement under Section 7.1(d)(iii) would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation if:

(i) the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that a Company Intervening Event has occurred and the failure to make a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii) the Company Board provides to Parent a Company Recommendation Change Notice in response to such Company Intervening Event, which Company Recommendation Change Notice shall describe the facts relating to such Company Intervening Event in reasonable detail;

(iii) if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(iv) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent writing, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g) The Company agrees that any breach of, or failure to perform or comply with, this Section 5.4 in a material respect by the Company Board (or any member thereof) or any controlled Affiliates or director or officer of any Company Entity, in each case whether or not such Person is acting on behalf of any Company Entity, or any other Representative of the Company, acting on behalf of the Company, shall be deemed to be a breach by the Company of, or failure of the Company to perform and comply with its obligations under, this Section 5.4.

(h) Nothing under this Section 5.4 shall prohibit the Company or the Company Board from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Company Acquisition Proposal; provided, however, that (i) any such disclosure shall be deemed to be a Company Change of Recommendation unless such disclosure expressly states that the Company Board reaffirms the Company Recommendation and (ii) the foregoing shall not permit the Company or the Company Board or any committee thereof to make a Company Change of Recommendation that is not otherwise permitted by Section 5.4(e) or Section 5.4(f).

(i) As used herein:

(i) “Acceptable Company Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to the Company than those under the Confidentiality Agreement;

(ii) “Alternative Company Acquisition Proposal” means a bona fide inquiry, proposal or offer from any Person (except for Parent or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (1) acquisition of assets of the Company Entities equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (2) acquisition or issuance of 25% or more of the outstanding Company Common Stock, (3) tender offer or exchange offer that, if consummated, would result in any Person Beneficially Owning 25% or more of the outstanding Company Common Stock or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company;

(iii) “Company Intervening Event” means a material event or material circumstance that was not known to the Company Board prior to the Company’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the Company Board after the Company’s execution and delivery hereof and before the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (1) the receipt, existence or terms of an Alternative Company Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any matter contemplated by Section 5.8, including any noncompliance with Section 5.8 or any consequence thereof; (3) any event, change, effect, development or occurrence described in clauses (i)–(viii) of the definition of Company Material Adverse Effect; and (4) any change in the trading price or trading volume of the Company Common Stock, the Company meeting or exceeding any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any change in the credit rating of any Company Entity (provided that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such change, meeting or exceedance that is not otherwise excluded by the foregoing clauses (1)–(3) may be a Company Intervening Event and may be taken into account in determining whether a Company Intervening Event has occurred); and

(iv) “Superior Company Acquisition Proposal” means a bona fide Alternative Company Acquisition Proposal that the Company Board has determined, after consultation with its outside legal counsel and a nationally recognized financial advisor, in its good-faith judgment, taking into account all legal, regulatory and financial aspects of the proposal (including conditionality (including any debt or equity funding commitments), expected timing and likelihood of consummation of the proposal), the identity of the Person making the Alternative Company Acquisition Proposal and any other factor the Company Board determines in good faith to be relevant, (1) is reasonably likely to be consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transactions contemplated hereby; provided that, for purposes of the definition of “Superior Company Acquisition Proposal,” the references to “25%” in the definition of Alternative Company Acquisition Proposal shall be deemed to be references to “75%.”

Section 5.5 No Parent Solicitation.

(a) Parent shall, and shall cause its controlled Affiliates and Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Alternative Parent Acquisition Proposal and (ii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Parent shall not, and shall cause each of its controlled Affiliates and Representatives not to, directly or indirectly, (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any Person of an Alternative Parent Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Parent Acquisition Proposal or provide any information to any Person in connection with, or related to, any Alternative Parent Acquisition Proposal, (3) approve, endorse or recommend any Alternative Parent Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an Alternative Parent Acquisition Proposal or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision to which a Parent Entity is a party (provided that if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, Parent may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Alternative Parent Acquisition Proposal to the Parent Board).

(b) Notwithstanding anything in Section 5.5(a) to the contrary, until the Parent Stockholder Approval is obtained, if Parent receives a bona fide written Alternative Parent Acquisition Proposal made after the date hereof that does not result from a breach of this Section 5.5, and if the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Parent Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Parent Acquisition Proposal, (i) Parent may enter into an Acceptable Parent Confidentiality Agreement with the Person making such Alternative Parent Acquisition Proposal, (ii) Parent and its Representatives may provide information (including nonpublic information) in response to a request therefor by such Person, subject to such Acceptable Parent Confidentiality Agreement; provided that any nonpublic information provided to such Person, including if posted to an electronic data room, shall be provided to the Company prior to or substantially concurrently with the time it is provided to such Person, and (iii) Parent and its Representatives may engage in discussion or negotiations for such Alternative Parent Acquisition Proposal with such Person and its Representatives.

(c) Parent shall promptly (and in no event later than twenty-four (24) hours after receipt) advise the Company in writing if Parent or any of its controlled Affiliates or Representatives receives any (i) indication by any Person that it is considering making an Alternative Parent Acquisition Proposal, (ii) inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that relates to or contemplates an Alternative Parent Acquisition Proposal or (iii) Alternative Parent Acquisition Proposal or any proposal or offer that is reasonably likely to lead to an Alternative Parent Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Alternative Parent Acquisition Proposal, proposal or offer, the identity of the Person making any such indication, inquiry, request, Alternative Parent Acquisition Proposal, proposal or offer, and a copy of any written indication, inquiry, request, Alternative Parent Acquisition Proposal, proposal or offer or any draft agreement provided by such Person. Parent shall keep the Company informed (orally and in writing) in all material respects on a timely basis of the status and details of any such Alternative Parent Acquisition Proposal, request, inquiry, proposal or offer, including notifying the Company in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof. Without limiting the foregoing, Parent shall notify the Company in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Parent Acquisition Proposal, and Parent shall not provide any such information or engage in such discussions or negotiations prior to providing such notice to the Company in writing.

(d) Except as provided under Section 5.5(e) or Section 5.5(f), neither the Parent Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to the Company, the Parent Recommendation, (2) fail to include the Parent Recommendation in the Joint Proxy Statement (in either preliminary or definitive form) or (3) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an Alternative Parent Acquisition Proposal, (ii) fail to expressly reaffirm publicly the Parent Recommendation within ten (10) Business Days following the Company’s written request to do so if an Alternative Parent Acquisition Proposal is publicly announced or disclosed (provided that the Company may only make such request once with respect to any particular Alternative Parent Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto) or (iii) make any recommendation or public statement in connection with a tender offer or exchange offer, except for a recommendation against such offer (each of the foregoing clauses (i)–(iii), a “Parent Change of Recommendation”). In addition, neither the Parent Board nor any committee thereof shall cause or permit a Parent Entity to enter into any acquisition agreement, agreement and plan of merger or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding), (1) constituting, related to or that could reasonably be expected to lead to an Alternative Parent Acquisition Proposal (except for an Acceptable Parent Confidentiality Agreement under Section 5.5(b)) (any such Contract, an “Alternative Parent Acquisition Agreement”) or (2) requiring it to abandon or terminate this Agreement or fail to consummate the First Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 5.5 to the contrary, at any time before the Parent Stockholder Approval is obtained, the Parent Board may make a Parent Change of Recommendation or authorize Parent to terminate this Agreement under Section 7.1(c)(iii) if:

(i) Parent has received a written Alternative Parent Acquisition Proposal that did not result from a breach of this Section 5.5;

(ii) the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Parent Acquisition Proposal is a Superior Parent Acquisition Proposal and the failure to make a Parent Change of Recommendation or authorize Parent to terminate this Agreement under Section 7.1(c)(iii) in response to such Alternative Parent Acquisition Proposal would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(iii) the Parent Board provides to the Company a prior written notice that the Parent Board intends to make a Parent Change of Recommendation or authorize Parent to terminate this Agreement under Section 7.1(c)(iii) (a “Parent Recommendation Change Notice”) in response to such Alternative Parent Acquisition Proposal, which Parent Recommendation Change Notice shall identify the Person making such Alternative Parent Acquisition Proposal, attach a copy of such Alternative Parent Acquisition

Proposal and any proposed written definitive agreement relating to such Alternative Parent Acquisition Proposal and summarize in reasonable detail any material terms and conditions of such Alternative Parent Acquisition Proposal that are not reflected in such copies;

(iv) if requested by the Company, during the five (5) Business Day period after delivery of the Parent Recommendation Change Notice, Parent and its Representatives negotiate in good faith with the Company and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(v) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by the Company in writing (provided that, if the Company has proposed any changes to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Alternative Parent Acquisition Proposal, the Parent Board shall provide a new Parent Recommendation Change Notice (including all required information and documents) and an additional three (3) Business Day period from the date of such notice shall apply), the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Parent Acquisition Proposal continues to be a Superior Parent Acquisition Proposal and that the failure to make such a Parent Change of Recommendation in response to such Alternative Parent Acquisition Proposal or authorize Parent to terminate this Agreement under Section 7.1(c)(iii) would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Section 5.5 to the contrary, at any time before the Parent Stockholder Approval is obtained, the Parent Board may make a Parent Change of Recommendation if:

(i) the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that a Parent Intervening Event has occurred and the failure to make a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(ii) the Parent Board provides to the Company a Parent Recommendation Change Notice in response to such Parent Intervening Event, which Parent Recommendation Change Notice shall describe the facts relating to such Parent Intervening Event in reasonable detail;

(iii) if requested by the Company, during the five (5) Business Day period after delivery of the Parent Recommendation Change Notice, Parent and its Representatives negotiate in good faith with the Company and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(iv) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by the Company writing, the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(g) Parent agrees that any breach of, or failure to perform or comply with, this Section 5.5 in a material respect by the Parent Board (or any member thereof) or any controlled Affiliates or director or officer of any Parent Entity, in each case whether or not such Person is acting on behalf of any Parent Entity, or any other Representative of Parent, acting on behalf of Parent, shall be deemed to be a breach by Parent of, or failure of Parent to perform and comply with its obligations under, this Section 5.5.

(h) Nothing under this Section 5.5 shall prohibit Parent or the Parent Board from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Parent Acquisition Proposal; provided, however, that (i) any such disclosure shall be deemed to be a Parent Change of Recommendation unless such disclosure expressly states that the Parent Board reaffirms the Parent Recommendation and (ii) the foregoing shall not permit Parent or the Parent Board or any committee thereof to make a Parent Change of Recommendation that is not otherwise permitted by Section 5.5(e) or Section 5.5(f).

(i) As used herein:

(i) “Acceptable Parent Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to Parent than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to Parent than those under the Confidentiality Agreement;

(ii) “Alternative Parent Acquisition Proposal” means a bona fide inquiry, proposal or offer from any Person (except for the Company or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (1) acquisition of assets of the Parent Entities equal to 25% or more of Parent’s consolidated assets or to which 25% or more of Parent’s revenues or earnings on a consolidated basis are attributable, (2) acquisition or issuance of 25% or more of the outstanding Parent Common Stock, (3) tender offer or exchange offer that, if consummated, would result in any Person Beneficially Owning 25% or more of the outstanding Parent Common Stock or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent;

(iii) “Parent Intervening Event” means a material event or material circumstance that was not known to the Parent Board prior to Parent’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the Parent Board after Parent’s execution and delivery hereof and before the Parent Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (1) the receipt, existence or terms of an Alternative Parent Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any matter contemplated by Section 5.8, including any noncompliance with Section 5.8 or any consequence thereof; (3) any event, change, effect, development or occurrence described in clauses (i)–(viii) of the definition of Parent Material Adverse Effect; and (4) any change in the trading price or trading volume of the Parent Common Stock, Parent meeting or exceeding any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any change in the credit rating of any Parent Entity (provided that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such change, meeting or exceedance that is not otherwise excluded by the foregoing clauses (1)–(3) may be a Parent Intervening Event and may be taken into account in determining whether a Parent Intervening Event has occurred); and

(iv) “Superior Parent Acquisition Proposal” means a bona fide Alternative Parent Acquisition Proposal that the Parent Board has determined, after consultation with its outside legal counsel and a nationally recognized financial advisor, in its good-faith judgment, taking into account all legal, regulatory and financial aspects of the proposal (including conditionality (including any debt or equity funding commitments), expected timing and likelihood of consummation of the proposal), the identity of the Person making the Alternative Parent Acquisition Proposal and any other factor the Parent Board determines in good faith to be relevant, (1) is reasonably likely to be consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Parent Stockholders from a financial point of view than the transactions contemplated hereby; provided that, for purposes of the definition of “Superior Parent Acquisition Proposal,” the references to “25%” in the definition of Alternative Parent Acquisition Proposal shall be deemed to be references to “75%.”

Section 5.6 Notification of Certain Matters. Parent and the Company shall each use reasonable best efforts to give prompt notice to the other Party if any of the following occur after the date hereof:

(a) receipt of any written notice to the receiving Party from any third Person alleging that the Consent of such third Person is or may be required in connection with the Mergers or the other transactions contemplated hereby and such Consent would (in the good faith determination of such Party) reasonably be expected to (1) prevent or materially delay the Closing or the other transactions contemplated hereby or (2) be material to Parent, the Company or the Surviving Entity;

(b) receipt of any notice or other communication from any Governmental Authority (except for any notice or communication contemplated by Section 5.8) or the NYSE in connection with the Mergers or the other transactions contemplated hereby; or

(c) the occurrence of an event that would reasonably be expected to (i) prevent or materially delay the consummation of the Closing or the other transactions contemplated hereby or (ii) result in the failure of any condition in Article VI to be satisfied;

provided, however, that the delivery of any notice under this Section 5.6 shall not limit or otherwise affect the Parties’ respective rights and remedies available hereunder and no information delivered under this Section 5.6 shall, or shall be deemed to, update any section of any Disclosure Schedule or otherwise qualify or modify any of the Parties’ respective representations and warranties hereunder; provided, however, that any Party’s breach of, or failure to perform or comply with its obligations under, this Section 5.6 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) or Section 6.3(c), as applicable, as long as such breach or failure was not in bad faith or, with respect to Section 5.6(c)(ii) only, the underlying fact or event would not independently result in the failure of a condition set forth in Article VI to be satisfied.

Section 5.7 Access to Information. Upon reasonable notice, the Company shall provide Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to the Company Entities’ properties, books, records and personnel, and during such period, the Company shall cause to be furnished promptly to Parent, its Representatives and the Financing Sources all information concerning the Company Entities and their respective businesses, as Parent or the Financing Sources may reasonably request, including copies of such information as is necessary for the operation, ownership and management of the Company Entities’ business or information as may be required to permit Parent to satisfy its obligations to any Governmental Authority following the First Effective Time (but in the case of the Financing Sources, only if relevant to the Financing); provided that Parent and the Financing Sources shall not use any information obtained under this Section 5.7 for any purpose unrelated to the Mergers or the other transactions contemplated hereby; provided, however, that the Company shall not be required to provide any such access or information that in the reasonable, good-faith judgment of the Company would (a) be reasonably likely to result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which any Company Entity is a party or by which any Company Entity is bound (including any confidentiality obligation of any Company Entity); provided that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure to the extent permissible under applicable Law, or (b) jeopardize or undermine protections afforded any Company Entity under any legal privilege (including attorney-client privilege); provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege; provided, further, that (i) the Company shall promptly notify Parent in writing if any reason described in the foregoing clauses (a)–(b) is applicable to any request for information and (ii) if any such access or information is limited for the reasons described in the foregoing clauses (a)–(b), Parent and the Company shall use their respective reasonable best efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and the Company) shall provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.7. All information obtained by Parent and its Representatives under this Section 5.7 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement. Notwithstanding any other provision hereof, Parent agrees that it shall not, and shall cause its Representatives not to, prior to the First Effective Time, use any information obtained under this Section 5.7 for any competitive or other purpose unrelated to the consummation of the Mergers; provided, however, that, prior to the First Effective Time, nothing in this Section 5.7 shall limit any customary disclosures made by Parent and its Affiliates to the Financing Sources, rating agencies, prospective Financing Sources, underwriters, initial purchasers, solicitation agents, existing lenders (and related agents) or otherwise in connection with efforts or activities by Parent or the Financing Sources to obtain the Financing; provided, further, that the recipients of such information and any other information contemplated to be provided by the Company pursuant to Section 5.7, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under Section 5.7 or Section 5.8 as “Clean Team Information.”

Section 5.8 Consents, Approvals and Filings; Other Actions.

(a) Subject to the terms and conditions hereof, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to cause the conditions in Article VI to be satisfied as promptly as reasonably practicable after the date hereof (with the timing for pursuing the Regulatory Concessions Process determined in accordance with Section 5.8(d)) and in any event prior to the Outside Date (as it may be extended under Section 7.1(b)(i)), including making all Filings to or with, and using reasonable best efforts to obtain all Consents of, Governmental Authorities (including the HSR Clearance, the Required Filings and the Required Consents) that are necessary, proper or advisable to consummate the Mergers. In addition, the Company shall use reasonable best efforts to obtain all Consents of Persons other than Governmental Authorities that are necessary, proper or advisable to consummate the Mergers; provided, however, that the Company shall not make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such non-Governmental Authority third Person to obtain any such Consent without Parent’s prior written consent or be required to make, or commit or agree to make, any such concession or payment to, or incur any Liability that is not conditioned on the consummation of the Mergers.

(b) In furtherance of Section 5.8(a), Parent shall (i) defend any action, proceeding, suit or other litigation commenced by the Antitrust Division or the FTC (either alone or together with any other Governmental Authority) in connection with the transactions contemplated hereby and (ii) take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking (including any Divestiture Action) necessary to (1) resolve objections, if any, that a Governmental Authority asserts (or threatens to assert) under any applicable Law with respect to the Mergers and (2) avoid or eliminate each and every impediment under any applicable Law asserted by any such Governmental Authority with respect to the Mergers, in each case, to the extent necessary to cause the conditions set forth in Section 6.1(c) and Section 6.1(e) to be satisfied as promptly as reasonably practicable after the date hereof (with the timing for pursuing the Regulatory Concessions Process determined in accordance with Section 5.8(d)), and in any event prior to the Outside Date (as it may be extended under Section 7.1(b)(i)) (this clause (ii), collectively, “Regulatory Concessions”); provided, however, that, notwithstanding anything to the contrary set forth herein, Parent and its Subsidiaries shall not be required (A) to commence or defend any action, proceeding, suit or other litigation (other than (x) administrative applications for reconsideration or similar administrative appeals of adverse administrative determinations brought in administrative forums related to a Required Consent or (y) as contemplated by clause (i) of this Section 5.8(b)) against any Governmental Authority in connection with the transactions contemplated hereby or (B) to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession that, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of (x) the Parent Entities, taken as a whole, (y) the Company Entities, taken as a whole, or (z) the Parent Entities, taken as a whole, together with the Company Entities, taken as a whole (collectively, the “Combined Company”); provided, however, that (I) for purposes of each of the foregoing clauses (x) and (z), the Parent Entities, taken as a whole, and the Combined Company, respectively, shall be deemed to be of the size, scope and scale, and with the business, assets, Liabilities, financial condition and results of operations, of the Company Entities, taken as a whole, and (II) in determining whether any Regulatory Concession, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in such a material adverse effect under each of the foregoing clauses (x), (y) or (z), any adverse impact on the synergies reasonably expected to be realized from the Mergers shall (without duplication) be taken into account (any such Regulatory Concession, individually or in the aggregate, a “Burdensome Condition”). As used herein, “Divestiture Action” means any divestiture, sale, license or other disposition of, or the subjection to any hold-separate order of, any assets (including any Subsidiary, health plan, operation, division, business, product line or business relationship, or the termination, assignment or novation of any Contract or rights) of the Parent Entities or the Company Entities.

(c) (i) As soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than forty (40) days after the date hereof, Parent shall file, or cause to be filed, “Form A Statements” or similar change-of-control applications with the insurance commissioners or departments of health or other Governmental Authorities in each jurisdiction where required by applicable Law seeking approval of Parent’s acquisition of control of each applicable Company Regulated Subsidiary which results from the Mergers, (ii) as soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than forty (40) days after the date hereof, Parent shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Law related to the Mergers, (iii) as soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than twenty (20) Business Days after the date hereof, each of Parent and the Company shall file a notification and report form for the transactions contemplated hereby under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), (iv) as soon as reasonably practicable after the date hereof, each of Parent and the Company shall make, or cause to be made, any other Filing thereby that may be required by any applicable Antitrust Law and (v) not later than sixty (60) days prior to the Closing Date, Parent and the Company shall file, or cause the Parent Entities or the Company Entities, respectively, to file, any required notice to CMS, with a separate notice to the CMS Central or Regional Office Medicare Advantage or Part D plan manager if applicable. The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any of the foregoing Filings.

(d) Each Party shall (i) consult and cooperate reasonably with the other Parties in connection with (1) without prejudice to Section 5.8(c), any Filing contemplated by this Section 5.8 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any Governmental Authority, opinion or proposal made or submitted in connection with any such Filing and (2) any Action relating to the Mergers or the other transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of (1) any communication received by such Party from, or given by such Party to, any Governmental Authority in connection with the Mergers, including the FTC, the Antitrust Division or any federal and state departments of health, state insurance departments or other Governmental Authority with jurisdiction under applicable Health Care Laws or Insurance Laws, and (2) any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Mergers; provided that no Party shall be required to share with any other Party any Personal Information. Except as may be prohibited by any Governmental Authority or by applicable Law, each Party shall permit authorized Representatives of the other Party to (A) participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority relating to any such Filing or Action, (B) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Filing or Action and (C) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Authority submitted as required by Section 5.8(c). Without limiting Parent’s covenants and agreements under Section 5.8(a) and Section 5.8(b), each of Parent and the Company shall reasonably consult with each other regarding (I) coordinating and making, including (without prejudice to the requirements of Section 5.8(c)) determining the timing of, all Filings with Governmental Authorities in connection with the Mergers, (II) determining the strategy and timing for, and making all material decisions relating to, any Regulatory Concessions and seeking to obtain any Consent of a Governmental Authority contemplated by this Section 5.8 (including the HSR Clearance and the Required Consents) (such actions contemplated by this clause (II), the “Regulatory Concessions Process”), (III) coordinating and making all communications with Governmental Authorities related to the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.8 and (IV) resolving any Action related to any such Filing or Consent or the Mergers by any Governmental Authority, including any governmental inquiry, investigation or proceeding initiated by a private party; provided, however, that, with respect to the matters described in each of the foregoing clauses (I)–(IV), in the event of a disagreement between the Parties, Parent shall have the right to control and direct such matters consistent with its obligations hereunder. Notwithstanding the Company’s covenants and agreements under Section 5.8(a), without Parent’s prior written consent, the Company shall not, and shall not permit any Company Entity or any of their respective Representatives to, take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession.

Section 5.9 Indemnification.

(a) From and after the First Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to fulfill and honor in all respects the obligations of the Company Entities imposed under (i) each indemnification agreement in effect on the date hereof between any Company Entity and any Indemnified Person (the “Company Indemnification Agreements”) and (ii) any indemnification provision and any exculpation provision in the Constituent Documents of the Company Entities as in effect on the date hereof. The Constituent Documents of the Surviving Entity and the Surviving Entity’s Subsidiaries shall contain provisions related to indemnification and exculpation from liability substantially similar to the indemnification and exculpation from liability provisions in the Constituent Documents of the Company or its relevant Subsidiaries on the date hereof, and, during the period commencing at the First Effective Time and ending on the sixth (6th) anniversary of the Closing Date, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person.

(b) During the period commencing at the First Effective Time and ending on the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Entity or its applicable Subsidiaries to, indemnify and hold harmless, and advance expenses to, the Indemnified Persons against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages in connection with any actual or threatened Action arising out of or relating to (i) the fact that such Indemnified Person is or was a director or officer of any Company Entity, (ii) any acts or omissions occurring or alleged to occur prior to or at the First Effective Time in such Indemnified Person’s capacity as a director or officer of any Company Entity or (iii) the Mergers, this Agreement or the transactions contemplated hereby, in each case, to the extent permitted by applicable Law; provided, however, that the foregoing obligation shall not apply to the Persons and matters listed in Section 5.9(b) of the Company Disclosure Schedule.

(c) Through the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Entity or its applicable Subsidiaries to maintain in effect, for the benefit of the Indemnified Persons, the current level and scope of directors’ and officers’ liability insurance coverage in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date hereof; provided, however, that in no event shall the Surviving Entity be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company related to such current policy (the “Annual Cap”); provided, further, that, if the annual premiums payable for such insurance coverage exceed the Annual Cap, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost equal to the Annual Cap. In lieu of the obligations in, and notwithstanding anything in, the immediately preceding sentence, the Company, in consultation with Parent, may obtain a prepaid “tail” policy prior to the First Effective Time that provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Closing Date; provided that the premium payable for such “tail” policy shall not exceed the Annual Cap.

(d) If Parent or the Surviving Entity or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations of the Surviving Entity (or Parent) under this Section 5.9.

(e) From and after the Closing, the Indemnified Persons shall be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party hereto. The rights of the Indemnified Persons under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that any such Indemnified Person may have under the applicable Constituent Documents or any Company Indemnification Agreement.

(f) Nothing herein is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence related to the Company Entities for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

(g) For purposes hereof, “Indemnified Person” means any Person who is or was an officer or director of any Company Entity at or at any time prior to the First Effective Time.

Section 5.10 Financing.

(a) Unless Parent has sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions that do not include a provision of the type that would constitute a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, from and after the execution hereof, Parent shall not agree to nor permit any termination, amendment, replacement, supplement or other modification of, or waiver of any of its rights under, the Commitment Letter without the Company’s prior written consent to the extent such termination, amendment, replacement, supplement, modification or waiver would (i) add new conditions (or modify in a manner adverse to Parent any existing condition) to the consummation or availability of the Financing as compared to those in the Commitment Letter as of the date hereof, (ii) reduce the amount of the Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Required Funding Amount, (iii) adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter as so amended, replaced, supplemented or otherwise modified or waived, relative to the ability of Parent to enforce their rights against such parties to the Commitment Letter as in effect on the date hereof or (iv) reasonably be expected to prevent, materially delay or materially impair the consummation of the First Merger and the other transactions contemplated hereby (the foregoing clauses (i) through (iv), collectively, the “Prohibited Amendments”); provided that, for the avoidance of doubt, the Commitment Letter may be amended or supplemented to add lenders, lead arrangers, underwriters, bookrunners, syndication agents or similar entities that had not executed the Commitment Letter as of the date hereof. Parent shall promptly deliver to the Company true and complete copies of any amendment, replacement, supplement or other modification or waiver of the Commitment Letter. Parent shall have the right to substitute the proceeds of capital markets, securities or other financing transactions that do not include a provision of the type that would constitute a Prohibited Amendment for all or any portion of the Financing contemplated by the Commitment Letter by reducing commitments under the Commitment Letter. For purposes hereof, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as amended, replaced, supplemented, modified or waived in accordance with this Section 5.10 (including any Alternative Financing), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be amended, replaced, supplemented, modified or waived in accordance with this Section 5.10 and any commitment letters related to any Alternative Financing.

(b) Unless Parent has sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions that do not include a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, Parent shall use reasonable best efforts to (i) maintain in effect the Commitment Letter under its terms until the transactions contemplated hereby are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements for the Financing on the terms and subject to the conditions of the Commitment Letter or on other terms agreed by Parent (that in each case do not include a provision of the type that would constitute a Prohibited Amendment) and (iii) satisfy (or, if deemed advisable by Parent, seek a waiver on a timely basis of) all conditions to funding in the Commitment Letter that are within its, or its Affiliates’, control and, in the event that all conditions to funding in the Commitment Letter are satisfied at or prior to Closing, consummate the Financing at the Closing under the terms and conditions of the Commitment Letter at or prior to the Closing. Parent shall give prompt written notice (A) of any breach or default or threatened breach or default by any party to any Financing, in each case, of which Parent becomes aware, if such breach or default would reasonably be expected to result in a material delay of the Closing Date and (B) of the receipt of any written notice from any Person with respect to any breach or default or threatened breach, termination or repudiation by any party to any Financing.

(c) Unless Parent has sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions that do not include a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall promptly notify the Company in writing (and in any event no later than three (3) Business Days after becoming aware thereof) and use reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount not less than the Required Funding Amount and otherwise on conditions no less favorable in the aggregate to Parent than as set forth in the Commitment Letter as of the date hereof (the “Alternative Financing”); provided, however, that Parent shall not be required to obtain financing that includes terms and conditions materially less favorable (taken as a whole and taking into account any “market flex” provision) to Parent (as determined in the reasonable judgment of Parent), in each case relative to those in the Financing being replaced. Parent shall promptly (and in any event no later than three (3) Business Days after becoming aware thereof) provide the Company with a correct and complete copy of any commitment letter and any related fee letter (or similar agreements) relating to such Alternative Financing. Upon request, Parent shall keep the Company reasonably informed of its efforts to arrange and obtain the Financing.

(d) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective controlled Affiliates and Representatives, including legal, Tax, regulatory and accounting Representatives, to provide, at Parent’s sole expense, on a timely basis, all reasonable assistance and cooperation requested by Parent or the Financing Sources in connection with the Financing (which, for purposes of this Section 5.10(d), shall include any capital markets equity or debt financing that does not include a Prohibited Amendment sought by Parent in connection with the First Merger in replacement of all or any portion of the Financing contemplated by the Commitment Letter) or other financing by Parent. Without limiting the generality of the foregoing, such cooperation shall include the following: (i) promptly providing Parent and the Financing Sources and their respective agents with (1) the financial information regarding the Company Entities required to be delivered under conditions 6(b) and 9 in Annex C attached to the Commitment Letter as in effect on the date hereof (provided that the information required by such condition 9 (in addition to the information required by such condition 6(b)) shall be limited to acquired company financial statements of any Company Entity that would be required to be included in a registration statement filed for the purpose of offering Notes (as defined in the Commitment Letter as in effect on the date hereof)) and (2) other information with respect to the Company as may be reasonably requested by Parent or the Financing Sources and of the type customarily prepared and delivered by the Company to prepare customary offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act), registration statements and prospectuses under the Securities Act and other materials in connection with an offer or sale of securities in connection with such Financing (other than any pro forma financial statements, which shall be the responsibility of Parent, and projections) (all information required to be delivered under this clause (i) being referred to as “Required Information”); provided, however, that all information pursuant to the foregoing clause (2) shall be deemed to have been delivered, as of any date of determination, if the Company has complied in all material respects with its obligations under the Exchange Act to file reports with the SEC as of such date; (ii) participating (including by making members of senior management, certain representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate) upon reasonable advance notice in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agent for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, in each case with appropriate seniority and expertise, of the Company Entities), due diligence sessions, presentations, “road shows,” drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence, including providing access to documentation reasonably requested by such Persons in connection with lending, capital markets or other securities transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing, including using reasonable efforts to ensure that any syndication effort benefits from any existing lending and investment banking relationships; (v) aiding in the preparation of customary documentation, including bank information memoranda, prospectuses and similar documents (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC), rating agency presentations, road show presentations, private placement memoranda and written offering materials and similar documents used to complete such Financing (including delivery of one or more customary representation letters), in each case, to the extent information contained therein relates to the business of the Company Entities; (vi) using commercially reasonable efforts to cause its certified independent auditors (and certified independent auditors of any company recently acquired or whose acquisition by the Company is pending of whose financial statements would be required to be included in order for a registration statement filed by the Company to be declared effective) to provide (A) consent to use of their reports in any materials relating to the Financing or other financing by Parent, including SEC filings, prospectuses and offering memoranda that include or incorporate the Company’s consolidated financial information (including such information regarding any entity recently acquired by the Company or whose acquisition by the Company is pending) and their reports thereon and (B) auditors reports and comfort letters (including “negative assurances” comfort) for the financial information relating to the Company Entities (including any entity recently acquired by the Company or whose acquisition by the Company is pending), in each case, in customary form in connection with the Financing or other financing by Parent; (vii) taking all actions reasonably necessary in connection with the payoff of existing material Indebtedness described in clause (a) of the definition thereof of the Company Entities as of the Closing Date and the release of related Liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge); (viii) causing the taking of corporate actions reasonably necessary to permit the completion of the Financing; (ix) providing, at least five (5) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information reasonably requested by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (x) cooperating in procuring corporate and facilities ratings for the Financing in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.; (xii) (1) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board has knowledge of any facts as a result of which a restatement of any of the Company’s financial statements, in order for such financial statements to comply with GAAP, is probable and (2) providing customary representations in connection with the preparation of financial statements and other financial data of the Company Entities; (xiii) providing reasonable assistance in the preparation of pro forma information, risk factor disclosure and other disclosures required to consummate the Financing; (xiv) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders; and (xv) updating any financial statements included in the Required Information provided to Parent or the Financing Sources as may be necessary so that such Required Information qualifies as a Compliant Document prior to the Closing (provided that all assistance, cooperation and updated information required pursuant to this clause (xv) shall be deemed to have been provided, as of any date of determination, if the Company has complied in all material respects with its obligations under the Exchange Act to file reports with the SEC as of such date).

(e) Notwithstanding anything in Section 5.10(d), none of the Company Entities shall be required to (i) agree to pay any commitment or other fee prior to the Closing in connection with the Financing, (ii) make any payment or incur any other liability or give any indemnity in connection with the Financing prior to the Closing other than expenses reimbursable under Section 5.10(f), (iii) take any action that would require any director, officer or employee of any Company Entity to execute any document, agreement, certificate or instrument (including any resolutions) that would be effective prior to the Closing, (iv) take any action that would unreasonably interfere with the ongoing business or operation of the Company Entities, (v) take any action that would conflict with or violate the Constituent Documents of the Company Entities, any Contract to which a Company Entity is a party or applicable Law, (vi) cause any director, officer or employee of any Company Entity to incur any actual or potential personal liability or breach any fiduciary duty, or (vii) provide access to or disclose information that the Company reasonably determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Affiliates; provided, however, that the foregoing clause (iii) shall not apply to (1) customary authorization letters to the extent required by the foregoing clause (ix) of Section 5.10(d) or (2) customary resolutions, representation letters, officer’s certificates, supplemental indentures (which do not result in the creation or assumption of any additional obligations on any Company Entity prior to the First Effective Time) and solicitation agreements and similar documents required to be executed in connection with the closing of a sale of securities (registered or unregistered), debt offering into escrow or in connection with any consent solicitation, offer to purchase or offer to exchange, in each case, on customary terms, referred to in Section 5.10(g) below.

(f) Parent shall indemnify and hold harmless the Company Entities and their respective Representatives and Affiliates from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages suffered or incurred by any of them in connection with the cooperation or assistance obligations pursuant to this Section 5.10 and the provision of any information utilized in connection therewith (other than with respect to any material misstatement or omission in the information provided by any Company Entity expressly for use in connection therewith), except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the bad faith, willful misconduct or gross negligence of Company Entities or their respective Representatives or controlled Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment. Parent will reimburse the Company Entities promptly on demand for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company Entities in connection with their cooperation pursuant to this Section 5.10, except to the extent any such expense results from the bad faith, willful misconduct or gross negligence of Company Entities or their respective Representatives or controlled Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(g) Subject to the other provisions of this Section 5.10 (including Section 5.10(f)), if requested by Parent, the Company shall cause its controlled Affiliates and Representatives to use its and their reasonable best efforts to reasonably cooperate with Parent and Merger Subs to, with respect to the Company’s 5.25% Senior Notes due 2025 and the Company’s 5.375% Senior Notes due 2026 (collectively, the “Notes”) and the related indentures (as amended or supplemented prior to the date hereof), (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of Notes for cash (the “Offers to Purchase”) or (2) one or more offers to exchange any or all of the outstanding Notes for securities issued by any Parent Entity (the “Offers to Exchange”) and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to such indentures (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that any such transaction shall be funded using consideration provided by the Parent Entities, Parent shall be responsible for all other liabilities incurred by any Company Entity in connection with any Company Notes Offers and Consent Solicitations and no Offer to Purchase or Offer to Exchange shall be consummated prior to Closing. Any Company Note Offers and Consent Solicitations shall be made on customary terms and conditions (including price to be paid and conditionality) as are reasonably proposed by any Parent Entity, are reasonably acceptable to the Company and are permitted or required by the terms of such Notes, the applicable indentures and applicable Laws, including SEC rules and regulations. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures to the applicable Notes indentures in accordance with the terms thereof amending the terms and provisions of such indentures in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures shall not become effective until Closing. At the Parent Entities’ expense, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective controlled Affiliates and Representatives to, on a timely basis, upon the reasonable request of any Parent Entity, provide reasonable assistance and cooperation in connection with any Company Note Offers and Consent Solicitations (including but not limited to requesting, and using reasonable best efforts to cause, (i) the Company’s independent accountants (and certified independent auditors of any company recently acquired or whose acquisition by the Company is pending of whose financial statements would be required to be included in order for a registration statement filed by the Company to be declared effective) to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations and (ii) the Company’s Representatives to furnish any customary certificates, legal opinions or negative assurance letters in connection with the Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by the Parent Entities and reasonably acceptable to the Company and their fees and out-of-pocket expenses will be paid directly by Parent.

(h) On or prior to the Closing, the Company shall cause the agent under the Existing Credit Facility to deliver an executed payoff letter (the “Payoff Letter”) with respect to the Existing Credit Facility, in customary form reasonably acceptable to the Company and Parent; provided that any such Payoff Letter shall be contingent upon the occurrence of the Closing, unless otherwise agreed by the Company.

(i) Notwithstanding anything herein, each of Parent and each Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to Closing.

Section 5.11 NYSE Stock Exchange Listing; Blue-Sky Laws; Delisting.

(a) Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on the NYSE, subject to official notice of issuance, prior to the First Effective Time, and the Company shall reasonably cooperate with Parent in connection therewith, including by providing all information reasonably requested by Parent in connection therewith. Parent shall use reasonable best efforts to take all actions reasonably required to be taken under any applicable state securities Laws in connection with the Parent Stock Issuance, except for qualifying to do business in any jurisdiction in which Parent is not now so qualified.

(b) Prior to the First Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to take all actions necessary to be taken prior to the First Effective Time to cause the delisting of the Company Common Stock from the NYSE and the termination of the Company’s registration under the Exchange Act, in each case, as soon as reasonably practicable following the First Effective Time, subject to compliance with the Company’s obligations under the Exchange Act.

Section 5.12 Section 16 Matters. Prior to the First Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities related to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities related to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act related to the Company or shall become subject to such reporting requirements related to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 5.13 Employee Benefit Matters.

(a) For a period of one (1) year immediately following the First Effective Time (or if shorter, during the relevant period of employment), Parent shall provide, or shall cause to be provided, to each employee of any Company Entity who continues to be employed by Parent or its Subsidiaries (each, a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the First Effective Time, (ii) target cash and equity incentive opportunities that are in the aggregate no less favorable than those provided to each such Continuing Employee immediately prior to the First Effective Time, (iii) employee benefits that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the First Effective Time and (iv) severance benefits that are no less favorable than those that would have been provided to each such Continuing Employee under the applicable Company Benefit Plans set forth in Section 3.9(a) of the Company Disclosure Schedule and designated thereon as a severance benefit plan, program, policy, agreement or arrangement of the Company.

(b) From and after the First Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, assume and honor all Company Benefit Plans in accordance with their terms as in effect immediately before the First Effective Time and the Mergers shall be deemed to constitute a “change in control”, “change of control” or term of similar import, as applicable, under such Company Benefit Plans.

(c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any benefit plans, policies, programs, contracts, agreements or arrangements of Parent and its Subsidiaries to the extent such plans provide benefits to any Continuing Employee on or after the First Effective Time (excluding the Company Benefit Plans) (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company Entities and their respective predecessors before the First Effective Time, to the same extent as such Continuing Employee was entitled, before the First Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the First Effective Time; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan and (iii) for purposes of eligibility, vesting or benefit accruals under any retiree medical or welfare arrangement. In addition, and without limiting the generality of the foregoing, for any New Plans that are welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent, the Surviving Entity or any of their respective Subsidiaries (“Parent Welfare Company Benefit Plans”), in which a Continuing Employee may be eligible to participate on or after the First Effective Time, Parent, the Surviving Entity and their respective Subsidiaries shall (1) waive all limitations as to eligibility waiting periods and preexisting and actively at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee (and each covered dependent, spouse or beneficiary) under any Parent Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under a comparable Company Benefit Plan, and (2) provide, credit to each Continuing Employee (and each covered dependent, spouse or beneficiary) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (or covered dependent, spouse or beneficiary) under the Company Benefit Plans during the relevant plan year, up to and including the First Effective Time.

(d) If requested by Parent no later than ten (10) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company Entities (each, a “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash or notes (representing plan loans from the Company Qualified Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent Qualified Plan as of the Closing Date.

(e) To the extent that the First Effective Time occurs (i) in 2019 or (ii) following the end of the 2019 performance period with respect to the Company’s annual cash incentive plans (each, a “Company Incentive Plan”), but prior to payment of the bonuses for such 2019 performance period, Parent shall, or shall cause the Surviving Corporation to, pay (without proration) to each Continuing Employee as soon as practicable following the First Effective Time (but in no event later than ten (10) Business Days following the First Effective Time), an amount based on the actual level of achievement of the applicable performance criteria as determined in good faith and consistent with past practice by the Company Board or a committee thereof (and taking into account any shortened performance period and the information available to the Company Board or the applicable committee thereof at the time of such determination) (each such payment, a “2019 Bonus”); provided, however, any 2019 Bonus payable to any Continuing Employee pursuant to this provision in excess of the pro-rated amount that would have been payable to such Continuing Employee with respect to the portion of the 2019 performance period elapsing prior to the First Effective Time shall be treated as the payment of post-closing compensation for purposes of Section 5.13(a). No later than three (3) Business Days prior to the date that the Company provides its calculations as to the achievement of the performance metrics applicable to the 2019 Bonuses to the Company Board or a committee thereof, the Company shall provide such calculations to Parent. The Company shall consider in good faith any reasonable comments or adjustments to such calculations by Parent prior to providing such calculations to the Company Board or a committee thereof.

(f) In the event that the First Effective Time occurs in 2020, Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through December 31, 2020, at the same time or times that Parent or the Surviving Corporation pay annual bonuses in respect of the 2020 performance period to other similarly situated employees of Parent or its Subsidiaries, but in no event later than March 15, 2021, a bonus for the 2020 performance period (the “2020 Annual Bonus”) that is no less than the sum of (i) the pro-rata portion of 2020 Annual Bonus that such Continuing Employee would have been entitled to receive under the Company Incentive Plans determined based on the Continuing Employee’s target bonus for such 2020 performance period and the number of days elapsed from January 1, 2020 through the First Effective Time, and (ii) the 2020 Annual Bonus earned by such Continuing Employee for the period following the First Effective Time through the remainder of calendar year 2020, based on actual performance as determined reasonably and in good faith by the Parent Board or a committee thereof based on actual results (and after giving appropriate effect to the Mergers and actions taken by Parent in connection therewith that affect the Surviving Corporation and its Subsidiaries). Notwithstanding anything to the contrary in the foregoing, if a Continuing Employee’s employment is terminated without “Cause” or due to the Continuing Employee’s resignation with “Good Reason” (as each term is defined in Section 5.13(f) of the Company Disclosure Schedule), in each case, after the First Effective Time but prior to December 31, 2020 (each, a “Qualifying Termination”), Parent shall, or shall cause the Surviving Corporation to, pay to such Continuing Employee, as soon as administratively practicable following the date of such Qualifying Termination (but no later than sixty (60) days after the date of such Qualifying Termination), a pro-rated portion of 100% of the target 2020 Annual Bonus applicable to such Continuing Employee, with such proration based on the relative portion of the 2020 calendar year during which such Continuing Employee was employed with the Company, Parent, the Surviving Corporation or any of their respective Affiliates; provided that the foregoing treatment upon a Qualifying Termination shall not apply to any Continuing Employee who is otherwise entitled to a prorated bonus under the terms of an applicable Company Benefit Plan.

(g) Nothing in this Section 5.13 shall be treated as an amendment, establishment or termination of, or undertaking to amend, establish or terminate, any Benefit Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement. The provisions of this Section 5.13 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 5.13, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Continuing Employee or other Person under a Company Benefit Plan that such Continuing Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

Section 5.14 Stockholder Litigation.

(a) In the event that any Action related to this Agreement, the Mergers or the other transactions contemplated hereby is brought against the Company or its directors by holders of Equity Securities in the Company (“Company Stockholder Litigation”), the Company shall promptly notify Parent of such Company Stockholder Litigation and shall keep Parent informed on a current basis of the status thereof. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any such Company Stockholder Litigation; provided, however, that the Company shall not settle any Company Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) In the event that any Action related to this Agreement, the Mergers or the other transactions contemplated hereby is brought against Parent or its directors by holders of Equity Securities in Parent (“Parent Stockholder Litigation”), Parent shall (i) promptly notify the Company of such Parent Stockholder Litigation, (ii) keep the Company informed on a current basis of the status thereof and (iii) consult with the Company and consider in good faith the recommendations of the Company in connection with the defense and settlement of any such Parent Stockholder Litigation.

Section 5.15 Certain Tax Matters.

(a) The Parties shall (and shall cause their respective Subsidiaries to) (i) use their respective reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. For purposes of allowing counsel to render any opinions required by applicable Law to be filed in connection with the filing of the Form S-4, each Party shall execute and deliver officer’s certificates containing appropriate representations and warranties that are customary for the transactions contemplated hereby at such time or times as may be reasonably requested by such counsel.

(b) Parent shall promptly notify the Company if, at any time before the First Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Company shall promptly notify Parent if, at any time before the First Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Directors. Prior to the First Effective Time, the Parent Board shall take all actions necessary (a) to increase the size of the Parent Board, as of immediately after the First Effective Time, from nine (9) to eleven (11) directors and (b) to cause two (2) individuals, jointly selected by Parent and the Company, serving on the Company Board immediately prior to the First Effective Time (the “Company Directors”), to be appointed as members of the Parent Board to fill the vacancies created by the action described in the foregoing clause (a); provided that (i) the Company Directors are willing to serve on the Parent Board and shall satisfy applicable NYSE independence requirements and comply with Parent’s corporate governance guidelines, as determined by the Parent Board and its nominating and governance committee acting reasonably and in good faith, and (ii) one (1) such Company Director, jointly selected by Parent and the Company, shall be appointed to nominating and governance committee of the Parent Board as of immediately after the First Effective Time.

Section 5.17 Stock Award Schedule. No earlier than five (5) Business Days prior to, and no later than three (3) Business Days prior to, the anticipated Closing Date (the “Stock Award Reference Date”), the Company shall provide Parent a list of all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (i) the name of the holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the level specified in Section 2.7), (iii) the name of the Company Stock Plan under which the award was granted and (iv) the date of grant and vesting terms, in each case, as of the Stock Award Reference Date. Following such delivery, the Company shall promptly (and in no event later than the day prior to the Closing Date) provide Parent with a list of any changes occurring in such information since the Stock Award Reference Date. The Company’s breach of, or failure to perform or comply with its obligations under, this Section 5.17 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) as long as such breach or failure was not in bad faith.

Section 5.18 Company Resignations. Except as otherwise directed by Parent prior to the Closing, the Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each member of the Company Board (and to the extent requested by Parent, by any director of each other Company Entity) in office immediately prior to the First Effective Time, which resignations shall be effective at the First Effective Time.

Section 5.19 State Takeover Statutes. If any Takeover Law becomes, or purports to become, applicable to any Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that such Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Mergers or the other transactions contemplated hereby.

Section 5.20 Parent Approval. Parent shall take all action necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement, in each case, on the terms and conditions set forth in this Agreement. Promptly following the execution and delivery of this Agreement, Parent shall adopt this Agreement as the sole stockholder of each Merger Sub and shall promptly provide evidence of such adoption to the Company.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party. The respective obligations of Parent and Merger Subs, on the one hand, and the Company, on the other hand, to consummate the First Merger are subject to the satisfaction (or waiver by Parent and the Company) prior to the Closing of the following conditions:

(a) Stockholder Approvals. The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) NYSE Stock Exchange Listing. The shares of Parent Common Stock to be issued in connection with the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Legal Restraint. No Law, whether preliminary, temporary or permanent, enacted or issued by a Governmental Authority of competent jurisdiction shall be in effect that prevents, makes illegal or prohibits the Mergers or the Parent Stock Issuance (any such Law, a “Legal Restraint”).

(d) Form S-4. The Form S-4 Effectiveness Time shall have occurred, and the Form S-4 shall not be the subject of any stop order or pending Actions by the SEC seeking a stop order.

(e) Governmental Consents. (i) The waiting period under the HSR Act applicable to the transactions contemplated hereby, and any time period specified in an agreement between all of the Parties, on the one hand, and the FTC or Antitrust Division, on the other hand, during which the Parties have agreed not to consummate the First Merger, shall have expired or been terminated (the “HSR Clearance”) and (ii) all Filings with or to, and all Consents of, any Governmental Authority listed in Exhibit A (the “Required Filings” and the “Required Consents,” respectively) shall have been made or obtained, respectively.

Section 6.2 Conditions to Obligations of Parent and Merger Sub I. The obligations of Parent and Merger Sub I to consummate the Closing are subject to the satisfaction (or waiver by Parent) prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty in Article III (except for the representations and warranties in Section 3.1(a), Section 3.2(a), Section 3.2(b), the first sentence of Section 3.2(d), Section 3.3, Section 3.6(b) and Section 3.20) shall be accurate in all respects (read, for purposes of this Section 6.2(a)(i) only, without any qualification as to “material,” “in all material respects,” “Company Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (ii) each representation and warranty in Section 3.6(b) shall be accurate in all respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), (iii) each representation and warranty in Section 3.1(a) and Section 3.20 shall be accurate in all material respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date) and (iv) each representation and warranty in Section 3.2(a), Section 3.2(b), Section 3.3 and the first sentence of Section 3.2(d) shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date).

(b) Covenants and Agreements. The Company shall have performed or complied with in all material respects all of the covenants and agreements hereunder that this Agreement requires the Company to perform or comply with prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing and no event, change, effect, development or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect shall have occurred and be continuing.

(d) No Burdensome Condition. (i) No Burdensome Condition shall be a condition to the receipt of the HSR Clearance or the Required Consents and (ii) none of the HSR Clearance, the Required Filings or the Required Consents shall contain, include or impose any Burdensome Condition.

(e) Bringdown Certificate. Parent shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of the Company, certifying the satisfaction of all conditions in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or waiver by the Company) prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty in Article IV (except for the representations and warranties in Section 4.1(a), Section 4.2(a), Section 4.2(b), the first sentence of Section 4.2(d), Section 4.3, Section 4.6(b) and Section 4.16) shall be accurate in all respects (read, for purposes of this Section 6.3(a)(i) only, without any qualification as to “material,” “in all material respects,” “Parent Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (ii) each representation and warranty in Section 4.6(b) shall be accurate in all respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), (iii) each representation and warranty in Section 4.1(a) and Section 4.16 shall be accurate in all material respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date) and (iv) each representation and warranty in Section 4.2(a), Section 4.2(b), Section 4.3 and the first sentence of Section 4.2(d) shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date).

(b) Covenants and Agreements. Each of Parent and each Merger Sub shall have performed or complied with in all material respects all of the covenants and agreements hereunder that this Agreement requires Parent or Merger Subs to perform or comply with prior to the Closing.

(c) No Parent Material Adverse Effect. Since the date hereof, no Parent Material Adverse Effect shall have occurred and be continuing and no event, change, effect, development, state of facts, condition, circumstance or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect shall have occurred and be continuing.

(d) Bringdown Certificate. The Company shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Parent, certifying the satisfaction of all conditions in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

ARTICLE VII
TERMINATION

Section 7.1 Termination.

(a) Termination by Mutual Agreement. Parent and the Company shall have the right to terminate this Agreement at any time prior to the First Effective Time by mutual written agreement, whether before or after obtainment of the Parent Stockholder Approval or the Company Stockholder Approval.

(b) Termination by Either Parent or the Company. Each of Parent and the Company shall have the right to terminate this Agreement at any time prior to the First Effective Time, whether before or after obtainment of the Parent Stockholder Approval or the Company Stockholder Approval, if:

(i) the Closing has not occurred prior to 5:00 p.m., New York City time, on March 26, 2020 (the “Outside Date”); provided, however, that, if, as of 5:00 p.m., New York City time, on the Outside Date, all of the conditions in Article VI have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (1) the conditions in Section 6.1(c) (but only if each applicable Legal Restraint relates to Antitrust Laws or a Required Consent) or Section 6.1(e) and (2) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the Outside Date)), the Outside Date shall automatically be extended to August 26, 2020; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred prior to 5:00 p.m., New York City time, on the Outside Date (as it may be extended under this Section 7.1(b)(i)) was primarily caused by, or resulted from, such Party’s breach of, or such Party’s failure to perform or comply with, any of its covenants or agreements hereunder;

(ii) a Legal Restraint shall be in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was primarily caused by, or resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder;

(iii) the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the approval of the Parent Stock Issuance was taken; or

(iv) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption hereof was taken.

(c) Termination by Parent. Parent shall have the right to terminate this Agreement at any time prior to the First Effective Time if:

(i) the Company Board or a committee thereof makes a Company Change of Recommendation (regardless of whether such Company Change of Recommendation was permitted under Section 5.4(e) or Section 5.4(f)); provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(i) after the Company Stockholder Approval is obtained;

(ii) (1) the Company has committed a Willful Breach of Section 5.4 and (2) such Willful Breach cannot be cured by the date of the Company Stockholders Meeting or, if capable of being cured, is not cured within ten (10) Business Days after Parent delivers written notice of such breach to the Company; provided, however, that, from and after obtainment of the Company Stockholder Approval, Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) for any such Willful Breach occurring prior to such obtainment;

(iii) (1) the Parent Board has authorized Parent to terminate this Agreement under this Section 7.1(c)(iii) in compliance with Section 5.5(e) in response to a Superior Parent Acquisition Proposal that did not result from a breach of Section 5.5 and (2) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such Superior Parent Acquisition Proposal is duly executed and delivered by Parent, the Person making such Superior Parent Acquisition Proposal and all other parties thereto; provided, however, that Parent shall not be entitled to terminate this Agreement under this Section 7.1(c)(iii), and no such purported termination shall have any effect, unless, prior to or concurrently with such termination, Parent pays the Company the applicable Parent Alternative Transaction Termination Fee under Section 7.3(a); or

(iv) the Company breaches, or fails to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied and (2) cannot be cured by the Company by the Outside Date (as it may be extended under Section 7.1(b)(i)) or, if capable of being cured by the Company by the Outside Date (as it may be extended under Section 7.1(b)(i)), is not cured by the Company within thirty (30) days after

Parent delivers written notice of such failure to the Company; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(iv) if Parent or Merger Subs breach, or fail to perform or comply with, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Subs’ respective representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable.

(d) Termination by the Company. The Company shall have the right to terminate this Agreement at any time prior to the First Effective Time if:

(i) the Parent Board or a committee thereof makes a Parent Change of Recommendation (regardless of whether such Parent Change of Recommendation was permitted under Section 5.5(e) or Section 5.5(f)); provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(i) after the Parent Stockholder Approval is obtained;

(ii) (1) Parent has committed a Willful Breach of Section 5.5 and (2) such Willful Breach cannot be cured by the date of the Parent Stockholders Meeting or, if capable of being cured, is not cured within ten (10) Business Days after the Company delivers written notice of such breach to Parent; provided, however, that, from and after obtainment of the Parent Stockholder Approval, the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(ii) for any such Willful Breach occurring prior to such obtainment;

(iii) (1) the Company Board has authorized the Company to terminate this Agreement under this Section 7.1(d)(iii) in compliance with Section 5.4(e) in response to a Superior Company Acquisition Proposal that did not result in a breach of Section 5.4 and (2) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such Superior Company Acquisition Proposal is duly executed and delivered by the Company, the Person making such Superior Company Acquisition Proposal and all other parties thereto; provided, however, that the Company shall not be entitled to terminate this Agreement under this Section 7.1(d)(iii), and no such purported termination shall have any effect, unless, prior to or concurrently with such termination, the Company pays Parent the applicable Company Alternative Transaction Termination Fee under Section 7.3(b); or

(iv) any of Parent or Merger Subs breach, or fail to perform or comply with, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Subs’ respective representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied and (2) cannot be cured by Parent or Merger Subs, as applicable, by the Outside Date (as it may be extended under Section 7.1(b)(i)) or, if capable of being cured by Parent or Merger Subs, as applicable, by the Outside Date (as it may be extended under Section 7.1(b)(i)), is not cured by Parent or Merger Subs, as applicable, within thirty (30) days after the Company delivers written notice of such failure to Parent; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(iv) if the Company breaches, or fails to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable.

Section 7.2 Effect of Termination. This Agreement may be terminated only under Section 7.1. In order to terminate this Agreement under Section 7.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties under Section 8.4, specifying the subsection of Section 7.1 under which such termination is effected. If this Agreement is terminated under Section 7.1, this Agreement shall immediately become void and of no effect, and no Party (or any other Person) shall have any further Liability, whether arising before, at or after such termination, that may be based on this Agreement, arising out of this Agreement or relating hereto or the negotiation, execution, performance or subject matter hereof, except that (a) the second-to-last and third-to-last sentences of Section 5.7, Section 5.10(f), this Section 7.2, Section 7.3 and Article VIII, and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms and (b) except as provided in Section 7.3(c), no such termination shall relieve any Party from Liability for any Fraud or any Willful Breach occurring prior to such termination. No termination hereof shall affect the Parties’ respective obligations under the Confidentiality Agreement, all of which obligations shall survive any termination hereof under their terms (notwithstanding anything in Section 8.6 to the contrary).

Section 7.3 Termination Fees; Expense Reimbursements.

(a) Parent Terminations Fees.

(i) Parent Intervening Event Termination Fee. If the Company terminates this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to a Parent Intervening Event or Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, the Company would have been entitled to terminate this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to a Parent Intervening Event, Parent shall pay to the Company a fee of $954,766,149 in cash (the “Parent Intervening Event Termination Fee”), by wire transfer of immediately available funds in accordance with the Company Wiring Instructions, no later than two (2) Business Days after the date of such termination.

(ii) Lower Parent Alternative Transaction Termination Fee. If, prior to 5:00 p.m., New York City time, on May 10, 2019 (such time, the “Applicable Time”), (1) the Company terminates this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to an Alternative Parent Acquisition Proposal or (2) Parent terminates this Agreement under Section 7.1(c)(iii), Parent shall pay to the Company a fee of $756,826,826 in cash (the “Lower Parent Alternative Transaction Termination Fee”), by wire transfer of immediately available funds in accordance with the Company Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clause (1) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (2).

(iii) Higher Parent Alternative Transaction Termination Fee. If (1) after the Applicable Time, (A) the Company terminates this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to an Alternative Parent Acquisition Proposal or (B) Parent terminates this Agreement under Section 7.1(c)(iii), (2) the Company or Parent terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, the Company would have been entitled to terminate this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to an Alternative Parent Acquisition Proposal or Section 7.1(d)(ii) or (3) the Company terminates this Agreement under Section 7.1(d)(ii), Parent shall pay to the Company a fee of $908,192,191 in cash (the “Higher Parent Alternative Transaction Termination Fee” and, together with the Lower Parent Alternative Transaction Termination Fee, the “Parent Alternative Transaction Termination Fees”) by wire transfer of immediately available funds in accordance with the Company Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clauses (1)(A), (2) or (3) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (1)(B).

(iv) Parent No-Vote Fee. Parent shall pay to the Company the Parent No-Vote Fee if Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, the Company would not have been entitled to terminate this Agreement under Section 7.1(d)(i) (such termination, a “Parent No-Vote Termination”), by wire transfer of immediately available funds in accordance with the Company Wiring Instructions, no later than two (2) Business Days after the date of such termination. As used herein, “Parent No-Vote Fee” means $256,156,772.

(v) Parent Tail Fee. Parent shall pay to the Company an amount in cash equal to the Higher Parent Alternative Transaction Termination Fee minus the amount of any Parent No-Vote Fee previously paid under Section 7.3(a)(iv) (the “Parent Tail Fee”), if (1) a Parent No-Vote Termination occurs or this Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(d)(iv), (2) prior to such termination, any Alternative Parent Acquisition Proposal is made known to Parent or the Parent Board or publicly announced by any Person and (3) within twelve (12) months after the date of such termination, Parent enters into an Alternative Parent Acquisition Agreement for any Alternative Parent Acquisition Proposal (whether or not the one referred to in the foregoing clause (2)); provided that, for purposes of this Section 7.3(a)(v), the references to “25%” in the definition of Alternative Parent

Acquisition Proposal shall be deemed to be references to “50%”. If owed under the foregoing, Parent shall pay to the Company the Parent Tail Fee by wire transfer of immediately available funds in accordance with the Company Wiring Instructions prior to or concurrently with the execution of such Alternative Parent Acquisition Agreement.

(vi) Parent Regulatory Termination Fee. Parent shall pay to the Company a fee of $546,709,595 in cash (the “Parent Regulatory Termination Fee” and, together with the Parent Intervening Event Termination Fee, the Parent Alternative Transaction Termination Fees, the Parent No-Vote Fee and the Parent Tail Fee, the “Parent Termination Fees”) if either Parent or the Company terminates this Agreement under Section 7.1(b)(i) or under Section 7.1(b)(ii) (but only if the applicable Legal Restraint relates to Antitrust Laws or a Required Consent) and, at the time of any such termination, all of the conditions in Article VI have been satisfied or duly waived by all Parties entitled to the benefit thereof, except for (1) the conditions in Section 6.1(c) (but only if the applicable Legal Restraint relates to Antitrust Laws or a Required Consent), Section 6.1(e) or Section 6.2(d) and (2) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the date of such termination). If owed under the foregoing, Parent shall pay to the Company the Parent Regulatory Termination Fee by wire transfer of immediately available funds in accordance with the Company Wiring Instructions no later than two (2) Business Days after the date of such termination.

(b) Company Termination Fees.

(i) Company Intervening Event Termination Fee. If Parent terminates this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to a Company Intervening Event or Parent or the Company terminates this Agreement under Section 7.1(b)(iv) and, at the time of such termination, Parent would have been entitled to terminate this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to a Company Intervening Event, the Company shall pay to Parent a fee of $640,431,240 in cash (the “Company Intervening Event Termination Fee”), by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, no later than two (2) Business Days after the date of such termination.

(ii) Lower Company Alternative Transaction Termination Fee. If, prior to the Applicable Time, (1) Parent terminates this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to an Alternative Company Acquisition Proposal or (2) the Company terminates this Agreement under Section 7.1(d)(iii), the Company shall pay to Parent a fee of $507,658,910 in cash (the “Lower Company Alternative Transaction Termination Fee”), by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clause (1) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (2).

(iii) Higher Company Alternative Transaction Termination Fee. If (1) after the Applicable Time, (A) Parent terminates this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to an Alternative Company Acquisition Proposal or (B) the Company terminates this Agreement under Section 7.1(d)(iii), (2) Parent or the Company terminates this Agreement under Section 7.1(b)(iv) and, at the time of such termination, Parent would have been entitled to terminate this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to an Alternative Company Acquisition Proposal or Section 7.1(c)(ii) or (3) Parent terminates this Agreement under Section 7.1(c)(ii) the Company shall pay to Parent a fee of $609,190,692 in cash (the “Higher Company Alternative Transaction Termination Fee” and, together with the Lower Company Alternative Transaction Termination Fee, the “Company Alternative Transaction Termination Fees”) by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clauses (1)(A), (2) or (3) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (1)(B).

(iv) Company No-Vote Fee. The Company shall pay to Parent the Company No-Vote Fee if Parent or the Company terminates this Agreement under Section 7.1(b)(iv) and, at the time of such termination, Parent would not have been entitled to terminate this Agreement under Section 7.1(c)(i) (such termination, a “Company No-Vote Termination”), by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, no later than two (2) Business Days after the date of such termination. As used herein, “Company No-Vote Fee” means $171,823,016.

(v) Company Tail Fee. The Company shall pay to Parent an amount in cash equal to the Higher Company Alternative Transaction Termination Fee, minus the amount of any Company No-Vote Fee previously paid under Section 7.3(b)(iv) (the “Company Tail Fee” and, together with the Company Intervening Event Termination Fee, the Lower Company Alternative Transaction Termination Fee, the Higher Company Alternative Transaction Termination Fee and the Company No-Vote Fee, the “Company Termination Fees”), if (1) a Company No-Vote Termination occurs or this Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(c)(iv), (2) prior to such termination, any Alternative Company Acquisition Proposal is made known to the Company or the Company Board or publicly announced by any Person and (3) within twelve (12) months after the date of such termination, the Company enters into an Alternative Company Acquisition Agreement for any Alternative Company Acquisition Proposal (whether or not the one referred to in the foregoing clause (2)); provided that, for purposes of this Section 7.3(b)(v), the references to “25%” in the definition of Alternative Company Acquisition Proposal shall be deemed to be references to “50%”. If owed under this Section 7.3(b)(v), the Company shall pay to Parent the Company Tail Fee by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions prior to or concurrently with the execution of such Alternative Company Acquisition Agreement.

(c) Other Agreements.

(i) The covenants and agreements under this Section 7.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. If either Parent or the Company fails to pay promptly any amount due under Section 5.10(f), Section 7.3(a) or Section 7.3(b), as applicable, and in order to obtain such payment, the other Party commences an Action that results in a judgment against such Party for any amount owed thereby under Section 5.10(f), Section 7.3(a) or Section 7.3(b), as applicable, such paying Party shall reimburse the other Party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(ii) Notwithstanding anything herein to the contrary (including Section 7.2), if this Agreement is terminated under circumstances in which Parent is required to pay a Parent Termination Fee and such fee is actually paid, (1) payment by Parent of such Parent Termination Fee, together with any costs and expenses owed by Parent under Section 7.3(c)(i), shall be the Company’s sole and exclusive remedy for any Actions, Liabilities, losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company or any of its Affiliates or Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (2) upon payment of such amount, together with any costs and expenses owed by Parent under Section 7.3(c)(i), Parent and its controlled Affiliates and Representatives shall have no further Liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, except for any obligations under Section 5.10(f), (3) the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (4) the maximum aggregate Liability of Parent and its Affiliates and Representatives to the Company that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed such Parent Termination Fee, together with any costs and expenses owed by Parent under Section 5.10(f) and Section 7.3(c)(i), and the Company and its Affiliates and Representatives shall not seek to recover monetary damages in excess of such amount, other than (in each case) any Liability for any Fraud. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall Parent be required to pay to the Company a Parent Termination Fee more than once; provided that notwithstanding anything to the contrary in this Agreement, this Section 7.3(c)(ii) shall not operate to prevent the payment of any Parent Tail Fee that is subsequently payable pursuant to Section 7.3(a)(v).

(iii) Notwithstanding anything herein to the contrary (including Section 7.2), if this Agreement is terminated under circumstances in which the Company is required to pay a Company Termination Fee and such fee is actually paid, (1) payment by the Company of such Company Termination Fee, together with any costs and expenses owed by the Company under Section 7.3(c)(i), shall be Parent’s sole and exclusive remedy for any Actions, Liabilities losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent or any of its Affiliates or Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (2) upon payment of such amount, together with any costs and expenses owed by the Company under Section 7.3(c)(i), the Company and its Affiliates and Representatives shall have no further Liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (3) Parent shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (4) the maximum aggregate Liability of the Company and its Affiliates and Representatives to Parent that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed such Company Termination Fee, together with any costs and expenses owed by the Company under Section 7.3(c)(i), and Parent and its Affiliates and Representatives shall not seek to recover monetary damages in excess of such amount, other than (in each case) any Liability for any Fraud. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall the Company be required to pay to Parent a Company Termination Fee more than once; provided that notwithstanding anything to the contrary in this Agreement, this Section 7.3(c)(iii) shall not operate to prevent the payment of any Company Tail Fee that is subsequently payable pursuant to Section 7.3(b)(v).

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, whether before or after obtainment of the Company Stockholder Approval or the Parent Stockholder Approval, only by the written agreement of the Parties; provided, however, that this Agreement shall not be amended, modified or supplemented (a) in any manner that would adversely affect the rights of the Financing Sources under Section 8.6, Section 8.8, Section 8.9(b), Section 8.11, the definition of “Financing Sources” or the constituent definitions thereof, or this Section 8.1 without the prior written consent of the Financing Sources or (b) following obtainment of the Company Stockholder Approval or the Parent Stockholder Approval unless, to the extent required by applicable Law or the rules and regulations of the NYSE, approved by the Company Stockholders or the Parent Stockholders, as applicable.

Section 8.2 Extension; Waiver. At any time prior to the First Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) subject to the proviso of Section 8.1, waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VI; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the Company Stockholders or the Parent Stockholders. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 8.3 No Other Representations or Warranties; No Survival of Representations and Warranties.

(a) Except for the representations and warranties in Article III, each of Parent and each Merger Sub acknowledges and agrees that (i) none of the Company or any of its Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby, and (ii) each of Parent and each Merger Sub has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of the Company or any of its Affiliates or Representatives, in making their respective determination to enter into this Agreement and proceed with the transactions contemplated hereby. Nothing herein, including this Section 8.3(a), shall eliminate or limit Parent’s or Merger Subs’ available remedies for any Fraud.

(b) Except for the representations and warranties in Article IV, the Company acknowledges and agrees that (i) none of Parent, Merger Subs or any of their respective Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby, and (ii) the Company has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of Parent, Merger Subs or any of their respective Affiliates or Representatives, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby. Nothing herein, including this Section 8.3(b), shall eliminate or limit the Company’s available remedies for any Fraud.

(c) None of the representations and warranties herein or in any schedule, instrument or other document delivered hereunder shall survive the First Effective Time.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by non-automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):

(a) if to Parent, Merger Sub I or Merger Sub II, to:

Centene Corporation 7700 Forsyth Boulevard St. Louis, Missouri 63105
Attention:	Keith Williamson, Executive Vice President, General Counsel and Secretary
Email:	kwilliamson@centene.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036
Attention:	Paul T. Schnell
Email:	paul.schnell@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW Washington, DC 20005
Attention:	Jeremy D. London
Email:	jeremy.london@skadden.com

(b) if to the Company, to:

WellCare Health Plans, Inc. 8735 Henderson Road, Renaissance One Tampa, FL 33634
Attention:	Anat Hakim, Executive Vice President, General Counsel and Secretary
Email:	anat.hakim@wellcare.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Sarkis Jebejian Michael Brueck Keri Schick Norton
Email:	sarkis.jebejian@kirkland.com michael.brueck@kirkland.com keri.schicknorton@kirkland.com

Section 8.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been executed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (pdf)), it being understood that all Parties need not sign the same counterpart.

Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (other than Sections 3, 8 and 10 thereof, each of which shall terminate and be of no force or effect after the Parties’ execution and delivery hereof) (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof and (b) are not intended to confer any rights, benefits, remedies or Liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) following the First Effective Time, (1) the rights of the holders of Converted Shares to receive the Merger Consideration in accordance with Article II, any cash in lieu of fractional shares under Section 2.3 and any dividends or other distributions payable under Section 2.5(d) and the rights of holders of Company RSUs, Company Director RSUs, Company PSUs and Company Shareholder Return PSUs to receive the consideration provided in Section 2.7 in accordance with the terms and conditions thereof, (ii) as provided in Section 5.9(e) and (iii) the Financing Sources are intended third-party beneficiaries of Section 8.1, this Section 8.6, Section 8.8, Section 8.9, Section 8.11 and the definition of Financing Sources and the constitution definitions thereof, and such provisions shall be enforceable by each Financing Source.

Section 8.7 Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that (A) either Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent and (B) Parent and either Merger Sub may assign its rights, but not its obligations, hereunder to any Financing Source; provided that in each case no such assignment shall relieve the assigning Party of its obligations hereunder or delay the consummation of the Mergers or any of the other transactions contemplated hereby. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.9 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively under clause (i) of this Section 8.9, (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 8.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

(b) Notwithstanding anything to the contrary herein and without limiting Section 8.10, (i) no Party or its controlled Affiliates shall bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter, the Fee Letter or the Engagement Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) except as specifically set forth in the Commitment Letter, all claims, cross-claims, third party-claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity) in any way relating to this Agreement or the Commitment Letter, including any dispute arising out of or relating in any way to the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (iii) each Party hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement or the Commitment Letter, including any dispute arising out of or relating in any way to the Financing or the performance thereof.

Section 8.10 Remedies. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Action to enforce specifically the performance of terms and provisions of this Agreement prior to the valid termination of this Agreement, the Outside Date shall be automatically extended until such Action is fully and finally resolved.

Section 8.11 Waiver of Claims Against Financing Sources. Notwithstanding anything herein to the contrary, each of the Company and Parent (and each of their respective directors, officers, general or limited partners, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity)) hereby waives any rights or claims against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity), in any way relating to this Agreement, the Commitment Letter, the Fee Letter or the Engagement Letter or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 8.11 shall in any way limit or modify the rights of Parent under this Agreement or any Financing Source’s obligations to Parent under the Commitment Letter, the Fee Letter or the Engagement Letter.

Section 8.12 Publicity. Each Party shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment on (and reasonably consider such comments), any press release or any public statement primarily relating to this Agreement or the transactions contemplated hereby, in each case, except for (a) any action pursuant to and in compliance with Section 5.4 or Section 5.5, (b) any press release or other public statement that is consistent in all material respects with previous press releases or public statements made by a Party as permitted by this Section 8.12, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, (c) as such Party may reasonably determine is required by applicable Law or the rules of the NYSE (provided that, to the extent not prohibited by applicable Law or the rules of the NYSE and reasonably practicable, the disclosing Party under this clause (c) shall provide the nondisclosing Parties a reasonable opportunity to review any such disclosure) or (d) in connection with any dispute between the Parties relating to this Agreement. Notwithstanding the foregoing, Parent and the Company shall issue a mutually acceptable initial joint press release announcing this Agreement.

Section 8.13 Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, except that each of Parent and the Company shall be responsible for 50% of the filing or registration fees payable in connection with the filing of the Form S-4 with the SEC.

Section 8.14 Construction.

(a) No Strict Construction. The Parties agree that they have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision hereof.

(b) Time Periods. When calculating the period of time prior to which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) Contracts; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule means such Contract as from time to time amended, modified or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (1) such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and (2) any rules and regulations promulgated under such Law by a Governmental Authority.

(j) Persons. References to a person are also to its successors and permitted assigns.

(k) Exhibits and Disclosure Schedules. The Exhibits hereto and the Disclosure Schedules are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedules shall be organized into sections that correspond to the Sections hereof. Any information disclosed in any section of a Disclosure Schedule corresponding to a Section in Article III or Article IV shall qualify such Section and any other Section in Article III or Article IV, as applicable, if such information’s relevance to such other Section is reasonably apparent on its face; provided, however, that the representations and warranties in (i) Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.20 and Section 3.21 or in the first sentence of each of Section 3.8(d), Section 3.9(a), Section 3.14(a) and Section 3.15(a) and (ii) in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.15, Section 4.16 and Section 4.17, in each case, shall not be qualified by any information disclosed in the Disclosure Schedule, except for information disclosed in a section of the Disclosure Schedule that expressly corresponds to such Section. Each capitalized term used in any Exhibit or in the Disclosure Schedules but not otherwise defined therein has the meaning given to such term herein. The Disclosure Schedules may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedules, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise.

(l) Made Available. Any document or information shall be deemed to have been “made available” to Parent or the Company, as applicable, only if such document or information (i) has been uploaded to the “Project Gateway 2019” electronic data room maintained by in connection with the transactions contemplated hereby (including in any “clean room” areas of such data room) or (ii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

(m) Or. Where the context permits, the word “or” shall not be exclusive and shall mean “and/or.”

Section 8.15 Definitions.

(a) As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 8.15(a):

“2011 Corporate Integrity Agreement” means the Corporate Integrity Agreement, dated April 26, 2011, between the Company and the Office of Inspector General of the U.S. Department of Health and Human Services.

“Action” means any suit, action, proceeding, arbitration, mediation, audit, hearing, investigation or subpoena, civil investigative demand or other request for information (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, for any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person; provided that “control” (including the terms “controlled by” and “under common control with”), for the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914 and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable SAP” means, as to any insurance company, health maintenance organization or similar entity, the statutory accounting practices prescribed or permitted by applicable Law or Governmental Authorities seated in the jurisdiction where such insurance company, health maintenance organization or similar entity is domiciled and responsible for the regulation thereof.

“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.

“Beneficially Own” means, for any Person with respect to any Equity Security, such Person having or sharing, directly or indirectly, through any Contract, relationship or otherwise, (a) the power to vote, or to direct the voting of, such Equity Security or (b) the power to dispose of, or to direct the disposition of, such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (b) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit plans, programs or arrangements and (c) employment, termination, severance, change in control, salary continuation, transaction bonus, retention or other contracts or agreements.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in New York, New York, St. Louis, Missouri or Tampa, Florida are authorized or required by Law to be closed.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plan” means any Benefit Plan (a) to which any Company Entity is a party, (b) sponsored, maintained or contributed to, or required to be maintained or contributed to by any Company Entity or (c) related to which any Company Entity or any of their ERISA Affiliates has any Liability.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Director RSU” means each time-vested restricted stock unit granted to any nonemployee member of the Company Board pursuant to the Company Stock Plan.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company concurrently with the Company’s execution and delivery hereof.

“Company Equity Award” means each Company Director RSU, Company PSU, Company RSU and Company Shareholder Return PSU.

“Company IT Assets” means computers (including laptops, tablets and mobile phones and devices), servers, workstations, routers, hubs, switches, data communications lines, networks, websites and all other information technology equipment and systems, and all documentation associated with the foregoing, in each case, that are owned by any Company Entity or licensed, leased or used as a service (i.e., IaaS, PaaS and SaaS offerings) by any Company Entity under any written agreement (excluding any public networks).

“Company Material Adverse Effect” means any event, change, effect, development or occurrence that (a) would prevent, materially delay or materially impede the Company’s ability to consummate the First Merger or (b) has a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that, solely for purposes of a Company Material

Adverse Effect under this clause (b), any event, change, effect, development or occurrence arising out of any of the following shall not be such a Company Material Adverse Effect or be taken into account in determining whether such a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of the health care, health insurance or managed care industries or any other industry in which any Company Entity operates;

(iii) any change in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;

(iv) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

(vi) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions;

(vii) (1) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Mergers or any other transaction contemplated hereby, including the impact thereof on relationships with customers, suppliers, vendors, Providers, partners, Governmental Authorities or employees, (2) the Company having performed or complied with its covenants and agreements hereunder (except for performance or compliance with Section 5.1) or (3) the taking of any action at the written request of or with the prior written consent of Parent;

(viii) any Company Stockholder Litigation; or

(ix) any decline, in and of itself, in the trading price or trading volume of the Company Common Stock, any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of the Company or any of the Company Subsidiaries (provided that any event, change, effect, development and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of Company Material Adverse Effect may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur);

provided, however, that any event, change, effect, development or occurrence referred to in the foregoing clauses (i)–(vi) may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development or occurrence has a disproportionate adverse effect on the Company Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Company Entities operate.

“Company Material Intellectual Property” means any Intellectual Property the loss of rights to which would be materially detrimental to the business of the Company Entities, taken as a whole.

“Company PSU” means each performance-vested restricted stock unit granted pursuant to the Company Stock Plan other than a Company Shareholder Return PSU.

“Company RSU” means each time-vested restricted stock unit granted pursuant to the Company Stock Plan other than a Company Director RSU.

“Company Shareholder Return PSU” means each performance-vested restricted stock unit that vests based on the attainment of total shareholder return performance metrics and that is granted pursuant to the Company Stock Plan.

“Company Software” means all Software that is used or held for use in the conduct of the business of the Company Entities as currently conducted.

“Company Stock Plan” means the Company’s 2013 Incentive Compensation Plan.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary Insurance Agreements” means (a) all of the insurance agreements written by a Company Regulated Subsidiary listed in the Company Disclosure Schedule, (b) all other insurance agreements written by such Company Regulated Subsidiary on the same forms as those insurance contracts or policy forms reflected in the Company Disclosure Schedule written by a Company Regulated Subsidiary between the date hereof and the Closing Date and (c) renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.

“Company Wiring Instructions” means the wiring instructions disclosed in Section 8.15(a) of the Company Disclosure Schedule or any other wiring instructions that the Company delivers to Parent in writing in lieu thereof.

“Compliant Document” means the financial statements of any Company Entity document included in the Required Information that is available to Parent on the first day of the Marketing Period that would be sufficiently current on any day during the Marketing Period beginning on such day to permit (a) a registration statement filed by the Company using such financial statements to be declared effective by the SEC on the last day of the Marketing Period and (b) the Company’s or any Company Entities’ independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures and including negative assurance) on the last day of the Marketing Period.

“Confidentiality Agreement” means the letter agreement, dated February 20, 2019, by and between Parent and the Company.

“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any legally binding written or oral note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other legally binding contract, agreement, commitment, instrument, understanding or obligation.

“Disclosure Schedule” means the Company Disclosure Schedule or the Parent Disclosure Schedule.

“Employer Group” means any commercial employer, association, labor union, trust or other commercial group of individuals or Persons that legally contract to provide health benefits on behalf of their eligible employees, members or beneficiaries.

“Environmental Claim” means any Action alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including those relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws relating to pollution or protection of the environment or (to the extent relating to exposure to Hazardous Materials) human health and safety, including laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.

“Equity Securities” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (a), (c) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b) from such Person, or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c) or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement dated as of July 23, 2018, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Financing Sources” means the Persons (including the parties to the Commitment Letter) that have committed to provide or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“Fraud” means a misrepresentation or omission of a material fact in the making of the representations and warranties contained in this Agreement, which the Person making such misrepresentation or omission knew to be false, which was made with the intent to induce reliance by another Person and upon which such other Person reasonably relied.

“GAAP” means generally accepted accounting principles in the United States.

“Government Sponsored Health Care Programs” means (a) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, including any subregulatory guidance issued thereunder, (b) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act and any state’s applicable Laws implementing the Medicaid program and (c) any other federal health care program as defined in 42 U.S.C. 1320a-7b.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitrator (public or private), tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law or which may result in liability under any applicable Environmental Law arising from injury to persons, property or resources.

“Health Care Laws” means all applicable Laws relating to the provision of health care, including those relating to (a) any Permit, or the licensure, certification, qualification or authority, to transact business in connection with the provision of, payment for or arrangement of health care services, health benefits or health insurance, including applicable Laws that regulate Providers, managed care, third-party payors and Persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services, including all applicable Laws relating to Health Care Programs under which any Company Regulated Subsidiary or Parent Regulated Subsidiary, as applicable, is required to be licensed or authorized to transact business, (b) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil

Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), (c) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health care claims or benefits or processing or payment for health care items and services, treatment or supplies furnished by Providers, including the provision of the services of third-party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits, (d) the licensure, certification, qualification or authority to transact business in connection with the provision of, or payment for, pharmacy services, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et. seq., commonly referred to as the Controlled Substances Act, and any similar state laws governing the prescribing or dispensing of controlled substances, (e) the Consolidated Omnibus Budget Reconciliation Act of 1985, (f) ERISA, (g) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (h) the Medicare Improvements for Patients and Providers Act of 2008, (i) privacy, security, integrity, accuracy, management, processing, exchange, disclosure, transmission, storage or other protection of information about or belonging to individuals, including actual or prospective participants in the Company’s Health Care Programs or other lines of business, including HIPAA and any other applicable Laws relating to medical information, (j) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (k) the claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries for prescription drugs or controlled substances, (l) 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law,” (m) the U.S. Food and Drug Administration, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (n) professional standards that apply to Providers, (o) restricting the corporate practice of medicine or fee splitting by licensed health care professionals, (p) the practice of pharmacy, the operation of pharmacies or the wholesale distribution, dispensing, labeling, packaging, repackaging, handling, advertising, adulteration or compounding of drug products, controlled substances, medical devices, medical equipment or medical waste, (q) the provision of pharmacy benefit management, utilization review and health care discount card programs and services, (r) federal or state laws related to billing or claims for reimbursement for health care items and services submitted to any third-party payor, (s) health care risk sharing products, services and arrangements and (t) consumer protection or unfair trade practices, including any state unfair and deceptive trade acts.

“Health Care Programs” means all lines of business, programs and types of services offered by any Company Entity or any Parent Entity that involve or relate to providing, arranging to provide, reimbursing or otherwise administering health care services, as applicable, including Government Sponsored Health Care Programs, commercial risk (individual, small group, large group), workers compensation, the Federal Employees Health Benefits Program (FEHBP), the Children’s Health Insurance Program (CHIP), TRICARE, administrative services only (ASO) and network rental, including self-funded group health plans.

“HIPAA” means 42 U.S.C. §§ 1320d–1320d-8 and 45 C.F.R. Parts 160, 162 and 164.

“HIPAA Commitments” means those Privacy/Cybersecurity Requirements for “Protected Health Information” or “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, (a) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (b) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (c) obligations related to hedging, swaps or similar arrangements and (d) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (a)–(c) (other than parental guaranties to Governmental Authorities).

“Insurance Laws” means all state and federal laws, regulations, subregulatory guidance, bulletins, licensure standards, permits, approvals or other requirements applicable to the provision of, payment for or arrangement of any type of insurance coverage, including health insurance, life insurance, disability insurance, long term care insurance, critical illness insurance, specific disease insurance, travel insurance, travel health insurance, reinsurance, home insurance, renters insurance, vehicle insurance, and liability insurance.

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, (b) trademarks, service marks, names, corporate names, trade names, domain names, social media accounts, usernames and other online identifiers, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, databases and database rights, and rights in collections of data, (d) trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, (e) Software and (f) all applications and registrations for the foregoing.

“Knowledge” means the actual knowledge of (a) for Parent, the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule under the heading “Knowledge” (the “Parent Knowledge Persons”) and (b) for the Company, the individuals listed in Section 8.15(a) of the Company Disclosure Schedule under the heading “Knowledge” (the “Company Knowledge Persons”), in each case, following reasonable inquiry of the individuals with principal management responsibility for the applicable subject matter; provided that none of the Parent Knowledge Persons or Company Knowledge Persons shall have any personal liability or obligations hereunder regarding such knowledge.

“Laws” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirements enacted, adopted, promulgated, issue or applied by a Governmental Authority, including all Antitrust Laws, Environmental Laws, Health Care Laws and Insurance Laws.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof throughout which Parent has the Required Information; provided that if the financial statements included in the Required Information that is available to Parent on the first day of any such fifteen (15) consecutive Business Day period would not qualify as a Compliant Document on any day during such fifteen (15) consecutive Business Day period, then a new fifteen (15) consecutive Business Day period shall commence upon Parent receiving updated Required Information that qualifies as a Compliant Document on the last day of such fifteen (15) consecutive Business Day period; provided, further, that the delivery of additional financial statements shall not cause the Marketing Period to restart once it has been completed (except in accordance with the first proviso above); provided, further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such fifteen (15) consecutive Business Day period, the Company’s or any Company Entities’ independent auditors withdraw its audit opinion for any of the financial statements in the Required Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by the Company’s or any Company Entities’ independent auditors or (2) the Company publicly announces any intention to restate any financial statements of the Company included in the Required Information or the Company has determined that any such restatement is under consideration or is probable, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required; provided, further, that such fifteen (15) consecutive Business Day period shall not be required to be consecutive to the extent it would include any date from July 3, 2019 through and including July 5, 2019, any date from November 27, 2019 through and including November 29, 2019, July 2, 2020 or July 3, 2020 (which dates shall not count for purposes of the 15 consecutive Business Day period), and if such period has not ended on or before August 16, 2019, it shall not commence before September 3, 2019, and if such period has not ended on or before December 13, 2019, it shall not commence before January 6, 2020, and if such period has not ended on or before August 21, 2020, it shall not commence before September 8, 2020, and in no event shall such fifteen (15) consecutive Business Day period extend beyond the Outside Date. Notwithstanding the foregoing, (i) the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any alternative financing are obtained in the amount contemplated under the Commitment Letter as in effect as of the date hereof, and (ii) whether or not commenced, if the final day of the Marketing Period would otherwise be later than the third Business Day prior to the Outside Date, then the final day of the Marketing Period shall be deemed to be the third Business Day prior to the Outside Date. If the Company shall in good faith reasonably believe that it has provided the Required Information to Parent and that the Required Information qualifies as a Compliant Document, the Company may deliver to Parent a written notice to that effect (stating the date on which it believes it completed such delivery), in which case the Company shall be deemed to have complied with the requirement to deliver Required Information that qualifies as a Compliant Document (in which case, such fifteen (15) consecutive Business Day period shall be deemed to have commenced on the date specified in such notice unless Parent in good faith reasonably believes that the Company has not completed the delivery of Required Information that qualifies as a Compliant Document and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information Parent believes the Company has not delivered or does not qualify as a Compliant Document at that time); provided that it is agreed that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered and qualifies as a Compliant Document).

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent Benefit Plan” means any Benefit Plan (a) to which any Parent Entity is a party, (b) sponsored, maintained or contributed to, or required to be maintained or contributed to, by any Parent Entity or (c) related to which any Parent Entity or any of their ERISA Affiliates has any Liability.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered to the Company concurrently with Parent’s execution and delivery hereof.

“Parent Entities” means Parent and the Parent Subsidiaries.

“Parent Equity Awards” means each Parent PSU, Parent RSA, Parent RSU and Parent Stock Option.

“Parent IT Assets” means computers (including laptops, tablets and mobile phones and devices), servers, workstations, routers, hubs, switches, data communications lines, networks, websites and all other information technology equipment and systems, and all documentation associated with the foregoing, in each case, that are owned by any Parent Entity or licensed, leased or used as a service (i.e., IaaS, PaaS, and SaaS offerings) by any Parent Entity under any written agreement (excluding any public networks).

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that (a) would prevent, materially delay or materially impede Parent’s ability to consummate the First Merger or (b) has a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Parent Entities, taken as a whole; provided, however, that, solely for purposes of a Parent Material Adverse Effect under this clause (b), any event, change, effect, development or occurrence arising out of any of the following shall not be such a Parent Material Adverse Effect or be taken into account in determining whether such a Parent Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of the health care, health insurance or managed care industries or any other industry in which any Parent Entity operates;

(iii) any change in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;

(iv) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

(vi) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions;

(vii) (1) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Mergers or any other transaction contemplated hereby, including the impact thereof on relationships with customers, suppliers, vendors, Providers, partners, Governmental Authorities or employees, (2) Parent having performed or complied with its covenants and agreements hereunder (except for performance or compliance with Section 5.2) or (3) the taking of any action at the written request of or with the prior written consent of Parent;

(viii) any Parent Stockholder Litigation; or

(ix) any decline, in and of itself, in the trading price or trading volume of the Parent Common Stock, any failure by Parent to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of Parent or any of the Parent Subsidiaries (provided that any event, change, effect, development and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of Parent Material Adverse Effect may be a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur);

provided, however, that any event, change, effect, development or occurrence referred to in the foregoing clauses (i)–(vi) may be a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development or occurrence has a disproportionate adverse effect on the Parent Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Parent Entities operate.

“Parent Material Intellectual Property” means any Intellectual Property the loss of rights to which would be materially detrimental to the business of the Parent Entities, taken as a whole.

“Parent PSU” means each performance-vested restricted stock unit granted pursuant to a Parent Stock Plan.

“Parent RSA” means each restricted stock award granted pursuant to a Parent Stock Plan.

“Parent RSU” means each time-vested restricted stock unit granted pursuant to a Parent Stock Plan.

“Parent Software” means all Software that is used or held for use in the conduct of the business of the Parent Entities as currently conducted.

“Parent Stock Issuance” means the issuance of shares of Parent Common Stock in connection with the First Merger.

“Parent Stock Option” means each option to purchase shares of Parent Common Stock granted pursuant to a Parent Stock Plan.

“Parent Stock Plan” means any of Parent’s (a) 2012 Stock Incentive Plan, (c) Amended and Restated 2003 Stock Incentive Plan and (c) 2000 Stock Plan.

“Parent Stock Value” means the volume weighted average of the sale prices per share of Parent Common Stock for the ten (10) full consecutive trading days ending on and including the Business Day prior to the Closing Date (as such volume weighted average is reported by Bloomberg or, if not reported by Bloomberg, as reported by another authoritative source).

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Subsidiary” means any Subsidiary of Parent (excluding the Company Entities).

“Parent Subsidiary Insurance Agreements” means all insurance agreements written by any Parent Regulated Subsidiary and renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.

“Parent Wiring Instructions” means the wiring instructions disclosed in Section 8.15(a) of the Parent Disclosure Schedule or any other wiring instructions that Parent delivers to the Company in writing in lieu thereof.

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar right issued, granted or obtained by or from any Governmental Authority.

“Permitted Lien” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens or imperfections of title relating to Liabilities reflected in (i) for any Company Entity, the Company SEC Financial Statements or (ii) for any Parent Entity, the Parent SEC Financial Statements, in each case, publicly filed prior to the date hereof, (c) for any real property, ordinary course Liens in favor of landlords and prime landlords granted under applicable leases or zoning, building or other restrictions, variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and minor irregularities or defects in title, none of which (i) interfere, individually or in the aggregate, in any material respect with the present use of or occupancy of such real property, (ii) have a material effect on the value or use of such real property or (iii) would materially impair the ability to transfer such real property, (d) nonexclusive, revocable licenses of Intellectual Property in the ordinary course of business or (e) (i) with respect any Company Entity, any Liens that are not material to the Company Entities, taken as a whole, or (ii) with respect any Parent Entity, any Liens that are not material to the Parent Entities, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any data and other information that is capable of identifying a natural person, directly or indirectly, in particular by reference to an identifier such as a name, identification number, location data or an online identifier or to one (1) or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person, and is regulated by one or more Laws; provided that Personal Information includes “Protected Health Information” and “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103) and all other individually identifiable health information.

“Privacy/Cybersecurity Requirements” means all Laws, Contracts, and policies, governing (a) privacy of Personal Information, (b) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction or disclosure of or other activity regarding Personal Information or (c) cybersecurity, each of the foregoing clauses (a)–(c) above as applicable to the Company Entities or to the Parent Entities or to which the Company Entities or the Parent Entities are party, including the Company Entities’ or the Parent Entities’, as applicable, internal and public-facing privacy policies, provided that Privacy/Cybersecurity Requirements includes all Laws (including HIPAA), Contracts to which a Company Entity or Parent Entity is a party and that regulate or govern the treatment of Personal Information, and policies, applicable to (i) privacy and security standards and other requirements for the protection of electronic health information, (ii) electronic data transaction standards and code sets, (iii) standard unique identifiers for employers, providers or health plans (as applicable), (iv) “business associate” relationships, within the meaning of HIPAA, (v) privacy of individually identifiable health information, and (vi) all other applicable provisions of HIPAA and any comparable state, local and foreign Laws relating to medical records, medical or health information privacy, data protection or security.

“Provider Contracts” means a Contract between any Company Entity, on the one hand, and a Provider, on the other hand, under which a Provider provides or arranges health care services to a beneficiary under the terms of a health insurance or health benefits program established or administered by any Company Entity.

“Providers” means all physicians, physician groups, medical groups and other groups of health care practitioners, independent practice associations and other provider networks, dentists, optometrists, pharmacies and pharmacists, radiologists, radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, nurses, nurse practitioners, physician’s assistants, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.

“Regulated Business” means an entity required to be certified, registered or licensed, as applicable, as an insurance company, health maintenance organization, health care service plan, health care service contractor, health care services organization, third-party administrator of benefits (including any independent adjuster), preferred provider program administrator, preferred provider network, organized delivery system, utilization review organization, utilization review agent, utilization review company, private review agent, independent review organization, provider of telephone medical advice or other entity required to be certified, registered or licensed, as applicable, under applicable Health Care Laws or Insurance Laws.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means all computer programs (whether in source code, object code or other form), including any and all implementations, databases and compilations thereof, and all documentation, including specifications, user manuals and training materials, related to any of the foregoing.

“Stock Award Exchange Ratio” means the sum of (a) the Exchange Ratio, plus (b) the quotient of (i) the Per-Share Cash Amount, divided by (ii) the Parent Stock Value.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (a) of which at least a majority of the Equity Securities in, or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions or has similar authority) of, such corporation, limited liability company, partnership or other entity is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries, or (b) that would be required to be consolidated in such Person’s financial statements in accordance with GAAP.

“Surviving Entity” means (a) until the Second Effective Time, the Surviving Corporation and (b) from and after the Second Effective Time, the Final Surviving Company.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any documents related to or accompanying payments of estimated Taxes or related to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other similar charges on or related to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes or custom duties.

“Willful Breach” means, for any Party, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder in any material respect; provided that, at the time of such breach or failure, one (1) or more of the Parent Knowledge Persons or Company Knowledge Persons, as applicable, had actual knowledge that the act or omission resulting in such breach or failure was a breach of, or failure to perform or comply with, any of such Party’s covenants or agreements hereunder in any material respect.

(b) In addition to the defined terms in Section 8.15(a), as used herein, each capitalized term listed below has the meaning specified in the Section set forth opposite such term.

2017 Company PSU	Section 2.7(d)
2017 Company RSU	Section 2.7(a)
2018 Adjusted PSU	Section 2.7(e)
2018 Company PSU	Section 2.7(e)
2018 Company RSU	Section 2.7(c)
2019 Adjusted PSU	Section 2.7(f)
2019 Bonus	Section 5.13(e)
2019 Company PSU	Section 2.7(f)
2019 Company Shareholder Return PSU	Section 2.7(g)
2020 Annual Bonus	Section 5.13(f)
Acceptable Company Confidentiality Agreement	Section 5.4(i)(i)
Acceptable Parent Confidentiality Agreement	Section 5.5(i)(i)
Adjusted RSU	Section 2.7(c)
Adjusted Shareholder Return PSU	Section 2.7(g)
Agreement	Preamble
Alternative Company Acquisition Agreement	Section 5.4(d)
Alternative Company Acquisition Proposal	Section 5.4(i)(ii)
Alternative Financing	Section 5.10(c)
Alternative Parent Acquisition Agreement	Section 5.5(d)
Alternative Parent Acquisition Proposal	Section 5.5(i)(ii)
Annual Cap	Section 5.9(c)
Antitrust Division	Section 5.8(c)
Applicable Time	Section 7.3(a)(ii)
Appraisal Share	Section 2.4
Bankruptcy and Equitable Exceptions	Section 3.3(a)
Book-Entry Share	Section 2.1(b)
Burdensome Condition	Section 5.8(b)
Capitalization Date	Section 3.2(b)
Certificate	Section 2.1(b)
Certificate of Merger	Section 1.2(b)
Closing	Section 1.1
Closing Date	Section 1.1
Combined Company	Section 5.8(b)
Commitment Letter	Section 4.15
Company	Preamble
Company Alternative Transaction Termination Fees	Section 7.3(b)(iii)
Company Capital Stock	Section 3.2(a)
Company Change of Recommendation	Section 5.4(d)
Company Directors	Section 5.16
Company Entities,	Section 3.1(c)
Company Financial Advisor	Section 3.21
Company Incentive Plan	Section 5.13(e)
Company Indemnification Agreements	Section 5.9(a)
Company Intervening Event	Section 5.4(i)(iii)
Company Intervening Event Termination Fee	Section 7.3(b)(i)
Company IP Agreements	Section 3.14(a)(xii)
Company Leased Real Property	Section 3.12(b)(i)
Company Material Contract	Section 3.14(a)
Company Note Offers and Consent Solicitations	Section 5.10(g)
Company No-Vote Fee	Section 7.3(b)(iv)
Company No-Vote Termination	Section 7.3(b)(iv)

Company Policy	Section 3.19(b)
Company Preferred Stock	Section 3.2(a)
Company Qualified Plan	Section 5.13(d)
Company Real Property Leases	Section 3.12(b)(i)
Company Recommendation	Section 3.3(b)
Company Recommendation Change Notice	Section 5.4(e)(iii)
Company Record Date	Section 5.3(c)
Company Registered Intellectual Property	Section 3.15(a)
Company Regulated Subsidiary	Section 3.8(d)
Company SEC Documents	Section 3.5(a)
Company SEC Financial Statements	Section 3.5(b)
Company Significant Subsidiary	Section 3.1(c)
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Litigation	Section 5.14(a)
Company Stockholders Meeting	Section 5.3(c)
Company Subsidiary	Section 3.1(c)
Company Subsidiary SAP Statements	Section 3.5(h)
Company Subsidiary Statements	Section 3.5(i)
Company Tail Fee	Section 7.3(b)(v)
Company Termination Fees	Section 7.3(b)(v)
Consent	Section 3.4(b)
Consent Solicitations	Section 5.10(g)
Continuing Employee	Section 5.13(a)
Converted Share	Section 2.1(a)(ii)
DGCL	Section 1.2(a)
Divestiture Action	Section 5.8(b)
Engagement Letter	Section 4.15
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(b)(i)
Exchange Ratio	Section 2.1(a)(ii)
Expired Contract	Section 3.14(a)(ii)
Fee Letter	Section 4.15
Filing	Section 3.4(b)
Final Surviving Company	Section 1.3(a)
Financing	Section 4.15
First Effective Time	Section 1.2(b)
First Merger	Section 1.2(a)
Form S-4	Section 5.3(a)
Form S-4 Effectiveness Time	Section 5.3(b)
FTC	Section 5.8(c)
Higher Company Alternative Transaction Termination Fee	Section 7.3(b)(iii)
Higher Parent Alternative Transaction Termination Fee	Section 7.3(a)(iii)
HSR Clearance	Section 6.1(e)
Indemnified Person	Section 5.9(g)
Joint Proxy Statement	Section 5.3(a)
Legal Restraint	Section 6.1(c)
Liabilities	Section 3.5(g)
Lower Company Alternative Transaction Termination Fee	Section 7.3(b)(ii)
Lower Parent Alternative Transaction Termination Fee	Section 7.3(a)(ii)
Merger Consideration	Section 2.1(a)(ii)
Merger Sub I	Preamble

Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Section 1.3(a)
New Plans	Section 5.13(c)
Notes	Section 5.10(g)
Offers to Exchange	Section 5.10(g)
Offers to Purchase	Section 5.10(g)
Open Source Software	Section 3.15(d)(v)
Outside Date	Section 7.1(b)(i)
Outstanding Company Equity Securities	Section 3.2(b)
Outstanding Parent Equity Securities	Section 4.2(b)
Parent	Preamble
Parent Alternative Transaction Termination Fees	Section 7.3(a)(iii)
Parent Capital Stock	Section 4.2(a)
Parent Change of Recommendation	Section 5.5(d)
Parent Financial Advisors	Section 4.17(b)
Parent Intervening Event	Section 5.5(i)(iii)
Parent Intervening Event Termination Fee	Section 7.3(a)(i)
Parent No-Vote Fee	Section 7.3(a)(iv)
Parent No-Vote Termination	Section 7.3(a)(iv)
Parent Preferred Stock	Section 4.2(a)
Parent Qualified Plan	Section 5.13(d)
Parent Recommendation	Section 4.3(b)
Parent Recommendation Change Notice	Section 5.5(e)(iii)
Parent Record Date	Section 5.3(d)
Parent Registered Intellectual Property	Section 4.13(a)
Parent Regulated Subsidiary	Section 4.8(d)(i)
Parent Regulatory Termination Fee	Section 7.3(a)(vi)
Parent SEC Documents	Section 4.5(a)
Parent SEC Financial Statements	Section 4.5(b)
Parent Significant Subsidiary	Section 4.1(c)
Parent Stockholder Approval	Section 4.3(a)
Parent Stockholder Litigation	Section 5.14(b)
Parent Stockholders Meeting	Section 5.3(d)
Parent Tail Fee	Section 7.3(a)(v)
Parent Termination Fees	Section 7.3(a)(vi)
Parent Welfare Company Benefit Plans	Section 5.13(c)
Parties	Preamble
Payoff Letter	Section 5.10(h)
Per-Share Cash Amount	Section 2.1(a)(ii)
Pre-Signing Company Reports	Article III
Pre-Signing Parent Reports	Article IV
Prohibited Amendments	Section 5.10(a)
Qualifying Termination	Section 5.13(f)
Regulatory Concessions	Section 5.8(b)
Regulatory Concessions Process	Section 5.8(d)
Required Consents	Section 6.1(e)
Required Filings	Section 6.1(e)
Required Funding Amount	Section 4.15
Required Information	Section 5.10(d)
Second Certificate of Merger	Section 1.3(b)

Second Effective Time	Section 1.3(b)
Second Merger	Section 1.3(a)
Section 262	Section 2.4
Specified Filings and Consents	Section 3.4(b)(iv)
Stock Award Reference Date	Section 5.17
Subsequently Converted Share	Section 2.4
Superior Company Acquisition Proposal	Section 5.4(i)(iv)
Superior Parent Acquisition Proposal	Section 5.5(i)(iv)
Surviving Corporation	Section 1.2(a)
Takeover Laws	Section 3.3(c)

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Name: Michael F. Neidorff
Title: Chairman and Chief Executive Officer

WELLINGTON MERGER SUB I, INC.

By:	/s/ Jesse N. Hunter
Name: Jesse N. Hunter
Title: President

WELLINGTON MERGER SUB II, INC.

By:	/s/ Jesse N. Hunter
Name: Jesse N. Hunter
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

WELLCARE HEALTH PLANS, INC.

By:	/s/ Kenneth A. Burdick
Name: Kenneth A. Burdick
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

Opinion of Allen & Company LLC

March 26, 2019

The Board of Directors
Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105

The Board of Directors:

We understand that Centene Corporation, a Delaware corporation (“Centene”), WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), Wellington Merger Sub I, a Delaware corporation and direct wholly owned subsidiary of Centene (“Merger Sub I”), and Wellington Merger Sub II, a Delaware corporation and direct wholly owned subsidiary of Centene (“Merger Sub II”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) Merger Sub I will be merged with and into WellCare, with WellCare as the surviving corporation (the “First Merger”), and each outstanding share of the common stock, par value $0.01 per share, of WellCare (“WellCare Common Stock”) will be converted into the right to receive (a) 3.38 shares of the common stock, par value $0.001 per share, of Centene (“Centene Common Stock” and, such number of shares so issuable, the “Stock Consideration”) and (b) $120.00 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”) and (ii) WellCare will be merged with and into Merger Sub II, with Merger Sub II as the surviving corporation (the “Second Merger” and, together with the First Merger, collectively, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to Centene in connection with the proposed Transaction and has been asked to render an opinion to the Board of Directors of Centene (the “Board”) as to the fairness, from a financial point of view, to Centene of the Merger Consideration to be paid by Centene pursuant to the Agreement. For such services, Centene has agreed to pay to Allen & Company cash fees, of which a portion is payable upon the delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the Transaction. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Transaction. Centene also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, Allen & Company in the past has provided, currently is providing and in the future may provide investment banking services to Centene and/or its affiliates unrelated to the Transaction, for which services Allen & Company has received and/or may receive compensation, including, during the two-year period prior to the date hereof, having acted as financial advisor to Centene in connection with certain acquisition transactions and as a co-manager and underwriter in connection with an offering of Centene Common Stock and an offering of Centene senior notes. Allen & Company has not provided investment banking services to WellCare during the two-year period prior to the date hereof for which Allen & Company received compensation. In the ordinary course, Allen & Company as a broker-dealer and certain of Allen & Company’s affiliates, directors and officers (including certain senior members of the team assisting in providing Allen & Company’s financial advisory services to Centene in connection with the proposed Transaction) have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Centene, WellCare and/or their respective affiliates. The issuance of this opinion has been approved by Allen & Company’s opinion committee.

The Board of Directors
Centene Corporation
March 26, 2019

Our opinion as expressed herein reflects and gives effect to our general familiarity with Centene as well as information that we received during the course of this assignment, including information provided by the managements of Centene and WellCare in the course of discussions relating to the Transaction as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Centene, WellCare or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Centene, WellCare or any other entity, or conducted any analysis concerning the solvency or fair value of Centene, WellCare or any other entity. We have not investigated, and make no assumption or express any opinion or view regarding, any litigation, proceedings or claims involving or impacting Centene or WellCare, and we have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions or allowances for losses, claims or other matters, and we express no opinion or view as to, and we have assumed at your direction the appropriateness of, reserves.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Transaction as reflected in an execution version, provided to us on March 26, 2019, of the Agreement;
(ii)	reviewed certain publicly available business and financial information relating to Centene and WellCare, including public filings of Centene and WellCare, and historical market prices and trading volumes for Centene Common Stock and WellCare Common Stock;
(iii)	reviewed certain financial information relating to Centene and WellCare, including certain internal financial forecasts, estimates and other financial and operating data relating to Centene and WellCare provided to or discussed with us by the respective managements of Centene and WellCare;
(iv)	held discussions with the respective managements of Centene and WellCare relating to the past and current operations, financial condition and prospects of Centene and WellCare;
(v)	held discussions with the management of Centene as to the strategic rationale for, and potential net synergies (collectively, the “Net Synergies”) expected by the management of Centene to result from, the Transaction;
(vi)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating Centene and WellCare;
(vii)	reviewed and analyzed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Transaction;
(viii)	reviewed certain potential pro forma financial effects of the Transaction on Centene based on the internal financial forecasts, estimates and other financial and operating data of Centene and WellCare referred to above; and
(ix)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

The Board of Directors
Centene Corporation
March 26, 2019

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, actuarial and other information available to us from public sources, provided to or discussed with us by the managements and other representatives of Centene and WellCare or otherwise reviewed by us. With respect to the financial forecasts, estimates and other financial and operating data relating to Centene and WellCare and the potential Net Synergies that we have been directed to utilize for purposes of our analyses, we have been advised by the managements of Centene and WellCare, as applicable, and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to, and are a reasonable basis upon which to evaluate, the future financial and operating performance of Centene, WellCare, such potential Net Synergies (including the amount, timing and achievability thereof) and the other matters covered thereby. We also have assumed, with your consent, that the financial results, including, without limitation, the potential Net Synergies expected by the management of Centene to result from the Transaction, reflected in the financial forecasts, estimates and other financial and operating data utilized in our analyses will be realized in the amounts and at the times projected. We express no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based.

We have relied, at your direction, upon the assessments of the managements of Centene and WellCare as to, among other things, (i) the potential impact on Centene and WellCare of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or affecting, the healthcare industry and the managed care and specialty services sectors thereof, including with respect to government subsidized healthcare programs and reimbursement and the geographic regions in which Centene and WellCare operate, (ii) matters relating to Centene’s and WellCare’s prior acquisitions and certain other potential transactions involving Centene and/or Wellcare, including as to the timing, amounts and other financial aspects involved, ongoing obligations, if any, and integration, (iii) capital and surplus requirements for Centene and WellCare and the ability of Centene and WellCare to adequately meet and maintain such requirements, (iv) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, members, suppliers and other commercial relationships (including with government entities, hospitals, physicians and other healthcare providers) of Centene and WellCare, (v) the technology and intellectual property of Centene and WellCare, and (vi) the ability of Centene to integrate the businesses of Centene and WellCare. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Centene, WellCare or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, and the industry in which Centene and WellCare operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Centene, WellCare or the Transaction (including the contemplated benefits thereof).

The Board of Directors
Centene Corporation
March 26, 2019

It is understood that this opinion is intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view to Centene. This opinion does not constitute a recommendation as to the course of action that Centene (or the Board) should pursue in connection with the Transaction or otherwise address the merits of the underlying decision by Centene to engage in the Transaction, including in comparison to other strategies or transactions that might be available to Centene or which Centene might engage in or consider. This opinion does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the Transaction or otherwise. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Transaction or any related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion as to the actual value of Centene Common Stock when issued in connection with the Transaction or the prices at which Centene Common Stock or WellCare Common Stock (or any other securities of Centene or WellCare) may trade or otherwise be transferable at any time, including following announcement or consummation of the Transaction.

In addition, we do not express any opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Transaction or otherwise or changes in, or the impact of, tax and other laws, regulations and governmental and legislative policies affecting Centene, WellCare or the Transaction (including the contemplated benefits thereof), and we have relied, at your direction, upon the assessments of representatives of Centene and WellCare as to such matters. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Transaction, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Centene, WellCare or the Transaction (including the contemplated benefits thereof) that would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We further have assumed, with your consent, that the final executed Agreement will not differ from the execution version reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to Centene of the Merger Consideration (to the extent expressly specified herein) to be paid by Centene pursuant to the Agreement. Our opinion does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Transaction or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Centene pursuant to the Agreement is fair, from a financial point of view, to Centene.

Very truly yours,

ALLEN & COMPANY LLC

Annex C

745 Seventh Avenue New York, NY 10019 United States

March 26, 2019

Board of Directors
Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105

Members of the Board of Directors:

We understand that Centene Corporation, a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), pursuant to which (i) Wellington Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), will merge with and into WellCare, with WellCare being the surviving corporation, and, immediately thereafter, WellCare (as the surviving corporation of the first merger) will merge with and into Wellington Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub II”), with Merger Sub II being the ultimate surviving corporation; and (ii) each of the shares of common stock of WellCare, par value $0.01 per share (the “WellCare Common Stock”), issued and outstanding (other than WellCare Common Stock that are owned of record or Beneficially Owned (as defined in the Agreement (as defined below)) by the Company, Merger Sub 1, Merger Sub 2 or WellCare and Appraisal Shares (as defined in the Agreement)) shall be converted into the right to receive, pursuant to the Agreement and Plan of Merger dated as of the date hereof, by and among the Company, WellCare, Merger Sub I and Merger Sub II (the “Agreement”): (a) 3.38 shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”); and (b) $120.00 in cash, without interest (the stock and cash consideration described in the foregoing clauses (a) and (b) collectively, the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be paid in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and WellCare that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and WellCare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of WellCare furnished to us by the Company, including financial projections of WellCare prepared by management of WellCare (the “WellCare Projections”); (5) the trading histories of the Company Common Stock and WellCare Common Stock and a comparison of those trading histories with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present and projected financial condition of the Company and WellCare with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (8) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings and net synergies expected by the management of the Company to result from a combination of the businesses, furnished to us by the Company for purposes of our analysis (the “Expected Synergies”) and other strategic benefits expected by the management of the Company to result from a combination of the business; and (9) published estimates of independent research analysts with respect to the future financial performance of the Company and WellCare. In addition, we have had discussions with the management of the Company and WellCare concerning their respective business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the WellCare Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of WellCare as to the future financial performance of WellCare and that WellCare will perform substantially in accordance with such projections. Furthermore, upon the advice and direction of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We have relied, at the direction of the Company, on the Company Projections, the WellCare Projections and the Expected Synergies, and we assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or those of WellCare and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or WellCare. In addition, we express no opinion as to the prices at which (i) the Company Common Stock or WellCare Common Stock will trade following the announcement of the Proposed Transaction or (ii) the Company Common Stock will trade at any time following the consummation of the Proposed Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We and our affiliates have performed various investment banking and financial services for the Company and WellCare and their respective affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for the Company: (1) acting as joint lead arranger and providing committed financing in September 2017 in connection with the Company’s acquisition of Fidielis Care; (2) acting as lead bookrunner on the Company’s registered offering of common equity in May 2018; (3) acting as joint bookrunner on the Company’s offering of senior notes in May 2018; and (4) providing the Company with certain interest rate derivative hedging services. We have not provided investment banking services to WellCare in the past two years. In addition, the Company and its Board of Directors have requested that we and/or our affiliates participate, and we and/or our affiliates have committed to participate, in financing transactions to facilitate the Proposed Transaction (the “Financing”), including acting as a lead arranger and bookrunner and as administrative agent, and we will receive customary fees in connection therewith.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and WellCare for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

Annex D

PERSONAL AND CONFIDENTIAL

March 26, 2019

Board of Directors
WellCare Health Plans, Inc.
8735 Henderson Rd.
Tampa, FL 33634

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Centene Corporation (“Centene”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of WellCare Health Plans, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 26, 2019 (the “Agreement”), by and among Centene, Wellington Merger Sub I, Inc., a direct, wholly owned subsidiary of Centene (“Merger Sub I”), Wellington Merger Sub II, Inc., a direct, wholly owned subsidiary of Centene, and the Company. The Agreement provides that Merger Sub I will be merged with and into the Company and each Converted Share (as defined in the Agreement) will be converted into $120.00 in cash (the “Cash Consideration”) and 3.38 shares of common stock, par value $0.001 per share (“Centene Common Stock”), of Centene (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Centene, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to a public offering of 5,207,547 Shares in August 2018; as bookrunner with respect to a public offering of the Company’s 5.375% Senior Notes due 2026 (aggregate principal amount $750,000,000) in August 2018; and as a participant in connection with bridge financing for the Company’s acquisition of the Meridian Health businesses (aggregate principal amount $2,500,000,000) in September 2018. We may also in the future provide financial advisory and/or underwriting services to the Company, Centene and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Centene for the five years ended December 31, 2018; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Centene; certain other communications from the Company and Centene to their respective stockholders; certain publicly available research analyst reports for the Company and Centene; and certain internal financial analyses and forecasts for Centene stand alone prepared by its management, certain financial analyses and forecasts for Centene pro forma for the Transaction prepared by the management of the Company, and certain internal financial analyses and forecasts for the Company stand alone prepared by the management of the Company, in each case as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Centene regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Centene; reviewed the reported price and trading activity for the Shares and shares of Centene Common Stock; compared certain financial and stock market information for the Company and Centene with

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similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the managed care industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Centene or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions, and we have relied on the Company with respect to the appropriateness and adequacy of reserves of the Company and actuarial assumptions used by the Company in connection with the Forecasts. In that regard, we have made no analysis of, and express no opinion as to, the appropriateness or adequacy of reserves or actuarial assumptions. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Centene or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Centene and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the Second Merger (as defined in the Agreement) and the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Centene and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which shares of Centene Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Centene or the ability of the Company or Centene to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to holders (other than Centene and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(Goldman Sachs & Co. LLC)

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Annex E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262 APPRAISAL RIGHTS

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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